Filed Pursuant to Rule 424(b)(3)

Registration No. 333-296148

SUPPLEMENT NO. 1 TO

PROSPECTUS OF XANADU QUANTUM TECHNOLOGIES LIMITED

This prospectus supplement amends and supplements the prospectus dated June 1, 2026, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-296148). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in (i) our Report on Form 6-K, which was furnished to the Securities and Exchange Commission (the “SEC”) on August 5, 2026 (the “Form 6-K”) and (ii) our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on April 9, 2026 (the “Annual Report”). Accordingly, we have attached the Form 6-K and the Annual Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class B Subordinate Voting Shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “XNDU” and the Toronto Stock Exchange (the “TSX”) under the symbol “XNDU.” On August 20, 2026, the last reported sales prices of the Class B Subordinate Voting Shares on Nasdaq and the TSX were $10.11 and C$13.97, respectively.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 1 of the Annual Report and beginning on page 8 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission or regulatory authority of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is accurate or adequate. Any representation to the contrary is a criminal offense.

This Supplement No. 1 is dated August 21, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13A-16 or 15D-16

of the Securities Exchange Act of 1934

For the month of August 2026

Commission File Number: 001-43205

Xanadu Quantum Technologies Limited

(Translation of registrant’s name into English)

777 Bay Street, Toronto, Ontario M5G 2C8

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒    Form 40-F ☐

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 5, 2026	Xanadu Quantum Technologies Limited

	By:	/s/ Michael Trzupek
Michael Trzupek
Chief Financial Officer

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Exhibit Index

Exhibit	Description of Exhibit
99.1	Q2 2026 Press Release
99.2	Q2 2026 Quarterly Report

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Exhibit 99.1

Xanadu Announces Second Quarter 2026 Results

The Company is on a Mission to Build Quantum Computers That Are Useful and Available to

People Everywhere

TORONTO | August 5, 2026 /GLOBE NEWSWIRE/ -- Xanadu Quantum Technologies Limited (“Xanadu” or the “Company”) (NASDAQ: XNDU) (TSX: XNDU), a leading photonic quantum computing company, today announced financial results for the second quarter ended June 30, 2026.

“Every decision at Xanadu comes back to one mission: building quantum computers that are useful and available to people everywhere,” said Dr. Christian Weedbrook, Founder and Chief Executive Officer of Xanadu. “This quarter, we made real progress on that mission. We set new performance records across some of our core photonic components, and we’re pairing that hardware progress with software breakthroughs that we believe make quantum algorithms more efficient today.”

“We ended the quarter in a strong financial position, with $312.8 million of cash on hand,” said Michael Trzupek, Chief Financial Officer of Xanadu. “That balance sheet gives us the runway to keep investing in the engineering talent and wafer capacity our roadmap requires. During the quarter we raised $67.2 million under our synthetic at-the-market facility with Yorkville Advisors, and we intend to remain disciplined, drawing on that facility only when we believe conditions are favorable to the Company, including its shareholders.”

Second Quarter Business Milestones and Announcements

●	Chip packaging and fabrication: Achieved an average edge-coupling loss of 0.085 dB per facet, supported by the Company’s internal packaging facility and collaborations with Corning and DISCO, and increased foundry fabrication runs across its two core material platforms: thin-film lithium niobate (up approximately 75%) and silicon nitride (up approximately 50%).

●	U.S. operations expansion: Announced a significant expansion of U.S. operations anchored in Albany, New York; U.S. headcount has grown more than five-fold since 2023, with further growth expected by year-end.

●	Software and algorithm advancements: Published an algorithmic breakthrough in Quantum Read-Only Memory (QROM) that cuts required Toffoli gate operations by roughly half, patent-filed and available today in PennyLane; also trained a Fourier-based quantum machine-learning model with over one million parameters, large enough to learn the distribution of ribosomal RNA.

●	PennyLane momentum: Shipped PennyLane 0.45 and Catalyst 0.15; the foundational PennyLane white paper surpassed 2,000 citations.

●	Strategic collaborations and partnerships: Partnered with Oak Ridge National Laboratory to bring PennyLane onto the Frontier exascale supercomputer; re-signed a multi-year collaboration with Rolls-Royce on computational fluid dynamics and aerodynamics; and continued research with the Fidelity Center for Applied Technology (FCAT), alongside advanced-stage engagements with several major banks. Launched a joint quantum machine learning and workforce-training initiative with Lockheed Martin under its Quantum Talent Pipeline; deepened engagement with Los Alamos National Laboratory’s 2026 Summer School; and joined the Unitary Foundation.

Second Quarter Financial Highlights (1)

●	Cash and cash equivalents were $312.8 million as of June 30, 2026

●	Revenue was $1.5 million, compared to $2.8 million in the first quarter of 2026 and $1.1 million in the second quarter of 2025, with the year-over-year increase primarily driven by DARPA Stage B revenue

●	Research and development (“R&D”) expense was $19.7 million, an increase of $2.4 million from the first quarter of 2026, primarily reflecting increased spending on engineering hires

●	General and administrative (“G&A”) expense was approximately $11.1 million, compared to $9.8 million in the prior quarter, primarily due to higher headcount, stock-based compensation, and capital market and public-company related professional costs

●	Net loss was $42.1 million, compared to a loss of $20.6 million in the first quarter of 2026

●	Adjusted EBITDA(2) loss was $21.3 million, compared to a loss of $13.9 million in the first quarter of 2026, primarily due to increased R&D, G&A, and lower grant revenue in the quarter

●	Capital expenditures increased to approximately $6.4 million in the quarter, compared to $0.3 million in the first quarter of 2026

(1)	All financial figures in this release are presented in United States Dollars unless otherwise noted.

(2)	Adjusted EBITDA is a non-GAAP financial measure defined under “Non-GAAP Financial Measures,” below.

Note: Components may not sum to totals due to rounding.

Synthetic At-The-Market Equity Facility

In May 2026, Xanadu entered into a Standby Equity Purchase Agreement with Yorkville Advisors, establishing a synthetic at-the-market equity facility for up to $300 million. The facility gives the Company the flexibility, but not the obligation, to issue Class B subordinate voting shares to Yorkville over a three-year term, opportunistically, based on market conditions and valuation. During the second quarter, the Company raised $67.2 million under the facility, selling 5.5 million shares at an average net price of $12.28. Net proceeds are used for working capital and general corporate purposes, which help fund the continued development of the Company’s quantum computing technology roadmap.

The Company intends to remain disciplined and strategic in its use of the facility, drawing on it only when it believes market conditions and valuation are favorable to the Company and its shareholders. The Company continues to expect to provide more detailed engineering and spending guidance metrics later this summer, as previously indicated.

This press release does not constitute an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any jurisdiction in which such offer or solicitation is unlawful.

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Second Quarter 2026 Conference Call

Xanadu will host a conference call today, August 5, 2026, with Dr. Christian Weedbrook, Founder and Chief Executive Officer, Michael Trzupek, Chief Financial Officer, and Rafal Janik, Chief Operating Officer to discuss the results and business outlook. The call will be webcast live and archived on the Investor Relations section of the Company’s website at investors.xanadu.ai.

About Xanadu

Founded in 2016, Xanadu is a Canadian photonic quantum computing company with the mission to build quantum computers that are useful and available to people everywhere. Xanadu is building fault-tolerant quantum computers using light, with systems designed to compute at room temperature. Xanadu develops both hardware and software, including PennyLane, its open-source quantum computing platform. Xanadu is the first pure-play photonic quantum computing company to list on public markets (Nasdaq/TSX: XNDU) and is recognized globally for its breakthroughs in scalable quantum technologies. Visit xanadu.ai or follow us on X @XanaduAI.

Non-GAAP Financial Measures

To supplement our historical consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, we use Adjusted EBITDA, a non-GAAP financial measure, to understand and evaluate our financial and operating performance.

We define Adjusted EBITDA as net loss before interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation, change in fair value of financial instruments, and other income and non-recurring expenses. We use Adjusted EBITDA to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. By excluding certain items that are non-recurring or not reflective of the performance of our normal course of business, we believe that Adjusted EBITDA provides meaningful supplemental information regarding our performance. Accordingly, we believe that Adjusted EBITDA is useful to investors and others because it allows investors to supplement their understanding of our financial trends and evaluate our ongoing and future performance in the same manner as management.

However, there are several limitations related to the use of Adjusted EBITDA as it reflects the exercise of judgement by our management about which expenses are excluded or included. Adjusted EBITDA should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with GAAP. Adjusted EBITDA is not a standardized measure and our presentation of Adjusted EBITDA may differ from how such a metric is used by other companies. A reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP measure, is provided below.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. federal securities laws and “forward-looking information” within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements on current expectations and projections about future events.

These statements include: Xanadu’s mission and technology roadmap, including its path toward fault-tolerant, utility-scale quantum computing; expectations regarding R&D and capital spending, including the timing and pace of wafer runs, tapeouts, and engineering hires; the Company’s plans to provide more detailed engineering and spending guidance later in the summer; expectations regarding strategic collaborations and partnerships, including with Lockheed Martin, Los Alamos National Laboratory, the Unitary Foundation, Oak Ridge National Laboratory, Rolls-Royce, the Fidelity Center for Applied Technology, and other financial institutions; the anticipated benefits, use of proceeds, and Company’s approach to the synthetic at-the-market equity facility with Yorkville Advisors, including expectations regarding dilution and the Company’s cash position; and the continued growth of the Company’s U.S. operations, including in Albany, New York.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions, many of which are beyond the control of Xanadu. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such statements. Such risks and uncertainties include: that Xanadu is pursuing an emerging technology, faces significant technical challenges, and may not achieve commercialization or market acceptance; Xanadu’s historical net losses and limited operating history; Xanadu’s expectations regarding future financial performance and capital requirements; Xanadu’s competitive landscape; Xanadu’s dependence on members of its senior management and its ability to attract and retain qualified personnel; the potential need for additional future financing; Xanadu’s reliance on strategic partners and other third parties; Xanadu’s concentration of revenue in contracts with government or state-funded entities; Xanadu’s ability to maintain, protect, and defend its intellectual property rights; risks related to the equity line of credit, including the potential for substantial dilution to existing shareholders; and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and the Canadian Securities Administrators (the “CSA”), which are incorporated by reference herein. These forward-looking statements are based on certain assumptions, including that none of the risks identified above materialize; that there are no unforeseen changes to economic and market conditions, and that no significant events occur outside the ordinary course of business. Additional information concerning these and other factors that may impact such forward-looking statements can be found in filings by the Company with the SEC and the CSA, including under the heading “Risk Factors.” If any of these risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.

These forward-looking statements reflect the expectations, plans, and forecasts of Xanadu’s management as of the date of this press release; subsequent events and developments may cause their assessments to change. While Xanadu may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, unless required by applicable securities laws. Accordingly, undue reliance should not be placed upon these statements.

Summary financial tables follow.

Contacts

Press Contact: press@xanadu.ai

Investor Relations: investors@xanadu.ai

Brett Harriss, Vice President, Investor Relations, Xanadu Quantum Technologies Ltd.

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XANADU QUANTUM TECHNOLOGIES LIMITED

Consolidated Balance Sheets

(In US $ thousands, except for share amounts)

	June 30, 2026	December 31, 2025 (1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$312,780	$16,164
Accounts receivable, net	3,430	9,477
Materials and supplies	5,718	8,344
Prepaid expenses and other current assets	9,292	6,229
Total current assets	331,220	40,214
Property and equipment, net	17,270	18,313
Operating right-of-use assets, net	25,340	6,949
Intangible assets, net	4,946	5,128
Long-term deposits	5,233	—
Total assets	$384,009	$70,604

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	1,538	2,802
Accrued expenses and other current liabilities	6,723	2,191
Deferred revenue	303	544
Deferred grant income	3,224	492
Short-term operating lease liabilities	1,051	1,074
Current portion of long-term debt	132	—
Warrant liabilities	—	1,874
Total current liabilities	12,971	8,977
Long-term operating lease liabilities	25,556	7,185
Long-term debt	32,407	29,998
Total liabilities	$70,934	$46,160

Shareholders’ equity:
Old Xanadu convertible preferred shares, no par value, 204,286,254 shares authorized, 199,930,069 issued and outstanding at December 31, 2025 (1)	—	213,002
Old Xanadu common shares, no par value, 336,123,821 shares authorized, 55,964,876 shares issued and outstanding at December 31, 2025 (1)	—	7,585
Common shares, unlimited Xanadu Class A Multiple Voting Shares authorized, no par value, 251,555,764 issued and outstanding; unlimited Xanadu Class B Subordinate Voting Shares authorized, no par value, 52,668,260 shares issued and outstanding at June 30, 2026.	566,167	—
Additional paid-in capital	17,027	10,151
Accumulated deficit	(270,365)	(206,303)
Accumulated other comprehensive income	246	9
Total shareholders’ equity	313,075	24,444
Total liabilities and shareholders’ equity	$384,009	$70,604

(1)	Old Xanadu convertible preferred shares and common shares have been retroactively recast after giving effect to the Reverse Recapitalization. Refer to the Company’s 6-K Q2 2026 Quarterly Report filed on August 5, 2026 for additional information.

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XANADU QUANTUM TECHNOLOGIES LIMITED

Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In US $ thousands, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$1,511	$1,057	$4,343	$1,755

Operating expenses:
Cost of revenue (exclusive of depreciation and amortization below)	128	60	240	110
Research and development	19,723	13,012	37,604	23,020
General and administrative	11,051	2,184	20,276	4,096
Sales and marketing	547	372	1,948	600
Depreciation and amortization	1,639	1,259	3,256	2,535
Other operating income, net	(1,586)	(307)	(5,724)	(318)
Total operating expenses	31,502	16,580	57,600	30,043
Loss from operations	(29,991)	(15,523)	(53,257)	(28,288)

Other income (expense), net:
Interest income (expense), net	2,319	342	2,129	894
Loss on fair value of earn out share liabilities, net	(10,597)	—	(7,764)	—
Loss on derivative instruments, net	(1,907)	—	(1,907)	—
Other income (expense), net	(1,875)	41	(1,856)	49
Total other income (expense), net	(12,060)	383	(9,398)	943
Net loss	$(42,051)	$(15,140)	$(62,655)	$(27,345)

Net loss per share, basic and diluted (1)	$(0.14)	$(0.27)	$(0.34)	$(0.49)
Weighted average shares outstanding (1)	299,964,510	55,786,865	186,551,397	55,718,926

Comprehensive loss:
Net loss	(42,051)	(15,140)	(62,655)	(27,345)
Cumulative translation adjustment	454	916	237	979
Net comprehensive loss	$(41,597)	$(14,224)	$(62,418)	$(26,366)

(1)	Net loss per share and weighted average shares outstanding have been retroactively recast after giving effect to the Reverse Recapitalization. Refer to the Company’s 6-K Q2 2026 Quarterly Report filed on August 5, 2026 for additional information.

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XANADU QUANTUM TECHNOLOGIES LIMITED

Non-GAAP Financial Measure and Selected Cash Flow Data

(In US $ thousands)

Reconciliation of Non-GAAP Financial Measure Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net loss	$(42,051)	$(15,140)	$(62,655)	$(27,345)
Excluding:
Depreciation and amortization	1,639	1,259	3,256	2,535
Stock-based compensation expense	4,678	848	6,086	1,658
Change in fair value of financial instruments (1)	12,504	(8)	10,566	(22)
Interest (income) expense, net	(2,319)	(342)	(2,129)	(894)
Other (income) expense, net (2)	1,875	(41)	1,856	(49)
Non-recurring expenses (3)	2,341	38	7,806	71
Adjusted EBITDA	$(21,333)	$(13,386)	$(35,214)	$(24,046)

(1)	Includes the gain (loss) on the fair value of the warrant, earn-out share liabilities, and derivative instruments.

(2)	Other (income) expense, net primarily consists of foreign exchange gain (loss).

(3)	Non-recurring expenses include professional fees such as legal, consulting, accounting and advisory fees incurred in connection with indirect costs related to the Reverse Recapitalization and PIPE Transaction, public offering, and the SATM Facility.

Selected Consolidated Cash Flow Data

	Six Months Ended June 30,
	2026	2025
Purchase of property and equipment, including equipment deposits (“capital expenditures”)	$(6,399)	$(4,320)

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Exhibit 99.2

Xanadu Quantum Technologies Limited

Quarterly Report

Unaudited Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2026 and 2025

August 5, 2026

1

XANADU QUANTUM TECHNOLOGIES LIMITED

FORM 6-K QUARTERLY REPORT

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Quarterly Report may constitute “forward-looking statements” for purposes of U.S. federal securities laws and “forward-looking information” for purposes of applicable Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect our current views with respect to, among other things, our capital resources, performance and results of operations. Likewise, all of our statements regarding anticipated growth in operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “expected,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “anticipated,” “projected,” “future,” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this Quarterly Report reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. In particular, this Quarterly Report contains forward-looking statements pertaining to changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; the implementation, market acceptance and success of our business model, growth strategy and opportunities, and our ability to commercialize our quantum computing technology; our expectations with respect to market opportunity and market growth; the expected benefits of and ability to maintain and enter into new contracts, awards and other relationships, partnerships or collaborations with other businesses, governments and government entities; the potential for our quantum computing technology to achieve quantum advantage; our ability to achieve timing and product development milestones on our product roadmap; our ability to attract and retain qualified employees and management; our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; expectations regarding the time during which we will be an emerging growth company under the the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”); our future capital requirements and sources and uses of cash; our ability to obtain funding for our operations and future growth; our ability to draw down amounts under our Standby Equity Purchase Agreement with YA II PN, LTD., our ability to maintain the listing of the Class B Subordinate Voting Shares on the Nasdaq Stock Market (the “Nasdaq”), the Toronto Stock Exchange (the “TSX”) or any other national exchange; the effects of competition on our future business; the impact of and changes in governmental regulations, tax laws and rates, and accounting guidance; the effectiveness of our internal controls and our corporate policies and procedures; expansion plans and opportunities; lease payments and liabilities; the SATM (defined below), including the issuance of Class B Subordinate Voting Shares and promissory notes thereunder; details of government funding, including with respect to Project OPTIMISM; the sufficiency of our existing cash and cash equivalents; our expectation with respect to growing U.S. headcount and the benefits of the Albany expansion; the expected benefits of the algorithmic breakthrough in Quantum Read Only Memory; and the outcome of any known and unknown litigation and regulatory proceedings.

We do not guarantee that the events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

●	general economic uncertainty;

●	the effects of pandemics, public health emergencies, ongoing conflicts or similar force majeure events on the global economy;

●	the volatility of currency exchange rates;

●	our ability to obtain and maintain financing arrangements on attractive terms and to commercialize our quantum computing technology;

●	our ability to manage growth;

●	our ability to maintain the listing of the Class B Subordinate Voting Shares on the Nasdaq, the TSX, or any other national exchange;

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●	the effects of competition on our future business;

●	potential disruption in our employee retention, changes in personnel and availability of qualified personnel, including as a result of the Reverse Recapitalization (as defined below);

●	the impact of and changes in governmental regulations or the enforcement thereof, tax laws and rates, accounting guidance and similar matters in regions in which we operate or will operate in the future;

●	potential litigation, governmental or regulatory proceedings, investigations or inquiries involving us, including in relation to the Reverse Recapitalization;

●	international, national or local economic, social or political conditions that could adversely affect us and our business;

●	the effectiveness of our internal controls and our corporate policies and procedures;

●	the limited experience of certain members of our management team in operating a public company in the United States and Canada;

●	the volatility of the market price and liquidity of the Xanadu Class B Subordinate Voting Shares;

●	risks relating to any unforeseen liabilities of the Company;

●	failure to obtain lender consent, industry partner and other third-party consents and approvals, when required;

●	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	our expectations with respect to market opportunity and market growth;

●	the expected benefits of and ability to maintain and enter into new contracts, awards and other relationships, partnerships or collaborations with other businesses, governments and government entities;

●	the potential for our quantum computing technology to achieve quantum advantage;

●	our ability to achieve timing and product development milestones on our product roadmap;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

●	our ability to obtain funding for our operations and future growth, and our future capital requirements and sources and uses of cash;

●	expansion plans and opportunities, including risks related to the rollout of the Company’s business and expansion strategy;

●	the need to obtain required approvals from regulatory authorities;

●	our ability to meet the conditions required to issue Xanadu Class B Subordinate Voting Shares pursuant to any equity financing arrangements;

●	the volatility of the price of the Xanadu Class B Subordinate Voting Shares that may result from future issuance or sales of shares;

●	the dilution of holders of Xanadu Class B Subordinate Voting Shares resulting from future issuances of shares, including pursuant to equity financing arrangements, the extent of which cannot be guaranteed;

●	risks related to compliance with U.S. and Canadian foreign investment review requirements, including review by the Committee on Foreign Investment in the United States and the Investment Canada Act, and export controls applicable to quantum computing technology;

●	the impact of changes in international trade relations and tariffs on our supply chain and operations; and

●	the risks associated with the rapid expansion of our U.S. operations, including our ability to establish and scale operations in new geographic locations.

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The forward-looking statements contained herein may prove incorrect. These forward-looking statements speak only as of the date of this Quarterly Report and are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. For a further discussion of the risks and other factors that could cause our future results, performance or transactions to differ significantly from those expressed in any forward-looking statements, please see the section entitled “Risk Factors” in our Annual Report on Form 20-F (the “Annual Report”) and our filings with the U.S. Securities and Exchange Commission (the “SEC”) (www.sec.gov) and Canadian Securities Administrators (the “CSA”) (www.sedarplus.com). There may be additional risks that we do not presently know or that we currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements.

Such forward-looking statements are based on a number of estimates and assumptions that we believe are reasonable when made including, but not limited to, assumptions that none of the risks identified in our filings with the SEC (www.sec.gov) and the CSA (www.sedarplus.com) materialize; that there are no unforeseen changes to economic and market conditions, and no significant events occur outside the ordinary course of business. Such estimates and assumptions are made in light of the experience of management and its perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate and reasonable in the circumstances. However, there can be no assurance that such estimates and assumptions will prove to be correct.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made in making these forward-looking statements prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Quarterly Report and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, these forward-looking statements should not be relied upon as guarantees of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual future results, levels of activity, performance and events and circumstances could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risks and uncertainties may emerge from time to time, and management cannot predict all risks and uncertainties. Except as required by applicable law, we do not undertake to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

WHERE YOU CAN FIND OTHER INFORMATION

Our website is www.xanadu.ai. Information contained on our website is not part of this Quarterly Report. Information we furnish or file with the SEC, including our Annual Reports on Form 20-F, Quarterly Reports and Current Reports on Form 6-K, and any amendments to or exhibits included in these reports are available for download, free of charge, on our website soon after such reports are filed with or furnished to the SEC. Our SEC filings, including exhibits furnished therewith, are also available at the SEC’s website at www.sec.gov. Our CSA filings are also available at the CSA’s website at www.sedarplus.com.

5

XANADU QUANTUM TECHNOLOGIES LIMITED

Consolidated Balance Sheets

(In thousands, except for share and per share amounts)

	June 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$312,780	$16,164
Accounts receivable, net	3,430	9,477
Materials and supplies	5,718	8,344
Prepaid expenses and other current assets	9,292	6,229
Total current assets	331,220	40,214
Property and equipment, net	17,270	18,313
Operating right-of-use assets, net	25,340	6,949
Intangible assets, net	4,946	5,128
Long-term deposits	5,233	—
Total assets	$384,009	$70,604

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,538	$2,802
Accrued expenses and other current liabilities	6,723	2,191
Deferred revenue	303	544
Deferred grant income	3,224	492
Short-term operating lease liabilities	1,051	1,074
Current portion of long-term debt	132	—
Warrant liabilities	—	1,874
Total current liabilities	12,971	8,977
Long-term operating lease liabilities	25,556	7,185
Long-term debt	32,407	29,998
Total liabilities	$70,934	$46,160

Commitments and contingencies (note 16)

Shareholders’ equity:
Old Xanadu convertible preferred shares, no par value, 204,286,254 shares authorized, 199,930,069 issued and outstanding at December 31, 2025 (1)	$—	$213,002
Old Xanadu common shares, no par value, 336,123,821 shares authorized, 55,964,876 shares issued and outstanding at December 31, 2025 (1)	—	7,585
Common shares, unlimited Xanadu Class A Multiple Voting Shares authorized, no par value, 251,555,764 issued and outstanding; unlimited Xanadu Class B Subordinate Voting Shares authorized, no par value, 52,668,260 shares issued and outstanding at June 30, 2026	566,167	—
Additional paid-in capital	17,027	10,151
Accumulated deficit	(270,365)	(206,303)
Accumulated other comprehensive income	246	9
Total shareholders’ equity	$313,075	$24,444
Total liabilities and shareholders’ equity	$384,009	$70,604

(1)	Old Xanadu convertible preferred shares and common shares have been retroactively recast after giving effect to the Reverse Recapitalization. Refer to Note 3 for additional information.

Subsequent events (note 10 and 19)

On behalf of the Board of Directors

/s/ Christian Weedbrook	/s/ Michelle Reynolds
Christian Weedbrook, Chief Executive Officer and Director	Director

See accompanying notes to condensed consolidated financial statements.

6

XANADU QUANTUM TECHNOLOGIES LIMITED

Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$1,511	$1,057	$4,343	$1,755

Operating expenses:
Cost of revenue (exclusive of depreciation and amortization below)	128	60	240	110
Research and development	19,723	13,012	37,604	23,020
General and administrative	11,051	2,184	20,276	4,096
Sales and marketing	547	372	1,948	600
Depreciation and amortization	1,639	1,259	3,256	2,535
Other operating income, net	(1,586)	(307)	(5,724)	(318)
Total operating expenses	31,502	16,580	57,600	30,043
Loss from operations	(29,991)	(15,523)	(53,257)	(28,288)

Other income (expense), net:
Interest income (expense), net	2,319	342	2,129	894
Loss on fair value of earn-out share liabilities, net	(10,597)	—	(7,764)	—
Loss on derivative instruments, net	(1,907)	—	(1,907)	—
Other income (expense), net	(1,875)	41	(1,856)	49
Total other income (expense), net	(12,060)	383	(9,398)	943
Net loss	$(42,051)	$(15,140)	$(62,655)	$(27,345)

Net loss per share, basic and diluted (1)	$(0.14)	$(0.27)	$(0.34)	$(0.49)
Weighted average shares outstanding (1)	299,964,510	55,786,865	186,551,397	55,718,926

Comprehensive loss:
Net loss	$(42,051)	$(15,140)	$(62,655)	$(27,345)
Cumulative translation adjustment	454	916	237	979
Net comprehensive loss	$(41,597)	$(14,224)	$(62,418)	$(26,366)

(1)	Net loss per share and weighted average shares outstanding have been retroactively recast after giving effect to the Reverse Recapitalization.

See accompanying notes to condensed consolidated financial statements.

7

XANADU QUANTUM TECHNOLOGIES LIMITED

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands, except for share and per share amounts)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(62,655)	$(27,345)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,256	2,535
Amortization of operating right of use assets	508	450
Stock-based compensation	6,086	1,760
Amortization of debt issuance costs	—	9
Interest accretion on long-term debt	634	454
Change in fair value of financial instruments	10,566	(22)
Other non-cash adjustments, net	1,525	1

Change in operating assets and liabilities:
Accounts receivable	5,880	49
Material and supplies	2,392	(4,686)
Prepaid expenses and other current assets	(3,645)	(480)
Accounts payable	(1,473)	(565)
Accrued expenses and other current liabilities	4,652	921
Deferred revenue	(229)	65
Deferred grant income	2,838	—
Operating lease liabilities	(502)	(520)
Long-term deposits	(463)	—
Net cash used in operating activities	(30,630)	(27,374)

Cash flows from financing activities:
Proceeds from reverse recapitalization and Private Investment in Public Equity (“PIPE”) transaction, net of transaction costs	263,599	—
Proceeds from the issuance of common shares from synthetic at-the-market facility	67,154	—
Proceeds from exercise of stock options	450	62
Proceeds from long-term debt	3,033	5,611
Net cash provided by financing activities	334,236	5,673

Cash flows from investing activities:
Purchase of property and equipment, including equipment deposits	(6,399)	(4,320)
Purchase of intangible assets	(761)	(1,570)
Net cash used in investing activities	(7,160)	(5,890)

Effects of foreign exchange rates on cash and cash equivalents	170	566
Increase (decrease) in cash and cash equivalents	296,616	(27,025)
Cash and cash equivalents, beginning of period	16,164	77,619
Cash and cash equivalents, end of period	$312,780	$50,594

8

XANADU QUANTUM TECHNOLOGIES LIMITED

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands, except for share and per share amounts)

Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets acquired through operating leases	$19,119	$—
Capitalized stock-based compensation	111	101
Purchases of property and equipment and intangible assets included in accounts payable	377	29
Conversion of earn-out shares to equity	17,761	—
Conversion of Old Xanadu convertible preferred shares to Class A Multiple Voting Shares	213,002	—
Reclassification of warrant liabilities to additional paid-in capital	2,769	—
Reclassification of additional paid-in capital to share capital upon cashless exercise of warrants	1,397	—
Recognition of earn-out share liability at closing of Reverse Recapitalization	9,997	—

See accompanying notes to condensed consolidated financial statements.

9

XANADU QUANTUM TECHNOLOGIES LIMITED

Consolidated Statements of Shareholders’ Equity (Unaudited)

(In thousands, except for share and per share amounts)

	Common Shares (Class A & B)		Additional paid-in		Accumulated other comprehensive
	Number	Amount	Capital	Deficit	income (loss)	Total
Balance, March 31, 2026	298,511,339	$478,174	$12,325	$(228,314)	$(208)	$261,977
Loss for the period	—	—	—	(42,051)	—	(42,051)
Stock-based compensation	—	—	4,758	—	—	4,758
Exercise of stock options, net of tax	145,161	(28)	(56)	—	—	(84)
Conversion earn-out liabilities to equity	—	17,761	—	—	—	17,761
Issuance of common shares in connection with synthetic at-the-market facility	5,467,524	68,815	—	—	—	68,815
Issuance of common shares for advisor fees related to the Reverse Recapitalization	100,000	1,445	—	—	—	1,445
Cumulative translation adjustment, net of tax	—	—	—	—	454	454
Balance, June 30, 2026	304,224,024	$566,167	$17,027	$(270,365)	$246	$313,075

	Old Xanadu Convertible Preferred Shares		Old Xanadu Common Shares		Total share	Additional paid-in		Accumulated other comprehensive
	Number	Amount	Number	Amount	capital	Capital	Deficit	income (loss)	Total
Balance, March 31, 2025	199,930,069	$213,002	55,704,955	$7,475	$220,477	$6,779	$(147,841)	$(3,144)	$76,271
Loss for the period	—	—	—	—	—	—	(15,140)	—	(15,140)
Stock-based compensation	—	—	—	—	—	896	—	—	896
Exercise of stock options, net of tax	—	—	98,293	11	11	(3)	—	—	8
Cumulative translation adjustment, net of tax	—	—	—	—	—	5	—	916	921
Balance, June 30, 2025	199,930,069	$213,002	55,803,248	$7,486	$220,488	$7,677	$(162,981)	$(2,228)	$62,956

See accompanying notes to condensed consolidated financial statements.

10

XANADU QUANTUM TECHNOLOGIES LIMITED

Consolidated Statements of Shareholders’ Equity (Unaudited) (continued)

(In thousands, except for share and per share amounts)

	Old Xanadu Convertible Preferred Shares		Old Xanadu Common Shares		Common Shares (Class A & B)		Total share	Additional paid-in		Accumulated other comprehensive
	Number	Amount	Number	Amount	Number	Amount	capital	Capital	Deficit	income (loss)	Total
Balance, December 31, 2025	17,718,491	$213,002	4,959,800	$7,585	—	$—	$220,587	$10,151	$(206,303)	$9	$24,444
Retroactive application of recapitalization	182,211,578	—	51,005,076	—	—	—	—	—	—	—	—
Balance as of December 31, 2025 as adjusted (1)	199,930,069	213,002	55,964,876	7,585	—	—	220,587	10,151	(206,303)	9	24,444
Issuance of common shares upon exchange of Old Xanadu’s preferred and common shares (2)	(199,930,069)	(213,002)	(55,964,876)	(7,585)	255,894,945	220,587	—	—	—	—	—
Loss for the period	—	—	—	—	—	—	—	—	(62,655)	—	(62,655)
Stock-based compensation	—	—	—	—	—	—	—	6,197	—	—	6,197
Exercise of stock options, net of tax	—	—	—	—	1,935,116	1,153	1,153	(703)	—	—	450
Reverse Recapitalization and PIPE transaction, net of transaction costs (3)	—	—	—	—	40,308,912	265,006	265,006	—	(1,407)	—	263,599
Earn-out share liability at Closing of Reverse Recapitalization	—	—	—	—	—	(9,997)	(9,997)	—	—	—	(9,997)
Conversion of earn-out liabilities to equity	—	—	—	—	—	17,761	17,761	—	—	—	17,761
Issuance of common shares in connection with synthetic at-the-market facility	—	—	—	—	5,467,524	68,815	68,815	—	—	—	68,815
Issuance of common shares for advisor fees related to the Reverse Recapitalization	—	—	—	—	100,000	1,445	1,445	—	—	—	1,445
Conversion of warrant liabilities to equity	—	—	—	—	—	—	—	2,769	—	—	2,769
Exercise of warrants	—	—	—	—	517,527	1,397	1,397	(1,397)	—	—	—
Cumulative translation adjustment, net of tax	—	—	—	—	—	—	—	10	—	237	247
Balance, June 30, 2026	—	$—	—	$—	304,224,024	$566,167	$566,167	$17,027	$(270,365)	$246	$313,075

(1)	The number of shares have been retroactively recast after giving effect to the Reverse Recapitalization.

(2)	Refer to Note 3 for additional information on the preferred and common share exchange.

(3)	Common shares include 1,100,000 earn-out shares (the “Earn-out Shares”) issued and outstanding at closing of the Reverse Recapitalization, but were subject to forfeiture. At closing, these Earn-Out Shares were classified within liabilities on the consolidated balance sheets and subsequently reclassified to equity in the second quarter of 2026 when the Earn-Out Shares vested. Refer to Note 3 for additional information.

See accompanying notes to condensed consolidated financial statements.

11

XANADU QUANTUM TECHNOLOGIES LIMITED

Consolidated Statements of Shareholders’ Equity (Unaudited) (continued)

(In thousands, except for share and per share amounts)

	Old Xanadu Convertible Preferred Shares		Old Xanadu Common Shares		Total share	Additional paid-in		Accumulated other comprehensive
	Number	Amount	Number	Amount	capital	Capital	Deficit	income (loss)	Total
Balance, December 31, 2024 as previously reported	17,718,491	$213,002	4,924,563	$7,399	$220,401	$5,937	$(135,636)	$(3,207)	$87,495
Retroactive application of recapitalization	182,211,578		50,642,709	—	—	—	—	—	—
Balance as of December 31, 2024 as adjusted (1)	199,930,069	213,002	55,567,272	7,399	220,401	5,937	(135,636)	(3,207)	87,495
Loss for the period	—	—	—	—	—	—	(27,345)	—	(27,345)
Stock-based compensation	—	—	—	—	—	1,760	—	—	1,760
Exercise of stock options, net of tax	—	—	235,976	87	87	(25)	—	—	62
Cumulative translation adjustment, net of tax	—	—	—	—	—	5	—	979	984
Balance, June 30, 2025	199,930,069	$213,002	55,803,248	$7,486	$220,488	$7,677	$(162,981)	$(2,228)	$62,956

(1)	The number of shares has been retroactively recast after giving effect to the Reverse Recapitalization.

See accompanying notes to condensed consolidated financial statements

12

XANADU QUANTUM TECHNOLOGIES LIMITED

Notes to the Condensed Consolidated Financial Statements

(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Note 1 - Description of business:

Xanadu Quantum Technologies Limited (the “Company” or “Xanadu”) was incorporated under the Business Corporations Act (Ontario) on October 2, 2025. The Company was formed to facilitate the merger (the “Reverse Recapitalization”) between Xanadu Quantum Technologies Inc. (“Old Xanadu”) and Crane Harbor Acquisition Corp. (“SPAC”), a special purpose acquisition company. Old Xanadu was incorporated under the Canada Business Corporations Act on December 7, 2016, and subsequently continued under the Business Corporations Act (Ontario) on October 29, 2025. The Company is headquartered in Toronto, Ontario.

On March 26, 2026, Xanadu completed its previously announced Reverse Recapitalization pursuant to the merger agreement (the “Agreement”), dated November 3, 2025, with Old Xanadu and SPAC, a Cayman Islands exempted corporation. SPAC was incorporated on January 2, 2025, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar reverse recapitalization with one or more businesses. Upon closing, Xanadu became the parent company of both Old Xanadu and SPAC. SPAC was continued under the Business Corporations Act (Ontario) on March 20, 2026 and was renamed Xanadu Quantum Technologies Former SPAC Inc. on March 27, 2026. The Reverse Recapitalization was accounted for as a reverse recapitalization in accordance with U.S. GAAP.

Following the Reverse Recapitalization the Xanadu Class B Subordinate Voting Shares began trading on the Nasdaq and the TSX under the symbol “XNDU”.

The Company specializes in designing photonic devices and the platforms around them, including the experimentation and development of quantum computers available on the cloud with supporting software, along with quantum simulators and other related products and offerings. The Company’s mission is to build quantum computers that are useful and available to people everywhere.

Note 2 - Basis of Presentation and Summary of Significant Accounting Policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial reporting and pursuant to the accounting and disclosure rules and regulations of the United States Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2026 and the results of operations and cash flows for the periods presented. Certain information or footnote disclosures, normally included in annual financial statements prepared in accordance with U.S. GAAP, have been condensed or omitted pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, these condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Operating results for the three and six months ended June 30, 2026 are not necessarily indicative of results that may be expected for the full year or any other period. Unless otherwise noted, these condensed consolidated financial statements are presented in thousands of United States (U.S.) dollars (except per share amounts), which is also the Company’s functional currency.

The accompanying condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2025 filed with the SEC and Canadian Securities Administrators (“CSA”) on April 9, 2026.

As discussed in Note 3, ‘Reverse Recapitalization,’ the Reverse Recapitalization was accounted for as a reverse recapitalization. Accordingly, the information presented for the year ended and as of December 31, 2025, and the three and six months ended June 30, 2025, represents the results and financial position of Old Xanadu.

13

XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Basis of Consolidation

The condensed consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries. Any subsidiaries that are formed or acquired during the year are consolidated from their respective dates of formation or acquisition.

All intercompany transactions and balances have been eliminated.

Use of Estimates

Xanadu’s accounting estimates and assumptions may change over time in response to risks and uncertainties. As of the date of issuance of these condensed consolidated financial statements, Xanadu is not aware of any specific event or circumstance that would require Xanadu to update estimates, judgments or revise the carrying value of any assets or liabilities.

Liquidity and Going Concern

The condensed consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has incurred recurring net losses and negative cash flows from operations since inception.

As of June 30, 2026 and December 31, 2025, the Company had an accumulated deficit of $270,365 and $206,303, respectively. For the six months ended June 30, 2026 and 2025, the Company incurred net losses of $62,655 and $27,345, respectively, and the Company had net cash outflows from operating activities of $30,630 and $27,374, respectively.

As of June 30, 2026 and December 31, 2025, the Company had cash and cash equivalents of $312,780 and $16,164 and net working capital of $318,249 and $31,237, respectively.

On March 26, 2026, Xanadu successfully consummated its reverse recapitalization with SPAC and Old Xanadu and a concurrent PIPE investment. The Company received gross proceeds from the Reverse Recapitalization of $301,646, which includes $275,000 of PIPE financing and $26,646 of cash from the SPAC’s trust account. Additionally, during the second quarter of 2026, we received $67,154 in net cash proceeds, through the issuance of 5,467,524 Class B Subordinate Voting Shares under the synthetic at-the-market facility (“SATM Facility”) that the Company entered into in the second quarter of 2026 (see Note 13). As of June 30, 2026, the Company had remaining share issuance capacity under the SATM Facility of up to 24,532,476 shares, or up to $232,846.

Based on Xanadu’s current operating plan, management believes that the existing cash and cash equivalents will be sufficient to fund operations, research and development (“R&D”) activities, and capital expenditure requirements for at least 12 months from the date these condensed consolidated financial statements are issued.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected to not opt out of such extended transition period.

14

XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Summary of Significant Accounting Policies

(a) Cash and cash equivalents:

Xanadu considers all short term highly liquid investments purchased with original maturities at their acquisition date of three months or less to be cash equivalents. Xanadu maintains its cash and investments with major financial institutions, which, at times, may exceed federally insured limits. Xanadu did not hold any cash equivalents as of June 30, 2026 and December 31, 2025.

(b) Accounts receivable, net:

Trade receivables are non-interest bearing and represent amounts billed and currently due from customers at the gross invoiced amount as well as unbilled amounts related to unconditional rights for consideration to be received for services performed but not yet invoiced. A receivable is recorded when Xanadu has an unconditional right to receive payment. Xanadu’s accounts receivable includes trade and other types of receivables.

On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance for credit losses. This assessment is based on management’s evaluation of the aging of accounts, historical collection experience and current economic expectations. As of June 30, 2026 and December 31, 2025, Xanadu had not recorded any allowance for doubtful accounts.

(c) Materials and supplies, net:

Materials and supplies are carried at average cost and recorded in materials and supplies in the consolidated balance sheets. Materials and supplies used in R&D efforts are expensed when consumed if an alternative use exists, otherwise are expensed when incurred.

Materials and supplies are evaluated for excess quantities and obsolescence. This evaluation includes an analysis of Xanadu’s current and future strategic plans, risk of technological obsolescence, and general market conditions.

(d) Property and equipment, net:

Property and equipment are stated at acquisition cost, less accumulated depreciation and impairment. Depreciation on property and equipment is computed on a straight-line basis over the estimated useful lives of the assets at the time of acquisition. Leasehold improvements are amortized over the lesser of the term of the lease or the useful life of the asset.

The estimated useful lives of Xanadu’s property and equipment are as follows:

Computer systems and servers	3 years
Lab equipment	7 years
Test and computer equipment	7 years
Furniture and fixtures	3 years
Leasehold improvements	Shorter of lease term or estimated useful life

Equipment deposits for property and equipment are classified as long-term deposits on the consolidated balance sheets until the underlying assets are delivered, installed, and placed in service, at which time they are reclassified to property and equipment, net.

Repairs and maintenance costs are expensed as incurred. Upon disposition of property and equipment, the cost and related accumulated depreciation are derecognized and any resulting gain or loss is reflected in other income (expense), net within the consolidated statements of operations and comprehensive loss.

15

XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

(e) Intangible assets, net:

Xanadu’s intangible assets include patents and external software licenses, which are carried at cost less accumulated amortization and impairment. Intangible assets with finite useful lives are amortized over their estimated useful lives on a straight-line basis. Xanadu capitalizes costs associated with internal use software incurred during the application development stage. Capitalized costs include external direct costs of materials and services utilized in developing or obtaining internal-use software and payroll and payroll-related expenses for employees who are directly associated with and allocate time to the internal-use software project. Capitalization of such costs begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. Costs incurred during the preliminary project and post-implementation stages are expensed as incurred.

Patents	3 years
Internally developed software	5 years
External software licenses	3 years

(f) Impairment of long-lived assets:

Long-lived assets, including property and equipment and finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The determination of whether any impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of the asset or asset group to its net carrying value. If the estimated undiscounted future cash flows associated with the asset or asset group are less than the carrying value, an impairment loss is recognized to the extent the carrying amount of the asset or asset group exceeds its fair value. Xanadu did not recognize any impairment losses on long-lived assets for the three and six months ended June 30, 2026 and 2025.

(g) Foreign currency translation and transactions:

Xanadu’s reporting currency is the U.S. dollar and its functional currency is the U.S. dollar. The functional currency of Xanadu’s subsidiary, Old Xanadu, is the Canadian dollar. The results and financial position of the subsidiaries whose functional currency is not the U.S. dollar are translated at exchange rates in effect as of the consolidated balance sheet dates for assets and liabilities and at average exchange rates for revenues and expenses for the respective periods. Translation adjustments are included as a cumulative translation adjustment in accumulated other comprehensive income (loss).

Monetary assets and liabilities that are denominated in a currency other than the functional currency of the entity in which they reside are translated into the respective entity’s functional currency using the exchange rates as of the consolidated balance sheet dates, and revenues and expenses are translated at the exchange rates prevailing when the transactions occurred. Gains and losses resulting from such foreign currency transaction translations are recognized in other income, net in the consolidated statements of operations and comprehensive loss in the period in which they arise. Non-monetary assets and liabilities that are denominated in a currency other than the functional currency of the entity in which they reside are translated into the respective entity’s functional currency at historical exchange rates.

(h) Revenue recognition:

Xanadu derives revenue primarily from: (i) professional services related to research projects, proof of concept development, and quantum education and (ii) compute and other services which includes provision of compute services, such as co-development and execution of quantum algorithms on Xanadu’s quantum computing systems, and provision, on a non-exclusive basis via access to its photonic-based hardware, of quantum-computing-as-a-service (“QCaaS”).

16

XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Revenue is recognized based on the following five step model in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers:

●	Identify the contract,

●	Identify the performance obligations,

●	Determine the transaction price,

●	Allocate the transaction price to the performance obligations, and

●	Recognize revenue when (or as) the entity satisfies a performance obligation.

Xanadu enters into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. Payment terms on invoiced amounts are typically net 30 days or less. Contract durations generally range from six months to several years. A contract’s transaction price is allocated to each distinct performance obligation based on their estimated standalone selling price. Xanadu determines standalone selling price based on the observable price of a product or service when it sells the products or services separately in similar circumstances and to similar customers. Certain products and services have limited or no history of being sold on a standalone basis. In these instances, Xanadu determines standalone selling price by considering its overall pricing objectives and market conditions, including cost plus a reasonable margin. Significant pricing practices considered include Xanadu’s discounting practices, the value of the contracts, historical standalone sales, customer demographics, geographic locations, and the number and types of users within the contracts.

Revenue is recognized net of taxes, which are remitted to governmental authorities.

Professional services arrangements often include a series of activities with progress billing milestones. Xanadu’s professional services constitute an activity that provides benefits that the customer receives and consumes as the services are performed. The transaction price is generally fixed and stated in the contract with the customer. Professional services revenue is recognized based on hours and, or costs incurred as appropriate. Revenue for partially completed professional service performance obligations deemed probable of being met is recognized using an input measure based on actual labor hours incurred to date relative to total estimated labor hours required to complete the project. For fixed price contracts, revenue is recognized based on the input measure noted above as control is expected to transfer over the period that the project is completed.

Xanadu has determined that its QCaaS, including non-exclusive access to photonic hardware, is a stand-ready performance obligation to provide ongoing access to its cloud-based quantum technology platform service. The transaction price generally consists of a fixed fee for a stated volume of usage to be made available over a defined period of access. Fixed fee arrangements may also include a variable component whereby customers pay additional fees for usage exceeding contractual volume as defined by the contractual agreements. The performance obligation related to the fixed fee is satisfied over time and revenue is recognized on a straight-line basis over the access period. Any additional fees relating to extra usage are recognized in the period they occur.

Xanadu’s compute services represent a performance obligation that is satisfied over-time. Revenue is recognized on a straight-line basis over the contract term.

The timing of revenue recognition, billings and cash collection may result in accounts receivable, contract assets, and deferred revenue on Xanadu’s consolidated balance sheets. A receivable is recorded in the period in which Xanadu provides services when it has an unconditional right to payment. Contract assets represent rights to consideration for services completed and revenue recognized for contracts that have not yet been invoiced to customers, which have been included within accounts receivable on the consolidated balance sheets.

Xanadu records deferred revenue when amounts are invoiced under contract terms or payments are received in advance of revenue recognition from products or services described above. Deferred revenue is recognized as and when the related performance obligations are satisfied.

Xanadu defers commission payments to employees or third parties that are direct and incremental to the acquisition of customer contracts in the period the contract is executed and are recognized into sales and marketing expense over a period consistent with the transfer of goods or services to the customer if that period is greater than one year. No such costs were incurred in the years presented.

17

XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

(i) Cost of revenue:

Cost of revenue consists of direct expenses related to building specialized quantum hardware and delivering Xanadu’s services. Cost of revenue includes direct manufacturing costs, personnel-related expenses, including stock-based compensation, and overhead costs, including operating lease expenses, allocated to customer-facing functions. Depreciation and amortization of quantum systems and related software are excluded from cost of revenue.

(j) Research and development:

R&D expenses are charged to the consolidated statement of operations and comprehensive loss as incurred. R&D expenses are comprised of costs in performing research and development activities and include personnel-related costs, process development costs, chip fabrication costs, consulting fees, lab materials, software costs, cloud computing costs, and other related costs.

Where tangible assets or software to be used in R&D activities is constructed by Xanadu or acquired, the costs are expensed as incurred unless those assets have an alternative future use. When assets with alternative future use are consumed in R&D activities they are recorded as research and development expenses.

(k) Stock-based compensation:

Xanadu accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. Equity-settled stock based payments to employees and others providing similar services are recognized as stock-based compensation expense based on the fair value of the equity instruments at the grant date. Stock-based compensation expense is recognized over the requisite service period on a straight-line basis, with a corresponding increase in additional paid-in capital within shareholders’ equity. Xanadu recognizes forfeitures as they occur.

(l) Investment tax credits and government assistance:

Refundable investment tax credits pursuant to the Scientific Research and Experimental Development program and other government assistance including grants and wage subsidies related to current expenditures are recorded as other operating income, net within the consolidated statements of operations and comprehensive loss. Non-refundable investment tax credits are recorded as a reduction in income tax expense. Xanadu accounts for investment tax credits and government grants and subsidies by analogy to International Accounting Standard 20, Accounting for Government Grants and Disclosures of Government Assistance. The investment tax credits, and government grants and subsidies are recognized in income in the period when the related expenditure is recognized as an expense provided there is reasonable assurance that Xanadu has complied with, and will continue to comply with, all conditions necessary to obtain the government assistance or credit. Government grants and assistance related to capitalized expenditures are recognized as a reduction to the carrying amount of the related asset.

(m) Net loss per share:

Basic net loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of Xanadu Class A Multiple Voting Shares and Xanadu Class B Subordinate Voting Shares (each, as defined below) outstanding during each period. Xanadu’s potentially dilutive securities include outstanding stock options and other equity compensation securities, Earn-out Shares and warrants. Diluted net loss per share gives effect to all potentially dilutive securities, assuming that such shares were outstanding and dilutive during each period, except when the inclusion of the potentially dilutive securities would have an anti-dilutive effect. Xanadu applies the two-class method when computing net loss per share, as Xanadu has issued shares that meet the definition of participating securities. The two-class method allocates earnings between common shareholders and holders of participating securities.

18

XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

(n) Fair value measurement:

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. In determining fair value, the use of various valuation methodologies, including market, income and cost approaches is permissible. The inputs to these methodologies consider market comparable information, taking into account the principal or most advantageous market in which Xanadu would transact. The fair value hierarchy prioritizes which inputs should be used in measuring fair value and requires the use of observable market data when available. There are three levels of inputs that may be used to measure fair value based on the reliability of inputs, and a financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement:

●	Level 1: Quoted market prices in active markets that the reporting entity has the ability to access at the date of the fair value measurement.

●	Level 2: Inputs other than quoted market prices described in Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value measurement of the assets or liabilities.

(o) Concentration of credit risk:

Financial instruments that potentially subject Xanadu to concentration of credit risk principally consist of cash and cash equivalents and accounts receivable. Xanadu’s policy is to place its cash and cash equivalents with major financial institutions to limit the amount of credit exposure. For Xanadu’s accounts receivable and grants receivable, credit risk is dependent upon the financial stability of individual customers or government entity. Xanadu performs ongoing evaluations of its customers’ and grantor’s financial condition and does not have a history of material credit losses. Refer to Note 12 for additional information about Xanadu’s significant customers. Other receivables represent an insignificant part of Xanadu’s financial position.

(p) Derivative and fair value liabilities:

The Company evaluates its financial instruments, including warrants, earn-outs, forward contracts and put options, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815 - “Derivatives and Hedging”.

For standalone and bifurcated embedded derivative financial instruments, the instrument is initially recorded at fair value and re-measured at each reporting date, with changes in fair value reported in the consolidated statement of operations and comprehensive loss. Instruments meeting equity classification requirements are recorded at fair value at issuance and are not subsequently remeasured.

Note 3 - Reverse Recapitalization

As discussed in Note 1, Xanadu entered into the Agreement on November 3, 2025 with SPAC and Old Xanadu. The Reverse Recapitalization closed on March 26, 2026 (the “Closing Date”). At the closing of the transactions contemplated by the Agreement (the “Closing”), Xanadu had three authorized classes of shares, multiple voting shares (“Xanadu Class A Multiple Voting Shares”), subordinate voting shares (“Xanadu Class B Subordinate Voting Shares”) and preferred shares (“Xanadu Preferred Shares”) issuable in series, of which only Xanadu Class A Multiple Voting Shares and Xanadu Class B Subordinate Voting Shares were issued and outstanding.

19

XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Immediately prior to the effective time of the Reverse Recapitalization, the following occurred:

●	Preferred Share Exchange: Each then issued and outstanding preferred share in the capital of Old Xanadu was converted into and exchanged for one voting common share in the capital of Old Xanadu (each, an “Old Xanadu Voting Common Share”).

●	Recapitalization and Share Exchange: Each outstanding Old Xanadu Voting Common Share (including those issued upon the preferred share exchange) was transferred to the Company in exchange for a multiple voting share in the capital of Xanadu (each, a “Xanadu Class A Multiple Voting Share”) based on an exchange ratio of 11.28 (the “Exchange Ratio”). Each outstanding non-voting common share in the capital of Old Xanadu (each, an “Old Xanadu Non-Voting Common Share”) was transferred to the Company in exchange for a subordinate voting share in the capital of Xanadu (each, a “Xanadu Class B Subordinate Voting Share”) based on the same Exchange Ratio.

●	Equity Award Exchange: Each Old Xanadu voting option outstanding (whether vested or unvested) was exchanged for an option to purchase Xanadu Class A Multiple Voting Shares (each, a “Xanadu Class A Multiple Voting Share Option”). Each Old Xanadu non-voting option outstanding (whether vested or unvested) was exchanged for an option to purchase Xanadu Class B Subordinate Voting Shares (each, a “Xanadu Class B Subordinate Voting Share Option”). The number of Xanadu shares subject to each new option was determined by multiplying the number of Old Xanadu common shares subject to the original option by the Exchange Ratio (rounded down to the nearest whole share). The per-share exercise price for the new options was determined by dividing the prior exercise price by the Exchange Ratio. The strike price was converted from Canadian dollars to U.S. dollars to align with the trading of the Xanadu Class B Subordinate Voting Shares on the Nasdaq market.

●	Warrant Exercise and Exchange: The Old Xanadu SFTrust Warrants and RBC Warrants (each, as defined below) outstanding immediately prior to the closing of the Reverse Recapitalization were exchanged for warrants to purchase Xanadu Class A Multiple Voting Shares (“MVS Warrants”) and Xanadu Class B Subordinate Voting Shares (“SVS Warrants”) based on the Exchange Ratio and a U.S. dollar denominated strike price. The Old Xanadu SFTrust Warrants were exchanged for warrants exercisable for 383,645 Xanadu Class A Multiple Voting Shares at a price of $0.02 per share and 136,329 Xanadu Class A Multiple Voting Shares at a price of $0.15 per share. Subsequently, on March 30, 2026, holders exercised the SFTrust Warrants on a net basis, resulting in 517,527 of these warrants being exchanged for Xanadu Class A Multiple Voting Shares on a cashless basis. The Old Xanadu RBC Warrants were exchanged for 157,960 warrants to purchase Xanadu Class B Subordinate Voting Shares at a price of $1.15 per share warrants to purchase Xanadu Class B Subordinate Voting Shares. See Note 19.

●	PIPE Financing: Xanadu issued and sold 27.5 million Xanadu Class B Subordinate Voting Shares to investors in the PIPE (“PIPE Investors”) at a price of $10.00 per share for aggregate gross proceeds of $275,000.

●	Sponsor Earn-out Shares: Crane Harbor Sponsor, LLC (the “SPAC Sponsor”) subjected 1,100,000 Xanadu Class B Subordinate Voting Shares to an earn-out arrangement (“Earn-out Shares”), which were classified as a liability recognized at fair value.

20

XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Below are the shares outstanding immediately following the Reverse Recapitalization and PIPE investment:

	Shares	% of Voting
Old Xanadu Shareholders	257,684,899	86.5%
PIPE Investors	27,500,000	9.2%
SPAC Public Shareholders	3,211,605	1.0%
SPAC Private Placement Shareholders	2,264,000	0.8%
SPAC Sponsor Shares (1)	7,333,333	2.5%
Total Common Shares by Shareholder	297,993,837	100.0%

Xanadu Class A Multiple Voting Shares	254,709,401	85.5%
Xanadu Class B Subordinate Voting Shares (1)	43,284,436	14.5%
Total Common Shares by Class	297,993,837	100.0%

(1)	Includes 1,100,000 Earn-out Shares subject to forfeiture as of the closing of the Reverse Recapitalization on March 26, 2026. Refer to the section below for additional information.

Shares on a fully-diluted basis immediately following the Reverse Recapitalization and PIPE investment were:

	Shares	% of Voting
Old Xanadu Shareholders	257,684,899	74.5%
Old Xanadu Options	47,360,480	13.7%
Old Xanadu Warrants	677,934	0.2%
PIPE Investors	27,500,000	7.9%
SPAC Public Shareholders	3,211,605	0.9%
SPAC Private Placement Shareholders	2,264,000	0.7%
SPAC Sponsor Shares (1)	7,333,333	2.1%
Total Fully Diluted Shares	346,032,251	100.0%

(1)	Includes 1,100,000 Earn-out Shares subject to forfeiture as of the closing of the Reverse Recapitalization on March 26, 2026. Refer to the section below for additional information.

Gross proceeds from the Reverse Recapitalization were $301,646, which included $275,000 of PIPE financing and $26,646 from SPAC’s trust account. The Company incurred $52,157 in total costs related to the Reverse Recapitalization and PIPE financing, of which $37,915 were costs directly related to the issuance of shares, of which $1,264 was allocated to the issuance of the Earn Out Shares, and thus expensed to the consolidated statement of operations and comprehensive loss, and the remaining $36,651 was recorded against share capital. These direct transaction costs consist primarily of legal, accounting, advisory, and other professional fees and were deducted from proceeds of the Reverse Recapitalization and PIPE financing, the net of which is recorded in common shares on the consolidated balance sheet. Total indirect and incremental transaction costs resulting from the Reverse Recapitalization were $15,506 of which $5,465 was expensed to the consolidated statement of operations and comprehensive loss during the three months ended March 31, 2026.

The Reverse Recapitalization was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SPAC was treated as the ‘acquired’ company and Old Xanadu was treated as the accounting acquirer for financial reporting purposes. Accordingly, the consolidated financial statements represent the continuation of the financial statements of Old Xanadu, with the Reverse Recapitalization being treated as the equivalent of Xanadu issuing shares for the net assets of SPAC, accompanied by a recapitalization. The net assets of SPAC are stated at historical cost, with no goodwill or other intangible assets recorded. Historical retained earnings (accumulated deficit) were carried forward following completion of the Reverse Recapitalization and the shareholder’s equity of Xanadu is presented based on historical equity of Old Xanadu, recast to reflect that Reverse Recapitalization.

21

XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Earn-Out Shares

Prior to the Reverse Recapitalization, the SPAC Sponsor was the holder of 7,333,333 Class B shares in SPAC (the “SPAC Class B Shares”). Pursuant to the terms of the Plan of Arrangement, the SPAC Class B Shares were exchanged for Xanadu Class B Subordinate Voting Shares. The SPAC Sponsor subjected 1,100,000 Xanadu Class B Subordinate Voting Shares it received in the transactions contemplated by the Reverse Recapitalization, to an earn-out based on the price of the Xanadu Class B Subordinate Voting Shares as follows:

Following the Closing, at any time during the period following the Closing and expiring on the fourth anniversary of the Closing Date (the “Vesting Term”),

(i) 550,000 of the Earn-Out Shares shall be forfeited by the SPAC Sponsor for no consideration if the share price of Xanadu Class B Subordinate Voting Shares is not at least $12.50 per Xanadu Class B Subordinate Voting Shares for 20 trading days within any 30 consecutive trading day period during the Vesting Term, and

(ii) 550,000 additional Earn-Out Shares shall be forfeited by the SPAC Sponsor for no consideration if the share price of Xanadu Class B Subordinate Voting Shares is not at least $15.00 per Xanadu Class B Subordinate Voting Shares for 20 trading days within any 30 consecutive trading day period during the Vesting Term provided.

Vesting is not subject to any employment conditions of the holder of the Earn-Out Shares. However, in the event of (A) a merger, amalgamation, arrangement, consolidation or other business combination involving Xanadu, (B) a sale of all or substantially all of the assets of Xanadu, or (C) any other transaction or series of related transactions as a result of which the holders of Xanadu Class B Subordinate Voting Shares immediately prior to such transaction cease to own at least a majority of the outstanding Xanadu Class B Subordinate Voting Shares or its successor entity, in any case, during the Vesting Term, then, immediately prior to the consummation of such transaction, any and all Earn-Out Shares shall become fully vested and shall no longer be subject to forfeiture under the Reverse Recapitalization Agreement and sponsor letter agreement entered into on November 3, 2025 between the SPAC Sponsor, SPAC, Old Xanadu and Xanadu.

At the Closing, the Earn-Out Shares had an initial fair value of $9,997. The Company allocated $1,264 of the transaction costs related to the Reverse Recapitalization to the issuance of the Earn-out Shares. These costs were expensed within general and administrative expenses in the consolidated statement of operations and comprehensive loss during the three months ended March 31, 2026.

As of March 31, 2026, the earn-out liability was carried at a fair value of $7,164. Subsequently, during the second quarter of 2026, the underlying price thresholds were achieved for both tranches of the Earn-Out Shares. Specifically, on May 7, 2026, the first tranche of 550,000 shares vested when the share price of the Company’s Class B Subordinate Voting Shares equaled or exceeded the $12.50 target price for 20 trading days within a 30 consecutive trading day period, and the remaining tranche of 550,000 shares vested on May 13, 2026, when the share price equaled or exceeded the $15.00 price target under the same 20 out of 30 trading day framework during the Vesting Term. Accordingly, all 1,100,000 Earn Out Shares vested and are no longer subject to forfeiture. Upon vesting, the earn-out liability was remeasured to its fair value on the respective vesting dates. The cumulative change in fair value from the date of the closing of the Reverse Recapitalization through the final vesting date, resulted in a net loss of $7,764, within the loss on fair value of earn-out liabilities, net within the consolidated statements of operations and comprehensive loss. Following this final remeasurement, the corresponding liability balance was reclassified to shareholders’ equity on the consolidated balance sheet.

See Note 11 for additional information related to valuation assumptions and fair value measurements related to the Earn-out Shares.

22

XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Note 4 - Accounts Receivable, net:

The Company’s accounts receivable include trade and other receivables as of June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
Trade receivable	$198	$100
Other receivables	805	86
Grant receivable	—	5,011
Contract assets	1,084	1,499
Sales tax receivable	1,343	963
Deferred transaction costs	—	1,818
Total	$3,430	$9,477

The Company had no allowance for doubtful accounts as of June 30, 2026 and December 31, 2025.

Note 5 - Prepaid expenses and other current assets:

Prepaid expenses and other current assets are comprised of the following as of June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
Prepaid materials and supplies	$5,216	$3,675
Prepaid professional services	94	154
Derivative asset	1,104	—
Other prepaid expenses and current assets	2,878	2,400
Total	$9,292	$6,229

Note 6 - Accrued expenses and other current liabilities:

Accrued expenses and other current liabilities are comprised of the following as of June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
Accrued salaries and other payroll liabilities	$610	$36
Accrued professional services	3,414	1,962
Other accrued expenses and current liabilities	2,699	193
Total	$6,723	$2,191

The majority of other accrued expenses and current liabilities relate to R&D consumables received by the Company but not yet billed by the suppliers.

23

XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Note 7 - Property and Equipment, Net:

Property and equipment, net consisted of the following as of June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
Computer systems and servers	$1,290	$1,083
Test and computer equipment	17,239	16,988
Lab equipment	9,608	9,604
Furniture and fixtures	275	286
Leasehold improvements	3,880	3,637
Total	$32,292	$31,598
Less: Accumulated depreciation	(15,022)	(13,285)
Property and equipment, net	$17,270	$18,313

For the three months ended June 30, 2026 and 2025, the Company recognized depreciation expense of $1,149 and $927, respectively. For the six months ended June 30, 2026 and 2025, the Company recognized depreciation expense of $2,301 and $1,873, respectively.

As of June 30, 2026, the Company had $4,770 in equipment deposits for property and equipment, which are classified as long-term deposits on the consolidated balance sheets. When the underlying assets are delivered, installed, and placed in service, they will be reclassified to property and equipment, net.

Note 8 - Intangible Assets, Net:

Intangible assets, net consisted of the following as of June 30, 2026 and December 31, 2025:

	As of June 30, 2026
	Cost	Accumulated Amortization	Net Book Value
Patents	$2,519	$(1,560)	$959
Internally developed software	7,773	(3,907)	3,866
External software licenses	263	(142)	121
Total	$10,555	$(5,609)	$4,946

	As of December 31, 2025
	Cost	Accumulated Amortization	Net Book Value
Patents	$2,226	$(1,383)	$843
Internally developed software	7,586	(3,352)	4,234
External software licenses	180	(129)	51
Total	$9,992	$(4,864)	$5,128

For the three months ended June 30, 2026 and 2025, the Company recognized amortization expense of $490 and $332, respectively. For the six months ended June 30, 2026 and 2025, the Company recognized amortization expense of $955 and $662, respectively.

24

XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Note 9 - Debt:

As of June 30, 2026 and December 31, 2025, the Company’s debt is comprised of the SIF Loan (as defined below) and the FedDev Loan (as defined below) as follows:

	June 30, 2026	December 31, 2025
SIF Loan	$30,168	$27,536
FedDev Loan	2,371	2,462
Total debt	32,539	29,998
Less: current portion	132	—
Total long-term debt	32,407	29,998

SIF Loan

Under the Strategic Innovation Fund Agreement, by and between Old Xanadu and His Majesty the King in Right of Canada as represented by the Minister of Industry, as amended (the “SIF Loan”), SIF is committed to provide the Company contributions up to C$40,000 contingent on the Company incurring defined eligible expenditures. Contributions from SIF shall be used for the development of photonic-based, fault-tolerant quantum computers, including projects involving the adaptation of research findings for commercial applications, development of current products through the implementation of new or incremental technology, and development of process improvements which reduce the environmental footprint of current production. During the second quarter of 2026, the Company received the remaining C$4,000 in funding from SIF, resulting in all C$40,000 of the program’s funding being fully received. As of December 31, 2025, the Company had received C$35,682 in total funding from SIF.

Principal and interest amounts to be repaid under the SIF Loan are determined using a revenue-based formula and are capped at 150% of the principal amount. Repayments are due in up to 20 annual installments, commencing on April 30, 2028. If the total of the 20 revenue-based annual installments is less than the principal amount, any remaining repayment obligation will be forgiven.

The SIF Loan includes certain covenants requiring the Company to support high-skilled jobs in Canada, collaborate with Canadian institutions and small and medium-sized Canadian-based enterprises, and invest in R&D within Canada. Repayments of the SIF Loan can also be triggered upon default on loan covenants in the agreement, termination of the agreement, or upon a change of control that has not been approved by the Government of Canada. Old Xanadu determined the Reverse Recapitalization did not constitute a change in control as defined in the SIF Loan and no approvals were required by the Government of Canada. As of June 30, 2026, the Company was in compliance with all events that would trigger default or termination of the agreement.

The Company accounts for the SIF Loan as a liability on the Company’s consolidated balance sheets in accordance with ASC 470-10-25, Sales of Future Revenues. The SIF Loan is initially measured at face value and subsequently amortized using the effective interest method, which includes accrued interest expense over the estimated term of the SIF Loan. The amortization schedule is based on projected cash flows derived from the Company’s long-term revenue forecast. Subsequent changes in forecasted cash flows will be accounted for under the retrospective method, which entails a new effective interest rate being computed each period based on the original proceeds received, actual cash flows to date, and the revised estimate of remaining cash flows. The new discount rate is then used to adjust the carrying value of the debt to the present value of the revised cash flows, discounted at the new effective interest rate. The offset is recognized in interest income (expense), net. As the SIF Loan originated through a government program, a market rate of interest is not imputed in accordance with the scope limitations of ASC 835.

25

XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

As of June 30, 2026 and December 31, 2025, the Company determined a weighted average effective interest rate for the SIF Loan of 4.64% and 4.69%, respectively, based on the most recent revenue projections at each reporting date.

The following table summarizes interest expense for the three and six months ended June 30, 2026 and 2025 related to the SIF Loan, inclusive of foreign exchange, within interest income (expense), net in the consolidated statements of operations and comprehensive loss:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Interest Expense	$322	$256	$634	$454

The following table summarizes the changes in the carrying value of the SIF Loan for the six months ended June 30, 2026:

Balance as of December 31, 2025	$27,536
Contributions received, net of changes due to foreign exchange rates	2,073
Interest expense, net of changes in foreign exchange rates	559
Balance as of June 30, 2026	$30,168

As of June 30, 2026, the Company has classified the SIF Loan as non-current as repayments will not commence within the 12 months following the balance sheet date.

FedDev Loan

Under the Regional Quantum Initiative Contribution Agreement between Old Xanadu and His Majesty the King in Right of Canada as represented by the Minister of Federal Economic Development Agency for Southern Ontario (the “FedDev Loan”), an aggregate principal amount of C$3,750 is made available to the Company based on the Company’s incurrence of eligible expenditures. Proceeds from the FedDev Loan shall be used to advance and commercialize the Company’s quantum products. The Company has received C$3,375 in gross proceeds from the FedDev Loan at June 30, 2026 and December 31, 2025.

The FedDev Loan is repayable in 60 monthly installments commencing on April 1, 2027. As the FedDev Loan originated through a government program with regulated interest, a market rate of interest is not imputed in accordance with the scope exclusions of ASC 835.

The FedDev Loan includes certain event of defaults, including if the Company fails to meet the objectives or milestones outlined in the agreement. Repayment of the FedDev Loan can also be triggered upon default of the agreement. As of June 30, 2026, the Company is not aware of any events that would trigger default of the agreement.

The following table summarizes the changes in the carrying value of the FedDev Loan for the six months ended June 30, 2026:

Balance as of December 31, 2025	$2,462
Changes due to foreign exchange rates	(91)
Balance as of June 30, 2026	$2,371

No contributions were received on the FedDev Loan during the three and six months ended June 30, 2026. As of June 30, 2026, the Company has reclassified $132 of the outstanding balance to current portion of long-term debt to reflect maturities coming due within the next 12 months. The remaining balance of the FedDev Loan continues to be classified as long-term, as those principal repayments will not commence within the 12 months following the balance sheet date.

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XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Note 10 - Warrant Liabilities:

As of December 31, 2025, the Company’s warrant liabilities were comprised of the SFTrust Warrants (as defined below) and RBC Warrants (as defined below). The carrying value of the warrant liabilities as of June 30, 2026 and December 31, 2025 are as follows:

	June 30, 2026	December 31, 2025
MVS Warrants (previously SFTrust Warrants)	$—	$915
SVS Warrants (previously RBC Warrants)	—	959
Total warrant liabilities	$—	$1,874

The fair value of the Company’s warrant liabilities is estimated using a Black-Scholes option pricing model. Inherent in a Black-Scholes option pricing model are assumptions related to the fair value of the underlying common shares, expected stock-price volatility, expected term, risk-free interest rate and dividend yield.

Remeasurement and Reclassification to Equity

Upon the Closing, the Company re-evaluated both the MVS and SVS warrants under ASC 815-40, Contracts in Entity’s Own Equity. Management determined that following the exchange modifications, both instruments met the criteria for equity classification as they are now considered indexed to the Company’s own shares and as such were reclassified from liability to equity on the date of the Reverse Recapitalization.

Accordingly, on the March 26, 2026 reclassification date, the outstanding warrant liabilities were remeasured to their fair values using the Black-Scholes option pricing model, resulting in a net loss of $895 recorded within other operating income, net. Following this final remeasurement, the cumulative warrant liability balance of $2,769 was reclassified to additional-paid-in capital on the condensed consolidated balance sheet.

Refer to the MVS and SVS warrant exchange and reclassification equity sections below for additional information by warrant.

MVS Warrants (previously SFTrust Warrants)

Background

In 2018, 34,000 warrants were issued to Silicon Valley Bank (“2018 SFTrust Warrants”). The 2018 SFTrust Warrants were issued with an exercise price of C$0.29 per share and a ten year term from their original issuance. The fair value of the 2018 SFTrust Warrants on their respective grant dates were recognized within additional paid-in capital with an offset to debt issuance costs.

In connection with the 2021 amendment, Silicon Valley Bank was issued warrants to purchase 24,164 voting common shares of Old Xanadu representing 0.1% of the fully diluted shares, post Series B financing in 2021, per the terms of the Silicon Valley Bank loan agreement, on the same terms and conditions as established for other common shareholders (“2021 SFTrust Warrants”, and together with the 2018 SFTrust Warrants, “SFTrust Warrants”). Half of the 2021 SFTrust Warrants vested immediately upon entering into the amendment with the other half vesting upon the draw of the Silicon Valley Bank term loan (the “SVB Term Loan”) exceeding $5,000. Upon issuance, all 12,082 vested SFTrust Warrants had an exercise price of $1.69 per share and a 12-year term from their original issuance. 12,082 of the SFTrust Warrants have expired because Old Xanadu did not draw more than $5,000 of the SVB Term Loan prior to its full repayment and extinguishment on April 30, 2023.

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XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Warrant Exchange and Reclassification to Equity

As of December 31, 2025 and immediately prior to the Reverse Recapitalization on March 26, 2026, there were 46,082 SFTrust Warrants issued and outstanding classified as liabilities on the consolidated balance sheets. Immediately prior to the Reverse Recapitalization, these SFTrust Warrants were exchanged for 519,974 warrants to purchase Xanadu Class A Multiple Voting Shares based on the Exchange Ratio established in the Reverse Recapitalization and a U.S. dollar denominated strike price. Upon exchange, Xanadu issued MVS Warrants exercisable for 383,645 Xanadu Class A Multiple Voting Shares at a price of $0.02 per share and MVS Warrants exercisable for 136,329 Xanadu Class A Multiple Voting Shares at a price of $0.15 per share.

Following the exchange, the MVS warrants now qualified for equity classification under ASC 815-40 and the MVS Warrant liability balance was remeasured to its fair value and then subsequently reclassified to additional paid-in capital on the condensed consolidated balance sheet.

Warrant Exercise

On March 30, 2026, following the reclassification to equity, the holder of the outstanding MVS Warrants elected to settle the instruments through a cashless net exercise feature. Pursuant to the terms of the warrant agreement, the holder surrendered 2,447 MVS Warrants to cover the aggregate exercise price, resulting in the issuance of 517,527 Xanadu Class A Multiple Voting Shares. In connection with this exercise, $1,397 was reclassified from additional paid in capital to share capital.

As of June 30, 2026, all MVS Warrants were exercised. As of December 31, 2025, the MVS Warrants had a fair value of $915, which was included as a current liability on the consolidated balance sheets.

SVS Warrants (previously RBC Warrants)

Background

On May 23, 2023, the Company signed a credit agreement with the Royal Bank of Canada (“RBC”) for a maximum principal amount of $25,000 (the “RBC Term Loan”). In connection with the RBC Term Loan, RBC was issued warrants to purchase 13,999 non-voting common shares of the Company on the same terms and conditions as established for other common shareholders (the “RBC Warrants”). The RBC Warrants were issued with an exercise price of $12.94 per share and a 12-year term from their original issuance.

Warrant Exchange and Reclassification to Equity

As of December 31, 2025 and immediately prior to the Reverse Recapitalization on March 26, 2026, there were 13,999 RBC Warrants issued and outstanding. Upon the Closing, these RBC Warrants were exchanged for 157,960 SVS Warrants to purchase Xanadu Class B Subordinate Voting Shares based on the Exchange Ratio established in the Reverse Recapitalization and a U.S. dollar denominated strike price of $1.15 per share.

Following the exchange, the SVS Warrants qualified for equity classification under ASC 815-40 and the SVS warrant liability balance was remeasured to its fair value and then subsequently reclassified to additional paid-in capital on the condensed consolidated balance sheet.

As of June 30, 2026, the 157,960 SVS Warrants remain classified within additional paid-in capital and are no longer subject to remeasurement.

Warrant Exercise

Subsequent to the end of the period, the SVS Warrants were exercised. See Note 19 for additional information.

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XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Note 11 - Fair Value Measurement:

The carrying amounts and estimated fair values of the following assets and liabilities and where they are classified within the fair value hierarchy as of June 30, 2026 and December 31, 2025 are as follows:

	June 30, 2026		December 31, 2025
	Fair value	Carrying amount	Fair value	Carrying amount
Warrant liabilities – Level 3	$—	$—	$1,874	$1,874
SIF Loan – Level 3	26,646	30,168	23,609	27,536
FedDev Loan – Level 2	2,371	2,371	2,462	2,462
Derivative asset - Level 3 (1)	1,104	1,104	—	—

(1)	Refer to Note 13 for information related to this derivative asset.

The following summarizes the change in fair value of the Company’s warrant liability, Earn-Out Share liabilities, and derivative asset for the six months ended June 30, 2026:

	Warrant Liability	Earn-out Share Liability	Derivative Asset	Total
Fair value as of December 31, 2025	$1,874	$—	$—	$1,874
Establishment of asset and liabilities	—	9,997	1,350	11,347
Change in estimated fair value, net of changes in foreign exchange rates (1)	895	7,764	(246)	8,413
Reclassification of liability to equity	(2,769)	(17,761)	—	(20,530)

Fair value as of June 30, 2026	$—	$—	$1,104	$1,104

(1)	Changes in fair value of warrant liabilities have been recognized within other operating income, net on the consolidated statement of operations and comprehensive loss. Changes in derivative assets and earn-out liabilities have been recognized in loss on derivative instruments, net and loss on fair value of earn-out share liabilities, net respectively in the consolidated statements of operations and comprehensive loss. In addition to the above, during the three and six months ended June 30, 2026, we recorded a loss of $1,661 on forward contracts related to the SATM. There were no forward contracts outstanding as of June 30, 2026.

The fair values of the Company’s long-term debt, including the SIF Loan and FedDev Loan, are estimated based on discounting future cash flows at currently available interest rates with comparable terms. The fair value measurement of the SIF Loan is considered a Level 3 valuation as it is based on a significant unobservable input related to the projected timing and amount of future revenues which determine expected future repayments.

Valuation of the Earn-out Share Liability

In accordance with ASC 815, unvested Earn-out Shares are classified as a liability if they do not meet the criteria to be considered indexed to the Company’s common shares. During the second quarter of 2026, the Earn-out Shares became fully vested and were no longer subject to forfeiture. Tranche 1 (550,000 shares) and Tranche 2 (550,000 shares) achieved their target price milestones and therefore became fully vested on May 7, 2026, and May 13, 2026, respectively. Consequently, the Earn-out Shares were remeasured to their fair value on these dates, and the final fair value adjustment was recognized in loss on the fair value of earn-out liabilities, net on the consolidated statement of operations and comprehensive loss. Following this final remeasurement, the corresponding liability balance was reclassified to shareholders’ equity on the consolidated balance sheet. As of June 30, 2026, the Earn-out Shares are included in share capital and no longer classified as a liability.

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XANADU QUANTUM TECHNOLOGIES LIMITED

Notes to the Condensed Consolidated Financial Statements

(In thousands, except for share and per share amounts, ratios or as otherwise noted)

The Company utilized a Monte Carlo simulation model to determine the fair value of the earn-out share liabilities at closing of the Reverse Recapitalization, at each subsequent reporting period, and immediately prior to vesting.

The following table summarizes the significant inputs:

	At Closing (March 26, 2026)	Tranche 1 Vesting (May 7, 2026)	Tranche 2 Vesting (May 13, 2026)
Shares subject to fair value	1,100,000	550,000	550,000
Share price (1)	$10.00	$12.50	$15.00
Expected volatility	80%	80%	80%
Risk-free interest rate	4.00%	3.95%	4.01%
Remaining term (in years)	4.00	3.89	3.87
Fair value	9,997	$9,562	$8,199

(1)	Share price for May 7, 2026 and May 13, 2026 reflects the forfeiture hurdle share price achieved for the 20 out of 30 consecutive trading days.

Note 12 - Revenue Recognition:

Disaggregation of revenue

The Company’s revenue disaggregated by revenue source is as follows for the three and six months ended June 30, 2026 and 2025:

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Professional services	$1,511	$883	$4,343	$1,415
Compute and other services	—	174	—	340
Total revenue	$1,511	$1,057	$4,343	$1,755

The following summarizes the Company’s revenue by geography for the three and six months ended June 30, 2026 and 2025, based on customer location:

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Canada	$1	$313	$73	$691
United States	1,362	630	3,874	854
Rest of world (1)	148	114	396	210
Total revenue	$1,511	$1,057	$4,343	$1,755

(1)	Rest of world includes countries where revenue from a single country is not greater than 10% of the Company’s total consolidated revenue for the three and six months ended June 30, 2026 and 2025, respectively.

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XANADU QUANTUM TECHNOLOGIES LIMITED

Notes to the Condensed Consolidated Financial Statements

(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Contract balances

The Company had contract assets totaling $1,084 and $1,499 as of June 30, 2026 and December 31, 2025, respectively, which are included within accounts receivable in the consolidated balance sheets.

The Company had deferred revenue (or contract liabilities) totaling $303 and $544 as of June 30, 2026 and December 31, 2025, respectively, all of which was current.

During the six months ended June 30, 2026 and 2025, we recognized $479 and $309, respectively of revenue, which was included in deferred revenue at the beginning of the respective periods.

Transaction price allocated to remaining performance obligations

As of June 30, 2026, approximately $1,628 of revenue is expected to be recognized from remaining performance obligations on existing contracts, all of which is expected to be recognized in the next 12 months.

Significant customers

The following summarizes the percentage of revenue from significant customers which accounted for 10% or more of total revenue for the three and six months ended June 30, 2026 and 2025:

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Customer 1	56%	32%	66%	20%
Customer 2	19%	20%	13%	16%
Customer 3	—%	30%	—%	32%

As of June 30, 2026, none of the outstanding customers had a receivables balance that exceeded 10% of the total trade and other receivables balance.

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XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Note 13 - Shareholders’ Equity:

Common shares

Authorized Capital

As of June 30, 2026, the Company had two classes of common shares - Xanadu Class A Multiple Voting Shares and Xanadu Class B Subordinate Voting Shares. Our authorized share capital consists of an unlimited number of Class A Multiple Voting Shares and an unlimited number of Xanadu Class B Subordinate Voting Shares, each without a par value.

Voting Rights

Holders of Xanadu Class A Multiple Voting Shares are entitled to ten votes per share and holders of Xanadu Class B Subordinate Voting Shares are entitled to one vote per share on all matters upon which shareholders are entitled to vote.

Conversion Rights

Each Xanadu Class A Multiple Voting Share is convertible at any time, at the option of the holder, into one Xanadu Class B Subordinate Voting Share. Additionally, Xanadu Class A Multiple Voting Shares will automatically convert into Xanadu Class B Subordinate Voting Shares upon any transfer (as defined in the articles of incorporation), subject to certain limited exceptions for permitted holders as outlined in the Company’s articles of incorporation (as amended).

Dividend and Liquidation Rights

The Xanadu Class A Multiple Voting Shares and Xanadu Class B Subordinate Voting Shares rank pari passu with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution, or winding up of the Company. No dividend may be declared or paid on the Xanadu Class A Multiple Voting Shares unless a dividend of the same amount and type is simultaneously declared or paid on the Xanadu Class B Subordinate Voting Shares.

The following table summarizes the number and amount of each class of common shares issued and outstanding as of June 30, 2026 and December 31, 2025:

	June 30, 2026
	Issued and Outstanding	Amount
Class A Multiple Voting shares	251,555,764	$217,372
Class B Subordinate Voting shares	52,668,260	348,795

Total Common Shares	304,224,024	$566,167

	December 31, 2025 As Adjusted (1)
	Issued and Outstanding	Amount
Old Xanadu Convertible Preferred Shares	199,930,069	$213,002
Old Xanadu Voting and Non-Voting Common Shares	55,964,876	7,585
Total Old Xanadu Preferred and Common Shares	255,894,945	$220,587

(1)	Shares have been recast to reflect the Exchange Ratio.

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XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share and per share amounts, ratios or as otherwise noted)

The following table summarizes the changes in issued and outstanding common shares and share capital by class for the six months ended June 30, 2026:

	Old Xanadu Convertible Preferred Shares		Old Xanadu Common Shares		Class A Multiple Voting Shares		Class B Subordinate Voting Shares		Total Common Shares and Share Capital
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
Balance as of December 31, 2025 as adjusted (1)	199,930,069	$213,002	55,964,876	$7,585	—	$—	—	$—	255,894,945	$220,587
Issuance of common shares upon exercise of stock options and vesting of RSU’s	—	—	—	—	—	—	1,935,116	1,153	1,935,116	1,153
Issuance of common shares upon exchange of Old Xanadu’s preferred and common shares	(199,930,069)	(213,002)	(55,964,876)	(7,585)	254,709,401	220,098	1,185,544	489	—	—
Reverse Recapitalization and PIPE transaction, net of transaction costs	—	—	—	—	—	—	40,308,912	265,006	40,308,912	265,006
Earn-out share liability at Closing of Reverse Recapitalization	—	—	—	—	—	—	—	(9,997)	—	(9,997)
Conversion of Earn-out Share liability to equity	—	—	—	—	—	—	—	17,761	—	17,761
Issuance of common shares in connection with synthetic at-the-market facility, net of issuance costs	—	—	—	—	—	—	5,467,524	68,815	5,467,524	68,815
Issuance of common shares for advisor fees related to the Reverse Recapitalization	—	—	—	—	—	—	100,000	1,445	100,000	1,445
Warrant exercise	—	—	—	—	517,527	1,397	—	—	517,527	1,397
Class A Multiple Voting Shares converted to Class B Subordinate Voting Shares	—	—	—	—	(3,671,164)	(4,123)	3,671,164	4,123	—	—
Balance as of June 30, 2026	—	$—	—	$—	251,555,764	$217,372	52,668,260	$348,795	304,224,024	$566,167

(1)	Refer to note in the table above for information related to the prior period recast.

Preferred Shares

We have an unlimited amount of authorized Xanadu Preferred Shares, with no par value. As of June 30, 2026 and December 31, 2025 there were no Xanadu Preferred Shares issued and outstanding.

SATM Facility

On May 20, 2026, the Company entered into a synthetic at-the-market equity facility with YA II PN, LTD. (“YA”), a Cayman Islands exempt limited company, through its investment manager, Yorkville Advisors Global, LP (“Yorkville Investor”), pursuant to a standby equity purchase agreement (the “Yorkville Agreement”), pursuant to which, the Yorkville Investor has committed to purchase up to 30 million Xanadu Class B Subordinate Voting Shares with an aggregate value of up to $300 million over 36 months (“SATM Facility”) in private placements over a term of three years, subject to certain limitations and conditions in the Yorkville Agreement. The Company maintains sole discretion over the timing and amount of any share issuances and retains the right to terminate the SATM Facility at any time. There is no mandatory minimum amount for any advance and no non-usage fee for not utilizing the full commitment amount or any part thereof. Additionally, at mutual consent of both the Company and the Yorkville Investor, the Yorkville Investor may provide up to $100 million in capital through the issuance of promissory notes to the Company.

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XANADU QUANTUM TECHNOLOGIES LIMITED

Notes to the Condensed Consolidated Financial Statements

(In thousands, except for share and per share amounts, ratios or as otherwise noted)

The Company evaluated the SATM Facility that includes the right to require the Yorkville Investor to purchase Class B Subordinate Voting Shares in the future (“put option”) in accordance with ASC 815, Derivatives and Hedging, and specifically ASC 815-40, Contracts on an Entity’s Own Equity. The Company determined that the SATM Facility does not meet the derivative scope exception and therefore, is accounted for as a derivative. Specifically, the SATM Facility contains provisions that cause the settlement amounts that are not considered to be indexed to the Company’s own shares. Since the SATM Facility meets the definition of a derivative under ASC 815, the Company recorded an initial derivative asset of $1,350 in May 2026 related to a put option of the SATM Facility, within prepaid expenses and other current assets on the condensed consolidated balance sheets. Upon settlement of share issuances under the SATM Facility, the derivative asset is drawn down on a proportionate basis of the share issuance as a loss on derivative instruments, net in the statement of operations and comprehensive income. As of June 30, 2026, the derivative asset had a balance of $1,104. Additionally, each time a put option is exercised, the Company recognizes a forward contract representing the Company’s obligation and right to exchange Class B Subordinate Voting Shares for cash consideration. The forward contracts are measured at fair value each time the put option is exercised, and subsequently re-measured to fair value at each reporting date and upon settlement, with the change in fair value recognized on the consolidated statement of operations and comprehensive loss in loss on derivative instruments. The fair value is measured as the difference between the cash proceeds receivable from the forward contract and the market price of the shares on the measurement date. For the three and six months ended June 30, 2026, the Company recorded a net loss of $1,907 related to the put option and forward contracts under the SATM Facility, of which $1,661 relates to the forward contracts. As of June 30, 2026, there were no forward contracts under the SATM Facility that were outstanding.

During the three and six months ended June 30, 2026, the Company received $67,154 from the Yorkville Investor in net cash proceeds, through the issuance of 5,467,524 Class B Subordinate Voting Shares under the SATM Facility. As of June 30, 2026, the Company had remaining share issuance capacity under the SATM Facility of up to 24,532,476 shares, or up to $232,846.

Warrants to Purchase Common Shares

In connection with the Closing on March 26, 2026, the SFTrust Warrants were exchanged for warrants to purchase Xanadu Class A Multiple Voting Shares and the RBC Warrants were exchanged for warrants to purchase Xanadu Class B Subordinate Voting Shares.

The SFTrust Warrants were exchanged for 519,974 warrants to purchase Xanadu Class A Multiple Voting Shares and the RBC Warrants were exchanged for 157,960 warrants to purchase Xanadu Class B Subordinate Voting Shares, resulting in a total of 677,934 warrants exchanged in the transaction.

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XANADU QUANTUM TECHNOLOGIES LIMITED

Notes to the Condensed Consolidated Financial Statements

(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Note 14 - Stock-based Compensation:

Old Xanadu Long Term Incentive Plan

Upon the Closing of the Reverse Recapitalization, each outstanding option to purchase Old Xanadu Voting Common Shares, under the Company’s 2017 Equity Incentive Plan (the “2017 Plan”) and the 2018 Equity Incentive Plan (the “2018 Plan”), was exchanged for a Xanadu Class A Multiple Voting Share Option, and each option to purchase Old Xanadu Non-Voting Common Shares was exchanged for a Xanadu Class B Subordinate Voting Share Option.

The number of Xanadu shares subject to each assumed option was determined by multiplying the number of Old Xanadu common shares subject to the original option by the Exchange Ratio (rounded down to the nearest whole share). The per-share exercise price was determined by dividing the prior exercise price by the Exchange Ratio and rounded pursuant to the Plan of Arrangement. All other terms and conditions, including vesting schedules and expiration terms, remain unchanged. As of the Closing, the strike price was converted from Canadian dollars to U.S. dollars to align with the trading of the Xanadu Class B Subordinate Voting Shares on the Nasdaq market.

The Board of Directors of Old Xanadu authorized the grant of restricted shares and stock options for up to 1,393,773 non-voting common shares under the Company’s 2017 Plan and 5,749,323 non-voting common shares under the 2018 Plan. After giving effect to the Exchange Ratio, these authorizations represent 15,726,911 and 64,873,614 adjusted shares, respectively.

The options granted to date under the 2017 Plan and 2018 Plan have a service condition with the following vesting terms: (a) 25% of the options granted vest on a date that is one year after the date the service period begins and (b) the remaining unvested options vest in equal monthly installments for an additional 36 months.

Options generally expire 10 years from the original grant date or 90 days from an employee’s termination date. However, the Company has granted expiration extensions to certain terminated employees to June 30, 2026 and in one instance, to November 27, 2026.

With the Closing of the Reverse Recapitalization on March 26, 2026, no new equity awards will be granted under the 2017 Plan and the 2018 Plan. In connection with the Reverse Recapitalization, new grants are issued under the Omnibus Long Term Incentive Plan described below.

Omnibus Long Term Incentive Plan

The Company’s Board of Directors adopted the Xanadu Omnibus Long Term Incentive Plan (the “Omnibus Plan”) in connection with the Closing of the Reverse Recapitalization. The Omnibus Plan reserves an amount of Xanadu shares for grant equal to 15% of the Xanadu shares issued and outstanding from time to time. The Company’s equity awards corresponding to Old Xanadu equity awards do not reduce the number of shares available for issuance under the Omnibus Plan. The Omnibus Plan permits the grant of several award types, including:

●	Stock Options (Incentive Stock Options and Non-Qualified Stock Options).

●	Share Appreciation Rights (SARs),

●	Restricted Share Units (RSUs) and Performance Share Units (PSUs) and;

●	Deferred Share Units (DSUs).

Refer to the Restricted Share Units table below for awards granted under the Omnibus Plan for the three and six months ended June 30, 2026.

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XANADU QUANTUM TECHNOLOGIES LIMITED

Notes to the Condensed Consolidated Financial Statements

(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Stock Options

The following is a summary of the Company’s stock options activity (as adjusted for the Exchange Ratio established in the Reverse Recapitalization) during the six months ended June 30, 2026):

	Number of Options	Weighted average exercise price (USD)	Weighted average remaining contractual term (years)	Aggregate intrinsic value (USD)
Balance as of December 31, 2025	49,486,556	$1.19	6.65	$290,074
Granted	—	—
Exercised	2,065,434	0.67
Expired and forfeited	454,619	1.44
Balance as of June 30, 2026	46,966,503	$1.21	7.01	$511,916
Exercisable as of June 30, 2026	32,745,059	$0.72	7.18	$373,068
Unvested as of June 30, 2026	14,221,444	$2.35	5.29	$138,848

As of June 30, 2026 there were 3,261,109 options to purchase Xanadu Class A Multiple Voting Shares and 43,705,394 options to purchase Xanadu Class B Subordinate Voting shares issued and outstanding. There were no options granted during the three and six months ended June 30, 2026 and 2025.

For the six months ended June 30, 2026 and 2025, the total intrinsic value of stock options exercised was C$23,626 and C$307, respectively.

Restricted Share Units (“RSUs”)

The following is a summary of the Company’s RSU activity during the six months ended June 30, 2026:

	Number of RSU’s	Weighted Average Grant Date Fair Value (USD)
Balance as of December 31, 2025	—	$—
Granted	3,017,276	14.28
Expired and forfeited	6,976	12.52
Balance as of June 30, 2026	3,010,300	$14.29
Vested as of June 30, 2026	55,896	$16.93
Unvested as of June 30, 2026	2,954,404	$14.24

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XANADU QUANTUM TECHNOLOGIES LIMITED

Notes to the Condensed Consolidated Financial Statements

(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Stock-based Compensation Expense

The following table summarizes the stock-based compensation expense related to stock options and RSUs classified in the consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2026 and 2025:

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Cost of revenue	$5	$8	$42	$17
Research and development	2,544	677	3,588	1,320
General and administrative	2,088	145	2,394	285
Sales and marketing	41	18	62	36
Total stock-based compensation expense	$4,678	$848	$6,086	$1,658

Stock-based compensation capitalized to intangible assets for the three months ended June 30, 2026 and 2025 was $80 and $48, respectively. Stock-based compensation capitalized to intangible assets for the six months ended June 30, 2026 and 2025 was $111 and $101, respectively.

As of June 30, 2026, total unrecognized stock-based compensation cost related to unvested stock options and RSUs was $53,252. This amount will be recognized over a weighted-average period of approximately 2.8 years.

Note 15 - Leases:

Xanadu enters into operating leases for its office and operational purposes. As of June 30, 2026 and December 31, 2025, Xanadu’s leases had a weighted average remaining lease term of 13 years and eight years, respectively.

Xanadu’s leases are subject to annual operating costs that may change from time to time during the lease term. These costs are accounted for as variable lease payments and are recognized in the consolidated statements of operations and comprehensive loss in the year in which the obligation for these payments is incurred. These annual operating costs are a non-lease component, which are accounted for separately in the determination of lease costs.

The following table presents the components of lease costs:

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Components of lease costs:
Operating lease cost	361	287	646	566
Variable lease cost (not included in the measurement of lease liabilities)	273	194	548	445
Total lease costs	$634	$480	$1,194	$1,010
Total additions to operating right-of-use assets	$19,119	$—	$19,119	$—

The weighted average discount rate used to measure Xanadu’s operating lease liabilities was 5.9% and 3.6% as of June 30, 2026 and December 31, 2025, respectively.

37

XANADU QUANTUM TECHNOLOGIES LIMITED

Notes to the Condensed Consolidated Financial Statements

(In thousands, except for share and per share amounts, ratios or as otherwise noted)

Xanadu’s future minimum operating lease payments as of June 30, 2026 are as follows:

Remainder of 2026	$622
2027	2,160
2028	3,166
2029	3,212
2030 and Thereafter	31,743
Total future minimum lease payments	40,903
Less: imputed interest	(14,296)
Total operating lease liabilities	26,607
Less: current portion of operating lease liabilities	(1,051)
Long-term portion of operating lease liabilities	$25,556

2026 Commenced Operating Leases

On May 28, 2026, the Company entered into a new operating lease in Toronto, Ontario to service its future operations. The lease commencement date was determined to be June 17, 2026 and as a result a right-of use (“ROU”) asset of $19,119 and a corresponding long-term lease liability were recognized on the consolidated balance sheet for the period ended June 30, 2026. The lease has an initial term of approximately 16 years.

Unrecognized Lease Commitments

In May 2026, the Company entered into a new three-year lease for Toronto office space commencing August 1, 2026 and expiring July 31, 2029.

As of June 30, 2026, the lease has not commenced for accounting purposes under ASC 842, and therefore no ROU asset or lease liability has been recognized on the condensed consolidated balance sheets. Total undiscounted minimum lease payments under the agreement are $1,222 over the three-year term. The Company will recognize the ROU asset and corresponding lease liability beginning in the third quarter of 2026.

Note 16 - Commitments and Contingencies:

Lease Obligations

Refer to Note 15 for information on Xanadu’s lease obligations as of June 30, 2026.

Litigation

From time to time, the Company may become a party to various legal proceedings in the ordinary course of business. Management believes that there are currently no claims or actions pending against the Company, the ultimate disposition of which could have a material adverse effect on the Company’s results of operations, financial condition, or cash flows, including third party infringement claims, labor and employment claims and threatened claims, tax and other matters.

In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. Pursuant to these arrangements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified parties for certain losses suffered or incurred by the indemnified party. It is not possible to reasonably estimate the overall maximum amount of these indemnification obligations. Historically, the Company has not been required to make payments under these obligations and, therefore, no liabilities have been recorded for these obligations in the Company’s consolidated balance sheets.

38

XANADU QUANTUM TECHNOLOGIES LIMITED

Notes to the Condensed Consolidated Financial Statements

(In thousands, except for share and per share amounts, ratios or as otherwise noted)

As of June 30, 2026 and December 31, 2025, the Company was not subject to any material litigation or material pending litigation claims.

Note 17 - Net Loss Per Share:

The following table presents the computation of basic and diluted net loss per share attributable to common shareholders for the three and six months ended June 30, 2026 and 2025:

	Three months ended June 30,		Six months ended June 30,
	2026	2025 (1)	2026	2025 (1)
Numerator:
Net loss attributable to common shareholders, basic and diluted	$(42,051)	$(15,140)	$(62,655)	$(27,345)
Denominator:
Weighted average common shares outstanding	299,964,510	55,786,865	186,551,397	55,718,926
Net loss per share attributable to common shareholders, basic and diluted	$(0.14)	$(0.27)	$(0.34)	$(0.49)

(1)	Net loss per share has been recast to reflect the exchange of the Company’s convertible preferred shares and common shares and the equivalent number of shares reflecting the Exchange Ratio established in the Reverse Recapitalization. Refer to Note 3 for additional information.

The Company has two classes of common shares, Xanadu Class A Multiple Voting Shares and Xanadu Class B Subordinate Voting Shares. These shares rank pari passu with respect to participation rights to dividends, liquidation preferences, and therefore, the calculation of net loss per share as described above is identical to the calculation under the two-class method.

Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive.

Potentially dilutive securities (upon conversion) that were not included in the diluted per share calculations because they would be anti-dilutive were as follows :

	As of June 30,
	2026	2025 (1)
Warrants as exercisable to common shares	157,960	677,934
Stock options issued and outstanding	46,966,503	42,936,552
Preferred shares as convertible to common shares	—	199,930,069
Total	47,124,463	243,544,555

(1)	Shares have been recast to reflect the Exchange Ratio established in the Reverse Recapitalization. Refer to Note 3 for additional information.

Note 18 - Segment Information:

Operating segments are defined as components of an enterprise for which separate discrete information is available for evaluation by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance.

39

XANADU QUANTUM TECHNOLOGIES LIMITED

Notes to the Condensed Consolidated Financial Statements

(In thousands, except for share and per share amounts, ratios or as otherwise noted)

The Company’s CODM is its Chief Executive Officer. The CODM has determined that the Company operates in a single operating and reportable segment and manages segment performance and resource allocation based upon consolidated net loss. The measure of segment assets is reported on the consolidated balance sheets as total consolidated assets. Significant expenses reviewed by the CODM include those that are presented in the consolidated statement of operations and comprehensive loss. The CODM evaluates actual results compared to forecasted results for consolidated net loss, including significant expenses, when making decisions about allocating resources.

Substantially all of the Company’s long-lived assets are located in Canada. Refer to Note 12 for additional information about the Company’s revenue by geography.

The following table sets forth the Company’s segment information of revenue, significant expenses and net loss:

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Revenue	$1,511	$1,057	$4,343	$1,755
Less:
Operating expenses excluding salaries and share-based compensation:
Cost of revenue (exclusive of depreciation and amortization below)	82	3	129	5
Research and development	7,405	5,458	15,777	8,563
General and administrative	6,976	1,186	14,964	2,077
Sales and marketing	302	207	1,510	231
Salaries and share-based compensation expense	16,684	8,774	27,688	16,950
Depreciation and amortization	1,639	1,259	3,256	2,535
Interest (income) expense, net	(2,319)	(342)	(2,129)	(894)
Other segment items(1)	12,793	(348)	5,803	(367)
Net loss	$(42,051)	$(15,140)	$(62,655)	$(27,345)

(1)	Other segment items include other operating income, net, loss on fair value of earn out share liabilities, net, loss on derivative instruments, net and other (income) expense, net which are reflected in the consolidated statements of operations and comprehensive loss.

Note 19 - Subsequent Events:

The Company has evaluated all events occurring through August 5, 2026, the date on which the condensed consolidated financial statements were issued, and during which time, nothing has occurred outside the normal course of business operations that would require disclosure except the following:

Warrant Exercise

On July 27, 2026, RBC, the holder of the Company’s 157,960 outstanding SVS Warrants elected to exercise the warrants in full through a net cashless exercise feature. Pursuant to the terms of the warrant agreement, 17,671 SVS Warrants were surrendered to satisfy the aggregate strike price of $1.15 per share, resulting in the net issuance of 140,289 Class B Subordinate Voting Shares. Following this transaction, the Company has no outstanding SVS Warrants.

40

Xanadu Quantum Technologies Limited

Quarterly Report

Management’s Discussion and Analysis

For the three and six months ended June 30, 2026 and 2025

August 5, 2026

41

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise indicates, as used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”), the terms “we,” “us,” “our,” “Xanadu,” the “Company” and similar terms refer to Xanadu Quantum Technologies Limited and its consolidated subsidiaries. The following MD&A provides information which Xanadu’s management believes is relevant to an assessment and understanding of our results of operations and financial condition. The MD&A should be read together with our unaudited condensed consolidated financial statements and the related notes as of and for the three and six months ended June 30, 2026 and 2025 (the “Condensed Consolidated Financial Statements”) and the consolidated financial statements for Xanadu and for Old Xanadu, as applicable, and related notes for the years ended December 31, 2025, 2024 and 2023 (the “Annual Financial Statements”) included in our Annual Report on Form 20-F (the “Annual Report”) filed with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian Securities Administrators (the “CSA”) on April 9, 2026. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements, including those set forth under the section entitled “Cautionary Note Regarding Forward-Looking Statements” in this MD&A as a result of various factors, including those set forth under “Risk Factors” in our Annual Report.

Xanadu’s Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the SEC for interim financial statements. All amounts are in U.S. dollars except as otherwise indicated. For more information about the basis of presentation of Xanadu’s financial statements, see Note 2 - Basis of Presentation and Summary of Significant Accounting Policies within the Condensed Consolidated Financial Statements. This MD&A is dated August 5, 2026 and was prepared with information available to this date.

Additional information relating to the Company is available on SEDAR+ at www.sedarplus.com and on EDGAR at www.sec.gov.

Overview

Xanadu is a quantum technology company specializing in the design and development of photonic-based quantum computing systems and the platforms that support them. Our current offerings primarily consist of applications development and proof of concept partnerships but also include quantum computers accessible via the cloud, quantum development software, quantum simulators, and a suite of supporting tools and applications. Xanadu is currently in a pre-commercial stage and does not yet offer quantum computers available for commercial sale beyond those in the early stages of development. Leveraging our photonic technology, we aim to deliver scalable, fault-tolerant and commercially useful quantum computing solutions that operate at room temperature, are manufacturable using existing silicon processes and are already proven to be modular, networkable and scalable.

Our business model focuses on providing customers with access to our quantum computing systems through cloud-based services, enabling quantum-computing-as-a-service (“QCaaS”), as well as offering related professional services to help organizations explore and implement quantum solutions. In addition to cloud access, we develop and distribute software frameworks that facilitate quantum algorithm development and integration into existing workflows. We collaborate with leading global organizations to explore applications in areas such as battery simulation and quantum machine learning.

As of June 30, 2026 and December 31, 2025, the Company had an accumulated deficit of $270.4 million and $206.3 million, respectively. For the six months ended June 30, 2026 and 2025, we incurred net losses of $62.7 million and $27.3 million, respectively. We expect to incur additional operating losses as we continue our research and development (“R&D”) activities and expand our commercial operations.

At present, our customers are concentrated. For the three months ended June 30, 2026, 75.0% of our revenues were attributable to two customers. For the three months ended June 30, 2025, 82% of our revenues were attributable to three customers. For the six months ended June 30, 2026, 79% of our revenues were attributable to two customers. For the six months ended June 30, 2025, 68% of our revenues were attributable to three customers.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our chief operating decision maker, our Chief Executive Officer, has determined that we operate in a single operating and reportable segment.

Recent Developments

On November 3, 2025, Xanadu entered into a merger agreement (the “Agreement”) with Crane Harbor Acquisition Corp. (“SPAC”) and Xanadu Quantum Technologies Inc. (“Old Xanadu”). The merger (“Reverse Recapitalization”) closed on March 26, 2026 (the “Closing Date”). At closing of the Reverse Capitalization (the “Closing”), Xanadu had three authorized classes of shares, multiple voting shares (“Class A Multiple Voting Shares”), subordinate voting shares (“Class B Subordinate Voting Shares”) and preferred shares issuable in series, of which only Xanadu Class A Multiple Voting Shares and Xanadu Class B Subordinate Voting Shares were issued and outstanding.

Gross proceeds from the Reverse Recapitalization were $301.6 million, which includes $275.0 million of Private Investment in Public Equity (“PIPE”) financing and $26.6 million from SPAC’s trust account. The Company incurred $52.2 million in total costs related to the Reverse Recapitalization and PIPE financing, of which $37.9 million were costs directly related to the issuance of shares, of which $1.3 million was allocated to the issuance of the earn out shares, and thus expensed to the consolidated statement operations and comprehensive loss, and the remaining $36.7 million was recorded against share capital.

In March 2026, we announced negotiations for up to C$390 million from the governments of Canada and Ontario to launch Project OPTIMISM and establish advanced semiconductor and photonic manufacturing infrastructure supporting Canada’s quantum supply chain. We expect to receive those funds over time as qualifying investments and R&D activities occur.

On May 20, 2026, the Company entered into a synthetic at-the-market (the “SATM”) equity facility with YA II PN, LTD., a Cayman Islands exempt limited company, through its investment manager, Yorkville Advisors Global, LP (“Yorkville Investor”), pursuant to a standby equity purchase agreement, pursuant to which, the Yorkville Investor has committed to purchase up to 30 million Class B Subordinate Voting Shares with an aggregate value of up to $300 million over 36 months (the “SATM Facility”). As of June 30, 2026, the Company has received $67,154 in net proceeds from the Yorkville Investor, through the issuance of 5.5 million Class B Subordinate Voting Shares.

In July, we announced an expansion of our U.S. operations, anchored by our growing presence in Albany, New York. This is part of a broader U.S. build-out. Our U.S. workforce has grown more than five-fold since 2023, with a distributed presence now across seventeen states, and we expect our U.S. headcount to continue to grow significantly throughout the remainder of 2026. The expansion into Albany also gives us direct access to established U.S. semiconductor and photonics supply chains, which we believe will help accelerate both our R&D and manufacturing timelines.

Throughout the quarter, we achieved milestones in our product roadmap by introducing key advancements to our quantum applications software stack and hardware architecture. We achieved an algorithmic breakthrough in Quantum Read-Only Memory (QROM), an important component for executing advanced quantum applications. This new implementation is expected to reduce the number of expensive quantum operations by approximately twofold, directly overcoming a significant hardware bottleneck that challenges near-term, utility-scale fault-tolerant quantum computers. We also achieved a separate hardware milestone in ultra-low loss photonic chip packaging, successfully demonstrating an ultra-low edge-coupling loss for our photonic chips to further optimize processing efficiency.

43

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Key Financial and Non-GAAP Metrics

We monitor revenue, cash and cash equivalents, net loss and Adjusted EBITDA as key financial metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. The following table summarizes our financial performance for the three and six months ended June 30, 2026 and 2025 for these key metrics. For a detailed discussion of our results of operations, including further commentary on our revenue and net loss, see the sections entitled “— Components of Results of Operations” and “— Results of Operations” below.

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands	2026	2025	2026	2025
Revenue	$1,511	$1,057	$4,343	$1,755
Cash and cash equivalents	312,780	50,594	312,780	50,594
Net loss	(42,051)	(15,140)	(62,655)	(27,345)
Adjusted EBITDA(1)	(21,333)	(13,386)	(35,214)	(24,046)

(1)	Adjusted EBITDA is a non-GAAP financial measure and is not a standardized measure and might not be comparable to similar financial measures disclosed by other issuers. See “Net Loss and Non-GAAP Financial Measure Adjusted EBITDA” and “Results and Reconciliation of Non-GAAP Financial Measure Adjusted EBITDA” for more information.

Revenue

We are currently in a pre-commercial stage and do not yet offer quantum computers available for commercial sale. Our primary activities are centered on the development of fault-tolerant, utility-scale photonic quantum computing systems. We consider our revenue as an indicator of technological viability on the path to commercial utility scale quantum computing. We are focused on our customer acquisition and retention efforts as we continue development of our full stack quantum computing offerings. While we are focused on revenue growth, we expect that in the near term, revenue will not be a reliable indicator of our performance, particularly from period-to-period, as we are still in the early stages of developing fault-tolerant, utility scale quantum computers and other products utilizing quantum technology that can be commercially successful at scale.

Our principal development project is the creation of a full-stack quantum computing solution that integrates proprietary photonic hardware with a modality-agnostic software platform. Our hardware progress is demonstrated through the Borealis and Aurora quantum computers. The software stack is anchored by PennyLane, a modality agnostic, open-source framework used by quantum application researchers globally. Our technical roadmap focuses on scaling networked, modular systems into large-scale, fault-tolerant machines. In 2022, our 216-qubit Borealis system achieved a milestone in quantum supremacy. In 2025, our Aurora system became the world’s first networked, modular photonic quantum computer, demonstrating real-time error detection.

Our architecture is currently designed with a target to scale to up to 100,000 physical qubits and up to 500 logical qubits in its next iteration. Through fiscal 2026, we expect to achieve device performance improvement and early fault-tolerance building blocks. After which, we will scale error-corrected operations and produce early error-corrected demonstrations and achieve the widely recognized threshold for broad-based capabilities in commercially valuable applications.

Operationally, we are subject to compliance with U.S. and Canadian foreign investment laws, including review by CFIUS and the Investment Canada Act and we will have to adhere to export controls on quantum computing technology and related software solutions. Please also refer to the section titled “Risk Factors” in our Annual Report.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cash and cash equivalents

Our cash and cash equivalents balance is a critical measure of our liquidity. We consider cash and cash equivalents to be an important measure for investors because it measures the amount of cash we have on hand for the significant capital expenditures required for research and development costs, scaling our infrastructure and technology and other business needs. Our cash and cash equivalents balance increased to $312.8 million as of June 30, 2026, from $16.2 million as of December 31, 2025, a net increase of $296.6 million. The increase is primarily driven by proceeds received from the Reverse Recapitalization and PIPE transaction and the SATM Facility. Our cash and cash equivalents are generally held in interest-bearing accounts which generated $2.6 million and $597 thousand for the three months ended June 30, 2026 and 2025 and; $2.8 million and $1.3 million for the six months ended June 30, 2026 and 2025, respectively. Our reporting and functional currency is the U.S. dollar and our sources of funds are primarily denominated in U.S. dollars. A significant portion of our operations occur in Canada, subjecting our cash position and related interest income to foreign currency risk, primarily related to fluctuations between the U.S. dollar and the Canadian dollar. We are continuing to invest in our treasury strategy as we raise additional funding to support our operations.

Net Loss and Non-GAAP Financial Measure Adjusted EBITDA

We use net loss to assess our operating performance. In addition to net loss, we provide Adjusted EBITDA, which is a financial measure that is not required by or presented in accordance with U.S. GAAP. Management believes that this measure provides investors with an additional meaningful method to evaluate certain aspects of our results period over period. We define Adjusted EBITDA as net loss before interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation, change in the fair value of financial instruments, and other non-recurring income and expenses. We use Adjusted EBITDA to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. Similar to revenue, while we use net loss and Adjusted EBITDA to measure our operating performance, we expect that in the near term, net loss and Adjusted EBITDA will not be reliable indicators of our performance, particularly from period-to-period, as we primarily focus on developing and readying our technology for commercial success. For additional information regarding Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss, see the section entitled “— Results and Reconciliation of Non-GAAP Financial Measure Adjusted EBITDA.”

Effective in the first quarter of 2026, the Company updated the definition of Adjusted EBITDA to exclude all “changes in fair value of financial instruments”. Previously, the Company’s definition only excluded the “change in fair value of warrant liabilities.” Management believes this broader exclusion provides a more consistent view of operating performance by removing non-cash market volatility across all financial instruments. There was no impact to Adjusted EBITDA for the three and six months ended June 30, 2025 as a result of this change, as the Company did not hold other financial instruments subject to fair value changes during that time.

Trends and Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and the section “Risk Factors” in our Annual Report.

Technology Milestones

Our business is dependent on our ability to demonstrate the technological feasibility of our products and services, as well as R&D of our technology. These milestones include achieving further error correction overhead breakthroughs and concurrent integration of our software stack with performance hardware. In addition, we remain steadfast in our commitment to developing commercially valuable applications, including executing our next generation architecture which is designed to scale up to 100,000 physical qubits and up to 500 logical qubits. Our technical milestones reflect a prudent calibration to ensure that our forthcoming deployments meet rigorous stability and performance standards essential for enterprise-grade integration.

Partnership Opportunities

Our future growth depends in part on our ability to continue to successfully identify and enter into strategic partnership opportunities. We have historically entered into partnerships with major multinational companies, government agencies and academic organizations to help enhance our capabilities, improve operational efficiencies, increase supply chain resilience and expand our addressable market. We expect we will continue to explore and enter new academic and commercial partnership opportunities that we believe are complementary to our business.

45

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

User Acquisition and Retention

The implementation of our monetization strategy is designed to capture value across the entire quantum technology stack. Our primary strategy for new customer acquisition is based on co-development and intellectual property creation, establishing deep commercial relationships with enterprises and governments focused on solving their most complex challenges. These collaborations are priced commensurate to the work required to complete them. As our applications move from classical simulation to commercial deployment, their workloads will be naturally directed toward our high-performance photonic hardware for which we expect revenue will be generated primarily through QCaaS, offering on-demand and subscription-based utilization of our photonic quantum computers via major cloud platforms and direct enterprise integrations.

Our hardware model is complemented by our market-leading software ecosystem, which we intend to monetize through subscription-based enterprise versions and sales of complementary quantum-classical workflow tools, thus converting our vast open-source user base into a recurring, high-margin software stream.

For customers requiring the highest security and data sovereignty, such as defense agencies, we plan to execute dedicated system sales of our physical quantum computers and the integrated software layer, complete with ongoing maintenance and support services.

Availability of Financing

The successful implementation of our monetization strategy is contingent upon significant and sustained capital investment to achieve the necessary technological and commercial scale. We anticipate substantial capital expenditures in the coming years primarily directed toward accelerating our R&D roadmap, scaling our photonic integrated circuit fabrication processes, and building the modular quantum racks required for utility-scale systems. Realizing our revenue will require material financial commitment to both hardware infrastructure development and the expansion of our scientific and commercial teams to support and service a global customer base. Our ability to secure adequate funding will be critical to achieving the scale necessary to transition from government grants and co-development revenue to consistent, high-volume compute economics.

Macroeconomic Environment

Results of our operations have varied and may continue to vary based on the impact of changes in the domestic or global economy. Negative conditions in the general economy in Canada, the United States and abroad, including conditions resulting from changes in gross domestic product growth, inflation, interest rates, financial and credit market fluctuations, international trade relations and tariffs, pandemics, political turmoil, natural catastrophes, warfare, and terrorist attacks, could negatively affect our business, including progress toward the development of quantum computing. It is not possible at this time to estimate the long-term impact that these and related events could have on our business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted. If these conditions persist and deepen, we could experience an inability to access additional capital if needed, or our liquidity could otherwise be impacted.

Components of Results of Operations

Revenue

The Company is currently in a pre-commercial stage and does not yet offer quantum computers available for commercial sale beyond those in the early stages of development. Our current revenue is generated through two primary channels: (i) professional services related to research projects, proof of concept development, and quantum education and (ii) compute and other services which includes provision of compute services, such as co-development and execution of quantum algorithms which may later be performed on the Company’s utility scale quantum computing systems, and provision, on a non-exclusive basis, via access to its photonic based-hardware, of QCaaS.

QCaaS revenue is recognized on a straight-line basis over the contract term. Professional services revenue is recognized based on completed milestones or hours and or costs incurred as appropriate. Revenue for partially completed milestones deemed probable of being met is recognized using an input measure based on actual labor hours incurred to date relative to total estimated labor hours required to complete the milestone. For fixed price milestone-based contracts, revenue is recognized based on the input measure noted above as control is expected to transfer over the period that the milestone is completed.

46

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operating Expenses

Our operating expenses consist of cost of revenue, R&D, general and administrative, sales and marketing expenses, depreciation and amortization, and other operating income.

Cost of Revenue

The cost of pre-commercial revenue includes all direct and indirect expenses related to delivering our services and where applicable, the cost of building specialized quantum hardware. This encompasses payroll-related expenses, including stock-based compensation, direct manufacturing costs and overhead costs allocated to customer- facing functions. Depreciation and amortization of quantum systems and related software are excluded from cost of revenue. Due to our effort to concentrate only on revenue projects that are aligned with our core R&D roadmap, these costs remain low as we incur only limited incremental costs over and above our planned R&D spend to meet our revenue obligations to our customers.

Research and Development

R&D expenses consist of costs incurred in performing R&D activities and include personnel-related costs, process development costs, chip fabrication costs, consulting fees, lab materials, software costs, cloud computing costs, and other related costs. R&D expenses also include purchased hardware and software costs related to quantum computing systems constructed for research purposes that are not probable of providing a future economic benefit and have no alternate future use as well as costs associated with third party R&D arrangements. Where tangible assets or software to be used in research and development activities is constructed by us or acquired, the costs are expensed as incurred unless those assets have an alternative future use. When assets with alternative future use are consumed in research and development activities they are recorded as research and development expenses. We expect an increase in R&D expenditure as we continue to invest in advancing our technology and supporting ongoing product development efforts.

General and Administrative

General and administrative expenses consist of personnel costs such as salaries, benefits, and stock-based compensation for employees, as well as overhead costs allocated to corporate, executive, finance, and other administrative functions. We expect these expenses to increase as we continue scaling our support functions to match business growth.

Sales and Marketing

Sales and marketing expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation for employees involved in sales and marketing activities, costs for direct advertising, marketing and promotional expenditures and allocated overhead costs for our sales and marketing functions. We expect to continue to make investments in sales and marketing to strengthen market presence and expand our customer base.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Depreciation and amortization

Depreciation and amortization expenses arise from depreciation and amortization of our property and equipment, such as our quantum computing systems, and intangible assets including patents and software over their estimated useful lives.

Other operating income, net

Other operating income, net, includes contributions from government, sponsorships of our community events and other transactional fees.

Interest Income (Expense), Net

Interest income (expense) includes interest income earned on our cash deposits and interest expense and loan remeasurements on our long-term debt.

Loss on fair value of earn-out share liabilities

Loss on fair value of earn-out share liabilities, is related to fair value adjustments from the valuation of our earn-out share liability.

Loss on derivative instruments, net

Loss on derivative instruments, net reflects mark-to-market fair value adjustments and realized losses upon settlement of the derivative contracts as common shares are issued in connection with our SATM facility.

Other income (expense), net

Other income (expense), net includes interest income earned on our cash deposits, gain and losses on disposal of equipment and foreign exchange gain (loss).

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations - Three Months Ended June 30, 2026 vs. 2025

The following table sets forth our results of operations for the periods indicated:

Comparison of the three months ended June 30, 2026 and 2025:

	Three Months Ended June 30,		Change
(In thousands; percent changes based on unrounded numbers)	2026	2025	Amount	%
Revenue	$1,511	$1,057	$454	43%
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization below)	128	60	68	111%
Research and development	19,723	13,012	6,711	52%
General and administrative	11,051	2,184	8,867	406%
Sales and marketing	547	372	175	47%
Depreciation and amortization	1,639	1,259	380	30%
Other operating income, net	(1,586)	(307)	(1,279)	417%
Total operating expenses	31,502	16,580	14,922	90%
Loss from operations	(29,991)	(15,523)	(14,468)	93%
Other income (expense), net:
Interest income (expense), net	2,319	342	1,977	579%
Loss on fair value of earn-out share liabilities, net	(10,597)	—	(10,597)	NM (1)
Loss on derivative instruments, net	(1,907)	—	(1,907)	NM
Other income (expense), net	(1,875)	41	(1,916)	(4707)%
Total other income (expense), net	(12,060)	383	(12,443)	(3255)%
Net loss	$(42,051)	$(15,140)	$(26,911)	178%
Cumulative translation adjustment	454	916	(462)	(50)%
Net comprehensive loss	$(41,597)	$(14,224)	$(27,373)	192%

(1)	Not meaningful

Revenue

Revenue increased by $454 thousand, or 43%, for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025. The increase in revenue was primarily due to our advancement to Stage B of the U.S. Defense Advanced Research Projects Agency (“DARPA”) led program assessing and validating quantum computing system performance against standardized metrics.

Operating Expenses

Cost of Revenue

Cost of revenue increased by $68 thousand, or 111%, for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025. The increase was primarily due to materials costs related to our DARPA program.

As a percentage of total revenue, cost of revenue was 8% and 6% for the three months ended June 30, 2026 and 2025, respectively. These costs remain low as the revenue contracts the Company enters into are aligned with our underlying R&D roadmap and only incremental costs to complete the performance obligations are included in cost of revenue.

49

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Research and Development

Research and development expenses increased by $6.7 million, or 52%, for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025. The increase was primarily driven by higher payroll-related expenses, including stock-based compensation, compared to the prior period. The higher payroll-related expenses were primarily due to increased headcount, which increased 24% period-over-period, and restricted share unit (“RSU”) grants awarded in the second quarter of 2026. Higher material consumption also contributed to the increase.

General and Administrative

General and administrative expenses increased by $8.9 million, or 406%, for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025. The increase was primarily driven by higher professional fees, including audit, regulatory, legal and capital markets fees associated with the SATM and operations as a public company, as well as an advisory fee related to the Reverse Recapitalization. The increase was also driven by higher payroll-related costs, including stock-based compensation, resulting from RSUs granted during the quarter and a 63% increase in general and administrative headcount compared to the prior-year period.

Sales and Marketing

Sales and marketing expenses increased by $175 thousand, or 47%, for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025. The increase was primarily due to higher public relations and marketing related costs to help support our growth as a newly publicly listed company as well as increased payroll-related costs, including stock based compensation.

Depreciation and Amortization

Depreciation and amortization expenses increased by $380 thousand, or 30%, for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025 primarily due to an increase in capitalized internal-use software expenses, quantum equipment, and office furniture and fixtures.

Other Operating Income, Net

Other operating income, net increased by $1.3 million, or 417%, for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025 primarily due to an increase in government grants received.

Other Income (Expense), Net

Interest Income (Expense), Net

Interest income (expense), net increased by $2.0 million, or 579%, for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025. The increase was primarily attributable to higher average cash balances throughout the second quarter of 2026 compared to the second quarter of 2025 due to proceeds received from the Reverse Recapitalization and PIPE transaction in March 2026.

Loss on Fair Value of Earn-out Share Liabilities, Net

A loss on fair value of earn-out share liabilities of $10.6 million was recorded for the three months ended June 30, 2026. This loss is related to a fair value adjustment from the final fair valuation of our earn out shares liability.

Loss on Derivative Instruments, Net

A loss on derivative instruments, net of $1.9 million was recorded for the three months ended June 30, 2026. The loss relates to mark-to-market fair value adjustments and realized losses upon settlement of the derivative contracts as common shares are issued in connection with our SATM facility.

50

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Other Income (Expense), Net

Other income (expense), net was a loss of $1.9 million for the three months ended June 30, 2026, compared to a gain of $41 thousand for the prior year period. The change was primarily driven by foreign exchange losses during the period.

Results of Operations - Six Months Ended June 30, 2026 vs. 2025

The following table sets forth our results of operations for the periods indicated:

Comparison of the six months ended June 30, 2026 and 2025:

	Six Months Ended June 30,		Change
(In thousands; percent changes based on unrounded numbers)	2026	2025	Amount	%
Revenue	$4,343	$1,755	$2,588	147%
Operating expenses:			—
Cost of revenue (exclusive of depreciation and amortization below)	240	110	130	119%
Research and development	37,604	23,020	14,584	63%
General and administrative	20,276	4,096	16,180	400%
Sales and marketing	1,948	600	1,348	203%
Depreciation and amortization	3,256	2,535	721	28%
Other operating income, net	(5,724)	(318)	(5,406)	1701%
Total operating expenses	57,600	30,043	27,557	92%
Loss from operations	(53,257)	(28,288)	(24,969)	88%
Other income (expense), net:
Interest income (expense), net	2,129	894	1,235	138%
Loss on fair value of earn-out share liabilities, net	(7,764)	—	(7,764)	NM
Loss on derivative instruments, net	(1,907)	—	(1,907)	NM
Other income (expense), net	(1,856)	49	(1,905)	(3968)%
Total other income (expense), net	(9,398)	943	(10,341)	(1098)%
Net loss	$(62,655)	$(27,345)	$(35,310)	129%
Cumulative translation adjustment	237	979	(742)	(76)%
Net comprehensive loss	$(62,418)	$(26,366)	$(36,052)	137%

(1)	Not meaningful

Revenue

Revenue increased by $2.6 million, or 147%, for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025. The increase in revenue was primarily attributable to our advancement to Stage B of the U.S. Defense Advanced Research Projects Agency led program assessing and validating quantum computing system performance against standardized metrics.

Operating Expenses

Cost of Revenue

Cost of revenue increased by $130 thousand, or 119%, for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025. The increase was primarily due to higher materials costs related to our DARPA program as well as higher labor costs incurred in connection with the performance of our various service contracts.

51

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As a percentage of total revenue, cost of revenue was 6% for each of the six months ended June 30, 2026 and 2025. These costs remain low as the revenue contracts the Company enters into are aligned with our underlying R&D roadmap and only incremental costs to complete the performance obligations are included in cost of revenue.

Research and Development

Research and development expenses increased by $14.6 million, or 63%, for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025. The increase was primarily driven by higher hardware utilization costs, specifically increased wafer consumption and process development costs, in addition to higher payroll-related expenses, including increased headcount and stock-based compensation due to second quarter 2026 RSU grants. Research and development headcount increased by 24%, as compared to the second quarter of 2025.

General and Administrative

General and administrative expenses increased by $16.2 million, or 400%, for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025. The increase was primarily driven by higher professional fees, including audit, regulatory, legal, advisory and capital market fees associated with our Reverse Recapitalization, SATM, and operations as a public company. The increase was also driven by higher payroll-related costs, including stock-based compensation, resulting from RSUs granted during the quarter and a 63% increase in general and administrative headcount compared to the prior-year period.

Sales and Marketing

Sales and marketing expenses increased by $1.3 million, or 203%, for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025. The increase was primarily driven by higher public relations, promotion and marketing costs related to our Reverse Recapitalization and operating as a public company.

Depreciation and Amortization

Depreciation and amortization expenses increased by $721 thousand, or 28%, for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025 primarily due to an increase in test equipment and capitalized internal-use software expenses.

Other Operating Income, Net

Other operating income, net increased by $5.4 million or 1701% for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025 primarily due to an increase in government grants received, which was partially offset by a loss related to revaluations of the Company’s warrants outstanding.

Other Income (Expense), Net

Interest Income (Expense), Net

Interest income (expense), net increased by $1.2 million, or 138%, for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025. The increase was primarily attributable to higher average cash balances throughout the first six months of 2026 compared to the 2025 period due to the Reverse Recapitalization and PIPE transaction in March 2026.

Loss on Fair Value of Earn-out Share Liabilities, Net

A net loss on fair value of earn-out share liabilities of $7.8 million was recorded for the six months ended June 30, 2026. This net loss is related to a fair value adjustment from the valuation of our earn out shares liability, from March 26, 2026 (the Closing) to their vesting dates for Tranche 1 (May 7, 2026) and Tranche 2 (May 13, 2026).

52

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Loss on Derivative Instruments, Net

A net loss on derivative instruments of $1.9 million was recorded for the six months ended June 30, 2026. The loss relates to mark-to-market fair value adjustments and realized losses upon settlement of the derivative contracts as Xanadu Class B Subordinate Voting Shares are issued in connection with our SATM facility.

Other Income (Expense), Net

Other income (expense), net was a loss of $1.9 million for the six months ended June 30, 2026, compared to a gain of $49 thousand for the prior year period. The change was primarily driven by foreign exchange losses during the period.

Summary of Quarterly Results

The following table sets forth our quarterly consolidated statements of operations data for each of the quarters indicated. The information for the quarters ended December 31, 2025 and December 31, 2024 has been derived from our audited annual consolidated financial statements. The information for each of the quarters has been prepared on an unaudited basis consistent with our audited annual consolidated financial statements and, in our opinion, includes all normal recurring adjustments necessary for the fair statement of the financial information contained in those statements. The following quarterly financial data should be read in conjunction with our annual consolidated financial statements and the related notes. These quarterly results are not necessarily indicative of our operating results for a full year or any future period.

	Three months ended
(In thousands except per share data)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Revenue	$1,511	$2,832	$1,875	$987	$1,057	$699	$711	$482
Net loss	$(42,051)	$(20,604)	$(23,024)	$(20,298)	$(15,140)	$(12,205)	$(10,850)	$(10,436)
Loss per share, basic and diluted	$(0.14)	$(0.28)	$(0.41)	$(0.36)	$(0.27)	$(0.22)	$(0.19)	$(0.19)

Quarterly Trends

Revenue

Our revenue trend is reflective of our pre-commercial state. Given that we are focused on the longer-term value proposition of utility scale quantum computers, our short-term revenue is generated from strategic revenue arrangements with customers with whom we can co-develop quantum algorithms, validate commercial use cases, and ensure that our technology is aligned with real-world demand.

Net Loss

Net loss has generally demonstrated an upward trend over the previous eight fiscal quarters as well as on a year-over-year basis as we accelerate our R&D efforts towards utility scale quantum computing. The increase in net loss is attributable to increases in operating expenses primarily for R&D as we accelerate and upsize our wafer runs and expand our internal capabilities to process them along with continued development of the remainder of our software and hardware capabilities. We have also had increases in general and administrative and sales and marketing expense due to the Reverse Recapitalization and PIPE transaction and SATM facility offerings. Beginning in 2026, we also incurred non-cash non-operating losses related to our earn-out liabilities and derivative financial instruments.

Quarter ended June 30, 2026

The second quarter 2026 net loss increased primarily due to an overall increase in operating expenses compared to prior quarters. The operating expense increase reflects higher R&D spend as well as general and administrative spend. In the second quarter of 2026, we also incurred non-cash non-operating losses related to fair value adjustments for our earn-out liabilities and derivative financial instruments.

53

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results and Reconciliation of Non-GAAP Financial Measure Adjusted EBITDA

To supplement our historical consolidated financial statements which are prepared and presented in accordance with U.S. GAAP, we use Adjusted EBITDA, as described below, to understand and evaluate our financial and operating performance. We define Adjusted EBITDA as net loss before interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation, change in fair value of financial instruments and other non-recurring income and expenses. We use Adjusted EBITDA to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. By excluding certain items that are nonrecurring or not reflective of the performance of our normal course of business, we believe that Adjusted EBITDA provides meaningful supplemental information regarding our performance. Accordingly, we believe that Adjusted EBITDA is useful to investors and others because it allows investors to supplement their understanding of our financial trends and evaluate our ongoing and future performance in the same manner as management. However, there are several limitations related to the use of Adjusted EBITDA as it reflects the exercise of judgment by our management about which expenses are excluded or included. Adjusted EBITDA should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with GAAP. In addition, our presentation of Adjusted EBITDA may be different from how such metric is used by other companies. The following charts provide unaudited reconciliations of U.S. GAAP-based financial measures to Adjusted EBITDA for the following periods presented.

Reconciliation of net loss to Non-GAAP Financial Measure Adjusted EBITDA for the three and six months ended June 30, 2026 and 2025:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Net loss	$(42,051)	$(15,140)	$(62,655)	$(27,345)
Excluding:
Depreciation and amortization	1,639	1,259	3,256	2,535
Stock-based compensation expense	4,678	848	6,086	1,658
Change in fair value of financial instruments (1)	12,504	(8)	10,566	(22)
Interest (income) expense, net (2)	(2,319)	(342)	(2,129)	(894)
Other (income) expense, net(3)	1,875	(41)	1,856	(49)
Non-recurring expenses(4)	2,341	38	7,806	71
Adjusted EBITDA loss	$(21,333)	$(13,386)	$(35,214)	$(24,046)

(1)	Includes the gain (loss) on the fair value of the warrant, earn-out share liabilities, and derivative instruments.

(2)	Interest (income) expense, net reflects the impact of interest earned on cash balances and non-cash interest expense relating to the SIF Loan (defined below).

(3)	Other (income) expense, net primarily consists of foreign exchange gain (loss).

(4)	Non-recurring expenses include professional fees such as legal, consulting, accounting and advisory fees incurred in connection with indirect costs related to the Reverse Recapitalization and PIPE Transaction, public offering, and the SATM Facility.

Our Adjusted EBITDA loss has increased period-over-period by $7.9 million from $13.4 million for the quarter ended June 30, 2025, to $21.3 million for the quarter ended June 30, 2026. For the six months ended June 30, 2026, Adjusted EBITDA loss increased by $11.2 million to $35.2 million from $24.0 million in the prior year period. This trend reflects the acceleration of our core R&D activities and strategic investments toward achieving utility-scale quantum computing. It also reflects higher ongoing general and administrative costs, including higher-payroll costs, related to our operating as a public company. As we are in a pre-commercial phase with an ambitious technology roadmap, our Adjusted EBITDA loss is expected to continue to increase for the foreseeable future.

54

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

As of June 30, 2026 and December 31, 2025, the Company had cash and cash equivalents of $312.8 million and $16.2 million and net working capital of $318.2 million and $31.2 million, respectively. We anticipate that our long-term cash requirements and obligations will be met through a combination of operating cash flows, additional government funding, equity raises and incurrence of additional indebtedness. This assessment is based on current internal forecasts and remains subject to changes in external and internal conditions. We have incurred recurring net losses and negative cash flows from operations since inception. As of June 30, 2026 and December 31, 2025, the Company had an accumulated deficit of $270.4 million and $206.3 million, respectively.

For the six months ended June 30, 2026 and 2025, we incurred net losses of $62.7 million and $27.3 million, and, the Company had net cash outflows from operating activities of $30.6 million and $27.4 million, respectively. We expect to incur additional operating losses and net operating cash outflows as we continue to expand our commercial operations and R&D activities.

During the first six months of 2026, we completed the following financing transactions (Refer to Notes 3, 9 and 13 of our Condensed Consolidated Financial Statements for additional information):

●	Received net proceeds from the Reverse Recapitalization and PIPE transaction of $263.6 million;

●	Received $67.2 million in net proceeds from the Yorkville Investor from the issuance of 5.5 million Class B Subordinate Voting Shares in connection with the SATM; and

●	Received $3.0 million in proceeds from the SIF Loan.

Our primary uses of cash and cash equivalents are to support the ongoing growth of our business, including funding our operations and capital expenditures. Significant cash resources are required to support our ongoing investments in R&D, as well as the commercialization of our products. These cash outflows are predictable since we enter into contracts with our key suppliers that define costs at the outset. While the costs are significant, we do have the ability to scale our research operations up or down to the extent that our cash position allows. Conversely, our cash inflows are dependent on enterprise and government partners whose ability to enter into revenue arrangements with us may be subject to complex approval structures and funding constraints making our ability to generate operating cash inflows unpredictable. When we require additional funding, we will seek to secure such best-efforts funding from various sources, including equity or debt financing and government assistance and subsidies. If we raise additional capital through the issuance of equity securities or securities convertible into equity, shareholders will experience dilution, and such securities may have rights or preferences senior to those of the holders of Xanadu Class A Multiple Voting Shares and Xanadu Class B Subordinate Voting Shares. In the future, if we obtain additional funds through debt financing, we may be subject to limitations on its operations, through debt covenants or other restrictions. There can be no assurance that we will be able to raise additional capital when needed or under acceptable terms.

Although we have successfully completed equity and debt financings in the past, there can be no assurance that equity and debt offerings in the future will be successful. Our current SIF Loan (as discussed in more detail below) and FedDev Loan (defined below), which allow us to receive contributions up to C$40.0 million and C$3.75 million, respectively, are contingent on our incurring defined eligible expenditures, provide additional funding for our R&D projects. As of June 30, 2026, we have received all SIF loan contributions of C$40.0 million and C$3.38 million in contributions the FedDev Loan. Additionally, our current SATM Facility allows us to issue up to an additional 24,532,476 Class B Subordinate Shares for up to $232.8 million in net cash proceeds over the term of the three-year agreement.

Based on our current operating plan, management believes that the existing cash and cash equivalents will be sufficient to fund operations, R&D activities, and capital expenditure requirements for at least 12 months from the date the Condensed Consolidated Financial Statements were issued. However, we have based this estimate as to how long we expect we will be able to fund our operations, R&D activities, and capital expenditure requirements on assumptions that may prove to be wrong and we could use our available capital resources sooner than we currently expect. We will continue to work with various funding sources to secure additional debt and equity financing and government assistance and subsidies, if required.

55

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Government of Canada’s Strategic Innovation Fund Agreement

On January 20, 2023, we entered into the Strategic Innovation Fund Agreement, by and between Old Xanadu and His Majesty the King in Right of Canada as represented by the Minister of Industry (the “Minister”), as amended on September 10, 2025 (the “SIF Loan”). The SIF Loan provides for a conditionally repayable contribution to support a C$177.8 million project for the development of photonic-based, fault-tolerant quantum computers. The contribution is for an amount up to the lesser of C$40.0 million or 23.13% of eligible supported costs. In the second quarter of 2026, we received the remaining C$4.0 million in funding from SIF, resulting in all C$40.0 million of the program’s funding being fully received.

Principal and interest amounts to be repaid under the SIF Loan are determined using a revenue-based formula and are capped at 150% of the principal amount. Repayments are due in up to 20 annual installments, commencing on April 30, 2028. If the total of the 20 revenue-based annual installments is less than the principal amount, any remaining repayment obligation will be forgiven.

The SIF Loan includes certain covenants requiring us to, among other things, support high-skilled jobs in Canada, collaborate with Canadian institutions and small and medium-sized Canadian-based enterprise, and invest in R&D within Canada, maintain certain intellectual property rights and certain other customary covenants.

Repayment of the SIF Loan contribution can be accelerated upon an event of default (as defined in the SIF Loan), termination or upon a change of control (as defined in the SIF Loan) that has not been approved by the Minister. In the event the Minister does not provide consent to a change of control, the Minister may require immediate repayment of all disbursed funds. Furthermore, in such circumstances, we may elect to terminate the SIF Loan by paying an additional amount based on contributions disbursed to date.

The SIF Loan expires on the later of March 1, 2048 or the date of the final repayment, other than certain provisions which survive for a period of three years following expiration. Conditional repayments, which are based on our future revenues, are scheduled to be made annually over a 20-year period commencing on April 30, 2028. As of June 30, 2026, we were in compliance with our obligations under the SIF Loan.

Commitments and Contractual Obligations

As of June 30, 2026, our total contractual obligations amounted to $90.5 million, consisting primarily of purchase commitments of $47.2 million, the majority of which relates to our leasehold improvements, equipment, foundry partners and operating lease commitments, totaling $40.9 million, of which $1.1 million is due within the next 12 months. Other than operating lease commitments, our cash requirements for fiscal year 2026 are expected to be driven mainly by operating expenses and continued investment in the development and advancement of our quantum computers. The remaining obligations consist of repayments of debt related to our Regional Quantum Initiative Contribution Agreement (the “FedDev Loan”), by and between Old Xanadu and His Majesty the King in Right of Canada as represented by the Minister of Federal Economic Development Agency for Southern Ontario totaling $2.4 million payable over the next six years.

Financial Instruments

We have financial assets including cash and accounts receivable that are recorded at amortized cost. Our financial liabilities, including accounts payable, accrued expenses and long-term debt which are recorded at amortized cost. Financial asset recorded at fair value consist of derivative assets. Financial liabilities carried at fair value include lease liabilities, warrant liabilities, and earn-out share liabilities.

In connection with completion of the Reverse Recapitalization, issued and outstanding Xanadu warrants were exchanged for warrants to purchase Xanadu Class A Multiple Voting Shares or warrants to purchase Xanadu Class B Subordinate Voting Shares. Additionally, contingently issuable earn-out share arrangements and derivative instruments are re-measured at fair value at each reporting date, with changes in fair value recognized in earnings within the consolidated statement of operations and comprehensive income.

56

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Other selected financial information

	June 30,	December 31,	Change
(In thousands)	2026	2025	Amount	%
Total assets	$384,009	$70,604	$313,405	444%
Non-current financial liabilities	57,963	37,183	20,780	56%

Total Assets

Total assets increased by $313.4 million, or 444%, to $384.0 million as of June 30, 2026 compared to total assets of $70.6 million as of December 31, 2025. The increase was primarily driven by proceeds from the Reverse Recapitalization and PIPE transaction and proceeds from the issuance of common shares through the SATM facility. Gross proceeds from the Reverse Recapitalization were $301.6 million, which includes $275.0 million of PIPE financing and $26.6 million of cash on hand from SPAC’s trust account. The Company incurred $52.2 million in total costs related to the Reverse Recapitalization and PIPE financing, of which $37.9 million were costs directly related to the issuance of shares, of which $1.3 million was allocated to the issuance of the earn out shares, and thus expensed to the consolidated statement operations and comprehensive loss, and the remaining $36.7 million was recorded against share capital. In connection with the SATM facility, we received $67.2 million in proceeds through the issuance of Class B Subordinate Voting Shares.

Non-current Financial Liabilities

Non-current financial liabilities consist of long-term lease liabilities, long-term debt and long-term deposits, which increased $20.8 million from June 30, 2026 as compared to December 31, 2025. The increase is primarily due to a $19.1 million operating lease liability recognized in the second quarter of 2026 in Toronto, Ontario over a 15 year term to service our future operations.

Cash Dividend

The Company did not declare or distribute any cash dividends for the three and six months ended June 30, 2026 and 2025.

57

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cash Flows

Analysis of cash flows for the six months ended June 30, 2026 and 2025:

The following table sets forth our cash flows for the periods indicated (in thousands):

	Six Months Ended June 30,
	2026	2025
Net cash used in operating activities	$(30,630)	$(27,374)
Net cash provided by financing activities	334,236	5,673
Net cash used in investing activities	(7,160)	(5,890)
Effect of foreign exchange rates on cash and cash equivalents	170	566
Net increase (decrease) in cash and cash equivalents	$296,616	$(27,025)

Cash Flows Used in Operating Activities

Cash flow from operating activities are significantly affected by our business growth, primarily related to R&D, sales and marketing, and general and administrative activities. Operating cash flows are also affected by working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities for the six months ended June 30, 2026 and 2025, was $30.6 million and $27.4 million, respectively.

The $3.3 million increase in cash used in operating activities was primarily driven by higher costs related to the expansion of operational activities to support growth and transition costs associated with operating as a public company, partially offset by working capital improvements.

Non-cash charges, increased to $22.6 million for the six months ended June 30, 2026 from $5.2 million provided for the six months ended June 30, 2025. The primary driver was a $10.6 million loss related to the change in fair value of financial instruments and a $4.3 million increase in stock-based compensation.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2026 and 2025 was $334.2 million and $5.7 million, respectively.

Our net cash flows provided by financing activities for the six months ended June 30, 2026 was primarily driven by proceeds from the Reverse Recapitalization and PIPE transaction. Gross proceeds from the transaction were $301.6 million, comprising $275.0 million of PIPE financing and $26.6 million of cash on hand from SPAC’s trust account. Gross proceeds received were reduced by $36.7 million in direct transaction costs, consisting primarily of legal, accounting, advisory, and other professional fees. In addition to the direct costs, $1.4 million of total indirect transaction costs were paid by SPAC prior to the closing of the Reverse Recapitalization and PIPE transaction. These costs were recorded directly to accumulated deficit in the consolidated balance sheet. Financing cash inflows also included $67.2 million in net proceeds from the issuance of 5.5 million Class B Subordinate Voting Shares under our SATM facility as well as $3.0 million in proceeds from our SIF loan.

Net cash provided by financing activities for the six months ended June 30, 2025 of $5.7 million primarily relates to proceeds from our SIF Loan.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the six months ended June 30, 2026 and 2025 was $7.2 million, and $5.9 million, respectively.

58

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our net cash flows used in investing activities for the six months ended June 30, 2026 included $6.4 million in purchases of property and equipment, of which $4.8 million relates to equipment deposits. Additionally, investing outflows included $761 thousand in purchases of intangible assets.

Our net cash flows used in investing activities for the six months ended June 30, 2025 included $4.3 million in capital expenditures for property and equipment and $1.6 million in purchases of intangible assets. In 2025, our investments were targeted towards expanding our packaging facility and acquiring specialized test equipment and embedded components essential for system integration and performance validation requiring a lower investment.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. Estimates are based on historical experience and other various assumptions management believes are reasonable at that time, the result of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and outcomes could differ materially from management’s estimates, judgment and assumptions.

Key sources of estimation uncertainty include:

Revenue Recognition

We derive revenue primarily from: (i) professional services related to research projects, proof of concept development, and quantum education and (ii) compute and other services which includes provision of compute services, such as co-development and execution of quantum algorithms on the Company’s quantum computing systems, and provision, on a non-exclusive basis, via access to its photonic based-hardware, of QCaaS.

Revenue for partially completed projects that are deemed probable of being met is recognized using an input measure based on actual labor hours incurred to date relative to total estimated labor hours required to complete the milestone. For fixed price milestone-based contracts, revenue is recognized based on this input measure as control is expected to transfer over the period that the milestone is completed. Total estimated labor hours are subject to management’s judgment and may be revised as projects progress. Significant changes to these estimates could result in material changes to expected revenue recognition patterns.

We enter contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. A contract’s transaction price is allocated to each distinct performance obligation based on their estimated standalone selling price. We determine standalone selling price based on the observable price of a product or service when it sells the products or services separately in similar circumstances and to similar customers. Certain products and services have limited or no history of being sold on a standalone basis. In these instances, we determine standalone selling price by considering its overall pricing objectives and market conditions, including cost plus a reasonable margin. Significant pricing practices considered include our discounting practices, the value of the contracts, historical standalone sales, customer demographics, geographic locations, and the number and types of users within the contracts. This practice requires judgment from management and the use of alternative inputs could result in revenue recognition patterns that vary from those reported.

Materials and Supplies

Materials and supplies consist primarily of chip fabrication and other costs incurred for the purposes of our R&D activities. These are carried at average cost and recorded in materials and supplies in the consolidated balance sheets then expensed when consumed if an alternative use exists. Otherwise, these costs are expensed when incurred. The assessment of these materials and supplies’ alternative use and the identification of costs directly incurred to fabricate the materials and supplies requires management judgment and is subject to the current R&D roadmap. Changes in our internal technological roadmap or in industry assessments of these materials and supplies could result in changes to our expense recognition patterns.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The fair value of equity-settled stock-based payments

We account for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. Equity-settled stock-based payments to employees and others providing similar services are recognized as stock-based compensation expense based on the fair value of the equity instruments at the grant date. We utilize the Black-Scholes model to determine the fair value of stock-based option awards. The Black-Scholes pricing model requires various subjective assumptions including the estimated fair value of the underlying shares and volatility. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future. The estimates related to the fair-value of equity-settled stock-based payments affect the value of stock-based compensation reflected in the financial statements.

Long-term revenue forecasts used in accounting for the SIF Loan

The SIF Loan is conditionally repayable according to a revenue-based formula. The debt arising from the SIF Loan was recorded at face value and will be amortized using the effective interest method, leading to the accrual of interest expenses over the estimated term of the SIF Loan. The amortization schedule is based on projected cash flows derived from our long-term revenue forecast, which is contingent upon the successful implementation of our monetization strategy as described in the section entitled “— Trends and Key Factors Affecting Operating Results”.

Subsequent changes in forecasted cash flows will be accounted for under the retrospective method, which entails a new effective interest rate being computed each period based on the original proceeds received, actual cash flows to date, and the revised estimate of remaining cash flows. The new discount rate is then used to adjust the carrying value of the debt to the present value of the revised cash flows, discounted at the new effective interest rate. The offset is recognized in interest expense.

Recently Issued and Adopted Accounting Standards

A discussion of recent accounting pronouncements issued and adopted is included in Note 2 - Basis of Presentation and Summary of Significant Accounting Policies to our Consolidated Financial Statements in the Annual Report.

Related Party Transactions

For additional information regarding related party transactions resulting from the Reverse Recapitalization, see ‘Item 7. Major Shareholders and Related Party Transactions’ in the Annual Report.

Share Information

On June 30, 2026, our outstanding share capital consisted of 251,555,764 Xanadu Class A Multiple Voting Shares issued and outstanding, and 52,668,260 Xanadu Class B Subordinate Voting Shares issued and outstanding.

In addition, as of June 30, 2026, 157,960 warrants to purchase Xanadu Class B Subordinate Voting Shares were outstanding. There were also 3,261,109 options to purchase Xanadu Class A Multiple Voting Shares and 43,705,394 options to purchase Xanadu Class B Subordinate Voting shares issued and outstanding.

As of August 4, 2026, our share capital consisted of (i) 248,737,921 Xanadu Class A Multiple Voting Shares issued and outstanding and 55,655,379 Class B Subordinate Voting Shares issued and outstanding.

Quantitative and Qualitative Disclosures about Market Risks

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in foreign currency exchange rates.

60

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Foreign Currency Exchange Risk

Our functional currency is the U.S. dollar. We undertake transactions denominated in various foreign currencies. As we expand our presence in international markets, our results of operations and cash flows may increasingly be subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any derivative arrangement to minimize the impact of these fluctuations in the exchange rates. We will periodically reassess our approach to managing our risk relating to fluctuations in currency rates.

We do not believe that foreign currency risk had a material effect on our business, financial condition, or results of operations during the periods presented.

As of June 30, 2026, we had Canadian denominated cash of $52.8 million and Canadian denominated net liabilities and loans payable of $64.8 million. The remaining amounts were denominated in U.S. dollars. Gains and losses arising upon translation of these amounts into U.S. dollars for inclusion in the consolidated financial statements are recognized in other income (expense), net in the statements of operations and comprehensive loss in the period in which they arise. A 5% weakening of the Canadian dollar versus the U.S. dollar, at June 30, 2026, would have increased the foreign exchange gain (loss) for the quarter by approximately $0.6 million while a 5% strengthening of the Canadian dollar would have increased our foreign exchange gain (loss) for the quarter by approximately $0.6 million. This analysis assumes that all other variables remain constant.

Interest Rate Risk

Interest rate risk is the risk arising from the effect of changes in prevailing interest rates on our financial instruments. Such exposure primarily involves our money market funds and time deposit accounts. The outstanding SIF Loan principal and interest amounts to be repaid are determined using a revenue-based formula and are capped at 150% of the principal amount. The FedDev loan is interest free and we are therefore not subject to interest rate risk with respect to these loans. It is management’s opinion that we are not exposed to significant interest rate risk, as we have no variable interest rate debt.

Credit Risk

Financial instruments that may expose us to concentration of credit risk include cash and accounts receivable. We maintain our cash and investments with high quality financial institutions, which, at times, may exceed federally insured limits. We perform periodic evaluations of relative credit standing of the financial institutions. With respect to accounts receivable, we monitor the credit quality of our customers and we have not yet experienced credit loss from accounts receivables. Management believes that we are not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash is held.

Liquidity Risk

Please see Item 5 and risk factors, including “We rely on funding and financial contributions from contracts with the public sector, including the Canadian government and U.S. government.” within our Annual Report.

Inflation Risk

We believe that inflation will have a general impact on our business in line with overall price increases, increases in the cost of borrowing, and operating in an inflationary economy. We cannot predict the timing, strength, or duration of any inflationary period or economic slowdown or its ultimate impact on the Company. If the conditions in the general economy significantly deviate from present levels and continue to deteriorate it could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Concentration Risk

For the three months ended June 30, 2026, 75.0% of our revenues were attributable to two customers. For the three months ended June 30, 2025, 82.0% of our revenues were attributable to three customers. For the six months ended June 30, 2026, 79% of our revenues were attributable to two customers. For the six months ended June 30, 2025, 68% of our revenues were attributable to three customers.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Disclosure Controls and Procedures and Internal Controls Over Financial Reporting

Management is responsible for establishing and maintaining a system of disclosure controls and procedures over the public disclosure of financial and non-financial information regarding the Company. Such controls and procedures are designed to provide reasonable assurance that all relevant information is gathered and reported to senior management on a timely basis, including to the Chief Executive Officer and the Chief Financial Officer, so that they can make appropriate and timely decisions regarding public disclosure. Management is also responsible for establishing and maintaining adequate internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial reports for external purposes in accordance with U.S. GAAP. The Company’s internal controls over financial reporting include, but are not limited to, detailed policies and procedures relating to financial accounting and reporting, and controls over systems that process and summarize transactions. The Company’s procedures for financial reporting also include the active involvement of qualified financial professionals, senior management and its Audit Committee. In designing such controls, it should be recognized that due to inherent limitations, any control, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives and may not prevent or detect misstatements. Additionally, management is required to use judgment in evaluating controls and procedures. Therefore, even if determined to be designed effectively, disclosure controls and internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation and presentation.

We conducted an evaluation of the effectiveness of our disclosure controls and procedures” (“Disclosure Controls”), as defined by Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings, as of December 31, 2025. The Disclosure Controls evaluation was done under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that such disclosure controls and procedures were not effective as at December 31, 2025 to provide reasonable assurance that the information required to be disclosed by the Company in reports it files is recorded, processed, summarized and reported, within the appropriate time periods and is accumulated and communicated to management, as appropriate to allow timely decisions regarding required disclosure and that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. This conclusion was due to the following material weaknesses in internal control over financial reporting:

●	Lack of formalized policies, procedures, and controls: We lacked adequate documentation across key processes (including, but not limited to, financial close and reporting, revenue, procure to pay, order to cash, share-based compensation, and Information Technology General Controls). In certain instances, incompatible duties were performed by the same individuals without sufficient mitigating controls; and

●	Insufficient qualified finance personnel: We lacked sufficient qualified personnel within the finance and reporting function possessing the appropriate level of knowledge, experience, and training in applicable securities laws reporting requirements and the ability to meet required reporting requirements under applicable rules and regulations. This limitation adversely affected our ability to maintain effective internal controls.

We are implementing measures designed to improve our internal control over financial reporting to remediate these material weaknesses, including the following:

●	Implementing a detailed internal control program by performing a top-down risk assessment, defining and documenting key controls across processes and systems, formalizing core policies and procedures and establishing governance including issue tracking and remediation

●	Strengthening our finance team by recruiting and onboarding additional qualified accounting and financial reporting personnel with SEC reporting experience and providing training around key concepts to enhance organizational awareness

62

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

While we are currently implementing these remediation measures, they have not been fully implemented and assessed, and therefore the material weaknesses remain as at June 30, 2026. Notwithstanding these identified material weaknesses, we believe that our interim financial statements present fairly, in all material respects, our business, financial condition and results of operations for the periods presented.

Except for the ongoing implementation of the remediation measures described above, there were no changes in our internal control over financial reporting during the three month period ended June 30, 2026 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Xanadu intends to take advantage of the benefits of this extended transition period and, following the consummation of the reverse recapitalization, will be an emerging growth company (for the period described in the immediately succeeding paragraph) and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare Xanadu’s financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

Xanadu will remain an emerging growth company under the JOBS Act until the earlier of:

●	The last day of the fiscal year in which its total annual gross revenues are $1.235 billion or more.

●	The last day of the fiscal year following the fifth anniversary of the completion of the Reverse Recapitalization.

●	The date on which it has issued more than $1.0 billion in non-convertible debt during the previous three years.

●	The date on which it is deemed to be a large accelerated filer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this MD&A and the documents incorporated by reference herein may constitute “forward-looking statements” for purposes of U.S. federal securities laws and “forward-looking information” for purposes of applicable Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect our current views with respect to, among other things, our capital resources, performance and results of operations. Likewise, all of our statements regarding anticipated growth in operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “expected,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “anticipated,” “projected,” “future,” or the negative version of these words or other comparable words or phrases.

63

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The forward-looking statements contained in this MD&A and the documents incorporated by reference herein reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. In particular, this MD&A contains forward-looking statements pertaining to changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; the implementation, market acceptance and success of our business model, growth strategy and opportunities, and our ability to commercialize our quantum computing technology; our expectations with respect to market opportunity and market growth; the expected benefits of and ability to maintain and enter into new contracts, awards and other relationships, partnerships or collaborations with other businesses, governments and government entities; the potential for our quantum computing technology to achieve quantum advantage; our ability to achieve timing and product development milestones on our product roadmap; our ability to attract and retain qualified employees and management; our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; expectations regarding the time during which we will be an emerging growth company under the JOBS Act; our future capital requirements and sources and uses of cash; our ability to obtain funding for our operations and future growth; our ability to draw down amounts under the Yorkville agreement; our ability to maintain the listing of the Class B Subordinate Voting Shares on the Nasdaq, the TSX or any other national exchange; the effects of competition on our future business; the impact of and changes in governmental regulations, tax laws and rates, and accounting guidance; the effectiveness of our internal controls and our corporate policies and procedures; expansion plans and opportunities; and the outcome of any known and unknown litigation and regulatory proceedings.

We do not guarantee that the events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

●	general economic uncertainty;

●	the effects of pandemics, public health emergencies, ongoing conflicts or similar force majeure events on the global economy;

●	the volatility of currency exchange rates;

●	our ability to obtain and maintain financing arrangements on attractive terms and to commercialize our quantum computing technology;

●	our ability to manage growth;

●	our ability to maintain the listing of the Xanadu Class B Subordinate Voting Shares on the Nasdaq, the TSX or any other national exchange;

●	the effects of competition on our future business;

●	potential disruption in our employee retention, changes in personnel and availability of qualified personnel, including as a result of the Reverse Recapitalization;

●	the impact of and changes in governmental regulations or the enforcement thereof, tax laws and rates, accounting guidance and similar matters in regions in which we operate or will operate in the future;

●	potential litigation, governmental or regulatory proceedings, investigations or inquiries involving us, including in relation to the Reverse Recapitalization;

●	international, national or local economic, social or political conditions that could adversely affect us and our business;

●	the effectiveness of our internal controls and our corporate policies and procedures;

●	the limited experience of certain members of our management team in operating a public company in the United States and Canada;

●	the volatility of the market price and liquidity of the Xanadu Class B Subordinate Voting Shares;

●	risks relating to any unforeseen liabilities of the Company;

●	failure to obtain lender consent, industry partner and other third-party consents and approvals, when required;

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

●	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	our expectations with respect to market opportunity and market growth;

●	the expected benefits of and ability to maintain and enter into new contracts, awards and other relationships, partnerships or collaborations with other businesses, governments and government entities;

●	the potential for our quantum computing technology to achieve quantum advantage;

●	our ability to achieve timing and product development milestones on our product roadmap;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

●	our ability to obtain funding for our operations and future growth, and our future capital requirements and sources and uses of cash;

●	expansion plans and opportunities, including risks related to the rollout of the Company’s business and expansion strategy; and

●	the need to obtain required approvals from regulatory authorities;

●	our ability to meet the conditions required to issue Xanadu Class B Subordinate Voting Shares pursuant to any equity financing arrangements;

●	the volatility of the price of the Xanadu Class B Subordinate Voting Shares that may result from future issuance or sales of shares;

●	the dilution of holders of Xanadu Class B Subordinate Voting Shares resulting from future issuances of shares, including pursuant to equity financing arrangements, the extent of which cannot be guaranteed;

●	risks related to compliance with U.S. and Canadian foreign investment review requirements, including review by the Committee on Foreign Investment in the United States and the Investment Canada Act, and export controls applicable to quantum computing technology;

●	the impact of changes in international trade relations and tariffs on our supply chain and operations; and

●	the risks associated with the rapid expansion of our U.S. operations, including our ability to establish and scale operations in new geographic locations.

65

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The forward-looking statements contained herein may prove incorrect. These forward-looking statements speak only as of the date of this MD&A and are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. For a further discussion of the risks and other factors that could cause our future results, performance or transactions to differ significantly from those expressed in any forward-looking statements, please see the section entitled “Risk Factors” in our Annual Report and our filings with the SEC (www.sec.gov) and the CSA (www.sedarplus.com). There may be additional risks that we do not presently know or that we currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements.

Such forward-looking statements are based on a number of estimates and assumptions that we believe are reasonable when made including, but not limited to, assumptions that none of the risks identified in our filings with the SEC (www.sec.gov) and the CSA (www.sedarplus.com) materialize; that there are no unforeseen changes to economic and market conditions, and no significant events occur outside the ordinary course of business. Such estimates and assumptions are made in light of the experience of management and its perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate and reasonable in the circumstances. However, there can be no assurance that such estimates and assumptions will prove to be correct.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made in making these forward-looking statements prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this MD&A and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Because forward- looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, these forward-looking statements should not be relied upon as guarantees of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual future results, levels of activity, performance and events and circumstances could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risks and uncertainties may emerge from time to time, and management cannot predict all risks and uncertainties. Except as required by applicable law, we do not undertake to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

66

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 20-F

(Mark One)

☐ REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2025

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☐ SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of event requiring this shell company report:

Commission File Number: 001-43205

Xanadu Quantum Technologies Limited

(Exact name of Registrant as specified in its charter)

Not applicable	Ontario
(Translation of Registrant’s name into English)	(Jurisdiction of incorporation or organization)

777 Bay Street, Suite 2400

Toronto, Ontario M5G 2C8
Canada

Tel: (416) 304-9629

(Address of principal executive offices)

Christian Weedbrook

777 Bay Street, Suite 2400

Toronto, Ontario M5G 2C8
Canada

Tel: (416) 304-9629

(Name, Telephone, Email and/or Facsimile number and Address of Company Contact Person)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Subordinate Voting Shares, without par value	XNDU	The Nasdaq Stock Market LLC / Toronto Stock Exchange

Securities registered or to be registered pursuant to Section 12(g) of the Act: None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act: None

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the shell company report:

As of December 31, 2025, Xanadu Quantum Technologies Limited had 1 common share, without par value, issued and outstanding. As of April 2, 2026, the issuer had 255,226,928 Class A Multiple Voting Shares, without par value, issued and outstanding, and 43,284,436 Class B Subordinate Voting Shares, without par value, issued and outstanding.

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

If this Annual Report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. Yes ☐ No ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

U.S. GAAP ☒	International Financial Reporting Standards as issued by the International Accounting Standards Board ☐	Other ☐

If “Other” has been checked in response to the previous question, indicate by check mark which financial statement item the registrant has elected to follow. Item 17 ☐ Item 18 ☐

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

i

EXPLANATORY NOTE

On March 26, 2026 (the “Closing Date”), Xanadu Quantum Technologies Limited, a company incorporated under the Business Corporations Act (Ontario) (the “Company” or “Xanadu”), consummated the previously announced business combination pursuant to the Business Combination Agreement (the “Business Combination Agreement”), dated as of November 3, 2025, by and among Crane Harbor Acquisition Corp., a Cayman Islands exempted company subsequently continued as a corporation under the Business Corporations Act (Ontario) (“OBCA”) and renamed following completion of the transaction as Xanadu Quantum Technologies Former SPAC Inc. (“Crane Harbor”), and Xanadu Quantum Technologies Inc., a corporation continued under the Business Corporations Act (Ontario) (“Old Xanadu”), which provided for, among other things and subject to the terms and conditions contained in the Business Combination Agreement, and the plan of arrangement (the “Plan of Arrangement”), (i) the continuation of Crane Harbor from the Companies Act (Cayman Islands) to the OBCA, (ii) the Company’s acquisition of all of the issued and outstanding shares in the capital of Crane Harbor in exchange for subordinate voting shares in the capital of the Company (“Class B Subordinate Voting Shares”) and all of the issued and outstanding shares in the capital of Old Xanadu, other than Non-Voting Common Shares in the capital of Old Xanadu (“Old Xanadu Non-Voting Common Shares”), for multiple voting shares in the capital of the Company (“Class A Multiple Voting Shares,” and together with the Class B Subordinate Voting Shares, the “Shares”) and all of the issued and outstanding Non-Voting Common Shares, for Class B Subordinate Voting Shares, in each case, by way of a court approved arrangement under Section 182 of the OBCA (the “Arrangement”), resulting in Crane Harbor and Old Xanadu becoming wholly-owned subsidiaries of the Company; and (iii) the listing of the Class B Subordinate Voting Shares for trading on each of the Nasdaq Global Market (“Nasdaq”) and the Toronto Stock Exchange (the “TSX”) (collectively, with the other transactions contemplated in the Business Combination Agreement, the Plan of Arrangement and the documents contemplated therein, the “Transactions”).

On the Closing Date and pursuant to the Plan of Arrangement, among other things, (i) each then issued and outstanding preferred share in the capital of Old Xanadu (an “Old Xanadu Preferred Share”) held by holder of Old Xanadu Preferred Shares was converted into and exchanged for one Voting Common Share in the capital of Old Xanadu (“Old Xanadu Voting Common Share”); (ii) each then issued and outstanding Old Xanadu Voting Common Share held by a holder of Old Xanadu Voting Common Shares was transferred to the Company in consideration for that number of Class A Multiple Voting Shares equal to the Exchange Ratio (as defined in the Plan of Arrangement); (iii) each then issued and outstanding Old Xanadu Non-Voting Common Share held by an Old Xanadu Non-Voting Common Shareholder was transferred to the Company in consideration for that number of Class B Subordinate Voting Shares equal to the Exchange Ratio; (iv) each option to acquire an Old Xanadu Voting Common Share (“Old Xanadu Voting Option”) then outstanding was exchanged for an option to purchase Class A Multiple Voting Shares (each, a “MVS Option”); (v) each then outstanding option to acquire an Old Xanadu Non-Voting Common Share (“Old Xanadu Non-Voting Option”) was exchanged for an option to purchase Class B Subordinate Voting Shares (each, a “SVS Option”); and (vi) each then outstanding Old Xanadu warrant to purchase Old Xanadu Voting Common Shares was exchanged for a warrant to purchase Class A Multiple Voting Shares (the “MVS Warrants”) and each then outstanding Old Xanadu warrant to purchase Old Xanadu Non-Voting Common Shares was exchanged for a warrant to purchase Class B Subordinate Voting Shares (the “SVS Warrants,” and together with the MVS Warrants, the “Warrants”), each as provided in the Plan of Arrangement.

The Class B Subordinate Voting Shares are traded on Nasdaq and the TSX under the symbol “XNDU.”

introduction

As used in this Annual Report on Form 20-F (“Annual Report”), unless the context indicates or requires otherwise, all references to the “Company,” “Xanadu,” “we,” “us,” or “our,” refer to Xanadu Quantum Technologies Limited following completion of the Business Combination. As a result of the Business Combination, Old Xanadu is a wholly-owned subsidiary of Xanadu. Discussions in this Annual Report regarding the business of Xanadu prior to March 26, 2026 refer to the business carried on by Old Xanadu. In this Annual Report, unless otherwise specified, all monetary amounts are in U.S. dollars. All references to “C$” mean Canadian dollars and all references to “$” or “US$” mean U.S. dollars.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Annual Report and the documents incorporated by reference herein may constitute “forward-looking statements” for purposes of U.S. federal securities laws and “forward-looking information” for purposes of applicable Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect our current views with respect to, among other things, our capital resources, performance and results of operations. Likewise, all of our statements regarding anticipated growth in operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “expected,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “anticipated,” “projected,” “future,” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this Annual Report and the documents incorporated by reference herein reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. In particular, this Annual Report contains forward-looking statements pertaining to our consolidated capitalization; the number of Shares to be issued pursuant to (a) the Stock Option Plan dated as of January 15, 2017, as amended; (b) the 2017 Equity Incentive Plan, dated as of October 30, 2017, as amended; and (c) the 2018 Equity Incentive Plan, dated as of April 6, 2018 (collectively, the “Legacy Equity Plans”) and our Omnibus Plan (as defined in this Annual Report); the executive compensation of our executive officers; changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; the implementation, market acceptance and success of our business model, growth strategy and opportunities, and our ability to commercialize our quantum computing technology; our expectations with respect to market opportunity and market growth; the expected benefits of and ability to maintain and enter into new contracts, awards and other relationships, partnerships or collaborations with other businesses, governments and government entities; the potential for our quantum computing technology to achieve quantum supremacy; our ability to achieve timing and product development milestones on our product roadmap; our ability to attract and retain qualified employees and management; our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; expectations regarding the time during which we will be an emerging growth company under the JOBS Act; our future capital requirements and sources and uses of cash; our ability to obtain funding for our operations and future growth; expansion plans and opportunities; and the outcome of any known and unknown litigation and regulatory proceedings.

We do not guarantee that the events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

●	general economic uncertainty;

●	the effects of a global pandemic;

●	the volatility of currency exchange rates;

●	our ability to obtain and maintain financing arrangements on attractive terms and to commercialize our quantum computing technology;

●	our ability to manage growth;

●	our ability to maintain the listing of the Class B Subordinate Voting Shares on the Nasdaq, the TSX or any other national exchange;

●	the effects of competition on our future business;

●	potential disruption in our employee retention, changes in personnel and availability of qualified personnel, including as a result of the Business Combination;

●	the impact of and changes in governmental regulations or the enforcement thereof, tax laws and rates, accounting guidance and similar matters in regions in which we operate or will operate in the future;

●	potential litigation, governmental or regulatory proceedings, investigations or inquiries involving us, including in relation to the Business Combination;

●	international, national or local economic, social or political conditions that could adversely affect us and our business;

●	the effectiveness of our internal controls and our corporate policies and procedures;

●	the limited experience of certain members of our management team in operating a public company in the United States and Canada;

●	the volatility of the market price and liquidity of the Class B Subordinate Voting Shares;

●	risks relating to any unforeseen liabilities of the Company;

●	failure to obtain lender consent, industry partner and other third-party consents and approvals, when required;

●	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	our expectations with respect to market opportunity and market growth;

●	the expected benefits of and ability to maintain and enter into new contracts, awards and other relationships, partnerships or collaborations with other businesses, governments and government entities;

●	the potential for our quantum computing technology to achieve quantum supremacy;

●	our ability to achieve timing and product development milestones on our product roadmap;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

●	our ability to obtain funding for our operations and future growth, and our future capital requirements and sources and uses of cash;

●	expansion plans and opportunities, including risks related to the rollout of the Company’s business and expansion strategy; and

●	the need to obtain required approvals from regulatory authorities.

The forward-looking statements contained herein may prove incorrect. These forward-looking statements speak only as of the date of this Annual Report and are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. For a further discussion of the risks and other factors that could cause our future results, performance or transactions to differ significantly from those expressed in any forward-looking statements, please see the section entitled “Risk Factors” in this Annual Report and our filings with the U.S. Securities and Exchange Commission (the “SEC”) (www.sec.gov) and Canadian Securities Administrators (the “CSA”) (www.sedarplus.com). There may be additional risks that we do not presently know or that we currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements.

Such forward-looking statements are based on a number of estimates and assumptions that we believe are reasonable when made including, but not limited to, the perceived benefits of the Business Combination; the effects of the Business Combination on Old Xanadu; assumptions that none of the risks identified in our filings with the SEC (www.sec.gov) and the CSA (www.sedarplus.com) materialize; that there are no unforeseen changes to economic and market conditions, and no significant events occur outside the ordinary course of business. Such estimates and assumptions are made in light of the experience of management and its perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate and reasonable in the circumstances. However, there can be no assurance that such estimates and assumptions will prove to be correct.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made in making these forward-looking statements prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Annual Report and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, these forward-looking statements should not be relied upon as guarantees of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual future results, levels of activity, performance and events and circumstances could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risks and uncertainties may emerge from time to time, and management cannot predict all risks and uncertainties. Except as required by applicable law, we do not undertake to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

v

PART I

ITEM 1. IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Not applicable.

ITEM 2. OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

ITEM 3. KEY INFORMATION

A. [Reserved]

B. Capitalization and Indebtedness

Not applicable.

C. Reasons for the Offer and Use of Proceeds

Not applicable.

D. Risk Factors

Summary of Risk Factors

●	Our business is subject to a number of risks of which you should be aware before making a decision to invest in our Shares. These risks include, among others, the following:

●	Our business involves technology that is not mature and we face significant barriers in our attempts to produce products that meet desired technical specifications. We have not produced a commercially scalable, fault-tolerant quantum computer and face significant barriers in our development and manufacturing efforts. If we cannot successfully overcome those barriers, our business will be negatively impacted and could fail.

●	We have a history of operating losses and negative cash flows, and may not achieve or sustain profitability in the future.

●	We may not be able to meet the reliability standards for safety, performance and consistent uptime required by our quantum computing technology and related software solutions and applications.

●	If we do not adequately fund our research and development efforts or use research and development teams effectively, we may not be able to achieve our technological goals, build scalable, commercial quantum solutions, or compete effectively, and our business and operating results may be harmed.

●	If our quantum computers fail to achieve broad-based capabilities, our business, financial condition and future prospects may be harmed.

●	We face significant risks in launching and scaling our quantum computing technology and related software solutions and applications.

●	Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

●	Market adoption of cloud-based quantum computing technology and related software solutions and applications is relatively new and unproven and may not grow as we expect and, even if market demand increases, the demand for our cloud-based Quantum-Computing-as-a-service (“QCaaS”) may not increase, or certain customers may be reluctant to use a cloud-based QCaaS for applications, any of which may harm our business and results of operations.

●	We derive a significant amount of our revenues from a few significant customers. The loss of a significant customer could adversely affect our business, financial condition and results of operations.

●	We will require substantial additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available.

●	We are, or may be subject to risks associated with our current or future customers, partnerships or strategic relationships, and we may not be able to maintain our current strategic partnerships, including relationships with certain government entities or prime contractors, or realize the anticipated benefits from any such relationships or opportunities in the future.

●	We may be required to record significant charges for impairment of our long-lived assets, other assets or investments as a result of an adverse change in market conditions in the future.

●	If our quantum computing technology and related software solutions and applications are not compatible with some or all industry-standard hardware and software in the future, our business could be harmed.

●	We may face supply chain issues that could delay the introduction of certain of our products and negatively impact our business and operating results.

●	We are highly dependent on our key employees who have specialized knowledge, and our ability to attract and retain and motivate senior management and other key employees is critical to our success.

●	Our management team has limited experience in operating a public company.

●	We use certain open source technology in our business, which could expose us to information security vulnerabilities, result in failures, errors and defects, or subject us to possible litigation or to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost or that we make publicly available our confidential, proprietary source code and any other intellectual property that we developed using or derived from such open source software.

●	Our use of AI may result in reputational harm, legal liability, competitive risks, and regulatory concerns that could adversely affect our business, operating results, and financial condition.

●	Unfavorable conditions in our industry or the global economy, including as a result of certain catastrophic events, may disrupt our business, limit our ability to grow, and negatively affect our results of operations.

●	Because our success depends, in part, on our ability to expand sales internationally, our business will be susceptible to risks associated with international operations.

●	Our international operations may subject us to greater than anticipated tax liabilities.

●	We are subject to governmental export and import controls and trade and economic sanctions laws that could impair our ability to compete in global markets and subject us to liability if we are not in full compliance with applicable laws and other controls.

●	We and the third parties with whom we work are subject to stringent and evolving laws, regulations and rules, contractual obligations, industry standards, policies and other obligations in the jurisdictions in which we operate related to data privacy and security.

●	Investments in us may be subject to U.S. and Canadian foreign investment laws governing direct and indirect foreign acquisitions of and investments in U.S. or Canadian businesses. If applicable, such laws may impose conditions or limitations on a foreign investor’s ownership of and rights with respect to Xanadu or Old Xanadu.

●	If we fail to secure sufficient license rights to intellectual property owned by our collaborators, or if we fail to comply with our obligations under our agreements with these collaborators, it could delay, prevent, or increase our costs of development and commercialization of our products.

●	We may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards or other costs and limit our ability to use certain key technologies in the future or require development of non-infringing products, services, or technologies, which could result in a significant expenditure and otherwise harm our business.

●	Some of our intellectual property has been conceived or developed through university and/or government-funded research or development and thus may be subject to the internal intellectual property policies of such universities and/or federal regulations or policies providing for certain rights for the funding government or imposing certain obligations on us and compliance with such regulations or policies (including related contractual obligations) may limit our exclusive rights and our ability to contract with domestic manufacturers, and may impose other restrictions on our business.

●	An active trading market for our Class B Subordinate Voting Shares may not develop, which would adversely affect the liquidity and their price.

●	Our dual class share structure will concentrate voting control and the ability to influence corporate matters with holders of Class A Multiple Voting Shares.

●	We have identified material weaknesses in our internal control over financial reporting.

●	The occurrence of adverse events, cancellations of significant projects, delays in project timelines, adjustments in cost structures, and other negative developments announced by competitors could have an impact on our operations, financial performance, and future prospects.

Risks Related to Our Business

Our business involves technology that is not mature and we face significant barriers in our attempts to produce products that meet desired technical specifications. We have not produced a commercially scalable, fault-tolerant quantum computer and face significant barriers in our development and manufacturing efforts. If we cannot successfully overcome those barriers, our business will be negatively impacted and could fail.

Our mission is to build fault-tolerant, utility scale quantum computers that are useful and available to people everywhere. Producing quantum computers and other products utilizing quantum technology is a difficult undertaking. There are significant research, development, and manufacturing challenges that we and our business partners must overcome to build our quantum computers and other products. Overcoming such challenges will require advances in both science and engineering, and we and our business partners may not have the ability to deliver those advances. We are still in the development stage and face significant challenges in developing quantum computers with sufficient performance and scale to meet the requirements of commercial use-cases and in producing quantum computers in commercial volumes. Some of the development challenges that could prevent the introduction of our quantum computers and other products within our pipeline include, but are not limited to, failure to find scalable ways to generate, control, and manipulate qubits, failure to reduce photon loss, failure to transition quantum systems to leverage low-cost components, and failure to scale up the relationship of logical qubits to physical qubits. For example, we have currently only demonstrated twelve logical qubits with photon loss not meeting the required levels. Our architecture is designed with a target to scale up to 100,000 physical qubits and up to 500 logical qubits in 2029-2030, which is the widely recognized threshold for achieving broad-based capabilities in commercially valuable applications; however, we may not be successful in reaching that threshold in the near term or at all, or be successful in deploying our quantum computing capabilities to our target customers at scale by such time. Moreover, although photonic qubits can operate at or near room temperature, certain optical and electronic subsystems, such as detectors, qubit generation assemblies or supporting photonic and electronic assemblies may require temperature control or other advanced cooling methods to meet fidelity and stability targets. If our quantum computers require more stringent operating conditions than anticipated, or if we cannot achieve performance targets without advanced cooling methods or temperature controls, our costs, power needs and serviceability could increase, delaying commercialization and impairing customer adoption. Overcoming these development challenges will be time consuming and costly and we do not expect to achieve these results for a number of years.

In addition, we and our manufacturing partners will need to develop the manufacturing processes necessary to make these quantum computers and other products within our pipeline in high volume. We have not yet developed partnerships or entered into long term supply agreements for manufacturing or validated or obtained the rights to a manufacturing process, nor acquired the tools or developed the processes or support functions necessary to produce high volumes of our quantum cores, computers, sensors or certain other products within our pipeline that meet all commercial requirements. If a manufacturer fails to deliver or delays the delivery of products within our pipeline, we will be required to seek an alternative source of supply. Although alternate manufacturers are available, any change in suppliers would necessitate a change in the design, a process which could take up to several years and entail higher manufacturing costs, since we do not currently own the intellectual property of the technical specifications related to the manufacturing processes necessary to make quantum computers and other products within our pipeline. If we are not able to overcome these manufacturing hurdles in building our quantum computers and other products there would be a delay in the development and marketing of our products, which could have a material adverse effect on our business, financial condition and results of operations.

Even if we complete development and achieve volume production of our quantum computers and/or other products in our pipeline, if the cost, performance characteristics or other specifications of such products fall short of our projections, our business, financial condition and results of operations would be adversely affected.

We have a history of operating losses and negative cash flows, and may not achieve or sustain profitability in the future.

We have experienced net losses and negative cash flows from operations in each period since inception. We generated net losses of $70.7 million and $46.0 million for the years ended December 31, 2025 and 2024, respectively, and had net cash outflows from operating activities of $68.0 million and $41.7 million for the same periods. As of December 31, 2025, we had an accumulated deficit of $183.3 million. As of December 31, 2025 and 2024, we had cash and cash equivalents of $16.2 million and $77.6 million and net working capital of $31.2 million and $85.0 million, respectively We are a development stage company and have earned limited revenue to date. While we have experienced revenue growth in recent periods, we are not certain whether or when we will obtain a high enough volume of sales to achieve or maintain profitability in the future. We expect to continue to incur additional operating losses and net operating cash outflows, and the rate at which we incur losses will be significantly higher in future periods as we, among other things, continue to incur significant expenses in connection with the design, development, and manufacturing of our quantum computing technology and related software solutions and applications; expand our research and development (“R&D”) activities as we continue to introduce new offerings and services to extend the functionality of our platform; invest in manufacturing capabilities; build up inventories of components for our quantum computers; increase our sales and marketing activities; develop our distribution infrastructure; and increase our general and administrative functions to support our growing operations and operating as a public company. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses. If we are unable to achieve and/or sustain profitability, or if we are unable to achieve the growth that we expect from these investments, it could have a material adverse effect on our business, financial condition, or results of operations and could impair our ability to raise capital, expand our business, maintain our development efforts, obtain regulatory approvals, diversify our product offerings, or continue our operations, and may cause the price of our Class B Subordinate Voting Shares to decline. Our business model is unproven and may never allow us to cover our costs.

We may not be able to meet the reliability standards for safety, performance and consistent uptime required by our quantum computing technology and related software solutions and applications.

Our quantum computing technology and related software solutions and applications, including our cloud-based QCaaS (defined below) platform, require that we meet very high reliability standards for safety, performance and consistent uptime. In the past, our QCaaS platform operated under limited hours and at limited capacity. While we are planning to expand and improve our QCaaS operations to reduce or avoid such limitations in the future, any such limitations, disruption or closures could have a material adverse effect our business.

If we do not adequately fund our R&D efforts or use R&D teams effectively, we may not be able to achieve our technological goals, build scalable, commercial quantum solutions, or compete effectively, and our business and operating results may be harmed.

Our photonic quantum computers, QCaaS platform and computing platform technologies are still in early stages of development and will require significant R&D expense and time before our technologies will be available at commercial scale. Maintaining adequate R&D personnel and resources to meet the demands of the market is essential. If we experience high employee or management turnover, or a lack of other R&D resources, we may be unable to achieve our technological and strategic goals. The success of our business is dependent on our R&D teams developing a roadmap that allows us to achieve technical milestones, retain and increase the spending of our existing customers and attract new customers. The quantum technology industry is quickly evolving, and we may invest significantly in particular functionality or integrations that may become obsolete in the future, and any future product offerings, features or enhancements that we develop may be unsuccessful. To help us remain competitive, we must continue to develop new product offerings and reach technological milestones, as well as add features and enhancements to our existing products. The success of any future product offerings, enhancements or features depends on several factors, including our understanding of market demand, timely execution, successful introduction and market acceptance. We may not successfully develop features or products that meet customer needs and our products, if generally made available at commercial scale at all, may not achieve adequate acceptance in the market. Additionally, our products may not result in our ability to recoup our investments in a timely manner, or at all. Our failure to maintain adequate R&D resources, to use our R&D resources efficiently or to compete effectively with the R&D programs of our competitors could materially adversely affect our business.

If our quantum computers fail to achieve broad-based capabilities, our business, financial condition and future prospects may be harmed.

“Quantum supremacy” refers to the point at which a quantum computer performs a task that a classical (non-quantum) computer could not complete within a reasonable time frame, regardless of whether the task has any practical or commercial use. “Broad-based capabilities” refers to the point at which quantum computers can perform a task that has commercial value. No current quantum computers, including our quantum hardware, have reached broad-based capabilities, and they may never reach such capabilities. Achieving broad-based capabilities will be critical to the success of any quantum computing company, including us. However, achieving broad-based capabilities would not necessarily lead to commercial viability of the technology that accomplished such capabilities, nor would it mean that such system could outperform classical computers in tasks other than the one used to determine broad-based capabilities.

Our architecture is designed with a target to scale up to 100,000 physical qubits and up to 500 logical qubits in 2029-2030, which is the widely recognized threshold for achieving broad-based capabilities in commercially valuable applications; however, we may not be successful in reaching that threshold in 2029-2030, or be successful in deploying our quantum computing capabilities to our target customers at scale by such time. If we cannot develop quantum computers that have broad-based capabilities that can better address real world problems relative to classical computing or competing quantum solutions, customers may not continue to purchase our products and services. If other companies’ quantum computers reach broad-based capabilities prior to the time our quantum computers reach such capabilities, such technological breakthroughs could render our quantum technology obsolete or inferior to other products, which could lead to a loss of our customers and have a material adverse effect on our business, financial condition and results of operations.

Additionally, capital and operating costs for the foreseeable future, are difficult to project, inherently variable and are subject to significant change based on a variety of factors including regulatory oversight, operating agreements, supply chain availability, inflation and other factors. Opportunities for cost reductions in quantum cores, logical qubits and other quantum computing and sensing products are similarly uncertain. While we believe our cost estimates are reasonable, they may increase significantly through design maturity, when accounting for supply chain availability or as a result of other factors. To the extent cost reductions in these areas are not achieved within the expected timeframe or magnitude, our products, may not be cost competitive with alternative technologies, which may have a material adverse effect on our business prospects, financial condition, results of operations and cash flows and could harm our reputation

We face significant risks in launching and scaling our quantum computing technology and related software solutions and applications.

Our ability to execute our business plan effectively depends on several factors, including market demand, pricing competitiveness, operational efficiency, customer acquisition and retention, regulatory compliance, and access to sufficient capital to support our quantum computers, quantum software and computing platform technologies. If we fail to assess consumer demand accurately or establish a sustainable pricing model, we may not attract enough subscribers to achieve profitability. Additionally, as we have limited experience operating a subscription- and cloud-based quantum computing solution and application, we may encounter unexpected logistical, financial, and technological challenges, which could delay or hinder implementation. For example, while we anticipate that many customers will engage through cloud-based access, not all workloads or industries are amenable to shared compute environments.

For customers handling sensitive or classified data, particularly in government and defense sectors, we expect to offer on-premise system deployments. These systems will be installed directly into enterprise or sovereign data centers and supported through long-term service, maintenance, and upgrade agreements, which will require significant expansion in personnel for installation and ongoing support, posing additional operational risks.

Our continued growth and expansion of our existing and new quantum computing technology and related software solutions and applications may also subject us to the following additional challenges and constraints:

●	We face challenges in ensuring the productivity of a growing employee base, including recruiting, training, and retaining skilled personnel in areas such as sales and marketing and information technology;

●	The technological or operational challenges associated with cloud-based quantum computing technology and related software solutions and applications and customer service in a subscription model may be more complex than anticipated;

●	The challenges in successfully managing our subscription model, which depends upon our ability to properly price our subscription-based arrangements, maintain systems and processes to properly account for and administer subscriptions, deliver our platform and products, retain our customers, and further develop or acquire related technologies and infrastructure;

●	The execution of our future plans will require significant capital investment and expenditures, and there is no guarantee that we will have access to adequate funding;

●	The legal and compliance requirements for cloud-based subscription software vary across different jurisdictions and any unfavorable regulatory changes could restrict our ability to operate or scale our software solutions and applications effectively; and

●	General market conditions, consumer preferences, and economic and political developments in Canada, the U.S., in and around Taiwan, Ukraine, the Middle East and other areas of the world.

If we are unable to successfully launch or scale our software solutions and applications, or if they fail to gain sufficient market acceptance, we may not realize the anticipated benefits of this expansion strategy. This could result in financial losses, inefficiencies in resource allocation, and a negative impact on our overall business performance and future growth prospects.

All of these endeavors involve risks and will require significant management, financial, and human resources. We cannot assure you that we will be able to launch and scale our quantum computing technology and related software solutions and applications. There is no assurance that the investment to be made by us as contemplated under our future plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, results of operations, and prospects may be materially and adversely affected.

As an early-stage company with a limited operating history, it is difficult to forecast our future results of operations and funding requirements.

As a result of our limited operating history, our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Our ability to generate revenues will largely be dependent on our ability to develop and produce computing technology and related software solutions and applications with increasing numbers of qubits and to connect those quantum computers via quantum networks. However, our scalable business model has not been formed and it is possible that our latest technical roadmap will not be realized as quickly as expected, or at all. The development of our scalable business model will likely require the incurrence of a substantially higher level of costs than incurred to date, while our revenues will not substantially increase until more powerful, scalable computers are produced, which requires a number of technological advancements that may not occur on the currently anticipated timetable, or at all. Further, in future periods, our growth could slow or decline for a number of reasons, including but not limited to slowing demand for our service offerings, increased competition, changes to technology, inability to scale up our technology, a decrease in the growth of the overall market, or our failure, for any reason, to continue to take advantage of growth opportunities. As a result, our historical results should not be considered indicative of our future performance.

We have also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties and our future growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer. Our success as a business ultimately relies upon fundamental R&D breakthroughs in the coming years. There is no certainty these R&D milestones will be achieved as quickly as expected, or at all.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Our market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of current or prospective customers covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. In addition, alternatives to quantum computing technology and their related software and applications may present themselves, which could substantially reduce the market for our products. Any expansion in our market depends on a number of factors, including the cost, performance and perceived value associated with our quantum solutions.

The methodology and assumptions used to estimate market opportunities may differ materially from the methodologies and assumptions we have historically used to estimate the total addressable market. To estimate the size of our market opportunities and our growth rates, we have relied on publicly available market reports by research and consulting firms, peer-reviewed journals and our own internal estimates. While our estimates of the total addressable market opportunity included in this Annual Report are made in good faith and are based on assumptions and estimates we believe to be reasonable under the circumstances, these estimates of the total addressable market and growth forecasts are subject to significant uncertainty, are based on assumptions and estimates that may not prove to be accurate and are based on data published by third parties that we have not independently verified. For example, if advances in classical computing prove more robust for longer than currently anticipated, it could adversely affect the timing of any quantum supremacy being achieved, if at all. If our estimates of total market opportunity and growth forecasts prove to be inaccurate, it could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to scale our business quickly enough to meet customer and market demand, which could adversely affect our financial condition and results of operations or cause us to fail to execute on our business strategies.

In order to grow our business, we will need to continually evolve and scale our business and operations to meet customer and market demand. We have a limited sales history for our quantum computing technology and related software solutions and applications, and the majority of our revenue is derived from professional services for research projects, proof of concept development, and quantum education, compute services and our quantum platform-as-a-service offering. Our business model is unproven and we have never sold any of our products at large-scale commercial levels. Evolving and scaling our business and operations places increased demands on our management, as well as our financial and operational resources to:

●	continue to develop our quantum computing technology and related software solutions and applications, including by offering QCaaS via cloud platforms and enterprise integrations, and to plan and prepare for future commercialization;

●	attract new customers and grow our customer base, including by selling dedicated photonic quantum computers for secure or sovereign deployments with ongoing support;

●	co-develop intellectual property with strategic partners for revenue sharing and commercialization;

●	commercialize PennyLane through enterprise subscriptions and developer tools for SaaS revenue;

●	co-develop proprietary quantum algorithms and applications with industrial partners;

●	license intellectual property for adjacent markets in classical datacom, sensing, and telecommunications;

●	monetize our underlying photonics technology and resulting intellectual property in adjacent non-computing markets, including the quantum internet and sensing;

●	effectively manage organizational change;

●	design scalable processes;

●	accelerate and/or refocus our R&D activities;

●	expand manufacturing, supply chain and distribution capacity;

●	increase sales and marketing efforts;

●	broaden customer support and services capabilities;

●	maintain or increase operational efficiencies;

●	scale support operations in a cost-effective manner;

●	implement appropriate operational and financial systems; and

●	maintain effective financial disclosure controls and procedures.

Commercial production of quantum computing technology and related applications may never occur. We have no experience in producing large quantities of our quantum computing technology and related software solutions and applications and are currently in the early stages of development of our products. There are significant technological and logistical challenges associated with developing, producing, marketing, selling and distributing products in an advanced technology industry, including our products, and we may not be able to resolve all of the difficulties that may arise, including managing production at a scale or quality consistent with customer demand, in a timely or cost-effective manner, or at all.

If we cannot evolve and scale our business and operations effectively, we may not be able to execute our business strategies in a cost-effective manner and our business, financial condition and results of operations could be adversely affected.

Market adoption of cloud-based quantum computing technology and related software solutions and applications is relatively new and unproven and may not grow as we expect and, even if market demand increases, the demand for our cloud-based QCaaS may not increase, or certain customers may be reluctant to use a cloud-based QCaaS for applications, any of which may harm our business and results of operations.

We plan to derive much of our revenue from our cloud-based quantum computing technology and related software solutions and applications, which we expect to continue for the foreseeable future. As such, the market acceptance of our platform is critical to our continued success. To date, we have generated limited revenue from QCaaS. It is difficult to predict customer adoption rates and demand for our solutions and professional services, the entry of competitive platforms and service providers, or the future growth rate and size of our markets.

In addition, for cloud-based solutions to be widely accepted, organizations must overcome any concerns with moving sensitive information to a cloud-based platform. Demand for our platform in particular is affected by a number of other factors, some of which are beyond our control. These factors include continued market acceptance of our cloud-based quantum computing platform and cloud-based QCaaS, the pace at which existing customers realize benefits from the use of our platform and decide to expand deployment of our platform across their business, the timing of development and release of new products by our competitors, technological change, reliability and security, the pace at which enterprises undergo digital transformation, and developments in data privacy regulations. Furthermore, we expect that the needs of our customers will continue to rapidly change and increase in complexity. We will need to continually improve the functionality and performance of our platform to meet those rapidly changing, complex demands. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of relevant solutions in general or our platform in particular, our business operations, financial results, and growth prospects will be materially and adversely affected.

We derive a significant amount of our revenues from a few significant customers. The loss of a significant customer could adversely affect our business, financial condition and results of operations.

A substantial percentage of our current revenues are generated from a relatively small number of customers and the loss of a significant customer could materially and adversely affect us. For the year ended December 31, 2025, 78% of our revenues were attributable to three customers, each contributing 44%, 20%, and 14%. For the year ended December 31, 2024, 53% of our revenue was earned from a single customer and 10% was earned from a second customer. For the year ended December 31, 2023, 70% of our total revenue was earned from a single customer and 15% was earned from a second customer.

Our agreements with significant customers generally fall into two categories and cover four different customers. The first relates to commercial agreements with private entities, which typically feature multi-year initial terms with defined renewal options, such as by prior written notice or automatically unless terminated, and include specific clauses for termination for convenience and for cause. In contrast, the second relates to our contracts with the Canadian and United States governments, which are for shorter, fixed periods (ranging from six months to two years). These agreements typically incorporate standard government-wide general conditions, including customer-friendly termination for convenience and termination for default provisions. These agreements with our significant customers are generally dependent on, and subject to, our ability to demonstrate the technological feasibility of our products and services, as well as research and development of our technology.

Our consolidated results of operations could be adversely affected if any of our significant customers terminate their contracts with us, fail to renew their existing contracts, or do not enter into new contracts with us. Replacing significant customers is difficult, and it is unlikely we would be able to replace such a loss in revenue from a single or a few larger customers. The loss of one or more of our larger customers could have a material adverse effect on our business, financial condition, results of operations and ability to meet our obligations. In addition, if a significant customer experiences liquidity constraints or other financial difficulties it may be unable to make required payments to us or seek to renegotiate contracts, which could adversely affect our liquidity and profitability. As we are currently an early-revenue company, the loss of any customer is unlikely to have a material adverse effect on our business, financial condition, results of operations and ability to meet our obligations, however, as we head further along our path to commercialization, the risk that the loss of a customer could have a material adverse effect increases.

Our business could be harmed if we fail to manage growth effectively.

If we fail to manage growth effectively, our business, results of operations and financial condition could be harmed. We anticipate that a period of significant expansion will be required to address the growth of our operations and personnel that will be necessary to develop and commercialize our existing and new quantum computing technology and related software solutions and applications. This expansion will place a significant strain on our management, operational and financial resources. Expansion will require significant cash investments and management resources, and there is no guarantee that they will generate additional sales of our products, or that we will be able to avoid cost overruns or hire additional personnel to support this growth as required. In addition, we will also need to ensure our compliance with regulatory requirements in various jurisdictions applicable to the sale, installation and servicing of our products. To manage the growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and establish and maintain qualified finance, administrative and operations staff. We may be unable to acquire the necessary capabilities and personnel required to manage growth or to identify, manage and exploit potential strategic relationships and market opportunities.

Our quarterly revenues are hard to predict, and may not grow at the rates at which you expect in the future.

Our revenue was approximately $4.6 million for the fiscal year ended December 31, 2025, consisting primarily of professional services for application development and proof of concept, and approximately $1.6 million for the fiscal year ended December 31, 2024. We do not currently have quantum computers available for commercial sale beyond those in the beta stage of development. You should not rely on the revenue growth of any prior quarterly or annual period, either individually or collectively, as an indication of our future performance. Even if our revenue increases in the future, we expect that our revenue growth rate will fluctuate as a result of a variety of factors, including as we continue to develop our quantum computing technology and related software solutions and applications.

Overall growth of our revenue also depends on a number of factors, including our ability to:

●	expand the features and functionality of our quantum computing technology and related software solutions and applications;

●	extend our product leadership to expand our addressable market;

●	differentiate our quantum computing technology and related software solutions and applications from similar platforms offered by others;

●	successfully develop a substantial sales pipeline for our products;

●	hire sufficient sales personnel to support our growth and reduce the time for such personnel to achieve desired productivity levels;

●	attract new customers and expand sales to our existing customers, including by effectively marketing and pricing our quantum computing technology and related software solutions and applications;

●	increase awareness of our brand on a global basis as a quantum computing leader to successfully compete with other companies;

●	provide our customers with support that meets their needs;

●	effectively leverage and expand our partner ecosystem;

●	protect against security incidents;

●	successfully protect our intellectual property in Canada, the United States and other jurisdictions; and

●	expand to new international markets and grow within existing markets.

We may not successfully accomplish any of these objectives, and as a result, it is difficult for us to forecast our future results of operations. If the assumptions that we use to plan our business are incorrect or if we are unable to maintain consistent revenue or revenue growth, we may not be able to achieve and maintain profitability.

In addition, we expect to continue to expend substantial financial and other resources on:

●	the development of new products, features and functionality for our existing and future quantum computing technology and related software solutions and applications;

●	the physical assets and facilities required to enable our product development and product manufacturing;

●	our partner ecosystem;

●	international expansion;

●	acquisitions or strategic investments;

●	expansion and enablement of our sales and marketing organizations to increase brand awareness and drive adoption of our solutions; and

●	general administration, including increased legal, human resources, compliance and accounting expenses associated with being a public company.

These investments may not result in increased revenue for our business. If we are unable to maintain or increase our revenue at a rate sufficient to offset the expected increase in our costs, our business, financial condition and results of operations will be harmed, and we may not be able to achieve or maintain profitability. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, decreased revenue growth associated with general macroeconomic and market conditions, volatility or disruptions (including the effect of those events on our customers) and other unknown factors that may result in losses in future periods. If our revenue does not meet our expectations in future periods, our business, financial condition and results of operations may be harmed.

We will require substantial additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available.

Our business and our future plans for expansion are capital-intensive, and the specific timing of cash inflows and outflows may fluctuate substantially from period to period. We believe that our cash and cash equivalents as of December 31, 2025 are sufficient to meet our anticipated operating cash needs for at least the next 12 months based on our current business plan, and expectations and assumptions, considering current macroeconomic conditions. Our operating plan may change because of factors currently unknown, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations or government contracts. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. Any such financings may result in dilution to holders of Shares (“Shareholders”), issuance of securities with priority as to liquidation and dividends and other rights more favorable than our Shares, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect our business.

There can be no assurance that financing will be available to us on favorable terms, or at all. Weakness and volatility in capital markets and the economy, in general or as a result of bank failures or macroeconomic conditions, such as high inflation, interest rates, geopolitical events and changes in government policies, could limit our access to capital markets and increase our costs of borrowing. The inability to obtain financing when needed may make it more difficult for us to operate our business or implement and execute our quantum computing growth plans and may require us to scale back our operating plans.

We are, or may be subject to risks associated with our current or future customers, partnerships or strategic relationships, and we may not be able to maintain our current strategic partnerships, including relationships with certain government entities or prime contractors, or realize the anticipated benefits from any such relationships or opportunities in the future.

We have entered into binding and non-binding memoranda of understanding and letters of intent (collectively, “MOUs”) with certain key collaborators and development partners with the goal of advancing our technologies and expanding our strategic relationships in the future. We may in the future enter into additional strategic partnerships through similar MOUs. There is no guarantee that any of our MOUs will lead to lasting or successful business relationships with such collaborators and/or development partners, or that any of our development partnerships will ultimately lead to advancement of commercial products. These strategic partnerships may subject us to several risks, including risks associated with sharing proprietary information, non-performance by third parties, and increased expenses in establishing new strategic partnerships, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent that any of these third parties suffer negative publicity or harm to their reputation from events relating to our business, we may be required to indemnify such parties. We may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

We have entered into, and may enter into, strategic partnerships to develop our current and future R&D programs with government and other public entities to accomplish one or more of the following:

●	develop utility-scale, photonic quantum computing technology and related software solutions and applications;

●	develop manufacturing processes for low loss photonic integrated circuits;

●	obtain expertise in relevant markets;

●	obtain sales and marketing services or support;

●	obtain equipment and facilities;

●	develop quantum algorithms and applications;

●	develop the quantum software stack including compilers;

●	develop relationships with potential future customers; and

●	generate revenue.

Strategic partnerships and ongoing customer relationships will be an important factor in the growth and success of our business. However, there are no assurances that we will be able to continue to identify or secure suitable business relationship opportunities in the future, and our competitors may capitalize on such opportunities before we do. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects, financial condition, and operating results could be materially adversely affected.

We may be required to record significant charges for impairment of our long-lived assets, other assets or investments as a result of an adverse change in market conditions in the future.

An adverse change in market conditions, including a negative change to our position in the market, or lack of growth in demand for our products could be considered to be an impairment triggering event. Such changes in the future could impact valuation assumptions relating to the recoverability of assets and may result in impairment charges to our long-lived assets, other assets or investments, which would have a material adverse effect on our operating results and harm our business.

There are inherent uncertainties in management’s estimates, judgments and assumptions used in assessing recoverability of intangible and other long-lived assets. Any material changes in key assumptions, including failure to meet business plans, a deterioration in the U.S., Canadian and global financial markets, an increase in interest rates or an increase in the cost of equity financing by market participants within the industry or other unanticipated events and circumstances, may decrease our projected cash flows or increase discount rates and could potentially result in an impairment charge. From time to time, we may be required to record a significant charge to earnings in our consolidated financial statements during the period in which any impairment of our long-lived assets is determined, which might have a materially adverse impact on our business operations and our financial position or results of operations.

If our quantum computing technology and related software solutions and applications are not compatible with some or all industry-standard hardware and software in the future, our business could be harmed.

Programming for quantum computing technology and related software solutions and applications requires unique tools, software, hardware, and development environments. We have focused our efforts on creating full-stack quantum computing technology and related software solutions and applications utilizing photonic-based quantum computing hardware with a modality-agnostic software platform. We rely on third parties to create and advance hardware, software, standards, specifications, applications, and services that enable these systems to integrate into various environments and be utilized for various customer use cases. Full utilization of our quantum computing technology and related software solutions and applications may depend on these third-party hardware, software, standards, specifications, applications, and services, which may not be compatible with our quantum computing technology and related software solutions and applications and their development, or may not be available to us or our customers on commercially reasonable terms, or at all, which could harm our business.

If our customers are unable to achieve compatibility between our quantum hardware and software and other hardware and software, it could impact our relationships with such customers or with customers generally, if the incompatibility is more widespread. In addition, the mere announcement of an incompatibility problem relating to our products with higher level hardware and software tools could cause us to suffer reputational harm and/or lead to a loss of customers. Any adverse impacts from the incompatibility of our quantum solutions could adversely affect our business, operating results, and financial condition.

We may expend our resources to pursue particular products, designs, sectors or investments and we may fail to capitalize on such products, designs, sectors or investments and/or forego other products, designs, sectors or investments that may have been more profitable or for which there may have been a greater likelihood of success.

We have limited financial and operational resources. As such, we must prioritize our R&D for use of quantum technology within certain products, designs sectors or investments. Correctly prioritizing our R&D activities is particularly important for us due to the breadth of companies building or seeking to build quantum solutions that can meet the requirements for solving commercial problems. Our resource allocation decisions may cause us to forego or delay pursuit of opportunities in other products, designs, sectors or investments that later prove to have greater commercial potential and ability to achieve quantum advantage, which would have a material adverse effect on our business, prospects and financial results. We may also fail to capitalize on the products, designs, sectors, or investments we choose to pursue. In addition, because we are pursuing the development and commercialization of multiple verticals on our quantum platform at the same time, we may face challenges related to the appropriate focus of management resources and attention, as well as R&D funding in pursuing these verticals. The failure to correctly prioritize our efforts could adversely affect our business, operating results and financial condition.

We may be unable to reduce the cost of developing our quantum computing technology and related software solutions and applications, which may prevent us from pricing our quantum offerings competitively.

The success of our business is dependent on the cost per logical qubit decreasing over the next several years as our quantum computers and software advance, which is based on achieving anticipated economies of scale related to demand for our computer systems and software, technological innovation and negotiations with third-party suppliers, research organizations and development partners. We have not yet developed partnerships or entered into long term supply agreements with each of the parties that we will need to in order to advance our current business plan. If we do not achieve economies of scale or if the anticipated cost savings do not materialize, we may be unable to achieve a lower cost per logical qubit, which would make our quantum computing technology and related software solutions and applications less competitive than those offered by our competitors and could have a material adverse effect on our business, financial condition and results of operations. Due to macroeconomic headwinds, including inflation, we have experienced and may continue to experience increased costs, including with respect to labor and products. The failure to price our offerings competitively could adversely affect our business, operating results and financial condition.

The quantum technology industry is competitive on a global scale, and we may not be successful in establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.

The markets in which we operate are rapidly evolving and highly competitive. As these markets continue to mature and new technologies and competitors enter such markets, we expect competition to intensify. Our current competitors include, but are not limited to:

●	large, well-established tech companies that generally compete in all of our markets, including Amazon, Google, IBM, Intel and Microsoft;

●	quantum computing companies, such as IonQ, PsiQuantum, Infleqtion, D-Wave Computing and Rigetti Computing;

●	countries such as the United States, Canada, Japan, China, Russia, Australia, the United Kingdom (“UK”) and certain countries in the European Union (“EU”), which sponsor material government-funded research in quantum computing;

●	less-established public and private companies with competing technology, including companies located outside the United States and Canada; and

●	new or emerging entrants seeking to develop competing technologies.

We compete based on various factors, including technology, price, performance, fidelity, brand recognition and reputation, customer support and differentiated capabilities, scalability and reliability. Many of our competitors have substantially greater brand recognition, customer relationships and financial, technical and other resources, including an experienced sales force and sophisticated supply chain management. They may be able to respond more effectively than us to new or changing opportunities, technologies, standards, customer requirements and buying practices or to cross-subsidize their quantum offerings from their other higher margin operations. In addition, many countries are focused on developing quantum solutions either in the private or public sector and may subsidize quantum computers and other technology, which may make it difficult for us to compete. Many of these competitors do not face the same challenges that we do in growing our business, including research, development, manufacturing, sales and marketing. Moreover, other competitors might be able to compete with us by bundling their other products in a way that does not allow us to offer a competitive solution.

Our photonic quantum computers and software also compete with non-photonic architectures that may have substantial support from large, well-established technology companies and developer ecosystems. If developers, independent software vendors and cloud providers prioritize such non-photonic architectures and related SDKs or other software, or if they reduce support for photonic quantum computers and software, our ability to attract developers, partners and customers could be impaired. Furthermore, the value of our quantum software is partly derived from its ability to connect with existing hardware infrastructures of our quantum computing system and other hardware providers (e.g., IBM, IonQ, QuEra). If such providers prioritize their own SDKs and reduce support for our quantum computers and software, including PennyLane, the utility of our solutions could be materially reduced. Even if our photonic quantum computers and software are adopted, entrenched standards and integrations around non-photonic technology systems may delay or prevent adoption of our photonic quantum computers and software, which could materially adversely affect our business, results of operations and financial condition.

We must be able to achieve our objectives in a timely manner or our quantum computing and other technology may lose ground to competitors, including competing technologies. There are a large number of market participants, including certain sovereign nations, focused on developing quantum technology, including quantum computing and networking technology. Accordingly, we must dedicate significant resources to achieving any technical objectives on the timelines established by our management team. Any failure to achieve objectives in a timely manner could adversely affect our business, operating results and financial condition.

For all of these reasons, competition may negatively impact our ability to maintain and grow consumption of our products and platform or put downward pressure on our prices and gross margins, any of which could materially harm our reputation, business, results of operations and financial condition.

The quantum technology industry is in its early stages and volatile, and if it does not develop, if it develops slower than we expect, if it develops in a manner that does not require use of our quantum solutions, if it encounters negative publicity or if our solutions do not drive commercial engagement, the growth of our business will be harmed.

The nascent market for quantum technology is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing customer demands and behaviors. If the market for quantum technology in general, or a certain quantum technology sector, such as quantum computing, does not develop as expected, or develops more slowly than expected, our business, prospects, financial condition and operating results could be harmed.

Our quantum hardware is based on a photonic modality. There are a number of other quantum hardware technologies being pursued. If the industry fails to adopt a photonic modality or adopts a competing quantum technology, this would adversely affect our business, prospects, financial condition and operating results.

In addition, our growth and demand for our products is highly dependent upon the adoption of certain quantum technologies and commercially useful quantum algorithms to run on quantum computers by developers and customers, as well as on our ability to demonstrate the value of quantum solutions to our customers. Delays in future generations of our quantum computers or other technology, or technical failures at other quantum computing or other quantum technology companies could limit market acceptance of our solution. Negative publicity concerning our solution or the quantum technology industry as a whole, or a certain quantum technology sector, could limit market acceptance of our solution. We believe quantum technology will solve many large-scale problems. However, such problems may never be solvable by quantum technology or may only be solvable by systems that are more technologically mature than we currently expect. If our clients and partners do not perceive the benefits of our solutions and products, or if our solution does not drive customer engagement, then our market may not develop at all, or it may develop slower than we expect. If any of these events occur, it could have a material adverse effect on our business, financial condition and results of operations. If progress towards quantum advantage ever slows relative to expectations, it could adversely impact revenues and customer confidence to continue to pay for testing, access and “quantum readiness.” This would adversely affect revenues in the period before quantum advantage.

Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Even if the market in which we compete meets the size estimates and growth forecasted, our business could fail to grow at similar rates, if at all, and may contract.

Before we will be in a position to begin the growth needed to capture meaningful market opportunity, we must first complete development of utility scale quantum computing technology and related software solutions and applications. Once we have developed suitable commercially scalable product offerings, our growth will depend upon our ability to successfully scale up manufacturing of our products in sufficient quantity and quality, in a timely or cost-effective manner. Any future growth will also depend upon our ability to successfully market and sell quantum computing technology and related software solutions and applications. We have no experience with the distribution and sale of quantum computing technology and related software solutions and applications at scale. Any future growth and long-term success will depend upon the development of our sales and delivery capabilities.

Unforeseen issues associated with scaling up and constructing quantum computing technology and related software solutions and applications at commercially viable levels, and selling our technology, could negatively impact our business, financial condition and results of operations.

Moreover, because of our unique technology, our customers will require particular support and service functions, some of which are not currently available. If we experience delays in adding such support capacity or servicing our customers efficiently or experience unforeseen issues with the reliability of our technology, it could overburden our servicing and support capabilities. Similarly, if we enter into additional government contracts or expand to new geographies, we may be required to rapidly increase the availability of these services. Failure to adequately support and service our customers may inhibit our growth and ability to expand computing targets globally. There can be no assurance that our projections on which such targets are based will prove accurate or that the pace of growth will meet customer expectations. Failure to grow at rates similar to that of the quantum computing, software and networking industries may adversely affect our operating results and our ability to effectively compete in the industry.

Our business and future growth are dependent on the success of our strategic relationships with third parties.

We depend on, and anticipate that we will continue to depend on, various third-party suppliers, contractors, and strategic partners, some of which we have not yet developed partnerships or entered into long term supply agreements with, in order to sustain and grow our business now and in the future. Failure of any of these suppliers to continue to provide products and services to maintain, support or secure their technology platforms or our integrations, or errors or defects in their technologies, products or services, could adversely affect our relationships with our customers, damage our brand and reputation and result in delays or difficulties in our ability to provide our products and platform. Our ability to produce and scale our photonic quantum computers is dependent also upon components we must source from the electronics and semiconductor industries. Shortages or supply interruptions in any of these components will adversely impact our financial performance, technology roadmap, and effect our business.

Some of our products and our platform depend on the ability to access and integrate with third-party cloud providers. In particular, we have developed our products and platform to integrate with certain third-party cloud providers and the third-party applications of other parties. If we choose or are required to change cloud providers, we will incur costs to port our products and platform to a new service and may experience service interruptions during a change of cloud provider. Generally, third-party cloud providers and the data we receive from the third-party cloud providers are written and controlled by the application provider. Any changes or modifications to the third-party cloud providers or the data provided could negatively impact the functionality of, or require us to make changes to, our products and platform, which would need to occur quickly to avoid interruptions in service for our customers.

We may face supply chain issues that could delay the introduction of certain of our products and negatively impact our business and operating results.

We are reliant on third-party suppliers for components necessary to develop and manufacture our quantum computing technology. We do not currently have long-term supply agreements with all of our suppliers. As our business grows, we must continue to scale and adapt our supply chain or it could potentially have an adverse impact on our business. Any of the following factors (and others) could have an adverse impact on the availability of these components necessary to our business:

●	our inability to enter into agreements with suppliers on commercially reasonable terms, or at all;

●	our inability to license intellectual property from our suppliers, on commercially reasonable terms, if at all;

●	inability of suppliers to mature their operations in line with our growth and to meet our evolving requirements;

●	a significant increase in the price of one or more components, including due to industry consolidation occurring within one or more component supplier markets or as a result of decreased production capacity at manufacturers;

●	any reductions or interruptions in supply, including disruptions on our global supply chain as a result of the global chip shortage, geopolitical tensions in and around Taiwan, Ukraine, the Middle East and other areas of the world and any indirect effects thereof;

●	financial problems of either manufacturers or component suppliers;

●	intentional sabotage by a malicious actor or actors;

●	significantly increased raw material costs and other expenses associated with our business;

●	difficulty obtaining raw materials that meet our quality standards;

●	significantly increased freight charges, disruptions in shipping or reduced availability of freight transportation;

●	proposals to impose, imposition of, or increase in, tariffs, trade protection measures, or import and export controls by the United States or other countries and countermeasures proposed or imposed thereto;

●	reduced access to raw materials due to suppliers entering into exclusivity arrangements with our competitors;

●	significant costs and resources required to facilitate a change in one or more of our current suppliers;

●	other factors beyond our control or that we do not presently anticipate could also affect our suppliers’ ability to deliver components to us on a timely basis;

●	a failure to develop our supply chain management capabilities and recruit and retain qualified professionals;

●	a failure to adequately authorize procurement of inventory by our contract manufacturers; or

●	a failure to appropriately cancel, reschedule, or adjust our requirements based on our business needs.

If any of the aforementioned factors were to materialize, it could cause us to delay or halt production of some or all of our quantum solutions and/or entail higher manufacturing costs, any of which could materially adversely affect our business, operating results, and financial condition and could materially damage customer relationships.

We may not be able to accurately estimate the future supply and demand for our products, including our quantum computing technology and related software solutions and applications, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

It is difficult to predict our future revenues and appropriately and accurately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business. We anticipate being required to provide forecasts of our demand to our current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for our quantum computing and certain of our other products or our ability to develop, manufacture, and deliver quantum computers and other products, or our profitability, if any, in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs and reduce potential profitability. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt the manufacturing of our products and result in delays in shipments and revenues. In addition, the lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the development, manufacturing and delivery of quantum computers and other products to our potential customers could be delayed, which would harm our business, financial condition and operating results and could materially damage relationships with our strategic partners and future customers.

We are highly dependent on our key employees who have specialized knowledge, and our ability to attract and retain and motivate senior management and other key employees is critical to our success.

Our future success is highly dependent on our ability to attract, retain and motivate our executive officers, key employees and other qualified personnel, including our employees who have specialized knowledge. Our future success is also dependent upon our ability to attract, retain and motivate qualified senior and middle managers on our management team.

We have experienced in the past, and as we build our brand and become more well known, there is increased risk that we may experience again in the future, competitors or other companies hiring our personnel. The loss of the services provided by these individuals could adversely impact the achievement of our business strategy. These individuals could leave our employment at any time. A loss of one or more of our key employees, particularly to a competitor, could also place us at a competitive disadvantage. Effective succession planning is important to our long-term success, and failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution.

Our future success also depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. The market for highly skilled workers and leaders in the quantum technology industry is extremely competitive. In particular, hiring qualified personnel specializing in quantum physics, engineering, software development and sales, as well as other technical staff and R&D personnel, is critical to our business and the development of our solutions. Some of these professionals are hard to find and we may encounter significant competition in our efforts to hire them. Many of the other companies with which we compete for qualified personnel have greater financial and other resources than we do. The effective operation of our supply chain, including the acquisition of critical components and materials, the development of our quantum solutions, the commercialization of our quantum solutions and the effective operation of our managerial and operating systems all depend upon our ability to attract, train and retain qualified personnel in the aforementioned specialties. Additionally, changes in immigration and work permit laws and regulations or the administration or interpretation of such laws or regulations could impair our ability to attract and retain highly qualified employees. If we cannot attract, train and retain qualified personnel in this competitive environment, we may experience delays in the development of our quantum solutions and be otherwise unable to develop and grow our business as planned, or at all.

Our management team has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under applicable securities laws in the U.S. and Canada. Our management team’s limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these compliance initiatives, which may strain resources and result in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the U.S. and Canada and will need to add personnel in areas such as accounting, financial reporting, investor relations and legal in connection with operations as a public company. We will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

We rely on funding and financial contributions from contracts with the public sector, including the Canadian government and U.S. government.

Historically, we have derived a portion of our revenue and financial contributions from the Canadian federal, Canadian provincial, U.S. federal and other governments and government agencies. We believe that the success and growth of our business for the foreseeable future will depend, in part, on our ability to win government contracts, grants and loans, and to attract repayable or non-repayable contributions from various government agencies.

Many of our government customers and many government funding programs are subject to budgetary constraints and our continued performance under these contracts, or award of additional contracts from these agencies, could be jeopardized by spending reductions or budget cutbacks at these agencies. For example, the reduction of government spending has been a primary focus of the U.S. federal government. In January 2025, President Trump announced an executive order establishing the Department of Government Efficiency (“DOGE”) to maximize government efficiency and productivity. In February 2025, President Trump stated that he has directed DOGE to review Pentagon spending for potential waste and fraud. In addition, the U.S. government entered into a shutdown on October 1, 2025 that ended on November 12, 2025. Another similar extended government shutdown could impact our sales to the U.S. government through funding restrictions or delays. As a result of these recent developments and other factors, the long-term funding of U.S. government programs is uncertain. We are dependent on continued congressional appropriations and administrative allotment of funds based on an annual budgeting process. We cannot assure you that current levels of government funding for our products and services will continue and that our business will not decline.

A significant decline in government expenditures generally, or with respect to programs for which we provide products and/or services, could adversely affect our business and prospects. Our operating results may also be negatively impacted by other developments that affect these government programs generally, including the following:

●	changes in government programs that are related to our products and services or the funding R&D or related commercialization supports;

●	changes in the availability of, or ability to qualify for, R&D tax credits, such as through the Government of Canada’s Scientific Research and Experimental Development (“SR&ED”) program;

●	adoption of new laws or regulations relating to government contracting or changes to existing laws or regulations;

●	changes in political or public support for security and defense programs;

●	public sentiment regarding economic nationalism and protectionism;

●	delays or changes in the government appropriations and budget process;

●	ability to comply with existing and new or modified laws and regulations applicable to our business;

●	uncertainties associated with the current global threat environment and other geo-political matters; and

●	delays in the payment of our invoices by government payment offices.

These developments and other factors could cause governmental agencies to reduce their purchases under existing contracts, to exercise their rights to terminate contracts at-will or to abstain from renewing contracts or entering into new contracts, any of which would cause our revenue to decline and could otherwise harm our business, financial condition and results of operations. Similarly, these developments and other factors could lead to a reduction in available funding under repayable or non-repayable contributions agreements or tax credits under public sector programs.

Certain of our directors reside outside of Canada or outside of the United States; therefore, investors may not be able to enforce their legal rights or applicable securities or other laws against such parties.

Certain of our directors reside outside of Canada or outside of the United States. As a result, it may be difficult, or in some cases not possible, for investors to enforce their legal rights or to enforce judgments of courts of jurisdiction predicated upon civil liabilities under securities laws and/or criminal penalties against any person that resides or is otherwise organized outside of such jurisdiction even if the party has appointed an agent for service of process.

Our future growth and success depends in part on our ability to sell effectively to government entities and large enterprises.

Our customers and potential customers include domestic and international government agencies and large enterprises. Therefore, our future success will depend on our ability to effectively sell our products and services to such customers and strategic partners. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to non-governmental agencies or smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by such customers in negotiating contractual arrangements with us and (ii) longer sales or service cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase our solutions. Sales to government agencies can be priced as fixed fee development contracts, which involve additional risks. Cost-plus and time-and-materials contracts can adversely affect our results of operations and financial condition if our costs do not qualify as allowable costs under applicable regulations of government policy. In addition, government contracts generally include the ability of government agencies to terminate for convenience which, if exercised, would result in a lower contract value and lower than anticipated revenues generated by such arrangement and, in the case of defense contracts, may allow the government to adjust prices if costs are determined to be in excess of what is fair and reasonable. Additionally, such government contracts may limit our ability to do business with foreign governments or prevent us from selling our products in certain countries.

Government agencies and large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. Our contracts with government agencies are typically structured in phases, with each phase subject to satisfaction of certain conditions. As a result, the actual scope of work performed pursuant to any such contracts, in addition to related contract revenue, could be less than total contract value. In addition, purchases by such organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, these organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers and could lead to lower revenue results than originally anticipated.

Additionally, reductions in government spending in any jurisdiction in which we do or seek to do business could have adverse consequences on our financial position, results of operations and business. For example, we have anticipated future revenues from the U.S. government resulting from contracts awarded under various U.S. government programs. Cost cutting, including through consolidation and elimination of duplicative organizations, has become a major initiative for certain departments within the U.S. government. The Government of Canada has also indicated that it intends to constrain its spending. The funding of our programs may be subject to the overall U.S. and Canadian government budget and appropriation decisions and processes, which are driven by numerous factors, including geo-political events and macroeconomic conditions. Similar factors may be relevant to our anticipated future revenues other governments. In addition, changes in government priorities and requirements could impact the funding, or the timing of funding, of our programs, which could negatively impact our results of operations and financial condition.

We use certain open source technology in our business, which could expose us to information security vulnerabilities, result in failures, errors and defects, or subject us to possible litigation or to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost or that we make publicly available our confidential, proprietary source code and any other intellectual property that we developed using or derived from such open source software.

We use open-source software in connection with certain of our technologies. Use and distribution of open-source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. Accordingly, we cannot assure that the authors of such open-source software will implement or push updates to address security risks or will not abandon further development and maintenance. In addition, the public availability of such software may make it easier for others to compromise our technology. Many of the risks associated with the use of open-source software cannot be eliminated, and could, if not properly addressed, negatively affect our business, our intellectual property and the security of our systems, products and services. To the extent that our systems depend upon the successful operation of the open-source software it uses, any undetected errors or defects in such open-source software could prevent the deployment or impair the functionality of our systems or applications, delay the introduction of new solutions, result in a failure of our systems, products or services, and injure our reputation. For example, undetected errors or defects in open-source software could render it vulnerable to breaches or security attacks and make our systems more vulnerable to data breaches.

If our information technology systems, those of third parties with whom we work, or our data are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions, litigation, fines and penalties, disruptions of our business operations, reputational harm, loss of revenue or profits, loss of customers or sales and other adverse consequences.

In the ordinary course of business, we and the third parties with whom we work, collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit and share (collectively, “process”) proprietary, confidential and sensitive data, including confidential business data, trade secrets, sensitive third-party data, personal data, controlled unclassified information, business plans, transactions and financial information of our own, our partners, our vendors and their own supply chains, our customers or other third parties (collectively, “sensitive information”).

Cyber-attacks, malicious internet-based activity, online and offline fraud and other similar activities threaten the confidentiality, integrity and availability of any sensitive information and information technology systems, and those of the third parties with whom we work. Such threats are prevalent and continue to rise, are increasingly difficult to detect and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states and nation-state-supported actors.

Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state and nation-state-supported actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other geopolitical tensions or conflicts, we, the third parties with whom we work and our customers may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt our systems and operations, supply chain and ability to distribute our products and services.

We, our employees and, to our knowledge, the third parties with whom we work, may be subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through deep fakes (which may be increasingly more difficult to identify as fake) and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks, credential stuffing attacks, credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, earthquakes, fires, floods, attacks enhanced or facilitated by artificial intelligence (“AI”) and other similar threats.

In particular, severe ransomware attacks are becoming increasingly prevalent — particularly for companies like ours that are engaged in product and service delivery — and can lead to significant interruptions in our operations, ability to provide our products or services, loss of sensitive data and income, reputational harm, diversion of funds and other adverse consequences. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.

It may be difficult and/or costly to detect and, where appropriate, investigate, mitigate, contain and remediate a security incident. Our efforts to do so may not be successful. Actions taken by us or the third parties with whom we work to detect, investigate, mitigate, contain and remediate a security incident could result in outages, data losses, and disruptions of our business. Threat actors may also gain access to other networks and systems after a compromise of our networks and systems. For example, threat actors may use an initial compromise of one part of our environment to gain access to other parts of our environment, or leverage a compromise of our networks or systems to gain access to the networks or systems of third parties with whom we work, such as through phishing or supply chain attacks.

Remote work has increased risks to our information technology systems and data, as more of our personnel utilize network connections, computers and devices outside our premises or network, including working at home, while in transit and in public locations. Additionally, future business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.

Our reliance on third parties could introduce new cybersecurity risks and vulnerabilities, including supply-chain attacks, and other threats to our business operations. Our quantum software platform is built to be accessed through third-party cloud providers, and we rely on these and other third-party service providers and technologies to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, other cloud-based infrastructure, data center facilities, encryption and authentication technology, personnel email and instant messaging, password management, asset management, HRIS, corporate expenses content delivery to customers, and other functions. We also rely on third-party service providers to provide other products, services or parts, or otherwise to operate our business. Our ability to monitor these third parties’ information security practices is limited, and these third parties’ may not be effective in protecting against all cybersecurity risks and vulnerabilities. If the third parties with whom we work experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if the third parties with whom we work fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised.

While we have implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. We take steps designed to detect, mitigate and remediate vulnerabilities in our information systems (such as our hardware and/or software, including that of third parties with whom we work). We have not and may not in the future, however, detect and remediate all such vulnerabilities on a timely basis. Further, we have and may in the future experience delays in developing and deploying remedial measures and patches designed to address identified vulnerabilities. Vulnerabilities could be exploited and result in a security incident.

Any of the previously identified or similar threats have in the past and may in the future cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental access to, or acquisition, modification, destruction, loss, alteration, encryption, disclosure or other processing of our sensitive information or our information technology systems, or those of third parties with whom we work. For example, we have been the target of phishing attacks in the past and expect such attempts will continue in the future. A security incident or other interruption could disrupt our ability (and that of third parties with whom we work) to provide our products and services.

As a contractor that provides support to a number of U.S. federal agencies, such as the Department of Defense, we are required to comply with a variety of contract clauses related to the safeguarding of sensitive Controlled Unclassified Information (“CUI”) on our information systems as specified in NIST 800.171. Responsibilities include providing adequate security on information systems, completing and reporting system compliance assessments, reporting security breaches, and prohibiting the acquisition and use of covered defense telecommunications equipment or services. Contracts issued by the Government of Canada commonly address how private-sector suppliers must safeguard and handle Protected and Classified information, assets, and work sites and such related requirements typically address facility security clearances, information system security, personnel security screening, subcontractor screening and flow-downs, incident management and reporting, and use and disclosure limits. To the extent we are unable to comply with these or similar requirements, we will be unable to bid on applicable contract awards or on follow-on awards for existing work, or be ineligible to receive option awards under existing contracts with such requirements. This could adversely impact our revenue and profitability. In addition, our subcontractors, and in some cases our vendors, may also be required to adhere to the NIST 800.171 or other flow-down requirements. Should our supply chain fail to meet compliance requirements, this may adversely affect our ability to receive awards or execute on relevant government programs or contracts.

In addition, as a contractor supporting defense and national security customers, we are subject to certain additional contractual and regulatory compliance requirements relating to data privacy and cybersecurity. We are also subject to the U.S. Department of Defense Cybersecurity Maturity Model Certification (“CMMC”) requirements, which will require all contractors to receive specific certifications relating to specified cybersecurity standards in order to be eligible for contract awards. In addition, CMMC certification requirements may be required in modifications to existing contracts. To the extent we are unable to achieve certification in advance of applicable contract awards that specify the requirement, we will be unable to bid on such contract awards or on follow-on awards for existing work with the Department of Defense, depending on the level of standard as required for each solicitation, or be ineligible to receive option awards under existing contracts that specify the certification requirement, which could adversely impact our revenue and profitability. To the extent we are unable to comply with our contractual and regulatory compliance requirements related to data privacy or cybersecurity (including in our government contracts), we could face adverse consequences such as loss of customers and claims. In addition, our subcontractors, and in some cases our vendors, may also be required to adhere to the CMMC program requirements and potentially to achieve certification. Should our supply chain fail to meet compliance requirements or achieve certification, this may adversely affect our ability to receive awards or execute on relevant government programs. In addition, any obligations that may be imposed on us under the CMMC may be different from or in addition to those otherwise required by applicable laws and regulations, which may cause additional expense for compliance.

We expend and may in the future expend significant resources to try to protect against security incidents. Further, we have in the past and may in the future modify our business activities to try to protect against security incidents. Additionally, certain privacy and security obligations (including contracts with customers) require us to implement and maintain specific security measures or industry-standard or reasonable security measures to protect the relevant information technology systems and sensitive information.

Applicable privacy and security obligations may require us, or we may voluntarily choose to notify relevant stakeholders including affected individuals, customers, regulators, and investors, of security incidents, or to take other actions, such as providing credit monitoring and identity theft protection services. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences.

If we (or a third party with whom we work) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences, such as: notification obligations; government enforcement actions (for example, investigations, fines, penalties, audits and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; diversion of management attention; interruptions in our operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant material consequences may prevent or cause customers to stop using our products or services, deter new customers from using our products or services, and negatively impact our ability to grow and operate our business.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages or claims related to our data privacy and security obligations. We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all or that such coverage will pay future claims.

In addition to experiencing a security incident, third parties may gather, collect or infer sensitive information about us from public sources, data brokers or other means that reveal competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position.

Our use of AI may result in reputational harm, legal liability, competitive risks, and regulatory concerns that could adversely affect our business, operating results, and financial condition.

We have made, and expect to continue to make, significant investments to integrate AI, including generative AI, and machine learning technology, into our business. Many AI technologies are relatively new and present ethical, legal, regulatory, and reputational challenges. The use of datasets to develop AI models, the content generated by AI systems, or the application of AI systems may be found to be insufficient, offensive, biased, or harmful, or may violate current or future laws and regulations.

Further, we generally rely on third-party models for the AI features in software used in our business. Our ability to continue to use such technologies at scale may be dependent on access to specific third-party software and infrastructure. We cannot control the availability or pricing of such third-party AI technologies, especially in a highly competitive environment, and we may be unable to negotiate favorable economic terms with the applicable providers. If any such third-party AI technologies become unavailable for use, or if the providers of such models unfavorably change the terms on which their AI technologies are offered or terminate their relationship with us, our business, operating results, and financial condition could be adversely impacted. If the models underlying our AI technologies are incorrectly designed or implemented; trained or reliant on incomplete, inadequate, inaccurate, biased or otherwise poor quality data, or on data to which we do not have sufficient rights or in relation to which we and/or the providers of such data have not implemented sufficient legal compliance measures; used without sufficient oversight and governance to ensure their responsible use; and/or adversely impacted by unforeseen defects, technical challenges, cybersecurity threats, or material performance issues, the performance of our business, as well as our reputation and the reputations of our customers, could suffer, and we could incur liability resulting from the violation of laws, breach of contract claims, or civil claims. In addition, the use of AI applications by our employees, personnel, or vendors may result in data leakage or unauthorized exposure of data, including, but not limited to, confidential business information, the personal data of end users, or other sensitive information relating to us or our customers. Such leakage or unauthorized exposure of data related to the use of AI applications could result in legal claims or liability or otherwise adversely affect our reputation and operating results.

We use AI tools in our business, including generative AI, and we expect to use AI tools in the future, including to generate code and other materials incorporated into our quantum computing technology and related software and applications, marketing materials, reports, proprietary software, and systems, and for other internal and external uses, and we are making investments to expand our AI capabilities. Advanced generative AI tools, which may produce content indistinguishable from that generated by humans, are a relatively novel development, with benefits, risks, and liabilities still unknown. Recent decisions of Governmental Entities and courts (such as the U.S. Copyright Office, U.S. Patent and Trademark Office, and U.S. Court of Appeals for the Federal Circuit) interpret U.S. copyright and patent law as limited to protecting works and inventions created by human authors and inventors, respectively. We are therefore unlikely to be able to obtain U.S. copyright or patent protection for works or inventions wholly created by a generative AI tool, and our ability to obtain U.S. copyright and patent protection for source code, text, inventions, or other materials, which are developed with some use of generative AI tools, may be limited, if available at all. Likewise, the availability of such IP protections in other countries is unclear. In addition, we may have little or no insight into and no control over the content and materials used by vendors to train these generative AI tools, or that otherwise use or incorporate these AI tools into their own offerings. There is ongoing litigation over whether the use of copyrighted materials to train the AI models used in these tools is lawful, and the impact of decisions in such litigation on our use of generative AI tools is unknown. Furthermore, our vendors who use AI tools, whether generative or agentic in nature, in their own offerings may not meet existing or rapidly evolving regulatory or industry standards, including with respect to the rights of others, privacy and data security. Additionally, our use of third-party generative AI tools to develop source code, text, inventions, or other materials may expose us to greater risks than utilizing contracted human developers, as third-party vendors of generative AI tools may not provide sufficient warranties or indemnities with respect to the output generated by such generative AI tools, and generative AI tools may also hallucinate, providing output that appears correct but is erroneous. Furthermore, some generative AI tools may be offered under terms that do not protect the confidentiality of the prompts or inputs that users submit to such tools and may use prompts or inputs to train shared AI models, potentially resulting in third-party users receiving outputs containing information from prompts or inputs (including confidential, competitive, proprietary, or personal data) that we submitted to the tool. The disclosure and use of personal data in AI technologies is also subject to various privacy laws and other privacy obligations.

While we are working to develop and implement policies surrounding our use of third party generative and agentic AI tools, any such policies may be insufficient to evaluate and mitigate potential legal, security, and business risks. Our practices may not be error free, and our use of such tools may inadvertently violate a third party’s rights, be non-compliant with the applicable terms of use or our other legal obligations, or result in a security or privacy risk or data leakage. Our use of AI technology could result in additional compliance costs, regulatory investigations and actions, and lawsuits. For example, we may face new or enhanced governmental scrutiny, or claims from third parties claiming infringement of their intellectual property rights or mandatory compliance with open-source software or other license terms with respect to software or other materials or content we believed to be available for use and not subject to license terms or other third-party proprietary rights. Any of these claims could result in legal investigations or proceedings. Furthermore, if we are found to be in violation of third party rights based on our use of AI tools, we could be required to purchase costly licenses, comply with the requirements of third-party licenses, or limit or cease using the implicated software or other materials or content, unless and until we can re-engineer such software, materials, or content to avoid infringement or change the use of, or remove, the implicated third-party materials, which could reduce or eliminate the value of our technologies and services. Our use of generative AI tools to generate code may also present additional security risks because the generated source code may contain security vulnerabilities. Additionally, vendors of generative AI tools may fail to comply with their contractual obligations to us regarding the confidentiality or security of any data or other inputs provided to such vendor or outputs generated by their generative AI tools.

Our use of AI could result in additional compliance costs, regulatory investigations and actions, and lawsuits. The regulatory environment for AI technologies is rapidly evolving, as several jurisdictions around the globe, including in Europe, certain states in the United States, and in Canada where federal, provincial and foreign government bodies and agencies have proposed, enacted, or are considering laws governing the development and use of AI. Legislation related to AI technologies has been introduced or passed at various governmental levels in Canada, the United States and Europe. For example, in the United States, several states are applying their data and consumer protection laws to AI, have enacted, or are enacting or considering legal frameworks on AI, such as the Utah Artificial Intelligence Policy Act, the Colorado Artificial Intelligence Act and the California Consumer Privacy Act of 2018 (“CCPA”) regulations on automated decision-making technology and in Europe, the European Union Artificial Intelligence Act (the “EU AI Act”) regulates the development and deployment of AI systems. In parallel, industry standards regarding AI are also developing quickly and may be difficult to interpret or implement consistently across jurisdictions. Additionally, existing laws and regulations may be interpreted in ways that could affect our use of AI technologies, or could be rescinded or amended as new administrations take differing approaches to evolving AI technologies. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet completely determine the impact future laws, regulations, standards, or market perception of their requirements may have on our business and may not always be able to anticipate how to respond to these laws or regulations.

Already, certain existing legal regimes, for example, relating to data privacy, regulate certain aspects of AI technologies, and new laws regulating AI technologies have entered into force in the United States and Canada or are expected to enter into force in the near future. Such additional regulations may impact our ability to develop, use, and commercialize AI technologies. It is possible that further new laws and regulations will be adopted in the United States, Europe, Canada and other jurisdictions, or that existing laws and regulations, including competition and antitrust laws, may be interpreted in ways that would limit our ability to use AI technologies for our business, or require us to change the way we use AI technologies in a manner that negatively affects the performance of our offerings and the way in which we use AI technologies. We may need to expend resources to adjust the manner in which we conduct business in certain jurisdictions if these laws, regulations, or decisions are not consistent across jurisdictions. Further, the cost to comply with such laws, regulations, or decisions and/or guidance interpreting existing laws could be significant and would increase our operating expenses (such as by imposing additional reporting obligations regarding our use of AI technologies). Such an increase in operating expenses, as well as any actual or perceived failure to comply with such laws and regulations, could adversely affect our business, operating results, and financial condition.

Moreover, any changes to the above discussed existing legal regimes with respect to data privacy and AI technologies could require us to expend significant resources to modify our quantum computing technology and related software and applications, development plans, services, or operations to ensure compliance or remain competitive.

Unfavorable conditions in our industry or the global economy, including as a result of certain catastrophic events, may disrupt our business, could limit our ability to grow and could negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers and potential customers. Negative conditions in the general economy in Canada, the United States and abroad, including conditions resulting from changes in gross domestic product growth, inflation, financial and credit market fluctuations, international trade relations and tariffs, pandemics, natural catastrophes, warfare and terrorist attacks, could cause a decrease in business investments, including the progress on development of quantum technologies, and negatively affect the future growth of our business. Geopolitical tensions in and around Taiwan, Ukraine, the Middle East and other areas of the world have created extreme volatility in the global capital markets and are expected to have further global economic consequences, including disruptions of the global supply chain and energy markets, and further acts of war, terror, or responses to each could result in similar or increased impacts on the global economy. Increased inflation rates can adversely affect us by increasing our costs, including labor and employee benefit costs. Employee salaries and benefits expenses have increased as a result of economic growth, increased demand for business services and increased competition for trained and talented employees, among other wage-inflationary pressures, and we cannot assure you that they will not continue to rise. In addition, higher inflation also could increase our customers’ operating costs, which could result in reduced budgets for our customers and potentially less demand for our platform and the development of quantum technologies. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on our business, results of operations and financial condition.

In addition, in challenging economic times, our current or potential future customers may experience cash flow problems and as a result may modify, delay or cancel plans to purchase our products and services. Additionally, if our customers are not successful in generating sufficient revenue or are unable to secure financing, they may not be able to pay, or may delay payment of, accounts receivable due to us. Moreover, our key suppliers, some of which we have not yet developed partnerships or entered into long term supply agreements with, may reduce their output or become insolvent, thereby adversely impacting our ability to carry out our research activities and eventually manufacture our products. Furthermore, uncertain economic conditions may make it more difficult for us to raise funds through borrowings or private or public sales of debt or equity securities. We cannot predict the timing, location, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry.

Government actions and regulations, such as tariffs and trade protection measures, may adversely impact our business, including our ability to obtain products from our suppliers.

Political challenges between the United States and countries in which we operate or countries in our supply chain and changes to trade policies, including tariff rates and customs duties, trade relations between the United States and other countries, including Canada, and other macroeconomic issues could adversely impact our business. The United States administration has imposed and proposed to impose additional tariffs, duties and other trade protection measures on certain products imported into the United States, and certain countries, including Canada, have imposed or proposed to impose tariffs in response to the actions of the United States. The likelihood of an increase in existing, or the imposition of new, tariffs, duties and other trade restrictions on goods sourced from other countries has materially increased in light of comments by the current U.S. presidential administration, which has repeatedly communicated an intention to impose additional duties on imports from other countries. The U.S. government continues to add additional entities to restricted party lists impacting the ability of U.S. companies to provide products and technology, and, in certain cases, services, to these entities and, in some cases, to receive products, technology or services from these entities. The U.S. government also continues to increase end-use restrictions on the provision of products, technology and services to other countries including end-uses related to advanced computing. The current U.S. presidential administration has signaled its intention to use U.S. trade policy, including tariffs and other trade restrictions, as an important foreign policy tool presenting uncertainty regarding the impact of future trade policies on our business. There is also a possibility of future tariffs, trade protection measures or other restrictions imposed on our products or on our customers by the United States or other countries that could have a material adverse effect on our business and supply chains. Additionally, changes in trade policy may adversely affect the macroeconomic environment in certain of the jurisdiction in which we do business.

Given the relatively fluid regulatory environment and uncertainty regarding how the U.S. government or other foreign governments will act with respect to tariffs and international trade agreements and policies, a trade war, further governmental action related to tariffs or international trade policies, or additional tax or other regulatory changes in the future could directly and adversely impact our financial results and results of operations. We cannot predict what actions may ultimately be taken with respect to trade relations between the United States and other countries, what products may be subject to such actions or what actions may be taken by the other countries in retaliation. If we are unable to obtain or use components for inclusion in our products, if component prices increase significantly or if we are unable to export or sell our products to any of our customers, our business, liquidity, financial condition and/or results of operations would be materially and adversely affected.

Acquisitions, divestitures, strategic investments and strategic partnerships could disrupt our business and harm our financial condition and operating results.

While we are currently focused on our core development activities, we may pursue growth opportunities by acquiring complementary businesses, solutions or technologies through strategic transactions, investments or partnerships. Acquisitions and investments involve a number of risks, such as:

●	use of resources and management efforts that are needed in other areas of our business;

●	in the case of an acquisition, implementation or remediation of controls, procedures and policies of the acquired company;

●	in the case of an acquisition, difficulty integrating the accounting systems and operations of the acquired company, including potential risks to our corporate culture;

●	in the case of an acquisition, coordination of product, engineering and selling and marketing functions, including difficulties and additional expenses associated with supporting legacy services and products and hosting infrastructure of the acquired company, as applicable, difficulties associated with supporting new products or services, difficulty converting the customers of the acquired company onto our platform and difficulties associated with contract terms, including disparities in the revenues, licensing, support or professional services model of the acquired company;

●	in the case of an acquisition, retention and integration of employees from the acquired company;

●	in the case of an acquisition, past intellectual property infringement or data security issues arising from the acquired company;

●	unforeseen costs or liabilities;

●	adverse effects on our existing business relationships with customers as a result of the acquisition or investment;

●	the possibility of adverse tax consequences;

●	litigation or other claims arising in connection with the acquired company or investment; and

●	in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries.

The identification of suitable acquisition, strategic investment or strategic partnership candidates can be costly and time consuming and can distract our management team from our current operations. If such strategic transactions require us to seek additional debt or equity financing, we may not be able to obtain such financing on terms favorable to us or at all, and such transactions may adversely affect our liquidity and capital structure. To the extent we issue equity and/or convertible securities as consideration in such strategic transactions, our shareholders may experience substantial dilution, which could adversely affect our share price, or result in issuances of securities with superior rights and preferences to our Class B Subordinate Voting Shares or the incurrence of debt with restrictive covenants that limit our future uses of capital in pursuit of business opportunities. Any strategic transaction might not strengthen our competitive position, may increase some of our risks, and may be viewed negatively by our customers, partners or investors. Even if we successfully complete a strategic transaction, we may not be able to effectively integrate the acquired business, technology, systems, control environment, solutions, personnel or operations into our business.

We may experience unexpected changes in how we are required to account for strategic transactions pursuant to U.S. GAAP. We may also not achieve the anticipated benefits of any strategic transaction. In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

We may incur unexpected costs, claims or liabilities that we incur during the strategic transaction or that we assume from the acquired company, or we may discover adverse conditions post-acquisition for which we have limited or no recourse.

These transactions may be subject to approval by third parties, including by relevant government authorities, which could result in increased delay and costs, and may disrupt our business strategy if such approvals are ultimately denied or conditions are imposed on the approval. Acquisitions and the subsequent integration of new assets, businesses, key personnel, partners, customers, vendors and suppliers would likely require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have a material adverse effect on our operations. Acquired assets or businesses may also fail to generate the business or financial results we expect. Key personnel or large numbers of employees who join us through acquisitions may decide to leave to work for other businesses, including our competitors, thereby diminishing the value of our acquisitions. Acquisitions may also entail significant cash expenditures, dilutive issuances of equity securities, the incurrence of significant indebtedness, potential impairments of goodwill, amortization expenses for other intangible assets and exposure to unknown liabilities of acquired businesses. The professional services and other transactional costs associated with selecting, executing and integrating acquisitions may also be significant. Any failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, prospects, financial condition and results of operations, and could cause our share price to decline.

We have experienced in the past, and could also suffer future disruptions, outages, and other performance and quality problems with our quantum or information systems, our facilities, and other infrastructure on which they rely.

Our business offering depends on our quantum information systems being available. We have experienced, and may in the future experience, disruptions, outages, defects and other performance and quality problems with our systems. We have also experienced, and may in the future experience, disruptions, outages, defects and other performance and quality problems with the public cloud, internet, private data center providers, facilities in which we build and deploy our systems and technology. These problems can be caused by a variety of factors, including software or firmware updates, vulnerabilities and defects in proprietary software and open-source software, hardware components, human error or misconduct, capacity constraints, design limitations, denial of service attacks or other security-related incidents, foreign objects or debris, weather, construction, supply chain events, or accidents and other force majeure. We do not have a contractual right with our public cloud providers that compensates us for any losses due to availability interruptions in the public cloud.

Any disruptions, outages, defects and other performance and quality problems with our quantum information systems or with the public cloud, internet and other information systems and infrastructure on which they rely, could result in reduced use of our systems, increased expenses, delayed delivery under our contractual commitments, and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our products may contain defects in design and manufacture that may cause them to not perform as expected or that may require repair, recalls and design changes.

Our quantum information systems may contain defects in design and manufacture that may cause them to not perform as expected or that may require repair, recalls and design changes. Our quantum solutions are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. We have a limited frame of reference from which to evaluate the long-term performance of our products. There can be no assurance that we will be able to detect and fix any or all defects in our quantum solutions. If our products fail to perform as expected, customers may delay deliveries, terminate further orders or initiate product recalls, each of which could adversely affect our sales and brand and could adversely affect our business, prospects and results of operations.

An element of our business is currently dependent upon our relationship with our cloud providers. There are no assurances that we will be able to commercialize quantum computers from our relationships with cloud providers or that our relationships with such cloud providers will not change.

We currently offer PennyLane on public clouds provided by AWS’s Amazon Braket and IBM Quantum. The companies that own these public clouds have internal quantum computing efforts that are competitive to our technology. There is risk that one or more of these cloud providers could use their respective control of their clouds to embed innovations or privileged interoperating capabilities in competing products, bundle competing products, provide us with unfavorable pricing or decline to provide us access to their cloud, leverage their cloud customer relationships to exclude us from opportunities, and treat us and our end users differently with respect to terms and conditions or regulatory requirements than they would treat their similarly situated customers. Further, they have the resources to acquire or partner with existing and emerging providers of competing technology and thereby accelerate adoption of those competing technologies. All of the foregoing could make it difficult or impossible for us to provide products and services that compete favorably with those of the public cloud providers.

Any material change in our contractual and other business relationships with our public cloud providers could result in harm to our brand and reputation and reduced use of our systems, which could have a material adverse effect on our business, financial condition and results of operations.

Although photonic qubits can operate at or near room temperature, certain optical and electronic subsystems (e.g., detectors, stabilization assemblies or supporting electronics) may require temperature control or other environmental conditioning to meet fidelity and stability targets. If our systems require more stringent operating conditions than anticipated, or if we cannot achieve performance targets without cooling or precision environmental controls, our cost, footprint, power needs and serviceability could increase, delaying commercialization and impairing customer adoption.

Risks Related to Our International Expansion and Future Operations

Because our success depends, in part, on our ability to expand sales internationally, our business will be susceptible to risks associated with international operations.

We currently maintain our head office in Canada and have offices and/or have personnel in the United States, the United Kingdom, Europe, India and Australia. In the year ended December 31, 2025, our Canadian, U.S., and non-Canadian and non-U.S. revenue was approximately 17%, 77% and 6% of our total revenue, respectively. We expect to continue to expand our international operations by developing our sales and operations presence internationally, which may include opening offices in new jurisdictions. Any additional international expansion efforts that we may undertake may not be successful. In addition, conducting international operations subjects us to new risks, some of which we have not generally faced in Canada or other countries where we currently transact. These risks include, among other things:

●	lack of familiarity and burdens of complying with foreign laws, legal standards, privacy and cybersecurity standards, regulatory requirements, tariffs and other barriers, and the risk of penalties to our customers and individual members of management or employees if our practices are deemed to not be in compliance;

●	practical difficulties of enforcing intellectual property rights in countries with varying laws and standards and reduced or varied protection for intellectual property rights in some countries;

●	an evolving legal framework and additional legal or regulatory requirements for privacy and cybersecurity, which may necessitate the establishment of systems to maintain data in local markets, requiring us to invest in additional data centers and network infrastructure, and the implementation of additional employee privacy documentation (including locally compliant privacy notices and policies), all of which may involve substantial expense and may cause us to need to divert resources from other aspects of our business, all of which may adversely affect our business;

●	unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions;

●	restrictions on the repatriation of funds;

●	scarcity of hard currency, including the U.S. dollar, which may require a transfer or loan of funds to the operations in such countries, which they may not be able to repay on a timely basis;

●	difficulties in managing systems integrators and partners;

●	increased or unexpected supply chain challenges or delays;

●	differing technology standards;

●	different pricing environments, longer sales cycles, longer accounts receivable payment cycles, and difficulties in collecting accounts receivable;

●	increased financial accounting and reporting burdens and complexities;

●	difficulties in managing and staffing international operations, including the proper classification of independent contractors and other contingent workers, differing employer-employee relationships and local employment laws;

●	increased costs involved with recruiting and retaining an expanded employee population, including highly skilled workers and leaders in the quantum computing industry, outside of Canada through cash and equity-based incentive programs, and legal costs and regulatory restrictions in issuing our shares to employees outside of Canada;

●	global political and regulatory changes that may lead to restrictions on immigration and travel for our employees;

●	fluctuations in exchange rates that may decrease the value of our foreign-based revenue or increase the cost of our foreign operations;

●	global public health threats or geopolitical events such as tensions in and around Taiwan, Ukraine, the Middle East and other areas of the world;

●	possible nationalization or expropriation;

●	credit market uncertainty;

●	differing local product preferences and product requirements;

●	potentially adverse tax consequences, including the complexities of foreign value added tax (or other tax) systems, restrictions on the repatriation of earnings and transfer pricing requirements; and

●	permanent establishment risks and complexities in connection with international payroll, tax and social security requirements for international employees.

Additionally, operating in international markets also requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing operations in other countries will produce desired levels of revenue or profitability.

Compliance with laws and regulations applicable to our global operations also substantially increases our cost of doing business in foreign jurisdictions. We have limited experience in marketing, selling and supporting our services and platform outside of Canada. Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake will not be successful. If we invest substantial time and resources to expand our international operations and are unable to do so successfully, in a timely manner, our business, financial condition, revenues, results of operations or cash flows will suffer. We may be unable to keep current with changes in government requirements as they change from time to time. Failure to comply with these regulations could harm our business. In many countries, it is common for others to engage in business practices that are prohibited by our internal policies and procedures or other regulations applicable to us. Although we are in the process of assessing and implementing policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, partners and agents will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors, partners or agents could result in delays in revenue recognition, financial reporting misstatements, enforcement actions, reputational harm, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions, other collateral consequences or the prohibition of the importation or exportation of our solutions and could harm our business, financial condition, revenues, results of operations or cash flows.

Our international sales and operations subject us to additional risks and costs and exposure to foreign currency exchange rate fluctuations, that can adversely affect our business, financial condition, revenues, results of operations or cash flows.

We are continuing to explore the expansion of our international operations as part of our growth strategy. However, there are a variety of risks and costs associated with our international sales and operations, which include making investments prior to the sales or use of quantum computers, the cost of conducting our business internationally and hiring and training international employees and the costs associated with complying with local law. Furthermore, we cannot predict the rate at which our quantum solutions will be accepted in international markets by potential customers.

Our sales, support and engineering organization in the United States is substantially smaller than our Canadian sales organization. We believe our ability to attract new customers to enter into development agreements or partnerships with us, subscribe to our platform or to attract existing customers to renew or expand their use of our platform is directly correlated to the level of engagement we obtain with the customer. To the extent we are unable to effectively engage with U.S. and non-Canadian customers due to our limited sales force capacity, we may be unable to effectively grow in international markets.

As our international operations expand, our exposure to the effects of fluctuations in currency exchange rates grows. While we have primarily transacted with customers in U.S. and Canadian dollars historically, we expect to continue to expand the number of transactions with our customers that are denominated in foreign currencies in the future. Additionally, fluctuations in the value of the U.S. dollar, Canadian dollar and foreign currencies may make our products and services more expensive for international customers, which could harm our business. Additionally, we incur expenses for employee compensation and other operating expenses for our non-U.S. employees in the local currency for such locations. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in an increase to the U.S. dollar equivalent of such expenses. These fluctuations could cause our results of operations to differ from our expectations or the expectations of our investors. Additionally, such foreign currency exchange rate fluctuations could make it more difficult to detect underlying trends in our business and results of operations. We may attempt to mitigate a portion of these risks through foreign currency hedging based on our judgment of the appropriate trade-offs among risk, opportunity and exposure. Any future hedging activities may not offset the full, or in some cases any, adverse financial impact resulting from unfavorable movement in foreign currency exchange rates, which could adversely affect our financial condition and results of operations.

Our international operations may subject us to greater than anticipated tax liabilities.

The amount of taxes we may pay in different jurisdictions depends on the application of the tax laws of various jurisdictions, including Canada and the United States, to our international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. Like many other multinational companies, we are subject to tax in diverse jurisdictions and have structured our operations to reduce our effective tax rate. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to any future intercompany arrangement or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations. Our consolidated financial statements could fail to reflect adequate reserves to cover such a contingency. Similarly, a taxing authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions.

Risks Related to Compliance with Law, Government Regulation and Litigation

We are subject to governmental export and import controls and trade and economic sanctions laws that could impair our ability to compete in global markets and subject us to liability if we are not in full compliance with applicable laws and other controls.

Our products, technology and services, and our operations and personnel are subject to various restrictions under export controls, import laws and regulations, and economic sanctions laws of Canada, the United States, and other jurisdictions in which we conduct business, including the Canadian Export and Import Permits Act, Special Economic Measures Act, Justice for Victims of Corrupt Foreign Officials Act, U.S. Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State’s Directorate of Defense Trade Controls, U.S. Customs regulations and trade and economic sanctions laws administered by the U.S. Department of Treasury’s Office of Foreign Assets Control. Export controls and trade and economic sanctions laws include restrictions or prohibitions on the sale or supply of certain products, technologies and services to embargoed or sanctioned countries and territories, and governments of these jurisdictions, as well as other countries, Persons and entities. Additionally, under these current and future laws and regulations, exports of our products, technology and services, as well as the underlying technology, may require export authorizations, including by license, a license exception or other appropriate government authorizations, and the filing of a classification request or certain reports to use a license exception, as applicable. If we need to obtain any necessary export licenses or other authorizations for a particular transaction, the process may be time-consuming and may result in the delay or loss of opportunities, and as a result, our business could be materially adversely affected.

We take precautions to prevent our products and services and the underlying technology from being provided, deployed or used in violation of export controls and sanctions laws and regulations. However, we cannot provide assurance that such measures have prevented, or will prevent, violations by us or our partners or agents. Any violation of sanctions or export controls, including failure to obtain appropriate import, export or re-export licenses or authorizations, could result in significant monetary fines and penalties and government investigations, delays in approving or denials of export licenses and reputational harm and loss of business.

In addition to the United States and Canada, various other countries regulate the import and export of certain products and technology, including import and export licensing requirements, and have enacted laws that could limit our ability to distribute our products, technologies, and services or could limit our customers’ ability to implement our products, technologies and services in those countries. The United States, Canada and several other countries have also recently enacted export controls on quantum computing technology and related software solutions and applications at specified levels of technological advancement. We will continue to review our existing compliance measures to ensure compliance with any applicable regulatory changes. We expect to incur significant costs in complying with these regulations. Regulations related to quantum computing are evolving and we may face additional risks associated with changes to these regulations as well as increased licensing requirements and other restrictions.

Changes in our products, or future changes in export and import and sanctions laws and regulations, may create delays in the introduction of our products and the underlying technology in international markets, prevent our clients with global operations from deploying our products globally, adversely affect our ability to hire personnel from certain countries to work on our products, or, in some cases, prevent the export or import of our products to certain countries, governments or persons altogether.

Any change in export or import controls, economic sanctions laws or related legislation, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers. Any decreased use of our products or limitation on our ability to export or sell our products in major international markets could adversely affect our business, financial condition and results of operations.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or adequately insure against such claims.

We may become subject to product liability claims, even those without merit, which could harm our business prospects, operating results and financial condition. We may face inherent risk of exposure to claims in the event our quantum solutions do not perform as expected or malfunction. A successful product liability claim against us could require us to pay a substantial monetary award; even an unsuccessful claim may involve the expenditure of substantial funds in order to defend. Moreover, a product liability claim could generate substantial negative publicity about our quantum solutions and business and inhibit or prevent commercialization of other future quantum computing technology and related software solutions and applications, which would have material adverse effects on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

Contracts with government entities subject us to risks, including early termination, audits, investigations, sanctions and penalties.

As part of our business strategy, we have entered into and may enter into additional contracts with government entities, including contracts with the U.S. Department of Defense, among others, which subject our business to statutes and regulations applicable to companies doing business with the government, including the Federal Acquisition Regulation in the U.S. and the Government Contracts Regulations in Canada. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most contracts with U.S. or Canadian government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable to the government for damages caused by the default, including for any extra costs incurred by the government in procuring undelivered items from another source.

In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements could include, for example:

●	specialized disclosure and accounting requirements unique to government contracts;

●	cybersecurity safeguards and assessments beyond what are typically required by commercial equivalents;

●	financial and compliance audits of our cost structure, accounting controls and procedures and adequacy of our policies and systems to meet regulatory or contractual requirements. These audits may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with government entities;

●	granting the government certain rights to inventions, data, software codes and related material that we develop under government-funded contracts and subcontracts, which may permit the government to disclose or license this information to third parties, including, in some instances, our competitors;

●	requirements to fulfill government contracts ahead of our commercial contracts (for example, under the Defense Priorities and Allocations System Program in the U.S. or the Defense Production Act in Canada), which could prevent us from meeting our commercial customer contracts’ requirements or schedules;

●	public disclosures of certain contract and company information;

●	mandatory security and privacy framework compliance requirements, including the handling of controlled unclassified information in the U.S. or protected or classified data in Canada; and

●	mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental, health and safety compliance requirements.

Government contracts are also generally subject to greater scrutiny by the government than commercial contracts are by commercial customers. For example, government agencies can initiate reviews, audits and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contracting laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the U.S. Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results. Responding to any investigation or action relating to government contracts could result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Our customers may also include non-U.S. and non-Canadian governments. Similar procurement, budgetary, contract and audit risks that apply in the context of U.S. or Canadian government contracting may also apply to our doing business with these entities. In addition, compliance with complex regulations and contracting provisions in a variety of jurisdictions can be expensive and consume significant management resources.

If we use hazardous materials in a manner that causes injury or violates laws or regulations, we could be liable for damages or subject to enforcement actions.

Our research and product development activities currently require the controlled use of potentially harmful hazardous materials. We cannot eliminate the risk of contamination, exposure or injury to employees or third parties from the use, storage, transportation, handling or disposal of these materials. In the event of contamination, exposure or injury, we could be held liable for any resulting damages, and any liability could exceed our resources or any applicable insurance coverage. Additionally, we are subject to, on an ongoing basis, laws and regulations in the jurisdictions in which we operate governing the use, storage, handling, labeling, transportation, transfer, discharge and disposal of these materials and specified waste products. We generally use third-party vendors to transport and dispose of waste, including regulated medical waste, hazardous waste and/or radioactive materials that we may use during research. The cost of compliance with these laws and regulations, including new legislation or regulations, may become significant and could have a material adverse effect on our financial condition, operations and cash flows.

We are subject to requirements relating to environmental health and safety regulations and environmental remediation matters, which could adversely affect our business, results of operation and reputation.

We are subject to numerous environmental laws and regulations in the jurisdictions in which we operate governing, among other things, solid and hazardous waste storage, treatment, transportation, and disposal, and remediation, response to and reporting of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance, result in heightened regulatory enforcement, or require us to manufacture with alternative technologies and materials.

Governments and authorities in the jurisdictions in which we operate also regulate a variety of matters, including, but not limited to, health, safety, labeling, record keeping, and permitting in addition to the environmental matters discussed above. New legislation and regulations may require us to make material changes to our operations, resulting in significant cost increases, including production and compliance costs.

Our manufacturing process will have hazards such as, but not limited to, hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of manufacturing equipment and related safety incidents. There may be environmental, health or safety incidents that damage machinery or product, slow or stop production, or harm employees or the environment. Consequences may include regulatory enforcement measures, litigation, complaints, regulation, fines, increased insurance premiums, mandates to temporarily or permanently halt production, workers’ compensation claims, or other actions that impact the company brand, finances, or ability to operate.

We and the third parties with whom we work are subject to stringent and evolving laws, regulations and rules, contractual obligations, industry standards, policies and other obligations in the jurisdictions in which we operate related to data privacy and security. Our (or the third parties with whom we work) actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation (including class claims) and mass arbitration demands; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse business consequences.

In the ordinary course of business, we process personal data and other sensitive information. Our data storage and processing activities may subject us to numerous privacy, data protection and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements and other obligations relating to data privacy, localization and security. Laws and regulations governing privacy, data protection and data sovereignty are rapidly evolving, extensive, complex, and include inconsistencies and uncertainties that may conflict with other rules or our practices. Further, new laws, rules, and regulations could be enacted with which we are not familiar or with which our practices do not comply.

In Canada and the United States, federal, provincial, state and local governments have enacted numerous privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act) and other similar laws. Numerous U.S. states have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities, such as targeted advertising, profiling and automated decision-making. The exercise of these rights may impact our business and ability to provide our products and services. Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. For example, the CCPA applies to personal data of California consumers, business representatives and employees who are California residents, and requires covered businesses to provide specific disclosures in privacy notices and honor requests of such individuals to exercise certain privacy rights. The CCPA provides for fines and allows private litigants affected by certain data breaches to recover significant statutory damages. Similar laws are being considered in several other states, as well as at the federal and local levels, and we expect more states to pass similar laws in the future.

In Canada, the Personal Information Protection and Electronic Documents Act and substantially similar provincial privacy laws in Alberta, British Columbia and Québec include requirements to obtain meaningful consent for the collection, use, and disclosure of personal data (subject to limited exceptions), limit data collection to that which is necessary for identified purposes, ensure the accuracy and security of personal data, and afford individuals with certain rights with respect to their personal data (e.g., right to access, correct, withdraw consent). The exercise of these rights may impact our business and ability to provide our products and services. Québec’s recently amended private sector legislation includes stricter obligations, including a confidentiality by default standard, restrictions on transborder data transfers, requirements for technologies used to identify, locate and profile individuals and the use of automated decision making, and statutory obligations to conduct privacy impact assessments. These laws are enforced by Canadian privacy regulators through compliance agreements, orders, or court action. Canadian privacy laws also include potentially significant penalties. Québec’s recently amended privacy law also provides for penal fines of up to C$25 million or 4% of worldwide turnover (whichever is greater). We expect similar reforms to other federal and provincial privacy laws in Canada in the future.

Outside Canada and the United States, an increasing number of laws, regulations, industry standards and other obligations may govern privacy, data protection and security. For example, the European Union’s General Data Protection Regulation (“EU GDPR”), the UK’s General Data Protection Regulation (“UK GDPR”), Australia’s Privacy Act, and China’s Personal Information Protection Law (“PIPL”) impose strict requirements for processing personal data.

For example, under the EU and UK GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros under the EU GDPR, 17.5 million pounds sterling under the UK GDPR or, in each case, or 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. Additionally, we target customers in Asia and may be subject to new and emerging data protection and privacy regimes in Asia, including China’s PIPL, Japan’s Act on the Protection of Personal Information, and Singapore’s Personal Data Protection Act. For example, China’s PIPL imposes a set of specific obligations on covered businesses in connection with their processing and transfer of personal data and imposes fines of up to RMB 50 million or 5% of the prior year’s total annual revenue of the violator.

We may also become subject to new laws that regulate non-personal data. For example, the European Union’s Data Act imposes certain data and cloud service interoperability and switching obligations to enable users to switch between cloud service providers without undue delay or cost, as well as certain requirements concerning cross-border international transfers of, and governmental access to, non-personal data outside the European Economic Area (“EEA”). Depending on how the EEA and any similar laws are implemented and interpreted, we may have to adapt our business practices, contractual arrangements and services to comply with such obligations.

In addition, we may be unable to transfer personal data from Europe and other jurisdictions to the United States or other countries due to data localization requirements or limitations on cross-border data flows. In the ordinary course of business, we transfer personal data from Europe and other jurisdictions to the United States or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the EEA and the UK each have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws they believe are inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although various mechanisms may be used to transfer personal data from the EEA and UK to the United States in compliance with law, such as the EEA’s and UK’s respective standard contractual clauses, the EU-U.S. Data Privacy Framework, the UK extension to the EU-U.S. Data Privacy Framework, and the Swiss-U.S. Data Privacy Framework, these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal data to the United States. If there is no lawful manner for us to transfer personal data from the EEA, the UK, or other jurisdictions to the United States, or if the requirements for a legally-compliant transfer are too onerous, we could face significant adverse consequences, including the interruption or degradation of our operations, the need to relocate part of or all of our business or data processing activities to other jurisdictions at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against our transferring or other processing of personal data necessary to operate our business. Additionally, companies that transfer personal data out of the EEA and UK to other jurisdictions, particularly to the United States, are subject to increased scrutiny from regulators, individual litigants, and activist groups. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers of personal data out of Europe for allegedly violating the EU GDPR’s cross-border data transfer limitations. Regulators in other jurisdictions, including the United States, have also enacted and may, in the future, enact cross-border data restrictions the violation of which could lead to civil and criminal fines and penalties.

In addition to privacy, data protection and security laws, we are contractually subject to industry standards adopted by industry groups and may become subject to additional obligations in the future. We are also bound by other contractual obligations related to privacy, data protection and security, and our efforts to comply with such obligations may not be successful. For example, certain laws addressing privacy, data protection and security, such as the EU GDPR, Switzerland Federal Act on Data Protection (FADP), UK GDPR and CCPA, require our customers to impose specific contractual restrictions on their service providers. Additionally, some of our customers may require us to host personal data locally.

We publish privacy policies, marketing materials and other statements, such as statements related to compliance with certain certifications or self-regulatory principles, regarding privacy, data protection and security. Regulators are increasingly scrutinizing these statements, and if these policies, materials or statements are or are perceived to be deficient, lacking in transparency, deceptive, unfair or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators, or other adverse consequences.

Obligations related to privacy, data protection and security are quickly changing, becoming increasingly stringent and creating regulatory uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires us to devote significant resources and may necessitate changes to our services, information technologies, systems and practices and to those of any third parties that process personal data on our behalf.

We may at times fail, or be perceived to have failed, in our efforts to comply with our privacy, data protection or security obligations. Moreover, despite our efforts, our personnel or third parties with whom we work may fail, or be perceived to have failed, to comply with such obligations, which could negatively impact our business operations. If we or third parties with whom we work fail, or are perceived to have failed, to address or comply with applicable privacy, data protection or security obligations, we could face significant consequences, including but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections and similar events); litigation (including class-action claims); additional reporting requirements and/or oversight; bans on processing personal data; and orders to destroy or not use personal data. In particular, plaintiffs have become increasingly active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for monumental statutory damages, depending on the volume of data and the number of violations. Any of these events could have a material adverse effect on our reputation, business or financial condition, including but not limited to: loss of customers; inability to process personal data or to operate in certain jurisdictions; interruptions or stoppages in our business operations or data collection; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.

We are subject to Canadian, U.S., and other foreign anti-corruption, anti-bribery and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business.

We are subject to the Canadian Criminal Code, the Canadian Corruption of Foreign Public Officials Act (“CFPOA”), the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery, and anti-corruption laws in countries in which we conduct activities. Anti-corruption and anti-bribery laws are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, promising, offering, providing, soliciting, or accepting, directly or indirectly, anything of value, which may include improper payments or benefits to or from any person whether in the public or private sector. We may engage with partners and third-party intermediaries to conduct our business abroad, including marketing our services and obtaining necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, and of our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. The FCPA and the CFPOA also requires public companies to make and keep accurate books and records that accurately reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. We cannot provide any assurance that all of our employees and agents will not take actions in violation of our compliance policies and applicable law, for which we may be ultimately held responsible. As a relatively new company, our compliance policies and systems may not be as robust as those companies which have a longer history and have access to larger resources.

Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences.

Changes in tax laws could adversely affect our business prospects and financial results.

We are subject to income and other taxes in Canada, the United States and other jurisdictions, each of which has its own rules. Our current and future effective tax rates may be subject to volatility or adversely affected by a number of factors, including changes in the valuation of our deferred tax assets and liabilities; expected timing and amount of the release of any tax valuation allowances; tax effects of share-based compensation; or lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, the tax regimes we are subject to or operate under, including with respect to income and non-income taxes, are unsettled and may be subject to significant change. Changes in tax laws, regulations, or rulings, or changes in interpretations of existing laws and regulations, could materially adversely affect us.

In addition, many countries, including Canada, have implemented or proposed changes to existing tax laws, including a 15% global minimum tax. Any of these developments or changes in Canadian or U.S. federal, provincial, state or international tax laws or tax rulings could adversely affect our effective tax rate and our operating results.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits may adversely affect our business, financial condition, and results of operations.

Our current and future effective tax rates may be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to tax audits by various tax jurisdictions. Although we believe our tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities may have a material impact on the results of our operations.

Investments in us may be subject to U.S. and Canadian foreign investment laws governing direct and indirect foreign acquisitions of and investments in U.S. or Canadian businesses. If applicable, such laws may impose conditions or limitations on a foreign investor’s ownership of and rights with respect to Xanadu or Old Xanadu (including, but not limited to, limits on an investor’s total ownership interest in and/or information and governance rights with respect to Xanadu or Old Xanadu).

Certain transactions that involve the acquisition of or investment in a U.S. business by a non-U.S. buyer or investor may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial foreign ownership interest and the nature of any information or governance rights afforded to a foreign shareholder. Certain transactions that involve the acquisition of or investment in a Canadian business by a non-Canadian buyer or investor may be subject to an extended national security review by the Government of Canada in accordance with the Investment Canada Act. Quantum computing has been identified as a “sensitive sector” by the Government of Canada, meaning investments by non-Canadians in this sector may be subject to enhanced review.

For example, all investments that could result in foreign “control” of a U.S. business as that term is defined in the relevant regulations are subject to CFIUS jurisdiction. Foreign investments in U.S. businesses that have a qualifying nexus to “critical technology,” “critical infrastructure,” or “sensitive personal data” are subject to a lower CFIUS jurisdiction threshold that is triggered when a foreign investor will not “control” the U.S. business, but will be afforded certain information or governance rights, including board representation or observer rights, access to certain non-public technical information, or the right to involvement in certain company decision-making. When CFIUS has jurisdiction to review a foreign investment transaction involving a U.S. business that produces, develops, tests, manufactures, fabricates, or designs “critical technology,” such transaction may trigger a mandatory pre-closing CFIUS filing requirement.

Outside the United States, other countries are expanding their own foreign direct investment (“FDI”) regimes, pursuant to which investments in and transactions with companies that have a qualifying presence outside of the United States may be subject to review by non-U.S. FDI regulators. Any regulatory review of an investment or other transaction by CFIUS or other FDI regulator may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS and other FDI regulatory regimes are evolving. In the event CFIUS or another FDI regulator wishes to review one or more proposed or completed transactions between Xanadu and a foreign counterparty, there can be no assurances that such foreign counterparty will be able to maintain or proceed with such transaction on terms acceptable to such counterparty. With respect to Xanadu, CFIUS or other FDI regulators may exercise jurisdiction over such transactions and may seek to prohibit, unwind, or impose limitations or restrictions thereon. Should CFIUS or other FDI regulator determine that a transaction with a foreign counterparty violates relevant regulations, the parties thereto could face a financial penalty.

Our business is exposed to risks associated with litigation, investigations and regulatory proceedings.

We may face legal, administrative and regulatory proceedings, orders, claims, demands and/or investigations involving shareholders, customers, competition and/or other issues relating to our business. Litigation and regulatory proceedings are inherently uncertain, and adverse rulings could occur, including monetary damages, or an injunction stopping us from operating or engaging in certain business practices, or requiring other remedies, such as compulsory licensing of patents.

An unfavorable outcome or settlement or any other legal, administrative and regulatory proceeding may result in a material adverse impact on our business, results of operations, financial position and overall trends. In addition, regardless of the outcome, litigation can be costly, time-consuming, and disruptive to our operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

In addition, the laws and regulations our business is subject to are complex and change frequently. We may be required to incur significant expense to comply with changes in, or remedy violations of, these laws and regulations.

Our insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery. Our business and operations could be negatively affected if we become subject to litigation, including any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact the share price of our Shares.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources from the operation of our business and cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses, and uncertainties of litigation, from time to time, we may settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

Furthermore, in the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the price of our Class B Subordinate Voting Shares or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Company’s board of directors’ (the “Board”) attention and resources from our business, which may adversely affect our business, financial condition and results of operations. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. We may also be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters.

Further, our share price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

We depend on third parties to meet their contractual, legal, regulatory and other obligations.

We rely on distributors, suppliers, contract research organizations, vendors, service providers, business partners and other third parties to research, develop, manufacture, market and sell our products, as well as perform other services relating to our business. We rely on these third parties, some of which we have not yet developed partnerships or entered into long term supply agreements with, to meet their contractual, legal, regulatory and other obligations. A failure to maintain these relationships or poor performance by these third parties could negatively impact our business. In addition, we cannot guarantee that the contractual terms and protections and compliance controls, policies and procedures we have put in place will be sufficient to ensure that such third parties will meet their legal, contractual and regulatory obligations or that these terms, controls, policies, procedures and other protections will protect us from acts committed by our agents, contractors, distributors, suppliers, service providers or business partners that violate contractual obligations or the laws or regulations of the jurisdictions in which we operate, including matters respecting anti-corruption, fraud, bribery and kickbacks and false claims, pricing, sales and marketing practices, privacy laws and other legal obligations. Any failure of such third parties to meet these legal, contractual and regulatory obligations or any improper actions by such third parties or even allegations of such non-compliance or actions could damage our reputation, adversely impact our ability to conduct business in certain markets and subject us to civil or criminal legal proceedings and regulatory investigations, monetary and non-monetary damages and penalties and could cause us to incur significant legal and investigatory fees and, as a result, could have a material adverse effect on our business, financial condition and results of operations and could cause the price of our Class B Subordinate Voting Shares to decline.

Risks Related to Our Intellectual Property

If we fail to secure sufficient license rights to intellectual property owned by our collaborators, or if we fail to comply with our obligations under our agreements with these collaborators, it could delay, prevent, or increase our costs of development and commercialization of our products.

Collaboration with third parties to develop intellectual property is of critical importance to our business and our product development and commercialization plans and we are a party to co-development and collaboration agreements with third parties, including certain universities, foundries, government labs, and private companies, such as third party manufacturers. Our current and future plans may be heavily reliant upon these collaborations to develop patents, technology and other intellectual property that may be important or necessary to the development, manufacture and commercialization of our products. In some cases, these collaborations use certain intellectual property that may not be owned by the Company, and which intellectual property is not currently licensed to us under terms that would permit us to commercialize such intellectual property in our products. We expect that we will need to enter into additional license, supply and collaboration agreements in the future to secure sufficient license rights and supply terms that would enable us to bring our products to market and commercialize our products. There is no guarantee that these collaborators will be willing to enter into such agreements on commercially advantageous terms, if at all.

For example, our existing agreements with certain universities impose, and we expect that future license agreements with universities and other third party collaborators may impose, various financial and other obligations on us related to various commercial and development obligations. If we fail to comply with our obligations under our agreements with these collaborators, or if we fail to secure sufficient license rights to intellectual property owned by these collaborators, or if these third party collaborators otherwise have a right to terminate their current or future agreements with us, it could subject us to liability and substantially delay, prevent, or increase our costs of development, manufacturing, marketing and commercialization of our products, which could affect the competitive landscape for our products.

Additionally, we have worked with and expect to continue to work with certain foundries and component suppliers that retain ownership of certain intellectual property related to their manufacturing processes. If we decide to switch foundries or suppliers or diversify our supply chain, we may be unable to timely license such intellectual property or obtain similar intellectual property from an alternate source, on commercially reasonable terms or at all. In such case, we could be required to invest substantial time and resources to redesigning our products, which could delay or otherwise have a material adverse effect on the development and commercialization of such products.

Some of our collaboration agreements, particularly those involving participation by more than one organization, may also result in joint ownership of intellectual property arising from the collaboration, or require us to negotiate the allocation of intellectual property rights. There is no guarantee that we will be able to reach consensus on such allocation on terms that are favorable to us, or at all. Additionally, these agreements may expire and the collaborators may be unwilling to extend such agreements on acceptable terms, if at all. Our business could significantly suffer, for example, if any current or future license agreements terminate or expire, if the licensors or collaborators fail to abide by the terms of the agreement, or if we are unable to enter into, extend rights under, or renew necessary agreements on acceptable terms. Further, collaboration with universities and researchers may subject us to university IP or commercialization policies that grant the university certain rights in our intellectual property, such as joint ownership interests, licenses for research or teaching purposes, or rights to share in revenue derived from that intellectual property.

Collaboration with third parties to develop intellectual property and our future licensing of such intellectual property is of critical importance to our business and involves complex legal, business and scientific issues, and certain provisions in intellectual property license agreements may be susceptible to multiple interpretations. Disputes may arise between us and our collaborators regarding intellectual property subject to a current or future agreement, including:

●	the scope of rights granted under the relevant agreement and other interpretation-related issues;

●	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

●	our right to sublicense patent and other rights to third parties;

●	our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product and technology, and what activities satisfy those diligence obligations;

●	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and the Company;

●	our right to transfer or assign the license; and

●	the effects of termination.

The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could harm our business, financial condition and results of operations. We may not be able to exercise all rights and remedies available to us, including seeking to cure any breach by us, and otherwise seek to preserve our rights under agreement in a timely manner, at an acceptable cost or at all. Moreover, if disputes over intellectual property impair our ability to maintain or expand our current collaboration relationships on acceptable terms, we may be forced to invest further time, effort and funds into development of replacement or alternative intellectual property or technology with different partners, or in some cases, we may be unable to successfully develop and commercialize our products or technology.

If we are unable to obtain and maintain patent protection for our products and technology, or if the scope of the patent protection obtained is not sufficiently broad or robust, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our products and technology may be adversely affected. Moreover, our trade secrets could be compromised, which could cause us to lose the competitive advantage resulting from these trade secrets.

Our success depends, in significant part, on our ability to obtain, maintain, enforce and defend patents and other intellectual property rights, including trade secrets, with respect to our products and technology and to operate our business without infringing, misappropriating or otherwise violating the intellectual property rights of others. We may not be able to prevent unauthorized use of our intellectual property. We rely upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States, Canada and other jurisdictions, as well as license agreements and other contractual protections, to obtain, maintain, enforce and defend rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through non-disclosure and invention assignment agreements with our employees and consultants, and through non-disclosure agreements with business partners and other third parties, however, our employees and consultants may not abide by their obligations under their non-disclosure and invention assignment agreements. Our trade secrets may also be compromised, which could cause us to lose the competitive advantage from such trade secrets. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm our business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our intellectual property portfolio.

Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of Canada and the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of Canada and the United States and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of Canada and the United States. Failure to adequately protect our intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, financial condition and operating results.

Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions, and the breadth of claims in such patents is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Additionally, failure to comply with applicable procedural, documentary, fee payment, foreign filing license and other similar requirements with the United States Patent and Trademark Office and various similar foreign governmental agencies could result in abandonment or lapse of the affected patent or patent application. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. In addition to those who may have patents or patent applications directed to relevant technology with an effective filing date earlier than any of our existing patents or pending patent applications, any of our existing patents or pending patent applications may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of Canada and the United States, and thus we cannot be certain that foreign patent applications related to issued Canadian or U.S. patents will be issued.

Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents — including any of the issued patents exclusively licensed to us — will be contested, circumvented, invalidated, found to be unenforceable or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

Our intellectual property often results from the complex government and/or university arrangements that are subject to interpretation, and we may become subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We are a party to many agreements under which our employees, contractors and consultants within the United States, Canada and other countries create intellectual property. Examples include negotiated research and license agreements, government grants, and employment or consulting relationships with professors and/or graduate or PhD students (which individuals may be subject to university intellectual property policies). Each of these relationships may include complex contractual provisions, or be subject to university intellectual property policies, which allocate intellectual property rights between us and our contractual counterparties and, in some cases, contemplate intellectual property rights being jointly owned, the granting of licenses for research or teaching purposes, or rights to share in revenue derived from that intellectual property. Such allocations of intellectual property rights often result from the interpretations of these provisions and policies based on, among other factors, what funds or resources were used, the subject matter of the intellectual property, and whether new intellectual property is derived from or reliant on one of the parties’ background rights. From time to time we may enter into discussions or, in some cases, formal contractual disputes with our counterparties regarding the proper allocation of such rights. If our interpretation of the agreements, the relevant policies and/or the operative facts, under United States law and, where applicable, under non-United States law, were deemed incorrect or to otherwise vest ownership of intellectual property rights in a third party, the relevant intellectual property that is the subject of the dispute could be re-allocated to such third party, converted to a joint ownership structure, or otherwise reduced in value to our business. In such cases, our ability to successfully enforce our intellectual property portfolio, or even to commercialize our portfolio without having to share revenue, could be negatively impacted.

We in the past have had, and may in the future have, third parties assert claims to intellectual property that was developed by such employees, contractors or consultants. We may also be subject to claims that collaborators or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor, or a co-inventor. In the latter two cases, the failure to name the proper inventor or co-inventors on a patent application could result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our patented technology or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could adversely affect our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards or other costs (including indemnification of third parties or costly licensing arrangements (if licenses are available at all)) and limit our ability to use certain key technologies in the future or require development of non-infringing products, services, or technologies, which could result in a significant expenditure and otherwise harm our business.

We may become subject to intellectual property disputes. Our success depends, in part, on our ability to develop and commercialize our products, services and technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our products, services or technologies are infringing, misappropriating or otherwise violating third-party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation. For example, there may be issued patents of which we are unaware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future products, services or technologies. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future products, services or technologies. Because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover our current or future products, services or technologies. Lawsuits can be time-consuming and expensive to resolve, and they divert management’s time and attention. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. Companies that have developed and are developing technology are often required to defend against litigation claims based on allegations of infringement, misappropriation or other violations of intellectual property rights. Our products, services or technologies may not be able to withstand any third-party claims against their use. In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. In a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, our ability to argue non-infringement of these patents, and our ability to invalidate these patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. Our patent portfolio may not be large enough to deter patent infringement claims, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant product-, service- or technology-based revenue, and therefore, our patent portfolio may provide little or no deterrence as we would not be able to assert our patents against such entities or individuals. If a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we may be forced to limit or stop sales of our products, services or technologies or cease business activities related to such intellectual property.

Our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have a material adverse effect on our business, financial condition and results of operations. Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, regardless of the merit of the claim or our defenses, may require us to do one or more of the following:

●	cease making, selling, offering for sale, using or importing products, services and technologies that incorporate the intellectual property rights that allegedly infringe, misappropriate or violate the intellectual property of a third party;

●	make substantial payments for legal fees, settlement payments or other costs or damages;

●	obtain a license, which may not be available on reasonable terms or at all, to make, sell, offer for sale, use or import the relevant products, services and technologies;

●	redesign the allegedly infringing solutions to avoid infringement, misappropriation or violation, which could be costly, time-consuming or impossible; or

●	indemnify organizations using our relevant products, services and technologies or third-party service providers.

Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Class B Subordinate Voting Shares. The occurrence of infringement claims may grow as the market for our products, services and technologies grows. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources.

Some of our intellectual property has been conceived or developed through university and/or government-funded research or development and thus may be subject to the internal intellectual property policies of such universities and/or federal regulations or policies providing for certain rights for the funding government or imposing certain obligations on us, such as a license to the U.S. government covered by or applicable to such intellectual property, “march-in” rights, certain reporting requirements and a preference for domestic companies, and compliance with such regulations or policies (including related contractual obligations) may limit our exclusive rights and our ability to contract with domestic manufacturers, and may impose other restrictions on our business.

Certain intellectual property rights that we may wish to in-license in the future may have been generated through the use of U.S. government funding and are therefore subject to certain federal regulations. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future product candidates pursuant to the Bayh-Dole Act of 1980, or the Patent and Trademark Law Amendment. These U.S. government rights include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right, under certain limited circumstances, to require the licensor to grant exclusive, partially exclusive or non-exclusive licenses to any of these inventions to a third party if it determines that: (1) adequate steps have not been taken to commercialize the invention, (2) government action is necessary to meet public health or safety needs or (3) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government also has the right to take title to these inventions if the licensor fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States. This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture the products substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. To the extent any of our owned or licensed future intellectual property is also generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

We have entered into various funding or supply agreements with government or public sector entities in Canada (and anticipate entering in one or more future agreements) that impose requirements or restrictions on our intellectual property or our business operations more broadly, such as the following:

●	maintaining ownership in Canada of, and refraining from assigning or granting an exclusive license to, developed intellectual property;

●	licensing developed intellectual property without receiving royalties;

●	licensing developed intellectual property without obtaining the counterparty’s consent;

●	licensing developed intellectual property and background information to the counterparty, including under certain circumstances to authorize commercial exploitation;

●	transferring developed intellectual property to the counterparty in certain circumstances;

●	meeting or exceeding minimum employment levels in Canada;

●	meeting or exceeding minimum R&D expenditure levels in Canada;

●	meeting or exceeding minimum annual collaborations with Canadian research institutes or post-secondary institutions in Canada;

●	meeting or exceeding minimum annual collaborations with small and medium-sized Canadian-based enterprises;

●	undergoing a change of control only with consent; and

●	refraining from issuing dividends or other shareholder distributions that would prevent the Company from satisfying its obligations under the applicable agreement.

Failure to satisfy these requirements or comply with these restrictions may have a variety of adverse consequences, including one or more of the following: termination of existing agreements, suspension or termination of obligations of further payment, public notice disclosing event of default, financial penalties, repayment of past funding, disqualification for funding opportunities, or a bar on contracting with the Canadian government in the future.

Elements of our products use, or are developed using, open-source software and data, which could negatively affect our ability to offer and sell our solutions and subject us to possible litigation.

Our products incorporate, or are developed using, software, data and materials licensed under open-source and other open licenses, and we expect to continue to incorporate, or use for development, software and data licensed under open-source or other open licenses in the future. From time to time, companies that use third-party open-source software or open data have faced claims challenging the use of such open-source software or open data and requesting compliance with the open-source software or other open license terms. Accordingly, we may be subject to suits by parties claiming ownership of what we believe to be open-source software or open data, or claiming non-compliance with the applicable open-source or other open licensing terms. Some open-source software licenses require users who use, distribute or make available across a network software and services that include open-source software to offer aspects of the technology that incorporates the open-source software or open data for no cost. We may also be required to make publicly available source code (which in some circumstances could include valuable proprietary code) for modifications or derivative works we create based upon incorporating or using the open-source software or open data and/or to license such modifications or derivative works under the terms of the particular open-source or other open license. While we try to mitigate the likelihood of such risks, we may inadvertently use third-party open-source software or open data in a manner that exposes us to claims of non-compliance with the terms of their licenses, including claims of intellectual property rights infringement or for breach of contract. Furthermore, there exists today an increasing number of types of open-source software or other open licenses, almost none of which have been tested in courts of law to provide guidance of their proper legal interpretations. If we were to receive a claim of non-compliance with the terms of any of these open-source licenses, we could be required to publicly release certain portions of our proprietary source code or datasets. We could also be required to expend substantial time and resources to re-engineer some of our solutions. Any of the foregoing could disrupt and harm our business.

We also have regularly contributed source code under open-source licenses. Because the source code and data we contribute to open source projects or distribute under open source or source-available licenses is publicly available, our ability to protect our intellectual property rights with respect to such source code and data may be limited or lost entirely, and we may be limited in our ability to prevent our competitors or others from using such contributed source code. While we take steps to mitigate the risk that employees or contractors may submit proprietary source code that is not intended to be open-sourced to open-source projects, we cannot guarantee that such practices will be effective. In addition, the use of third-party open-source software or open data typically exposes us to greater risks than the use of third-party commercial software or data because open-source and open data licensors generally do not provide warranties or controls on the functionality or origin of the software or data. Use of open-source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our platform. Any of the foregoing could harm our business and could help our competitors develop products that are similar to or better than ours.

General Risk Factors

Our employees and independent contractors may engage in misconduct or other improper activities, which could have a material adverse effect on our business, prospects, financial condition and operating results.

We are exposed to the risk that our employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, fraud, abuse, data privacy and security laws, other similar laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our business, prospects, financial condition and operating results.

Our business is subject to the risks of disasters, global pandemics, and interruptions by man-made problems, such as terrorism. Material disruptions of our business or information systems resulting from these events could materially and adversely affect our business, financial condition and results of operations.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events (such as the outbreak of the COVID-19 pandemic), could materially and adversely affect our business, financial condition and results of operations. In addition, natural disasters, acts of terrorism or war, including the ongoing geopolitical tensions related to Russia’s actions in Ukraine and the conflicts in the Middle East, could cause disruptions in our remaining operations, our or our partners’ businesses, our suppliers’ or the economy as a whole. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by man-made problems, such as power disruptions, could adversely affect our business. To the extent that any such disruptions result in development or commercialization delays or impede our partners’ and suppliers’ ability to timely deliver product components, or the deployment of our products, this could materially and adversely affect our business, financial condition and results of operations.

We may also not have adequate back-up systems, and natural or man-made disasters could damage our operations, reduce our revenue and lead to a loss of customers. We do not have redundant photonic systems for service at an alternate site. A disaster could severely harm our business because our research activities and services could be interrupted for an indeterminate length of time. Our operations depend upon our ability to maintain and protect our computer systems at our facility in Toronto, Ontario, Canada. Although these systems are designed to be resilient and durable, they are vulnerable to damage from fire, floods, snowstorms, earthquakes, power loss, acts of terrorism, telecommunications failures and similar events. In addition, our facilities in Toronto, Ontario, Canada could be subject to electrical blackouts if Ontario faces any power shortages. Although we do have a backup generator that would maintain critical operations, this generator could fail. Disruptions in our internal business operations could harm our business by resulting in delays, disruption of our customers’ business, loss of data, and loss of customer confidence.

Our ability to effectively monitor and respond to the rapid and ongoing developments and expectations relating to environmental, social and governance (“ESG”) matters, including related social expectations and concerns, have imposed (and may continue to impose) unexpected costs and/or may result in reputational or other harm that could have a material adverse effect on our business, financial condition and results of operations and could cause the market value of our Class B Subordinate Voting Shares to decline.

There are rapid and ongoing developments and changing expectations relating to ESG matters and factors such as the impact of our operations on climate change, water and waste management, our practices relating to sustainability and product stewardship, product safety, access to health care and affordable drugs, management of business ethics and human capital development, which may result in increased regulatory, social or other scrutiny on us. This scrutiny may be intensified as a result of the varying pro-ESG and anti-ESG views held by certain stakeholders. If we are unable to adequately recognize and respond to such developments and governmental, societal, investor and consumer expectations relating to such ESG matters, we may miss corporate opportunities, become subject to additional scrutiny, incur unexpected costs or experience damage to our reputation or our various brands. If any of these events were to occur, there may be a material adverse effect on our business, financial condition, cash flows and results of operations and the market value of our Class B Subordinate Voting Shares may decline.

We have various indemnity agreements and indemnity arrangements in place, which may result in an obligation to indemnify or reimburse the relevant counterparty, which amounts may be material.

We have entered into customary indemnification agreements with our directors and certain of our officers. We have also obtained directors’ and officers’ liability insurance to mitigate the cost of any potential future lawsuits or actions. The maximum amount of any potential future payment cannot be reasonably estimated but could have a material adverse effect on the Company.

In the normal course of business, we have entered or may enter into agreements that include indemnities in favor of third parties, such as purchase and sale agreements, license agreements, engagement letters with advisors and consultants and various product and service agreements. These indemnification arrangements may require us to compensate counterparties for losses incurred by the counterparties as a result of breaches in representations, covenants and warranties provided by us or as a result of litigation or other third-party claims or statutory sanctions that may be suffered by the counterparties as a consequence of the relevant transaction. In some instances, the terms of these indemnities are not explicitly defined. We, whenever possible, try to limit this potential liability within the particular agreement or contract (such as through maximum claim amounts, specified claim periods and other conditions and limits), but due to the unpredictability of future events the maximum amount of any potential reimbursement cannot be reasonably estimated, but could have a material adverse effect on the Company.

Additional Risks Related to Ownership of our Shares and Our Operating as a Public Company

An active market for our Class B Subordinate Voting Shares may not develop, which would adversely affect the liquidity and price of our securities

The price of our Class B Subordinate Voting Shares may fluctuate significantly due to general market and economic conditions and forecasts, our general business condition and the release of our financial reports. An active trading market for our Class B Subordinate Voting Shares may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

The market price of our Class B Subordinate Voting Shares may be volatile, which could cause the value of your investment to decline.

If you purchase our Class B Subordinate Voting Shares, you may not be able to resell those shares at or above the price you paid. The market price of our Class B Subordinate Voting Shares may be highly volatile and may fluctuate or decline significantly in response to numerous factors, some of which are beyond our control. The securities markets have experienced and continue to experience significant volatility. Market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class B Subordinate Voting Shares regardless of our operating performance. Our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including:

●	changes in the industries in which we and our customers operate;

●	variations in quarterly operating results or dividends, if any, to shareholders;

●	additions or departures of key management personnel;

●	publication of research reports about the quantum computing industry;

●	rumors and market speculation involving Xanadu or other companies in our industry, which may include short seller reports;

●	litigation and government investigations;

●	changes or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting our business;

●	adverse market reaction to any indebtedness incurred or securities issued in the future;

●	changes in market valuations of similar companies;

●	announcements by competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments;

●	the impact of any future bank failures, public health crises or geopolitical events such as tensions in and around Taiwan, Ukraine, the Middle East and other areas of the world; and

●	the impact of any of the foregoing on our management, employees, partners, customers, and operating results.

Furthermore, the stock markets in general have experienced extreme volatility, which has sometimes been unrelated to the operating performance of the issuer. The trading price of our Class B Subordinate Voting Shares may be adversely affected by third parties trying to drive down or drive up the market price. Short sellers and others, some of whom post anonymously on social media, may be positioned to profit if our shares declines or otherwise exhibits volatility, and their activities can negatively affect our share price and increase the volatility of our share price. These broad market and industry factors may seriously harm the market price of our Class B Subordinate Voting Shares, regardless of our operating performance.

Following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against such company. Such litigation could result in substantial costs and a diversion of management’s attention and resources. See also the section entitled “— Risks Related to Compliance with Law, Government Regulation and Litigation — Our business is exposed to risks associated with litigation, investigations and regulatory proceedings.”

If our operating and financial performance in any given period does not meet the guidance provided to the public, if so provided, or the expectations of investment analysts, the market price of our Class B Subordinate Voting Shares may decline.

In the future, we may, but will not be obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements under U.S. securities laws and forward-looking information under Canadian securities laws, subject to the risks and uncertainties and assumptions made by management described in this filing and any filing announcing the applicable guidance. Our actual results may not always be in line with or exceed any guidance it may provide, especially in times of economic uncertainty. Further, lengthy sales cycle may contribute to substantial fluctuations in our quarterly or annual operating results as significant sales can be delayed to subsequent periods. If, in the future, our operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if we reduce our guidance for future periods or withdraw our guidance, the market price of our Class B Subordinate Voting Shares may decline as well. There can be no assurance that we will continue to issue public guidance in the future.

Our financial results may vary significantly from quarter to quarter.

We expect our revenue and operating results to vary from quarter to quarter. We may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. We may also incur additional expenses when contracts are terminated or expire and are not renewed. We may also incur additional expenses when customers are newly acquired. Additionally, payments due to us from our customers may be delayed for a variety of reasons, and these delays could cause significant fluctuations from quarter to quarter.

Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in this “Risk Factors” section and the following factors, among others:

●	the terms of customer contracts that affect the timing of revenue recognition;

●	labor availability and costs for hourly and management personnel;

●	profitability of our products, especially in new markets;

●	changes in interest rates;

●	impairment of long-lived assets;

●	macroeconomic conditions, both nationally and locally;

●	size and scope of our revenue arrangements with our customers;

●	negative publicity relating to our products;

●	changes in customer preferences and competitive conditions;

●	the loss of strategic relationships or existing contracts with any customer;

●	lengthy customer sales cycle, leading to difficulty in forecasting the timing of purchasing decisions;

●	expansion to new markets; and

●	fluctuations in commodity prices.

Short sellers may engage in manipulative activity intended to drive down the market price of our Class B Subordinate Voting Shares, which could also result in related regulatory and governmental scrutiny, among other effects.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of later buying lower priced identical securities to return to the lender. Accordingly, it is in the interest of a short seller of our Class B Subordinate Voting Shares for the price to decline. At any time, short sellers may publish, or arrange for the publication of, opinions or characterizations that are intended to create negative market momentum. Issuers, like us, whose securities have historically had limited trading history or volumes and/or have been susceptible to relatively high volatility levels can be vulnerable to such short seller attacks. Short selling reports can cause increased volatility in an issuer’s share price, and result in regulatory and governmental inquiries. A short seller report about Xanadu could result in an inquiry or formal investigation from a governmental organization securities regulatory authority or other regulatory body, which could result in a material diversion of our management’s time and could have a material adverse effect on our business and results of operations.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to operate our business, and require substantial financial and management resources.

The fact that we were a Canadian private company that completed a merger transaction with a U.S. SPAC makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because Xanadu was not previously subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act and applicable Canadian securities law are significantly more stringent than those required of Xanadu as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us as a public company. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act and applicable Canadian securities law, including any additional requirements once we are no longer an emerging growth company, to the extent applicable, in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our Class B Subordinate Voting Shares.

If securities or industry analysts do not publish research or reports about Xanadu’s business or publish negative reports about our business, the share price and trading volume of our Class B Subordinate Voting Shares could decline.

The trading market for our Class B Subordinate Voting Shares will depend on the research and reports that securities or industry analysts publish about us and our business. We do not have any analyst coverage and may not obtain analyst coverage in the future. In the event we obtain analyst coverage, it will not have any control over such analysts. The market price of our Class B Subordinate Voting Shares could decline if our actual results do not match the analysts’ projections. If one or more of the analysts who cover us downgrades our shares or changes their opinion of us, the price of our Class B Subordinate Voting Shares would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class B Subordinate Voting Shares or trading volume to decline.

We do not intend to pay cash dividends for the foreseeable future.

Xanadu has never declared or paid cash dividends on its share capital, and it does not anticipate paying any cash dividends or making any distributions to shareholders in the foreseeable future. We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends or make distributions in the foreseeable future. Any future determination to pay dividends or make distributions will be made at the discretion of our Board, subject to applicable laws. It will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions and other factors that our Board may deem relevant. In addition, the ability to pay cash dividends or make distributions may be restricted by the terms of debt financing arrangements, as any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on our Shares or the making of distributions to holders of our Shares. As a result, shareholders may not receive any return on an investment in our Shares unless they sell their shares for a price greater than what they paid for them.

We are an emerging growth company within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and to the extent we take advantage of certain exemptions from disclosure requirements available to emerging growth companies and permitted under applicable Canadian securities laws, this could make our Class B Subordinate Voting Shares less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies to the extent permitted under applicable Canadian securities laws, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, Shareholders may not have access to certain information they may deem important.

We cannot predict whether investors will find our Shares less attractive because we will rely on these exemptions. If some investors find our Shares less attractive as a result of our reliance on these exemptions, the trading prices of our Class B Subordinate Voting Shares may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our Class B Subordinate Voting Shares may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act (defined below)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Moreover, even if we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies.

As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and intend to, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and is permitted, and intends to, follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

We are a “foreign private issuer” under the Exchange Act and therefore will be exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, we will not be required to file periodic reports and financial statements with the SEC as frequently or within the same timeframes as U.S. companies with securities registered under the Exchange Act, and will provide such reports and financial statements within the timeframes required by Canadian securities law. We will not be required to comply with Regulation Fair Disclosure, which imposes restrictions on the selective disclosure of material information; however, we will be required to comply with Canadian securities laws and TSX requirements governing the disclosure of material facts and material changes. Historically, Rule 3a12-3 under the Exchange Act exempted securities registered by a “foreign private issuer” from Section 16 of the Exchange Act. However, effective March 18, 2026, pursuant to the Holding Foreign Insiders Accountable Act, directors and officers of foreign private issuers are required to comply with the reporting requirements of Section 16(a) of the Exchange Act. Notwithstanding the foregoing, directors and officers of a “foreign private issuer” remain exempt from Section 16(b) (short-swing profit liability) and Section 16(c) (short sale prohibitions). Additionally, our reporting insiders will be required to comply with Canadian securities law insider reporting requirements. Accordingly, Shareholders may receive less or different information about us than they would receive about a U.S. domestic public company.

In addition, as a “foreign private issuer” whose shares are listed on Nasdaq, we are permitted, subject to certain exceptions, to follow certain home country rules in lieu of certain Nasdaq listing requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply, followed by a description of its applicable home country practice. We will have the option to rely on available exemptions under the Nasdaq and TSX listing rules that would allow it to follow its home country practice, including, among other things, the ability to opt out of (i) the requirement that the Board be comprised of a majority independent directors, (ii) the requirement that our independent directors meet regularly in executive sessions and (iii) the requirement that we obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain share option, purchase or other compensation plans. We are required to comply with TSX rules which require, among other things, that (i) the Board be comprised of at least two independent directors, and (ii) we obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain share option, purchase or other compensation plans.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We could lose our status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Our share ownership is highly concentrated which reduces the public “float” and may have a depressive effect on the market price of our Class B Subordinate Voting Shares.

Our share ownership is highly concentrated. Following completion of the Business Combination, our public “float” is reduced. Additionally, many of our Class B Subordinate Voting Shares are subject to restrictions on trading (pursuant to contractual lockups and applicable securities laws). This may have a depressive and volatile effect on the market price of our Class B Subordinate Voting Shares.

We will issue additional Shares in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our Shareholders.

Given our additional capital needs, we will issue additional Shares or other equity securities of equal or senior rank in the future in connection with, among other things, capital-raising initiatives, future investments and acquisitions, or repayment of outstanding indebtedness, in most cases without shareholder approval.

In addition, pursuant to our equity incentive plan, we expect to issue additional Shares, or securities exercisable for Shares. Once shares are issued pursuant to our equity incentive plan, those shares will become eligible for sale in the public market, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. Shares representing 15% of our Shares issued and outstanding from time to time are expected to be reserved for future issuance under our equity incentive plan. We expect to file one or more registration statements on Form S-8 under the Securities Act to register the Shares or securities convertible into or exchangeable for our Shares pursuant to our equity incentive plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

●	existing shareholders’ proportionate ownership interest will decrease;

●	the number of shares eligible for resale in the public market will increase;

●	the amount of cash available per share, including for payment of any dividends in the future, may decrease;

●	the relative voting strength of each share of previously outstanding Shares may be diminished; and

●	the market price of our Class B Subordinate Voting Shares may decline.

We have and will continue to incur increased costs as a result of operating as a public company, which may adversely affect our business, prospects, financial condition and results of operations.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that Old Xanadu did not incur as a private company. Applicable Canadian securities laws, the Exchange Act, Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, as well as the Public Company Accounting Oversight Board and the stock exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to undertake activities it has not done previously. For example, we have created a new board committees and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with Canadian securities law and SEC reporting requirements have been and will continue to be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we may incur additional costs to rectify those issues, and the existence of those issues may adversely affect our reputation or investor perceptions of us.

Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. For example, the rules and regulations governing public companies will likely make it more difficult and more expensive for us to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified people to serve on our board of directors, board committees or as executive officers.

The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. To the extent necessary to supplement our internal personnel with professional advisors, such costs may be significantly increased. These increased costs will require us to divert a significant amount of money that may otherwise be used to expand Xanadu’s business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, resulting in further increased costs.

Our by-laws designate specific courts in Canada and the federal district courts of the United States as the exclusive forum for certain litigation that may be initiated by our Shareholders, which could limit Shareholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to the by-laws, unless we consent in writing to the selection of an alternative forum, the courts of the Province of Ontario and the appellate courts therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action or proceeding asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Xanadu to us; (iii) any action or proceeding asserting a claim arising out of any provision of the OBCA or our articles or by-laws (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim or otherwise related to our affairs. Additionally, our by-laws further provide that unless we consent in writing to the selection of an alternative forum, and without limiting the generality of the foregoing sentence, the federal district courts of the United States of America shall be the sole and the exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act or the Exchange Act. In addition, our by-laws provide that any person or entity purchasing or otherwise acquiring any interest in our Shares is deemed to have notice of and consented to the by-laws forum selection provision.

The by-laws forum selection provisions may impose additional litigation costs on shareholders in pursuing any such claims. Additionally, the forum selection clauses may limit Shareholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and out directors, officers and employees, even though an action, if successful, might benefit Shareholders. In the event a court finds either exclusive forum provision contained in our by-laws to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition. The courts of the Province of Ontario and appellate courts therefrom and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a shareholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than Shareholders.

It may be difficult to enforce civil liabilities in Canada under U.S. securities laws.

Xanadu is incorporated in the Province of Ontario, Canada, and our corporate headquarters are located in Toronto, Ontario, Canada. A majority of our executive officers and certain of our directors and the experts named herein reside principally in Canada and the majority of our assets and all or a substantial portion of the assets of these persons is located outside the United States. It may be difficult for investors who reside in the United States to effect service of process upon these persons in the United States, or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against us or any of these persons. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws. Canadian courts may refuse to hear a claim based on an alleged violation of U.S. securities laws against us or these persons on the grounds that Canada is not the most appropriate forum in which to bring such a claim. Even if a Canadian court agrees to hear a claim, it may determine that Canadian law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Canadian law.

Our articles and by-laws, and Ontario and Canadian laws and regulations applicable to us may adversely affect our ability to take actions that could be deemed beneficial to Shareholders.

As an Ontario company, we are subject to different corporate requirements than a corporation organized under the laws of the United States. Our articles and by-laws as well as the OBCA, set forth various rights and obligations that are unique to us as a Canadian company. These requirements may limit or otherwise adversely affect our ability to take actions that could be beneficial to Shareholders.

Provisions of the laws of the Province of Ontario and the federal laws of Canada may also have the effect of delaying or preventing a change of control or changes in our management. For example, the OBCA includes provisions that require any shareholder proposal that includes nominations for the election of directors to be signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented. Additionally, for material corporate transactions (such as mergers and amalgamations, other extraordinary corporate transactions or amendments to our articles) the OBCA generally requires approval by 66 2/3% of the votes cast by shareholders who voted, or as set out in the articles, as applicable.

The Investment Canada Act requires that a non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. As a “Canadian business,” an acquisition of control of Xanadu by a non-Canadian would be subject to a suspensory review if these thresholds are exceeded. Furthermore, limitations on the ability to acquire and hold our Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition appointed under the Competition Act to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us.

Under our articles, we are permitted to issue an unlimited number of Class B Subordinate Voting Shares without additional shareholder approval, which would result in immediate dilution to existing Shareholders and may have an adverse effect on the value of their shareholdings.

Our articles permit us to issue an unlimited number of Class B Subordinate Voting Shares, Class A Multiple Voting Shares and Preferred Shares. We may, from time to time, issue additional Class B Subordinate Voting Shares, Class A Multiple Voting Shares and Preferred Shares in the future. Subject to the requirements of the Nasdaq and the TSX, we will not be required to obtain the approval of shareholders for future issuances of Class B Subordinate Voting Shares, Class A Multiple Voting Shares or Preferred Shares. Any further issuances of Class B Subordinate Voting Shares, Class A Multiple Voting Shares or Preferred Shares which may be convertible into Shares will result in immediate dilution to existing shareholders and may have a material adverse effect on the value of their shareholdings.

Sales of our Class B Subordinate Voting Shares may cause the market price of our securities to drop significantly, even if our business is doing well.

Sales of a substantial number of Class B Subordinate Voting Shares in the public market could occur. If our Shareholders sell, or the market perceives that our Shareholders intend to sell, substantial amounts of Class B Subordinate Voting Shares in the public market, the market price of our Class B Subordinate Voting Shares could decline significantly. Certain of our Shareholders are subject to lock-up arrangements that restrict trading for a period of time after completion of the Business Combination.

As restrictions on resale end, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our Class B Subordinate Voting Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Moreover, the Investor and Registration Rights Agreement obligates us to file one or more registration statements with the SEC for the registration for resale of certain securities held by the shareholders who are party to that agreement. If any of these additional Class B Subordinate Voting Shares are sold, or if it is perceived that they will be sold, in the public market, the market price of our Class B Subordinate Voting Shares could decline.

In addition, certain holders of options will have an immediate income inclusion for tax purposes when they exercise their options (that is, tax is not deferred until they sell the underlying Class B Subordinate Voting Shares). As a result, these holders may need to sell Class B Subordinate Voting Shares purchased on the exercise of options in the same year that they exercise their options. This might result in a greater number of Class B Subordinate Voting Shares being sold in the public market and reduce long-term holdings of Class B Subordinate Voting Shares by our management and employees.

Future issuances of debt securities and equity or equity-linked securities may adversely affect the market price of our Class B Subordinate Voting Shares and may be dilutive to existing shareholders.

In the future, we may incur debt or issue equity ranking senior to the Shares. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Shares. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our Class B Subordinate Voting Shares and be dilutive to existing shareholders.

Our failure to meet the continued listing requirements of Nasdaq or TSX could result in a delisting of our securities.

If we fail to satisfy the continued listing requirements of Nasdaq or TSX (such as Nasdaq’s’ requirements with respect to corporate governance or the minimum closing bid price), such exchanges may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below minimum bid price requirements or prevent future non-compliance with Nasdaq’s or TSX’s listing requirements. Additionally, if our securities are not listed on, or become delisted from Nasdaq or TSX for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or TSX or another national securities exchange or marketplace. You may be unable to sell your securities unless a market can be established or sustained.

If we are characterized as a passive foreign investment company for U.S. federal income tax purposes, U.S. Holders may suffer adverse tax consequences.

If we are or become a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code for any taxable year (or portion thereof) during which a U.S. Holder (as defined in “Item 10. Additional Information—E. Taxation—Material U.S. Federal Income Tax Considerations for U.S. Holders”) holds our Shares, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder and such U.S. Holder might be subject to additional reporting requirements.

For U.S. federal income tax purposes, we will be a PFIC for any taxable year in which (i) 75% or more of our gross income consists of passive income or (ii) 50% or more of the value of our assets (determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income (including cash). For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as holding and receiving directly its proportionate share of assets and income of such corporation.

Based on an analysis of our income and assets, including the value of our goodwill, we do not believe that we were a PFIC for the taxable year ended December 31, 2025. There can be no assurances that we will not be treated as a PFIC for any taxable year. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. In particular, the characterization of our assets as active or passive may depend in part on our current and intended future business plans, which are subject to change. In addition, for our current and future taxable years, the total value of our assets for PFIC testing purposes may be determined in part by reference to the market price of our ordinary shares from time to time, which may fluctuate considerably. Under the income test, our status as a PFIC depends on the composition of our income which will depend on a variety of factors that are subject to uncertainty, including the characterization of transactions we enter into in the future and our corporate structure. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status for any prior, current or future taxable year.

If we were classified as a PFIC for any taxable year during which a U.S. Holder hold our Shares, such U.S. Holder could be subject to adverse U.S. federal income tax consequences (regardless of whether we continue to be a PFIC), including increased tax liability on disposition gains and certain “excess distributions” and additional reporting requirements. For more information, see “Item 10. Additional Information—E. Taxation—Material U.S. Federal Income Tax Considerations for U.S. Holders—Passive Foreign Investment Company Considerations.” U.S. Holders are urged to consult their tax advisors regarding our PFIC status for any taxable year and the possible application of the PFIC rules to an investment in our Shares, including the availability and the advisability of making certain election under the PFIC rules.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our operating results and financial condition.

We are subject to taxation in Canada, the United States, and other jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have a material adverse effect on our liquidity and results of operations. In addition, the authorities in several jurisdictions could review our tax returns and impose additional tax, interest and penalties, which could have a material adverse effect on us and our results of operations. We have previously participated in government programs with the Canadian federal government and Canadian provincial governments that provided refundable and non-refundable investment tax credits based upon qualifying research and development expenditures. If Canadian taxation authorities successfully challenge such expenses or the correctness of such income tax credits claimed, our historical operating results could be adversely affected. As a public company, we will no longer be eligible for refundable tax credits under the SR&ED program. However, we are still eligible for non-refundable SR&ED credits under this program, which are eligible to reduce future income taxes payable.

Our dual class share structure will concentrate voting control and the ability to influence corporate matters with holders of Class A Multiple Voting Shares, including directors and officers of Old Xanadu, certain existing Xanadu shareholders and their affiliates.

Class A Multiple Voting Shares have 10 votes per share and Class B Subordinate Voting Shares have one vote per share. Shareholders who hold Class A Multiple Voting Shares, including our executive officers, employees and their affiliates, together hold approximately 98% (with directors and officers together holding approximately 18%) of the voting power of our outstanding voting shares, and will therefore have significant influence over our management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions.

In addition, because of the ten-to-one voting ratio between Class A Multiple Voting Shares and Class B Subordinate Voting Shares, the holders of our Class A Multiple Voting Shares, collectively, will continue to control a majority of the combined voting power of voting shares, even where Class A Multiple Voting Shares represent a substantially reduced percentage of total outstanding shares. The concentrated voting control of holders of Class A Multiple Voting Shares will limit the ability of holders of Class B Subordinate Voting Shares to influence corporate matters for the foreseeable future, including the election of directors as well as decisions regarding amendments to our share capital, creating and issuing additional classes of shares, making significant acquisitions, selling significant assets or parts of our business, merging with other companies and undertaking other significant transactions. As a result, holders of Class A Multiple Voting Shares, including directors and officers of Xanadu, will have the ability to influence many matters affecting us to a much greater degree than us, and actions may be taken that holders of Class B Subordinate Voting Shares may not view as beneficial. The market price of our Class B Subordinate Voting Shares could be adversely affected due to the significant influence and voting power of the holders of our Class A Multiple Voting Shares. Additionally, the significant voting interest of holders of our Class A Multiple Voting Shares may discourage transactions involving a change of control, including transactions in which an investor, as a holder of our Class B Subordinate Voting Shares, might otherwise receive a premium for our Class B Subordinate Voting Shares over the then-current market price, or discourage competing proposals if a going-private transaction is proposed by one or more holders of our Class A Multiple Voting Shares.

Future transfers by holders of Class A Multiple Voting Shares will generally result in the automatic conversion of such shares into Class B Subordinate Voting Shares, which will have the effect, over time, of increasing the relative voting power of those holders of Class A Multiple Voting Shares who retain their shares. If, for example, our Chief Executive Officer, Christian Weedbrook, who holds approximately 18% of the voting power of outstanding Shares, retains a significant portion of his holdings of Class A Multiple Voting Shares for an extended period of time, he could, in the future, control a significant percentage of the combined voting power of Class B Subordinate Voting Shares and Class A Multiple Voting Shares. In addition, holders of greater than 5% of Shares, as a group, beneficially hold a significant percentage of the voting power of outstanding Shares following the Closing. If these holders retain a significant portion of their holdings of Class A Multiple Voting Shares for an extended period of time, they could, in the future, control a significant percentage of the combined voting power of Class B Subordinate Voting Shares and Class A Multiple Voting Shares. As a result, these holders of greater than 5% of Shares have the ability to influence control over matters submitted to Shareholders for approval. While each of our directors and officers owes a fiduciary duty to Xanadu and must act honestly and in good faith with a view to the best interests of Xanadu, any director and/or officer that is a shareholder, even a controlling shareholder, is entitled to vote his or her shares in his or her own interests, which may not always be in the interests of our shareholders generally.

Our dual-class structure may render our Class B Subordinate Voting Shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of our Class B Subordinate Voting Shares.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class B Subordinate Voting Shares, in negative publicity or other adverse consequences. Certain index providers have, from time to time, imposed or modified eligibility restrictions on companies with multi-class share structures. From April 2017 to April 2023, the S&P Dow Jones Indices excluded companies with multiple classes of shares from the S&P 500, S&P MidCap 400 and S&P SmallCap 600 (which together comprise the S&P Composite 1500).

While the S&P Dow Jones Indices do not currently prohibit the inclusion of dual-class issuers, index providers and institutional investors may nonetheless view multi-class structures unfavorably, and future policy changes could limit our eligibility for inclusion in major indices. As a result, our dual-class structure may prevent the inclusion of our Class B Subordinate Voting Shares in such indices, and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be able to invest in Class B Subordinate Voting Shares, each of which could adversely affect the trading price and liquidity of Class B Subordinate Voting Shares.

In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structure and our dual-class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance, in which case the market price and liquidity of Class B Subordinate Voting Shares could be adversely affected.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if we identify additional material weaknesses in the future or otherwise fail to develop and maintain effective internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

As a public company, we are required to evaluate and determine the effectiveness of internal control over financial reporting. Neither we nor our independent registered public accounting firm were required to, and therefore did not, perform an evaluation of the effectiveness of our internal control over financial reporting as of or for any period included in our financial statements included herein, nor any period subsequent in accordance with the provisions of the Sarbanes-Oxley Act or National Instrument 52-109 — Certifications of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”). However, in connection with the preparation of our financial statements, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified pertained to:

●	Lack of formalized policies, procedures, and controls: We lacked adequate documentation across key processes (including, but not limited to, financial close and reporting, revenue, procure to pay, order to cash, share-based compensation, and Information Technology General Controls). In certain instances, incompatible duties were performed by the same individuals without sufficient mitigating controls

●	Insufficient qualified finance personnel: We lacked sufficient qualified personnel within the finance and reporting function possessing the appropriate level of knowledge, experience, and training in SEC reporting requirements and the ability to meet required reporting requirements under SEC rules and regulations. This limitation adversely affected our ability to maintain effective internal controls

We are implementing measures designed to improve our internal control over financial reporting to remediate these material weaknesses, including the following:

●	Implement a comprehensive internal control program by performing a top-down risk assessment, defining and documenting key controls across processes and systems, formalizing core policies and procedures and establishing governance including issue tracking and remediation

●	Strengthening our finance team by recruiting and onboarding additional qualified accounting and financial reporting personnel with SEC reporting experience and providing training around key concepts to enhance organizational awareness

These additional resources and policies and procedures are designed to enable us to broaden the scope and quality of our internal review of underlying information related to financial reporting and to formalize and enhance our internal control procedures. With the oversight of senior management, we have begun taking steps and plan to take additional measures to address the underlying causes of the material weakness.

Remediation will require validation of control design and a period of sustained operating effectiveness before management can conclude the material weakness has been remediated. We will not be able to conclude that our internal controls over financial reporting is effective until remediation is completed and tested. We can give no assurance that our efforts will remediate this material weakness in our internal control over financial reporting, or that additional material weaknesses will not be identified in the future.

There can be no assurances that the actions we have taken to remediate these material weaknesses will be effective now or in the future. These material weaknesses will not be considered remediated until management completes the design and implementation of the measures described above and the controls operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. This remediation process, including testing the effectiveness of the remediation efforts is expected to continue through 2026. Additionally, there can be no assurance that we have identified all, or that we will not in the future identify additional material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act and NI 52-109.

The process of designing and implementing internal control over financial reporting required to comply with the disclosure and attestation requirements of Section 404 of the Sarbanes-Oxley Act and NI 52-109 will be time-consuming and costly. If during the evaluation and testing process we identify additional material weaknesses in our internal control over financial reporting or determine that existing material weaknesses have not been remediated, our management will be unable to assert that our internal control over financial reporting is effective. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our auditors are unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Class B Subordinate Voting Shares could be adversely affected and we could become subject to litigation or investigations by governmental agencies and securities, accounting and other regulatory authorities, which could require additional financial and management resources.

Macroeconomic Risks Relating to Our Business

Uncertain global macroeconomic and political conditions could materially adversely affect our business prospects, financial condition, results of operations and cash flows.

Our results of operations could be materially affected by economic and political conditions in the United States and internationally, including inflation, deflation, interest rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions. Potential customers may delay or decrease spending as their business and budgets are impacted by economic conditions. The inability of potential customers to pay us for our services may adversely affect our earnings and cash flows.

Further, the ongoing military conflict in Ukraine and the Middle East and the resulting applicable sanctions and related countermeasures by North Atlantic Treaty Organization members, the United States and other countries have led to, and are likely to lead to additional, market disruptions, including significant volatility in commodity prices, credit, and capital markets, as well as supply chain interruptions for equipment, which could have an adverse impact on our operations and financial performance. Global supply chain disruptions have increasingly affected both the availability and cost of materials, component manufacturing and deliveries. Disruptions such as military conflicts, sanctions, and other countermeasures between nations, as well as any escalation in tension between nations, may result in delays in equipment deliveries and cost escalations that could adversely affect our business prospects, financial condition, results of operations and cash flows.

Our deployment cost estimates are highly sensitive to a range of economic factors, and our ability to control or manage our costs may be limited.

Capital and operating costs for the foreseeable future, are difficult to project, inherently variable and are subject to significant change based on a variety of factors including regulatory oversight, operating agreements, supply chain availability, inflation and other factors. Opportunities for cost reductions in quantum cores, logical qubits and other quantum computing technology and related software solutions and applications are similarly uncertain. While we believe our cost estimates are reasonable, they may increase significantly through design maturity, when accounting for supply chain availability or as a result of other factors. To the extent cost reductions in these areas are not achieved within the expected timeframe or magnitude, our products, may not be cost competitive with alternative technologies, which may have a material adverse effect on our business prospects, financial condition, results of operations and cash flows and could harm our reputation.

The occurrence of adverse events, cancellations of significant projects, delays in project timelines, adjustments in cost structures, and other negative developments announced by competitors could have an impact on our operations, financial performance, and future prospects.

The occurrence of newsworthy events in the quantum computing industry as a whole, including, but not limited to, the delay of major projects, inflated cost adjustments, fluctuations in product pricing strategies, cancellations of public offerings, customer withdrawals, or disruptions in the supply chain may adversely affect our business in several ways, including:

●	Negative news or events associated with industry peers may lead to decreased investor confidence in the sector, which could impact the broader stock market performance of companies operating within the industry, including Xanadu. This could result in fluctuations or declines in our share price irrespective of our internal performance.

●	Adverse events involving our competitors may alter the competitive landscape, affecting market share dynamics, pricing strategies, and overall positioning within the industry. This could impact our ability to retain or expand our market presence.

●	Changes in market dynamics influenced by competitors’ actions, such as inflated cost adjustments or potential cancellations, could have ripple effects on our financial stability and profitability, influencing our financial metrics and potentially impacting investor perceptions.

While we implement risk mitigation strategies and highlight our unique business approach and how it differentiates us from our competitors, there is no guarantee that we will be insulated from the adverse effects of such events and the occurrence of any of these events could negatively impact our business operations and financial condition.

ITEM 4. INFORMATION ON THE COMPANY

A. History and Development of the Company

Xanadu Quantum Technologies Limited was incorporated under the OBCA on October 2, 2025. We own no material assets other than our direct equity interests in our wholly-owned subsidiaries, Old Xanadu and Crane Harbor. In addition, we do not operate any business other than through its subsidiaries.

Business Combination

On March 26, 2026 (the “Closing Date”) we consummated the previously announced business combination pursuant to the Business Combination Agreement, which provided for, among other things and subject to the terms and conditions contained in the Business Combination Agreement, and the Plan of Arrangement, (i) the continuation of Crane Harbor from the Companies Act (Cayman Islands) to the Business Corporations Act (Ontario), (ii) our acquisition of all of the issued and outstanding shares in the capital of Crane Harbor in exchange for Class B Subordinate Voting Shares and all of the issued and outstanding shares in the capital of Old Xanadu, other than Old Xanadu Non-Voting Common Shares for Class A Multiple Voting Shares and all of the issued and outstanding Old Xanadu Non-Voting Common Shares, for Class B Subordinate Voting Shares, in each case, by way of a court approved arrangement under Section 182 of the Business Corporations Act (Ontario) (the “Arrangement”), resulting in Crane Harbor and Old Xanadu becoming our wholly-owned subsidiaries; and (iii) the listing of the Class B Subordinate Voting Shares for trading on each of Nasdaq and the TSX.

On the Closing Date and pursuant to the Plan of Arrangement, among other things, (i) each then issued and outstanding Old Xanadu Preferred Share held by an Old Xanadu Preferred Shareholder was converted into and exchanged for one Old Xanadu Voting Common Share; (ii) each then issued and outstanding Old Xanadu Voting Common Share held by an Old Xanadu Voting Common Shareholder was transferred to us in consideration for that number of Class A Multiple Voting Shares equal to the exchange ratio specified in the Plan of Arrangement (the “Exchange Ratio”); (iii) each then issued and outstanding Old Xanadu Non-Voting Common Share held by an Old Xanadu Non-Voting Common Shareholder was transferred to us in consideration for that number of Class B Subordinate Voting Shares equal to the Exchange Ratio; (iv) each Old Xanadu Voting Option then outstanding was exchanged for an option to purchase Class A Multiple Voting Shares; (v) each then outstanding Old Xanadu Non-Voting Option was exchanged for an option to purchase Class B Subordinate Voting Shares; and (vi) each then outstanding Old Xanadu Warrant to purchase Voting Common Shares in the capital of Old Xanadu was exchanged for a warrant to purchase Class A Multiple Voting Shares and each then outstanding Old Xanadu Warrant to purchase Non-Voting Common Shares was exchanged for a warrant to purchase Class B Subordinate Voting Shares, each as provided in the Plan of Arrangement.

The Class B Subordinate Voting Shares are traded on Nasdaq and the TSX under the symbol “XNDU”.

Principal Capital Expenditures

In the fiscal years ended December 31, 2025, 2024 and 2023, our principal capital expenditures consisted of our R&D roadmap, scaling our photonic integrated circuit fabrication processes, and building the modular quantum racks required for utility-scale systems, which amounted to $6.2 million, $4.8 million and $8.9 million in such fiscal years, respectively. In these fiscal years, our capital expenditures were primarily used to build out R&D capabilities including various test, measure & tooling setups, our advanced photonic packaging facility and investments in cryogenic equipment. To the extent the proceeds of the Business Combination and cash from our business activities are insufficient to fund future capital requirements, including potential future acquisitions, we may need to seek equity or debt financing in the future.

Corporate Information

Xanadu Quantum Technologies Limited was incorporated under the OBCA on October 2, 2025. The mailing address of our principal executive office is at 777 Bay Street, Suite 2400, Toronto, Ontario, M5G 2C8, Canada. Our telephone number is (416) 304-9629. Our website is https://xanadu.ai. The information contained on the website does not form a part of, and is not incorporated by reference into, this Annual Report. Our agent for service of process in the United States is: Michael Trzupek at 777 Bay Street, Suite 2400, Toronto, Ontario, M5G 2C8, Canada.

We are subject to certain of the informational filing requirements of the Exchange Act. Since we are a “foreign private issuer” incorporated in a qualifying jurisdiction, we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of Class B Subordinate Voting Shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. public companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. The SEC also maintains a website at https://www.sec.gov contains reports, proxy and information statements and other information that we file with or furnish electronically to the SEC.

Recent Developments

On January 22, 2025, Old Xanadu announced the development of Aurora, a photonic quantum computer consisting of four interconnected server racks with 35 photonic chips and 13 kilometers of fibre optics operating at room temperature, as published in the peer-reviewed journal Nature.

On February 6, 2025, Old Xanadu, RTX’s BBN Technologies, the University of Maryland, and Raytheon’s Advanced Technology business announced a collaboration under DARPA’s INSPIRED Program relating to the INSIGHT device, an integrated squeezed light generator and homodyne detector.

On March 10, 2025, Old Xanadu announced that it and the University of Maryland had established a three-year partnership relating to quantum research, education, and commercialization, with Old Xanadu becoming an industry partner in the National Quantum Laboratory.

On March 18, 2025, Old Xanadu announced that it had published research relating to photonic qubits and quantum error correction codes.

On March 25, 2025, Old Xanadu and Corning Incorporated announced a collaboration relating to low-loss optical fiber and fiber-array solutions for photonic quantum computing chips.

On April 3, 2025, Old Xanadu announced that it was selected to participate in Stage A of DARPA’s Quantum Benchmarking Initiative.

On April 24, 2025, Old Xanadu announced a four-year research and development partnership with the U.S. Air Force Research Laboratory relating to silicon photonic integrated circuits for quantum applications.

On May 1, 2025, Old Xanadu announced a collaboration with Applied Materials, Inc. relating to a 300 mm process for building superconducting transition edge sensors, a component of photon-number-resolving detectors used in Old Xanadu’s photonic quantum computers.

On June 4, 2025, Old Xanadu announced that it had published research relating to error-resistant photonic qubits on an integrated chip platform in Nature.

On June 10, 2025, Old Xanadu, the University of Toronto, and the National Research Council of Canada announced a collaboration relating to quantum algorithms for quantum dynamics and simulations of lithium-ion batteries.

On June 23, 2025, Old Xanadu announced that it had opened a C$10 million photonic packaging facility in Toronto.

On July 2, 2025, Old Xanadu and Mitsubishi Chemical Group Corporation announced a joint project relating to quantum algorithms for simulating extreme ultraviolet lithography processes in semiconductor chip fabrication.

On July 29, 2025, Old Xanadu and HyperLight Corporation announced research relating to thin-film lithium niobate photonic chips, demonstrating waveguide losses below 2 dB/m.

On July 30, 2025, Old Xanadu announced that it was selected for the IDEaS NORAD Modernization S&T Contest, receiving a C$1 million grant relating to quantum computing algorithms for battery development.

On August 12, 2025, Old Xanadu and DISCO Corporation announced a collaboration relating to wafer processing techniques for photonic integrated chips.

On November 3, 2025, Old Xanadu and Crane Harbor announced that they had entered into the Business Combination Agreement. See “Material Contracts – Business Combination Agreement”.

On November 6, 2025, Old Xanadu announced that it was selected to participate in Stage B of DARPA’s Quantum Benchmarking Initiative, with up to $15 million in funding.

On November 24, 2025, Old Xanadu announced that Xanadu had confidentially submitted a draft registration statement on Form F-4 with the SEC in connection with the proposed business combination between Crane Harbor and Old Xanadu.

On November 25, 2025, Old Xanadu, Rolls-Royce Holdings plc, and Riverlane announced the completion of their collaborative project relating to modelling jet engine airflow.

On December 8, 2025, Old Xanadu announced that it had signed a memorandum of understanding with the Agency for Science, Technology and Research in Singapore relating to research and development in quantum technologies.

On December 15, 2025, Old Xanadu announced that it was selected to participate in the Canadian Quantum Champions Program, receiving up to C$23 million.

On December 19, 2025, Old Xanadu announced the development of a quantum computational framework relating to photosensitizers for photodynamic cancer therapy.

2026

Subsequent to year end, a number of significant events occurred leading up to completion of the Business Combination.

On January 12, 2026, Old Xanadu announced the appointment of Michael Trzupek as Chief Financial Officer and Natalie Wilmore as Chief Legal Officer.

On January 13, 2026, Old Xanadu and Thorlabs, Inc. announced a partnership relating to optical fiber components for photonic quantum computing.

On January 28, 2026, Old Xanadu announced that it had publicly filed a joint registration statement with Xanadu on Form F-4 with the SEC in connection with the Business Combination.

On February 13, 2026, Old Xanadu announced the development of a quantum algorithm relating to simulating photochemical reactions on fault-tolerant quantum computers.

On February 19, 2026, Old Xanadu and Tower Semiconductor Ltd. announced an expansion of their collaboration to develop silicon photonics for photonic quantum computers using Tower Semiconductor’s manufacturing platform.

On March 11, 2026, Old Xanadu announced that it had entered negotiations with the Government of Canada and the Government of Ontario for support for Project OPTIMISM, an initiative to establish advanced semiconductor and photonic manufacturing capabilities for the quantum technology supply chain in Canada. Subject to due diligence and the execution of definitive agreements, up to C$390 million in combined government support is under consideration. As any support actually provided by either the Government of Canada or the Government of Ontario is subject to both due diligence and the negotiation and execution of mutually acceptable definitive documentation, there can be no assurance that any such agreements will be entered into by Old Xanadu or Xanadu on terms acceptable to Old Xanadu or Xanadu or at all, the nature of such funding, or that any such funding will be provided, whether up to C$390 million or at all. Any potential government funding may be subject to requirements, including obligations with respect to job creation, performance targets and incurrence of eligible costs which may impose operational restrictions on Old Xanadu and/or Xanadu or impose onerous terms that are detrimental. See “Cautionary Note Regarding Forward-Looking Statements”.

On March 26, 2026, Xanadu, Old Xanadu and Crane Harbor completed the Business Combination.

On March 27, 2026 trading of the Class B Subordinate Voting Shares commenced on the Nasdaq and TSX under the ticker “XNDU”.

During 2026, Xanadu expects to:

●	Continue its research and development of core photonic quantum computing components and enabling manufacturing platforms, with a focus on performance, yield, and repeatability.

●	Expand its facilities and capabilities for test and measurement, heterogeneous integration, and advanced packaging to support higher-throughput development cycles and scaling of integrated systems.

●	Grow its team to execute 2026 technical objectives and to support the operational, compliance, and reporting requirements associated with being a public company.

B. Business Overview

We are a leading quantum computing company developing full-stack quantum computing solutions for enterprise and government customers around the world.

Our mission is to build quantum computers that are useful and available to people everywhere. To achieve this, we are pursuing a full-stack strategy that integrates proprietary photonic quantum hardware with a modality-agnostic software platform. Our hardware platform, demonstrated through the Borealis and Aurora quantum computers, is designed to scale from today’s networked, modular systems toward large-scale fault-tolerant machines with hundreds of thousands of physical qubits and hundreds to thousands of logical qubits. At the same time, our software stack, anchored by PennyLane, has become one of the world’s most widely used quantum application development frameworks, enabling researchers, developers, and enterprises to program quantum circuits across all major modalities and cloud platforms.

Our quantum computing hardware is designed to solve problems that are intractable for classical computing. We are pioneering an approach to developing a scaled quantum computer that leverages light as the medium for computation, commonly referred to as the photonics modality. We believe that the photonics modality, and the use of individual particles of light, or photons, offers the most practical and scalable path to building universal, fault-tolerant quantum computers and, in particular, addresses the coherence problems impacting the scalability of competing matter-based modalities, such as superconducting, trapped ion, neutral atom, and other approaches.

Our quantum software includes our branded PennyLane software offering, which is our open-source Quantum Programming Software Development Kit (“SDK”), whereby commercial and government users can program, write and store quantum computing applications and algorithms for commercial, research, and training purposes. PennyLane is accessible via the web and integrates across modalities and with other quantum computing hardware players.

We were the first pure-play company to achieve quantum supremacy when in 2022 our 216-qubit Borealis system performed a computation on the cloud in two minutes that would have taken a world top 5 classical supercomputer, Fugaku, approximately seven million years. In 2025, our Aurora system became the world’s first networked, modular, and scalable photonic quantum computer, demonstrating real-time error detection and the interconnection of multiple photonic racks through optical fiber. We believe these milestones validate our technological leadership and mark critical steps toward commercially viable fault tolerant quantum computing.

Our vision is to accelerate the world’s transition from classical to quantum computing by deploying photonic quantum systems in data centers, enterprises, and research institutions worldwide, with the goal of enabling breakthroughs in sustainability, medicine, materials, and artificial intelligence.

Quantum Computing

Although advances in semiconductor manufacturing and transistor scaling drove exponential growth in computing power and efficiency, classical computers now face fundamental physical limits in miniaturization, heat dissipation, and energy consumption. As a result, many of the world’s most important industrial and scientific problems, such as molecular simulation, new-materials discovery, and large-scale optimization, remain intractable for even the most powerful supercomputers.

We believe that quantum computing represents the next major technological revolution that can result in exponential improvements in computational power by leveraging the fundamental principles of quantum mechanics. Unlike classical bits, which represent information as 0 or 1, quantum bits (“qubits”) can exist in both states simultaneously, allowing quantum computers to explore a vastly larger computational space. This capability creates opportunities for solving problems that would take classical supercomputers millions of years. Importantly, the real economic potential of quantum computing lies not in today’s Noisy Intermediate-Scale Quantum (“NISQ”) systems, which remain largely ineffective, but in the emergence of utility-scale, fault-tolerant quantum computers capable of executing long, error-corrected computations with hundreds to thousands of logical qubits. We believe that these systems will mark the point at which quantum computing transitions from scientific curiosity to general-purpose technology.

We believe photonic quantum computing, in particular, offers unique advantages in scalability, manufacturability, energy efficiency, and networkability. We view our technology as central not only to quantum computing but also to the broader quantum internet, sensing, and communications ecosystems, providing further adjacent potential monetization and market opportunities in addition to the core quantum computing hardware and software business solutions we are pursuing today.

Our Strategy

Our strategy is to maintain leadership in photonic quantum computing through the simultaneous development of scalable hardware, modality-agnostic software, and strategic industry and government partnerships. We believe this integrated approach, spanning research, product development, and commercialization, positions us to capture value across the full quantum technology stack.

We intend to execute on our mission by pursuing the following key strategies:

●	Continued Leadership in Photonics Technologies. We are pioneering a room-temperature computation, modular, and networked photonic quantum architecture designed for scalability, manufacturability, and energy efficiency. Our technology uses photons, the fastest and most stable carriers of information currently available, to compute, communicate, and network quantum systems. By eliminating the need for cryogenic and laser cooling and enabling direct fiber-optic interconnects between quantum processors, we believe our photonic approach offers the most feasible and commercially scalable path to large, fault-tolerant quantum computers. Our Aurora system, launched in 2025, demonstrated the first known integration of the subsystems required for universal quantum computing using photonics, validating this architecture and providing a foundation for continued scaling.

●	Rapidly Achieve Fault-Tolerant Utility-Scale Quantum Computing. We are advancing along a defined roadmap toward full fault-tolerant quantum operation. Building on the success of our Borealis and Aurora systems, our next-generation architecture is designed with a target to scale up to 100,000 physical qubits and up to 500 logical qubits in 2029-2030, potentially enabling us to be the “first mover” in delivering and deploying commercially valuable quantum computing capabilities to enterprise and government customers at scale. Achieving this milestone could enable quantum advantage in commercially meaningful use cases across chemistry, materials science, optimization, and artificial intelligence.

Our approach combines high-connectivity photonic architectures with GKP photonic qubits and real-time quantum low-density parity-check (“qLDPC”) error correction, allowing for distributed networking between quantum processing modules while maintaining high-fidelity quantum gates. We believe this combination provides a 10-to-100-fold reduction in error-correction overhead compared to competing modalities such as superconducting circuits, trapped ions, or neutral atoms.

By leveraging the stability, speed, and manufacturability of photonic qubits, and integrating real-time error-correction codes directly into our hardware and compiler stack, we believe we are positioned to deliver one of the first practical, fault-tolerant quantum computers capable of addressing real-world industrial challenges.

●	Continued Leadership in the Quantum Software Ecosystem with PennyLane. Our open-source software platform, PennyLane, is one of the world’s leading environments for quantum application development. PennyLane enables seamless integration of quantum and classical computing frameworks and, as a hardware-agnostic ecosystem, is able to serve as a front-end operating system for quantum hardware worldwide.

We have also fostered broad academic and industrial adoption of PennyLane across more than 120 universities and numerous enterprise partners. PennyLane is now widely taught in post-secondary curricula and used by researchers and developers working on all major quantum modalities, including those of our competitors.

This widespread adoption positions us to capture long-term value through the development of an enterprise version of PennyLane and complementary quantum-classical workflow tools. As users mature from research to commercialization, we expect that their applications, algorithms, and workloads will naturally migrate toward our photonic hardware, where performance, scalability, and fidelity are highest. In this way, we believe that PennyLane will act as both an industry platform and a strategic channel, driving users, developers, and enterprise applications back to our quantum computing systems and cloud platform.

●	Vertical Integration. We are the only pure-play quantum computing company that develops and controls the complete technology stack, from photonic quantum hardware to the leading open-source software ecosystem and proprietary algorithms. This vertically integrated approach enables tight alignment between hardware innovation, software development, and application performance, ensuring that improvements at one layer immediately translate into measurable gains across the system. By uniting hardware design, software compilation, and domain-specific algorithm development within a single organization, we believe we can accelerate time-to-market, reduce dependency on third parties, and create durable competitive advantages that have yet to be replicated elsewhere in the industry.

Business Model

The Company operates in a single operating and reportable segment and manages segment performance and resource allocation based upon consolidated net loss.

Monetize Through a Full-Stack Quantum Computing Model

Our business model is designed to capture value across the entire quantum technology stack, spanning hardware, software, and application development. We intend to generate revenue through multiple, complementary channels that reflect the breadth of our full-stack approach. We are in a pre-commercial stage and, to date, we have not achieved sustained commercial revenue from the sale or deployment of utility-scale quantum computers. Our PennyLane software platform is primarily distributed as an open-source offering and is widely used for research, education, and early-stage application development. While we currently derive limited revenue from services, sponsored research, and early-stage commercial engagements associated with PennyLane and related software tooling, such revenues are not yet material and we do not currently generate recurring subscription revenue from PennyLane. We expect any material software or hardware revenues to be contingent on the successful commercialization and broader adoption of fault-tolerant quantum computing systems in the future.

●	Revenue Sharing and Co-Development of Intellectual Property: We collaborate with strategic partners to design, test, and validate quantum algorithms on our photonic quantum computers. These collaborations generate valuable intellectual property, for which we expect to participate in revenue sharing and downstream commercialization rights as quantum computing matures.

●	Quantum Compute Access: We plan to offer on-demand and subscription-based access to our photonic quantum computers through major cloud platforms and direct enterprise integrations. This Quantum-Computing-as-a-Service (“QCaaS”) model provides scalable, secure access for customers seeking to explore or deploy quantum solutions without the complexity of on-premise systems.

●	Dedicated System Sales for Secure or Sovereign Deployments: For customers with mission-critical, sensitive, or regulated workloads, including national governments, defense agencies, and enterprises with strict data-sovereignty requirements, we intend to sell and deploy dedicated photonic quantum computers directly into government or enterprise data centers. We expect to deliver these systems with ongoing maintenance, upgrade, and support services to help ensure long-term performance and security.

●	PennyLane Commercialization: Building on PennyLane’s status as a leading true full-stack offering and open-source model that provides exposure to all quantum modalities, we are developing a subscription-based enterprise version of the platform and accompanying developer tools. By combining open-source community leadership with commercial enterprise tools, we believe we can convert our broad user base into a high-margin, recurring revenue stream, complementary to our hardware, algorithm-development, and quantum-compute-access platforms. As a result, we believe PennyLane is positioned to be both the global standard for quantum programming and the commercial foundation for utility-scale quantum computing adoption.

●	Application Development and Joint Ventures: We are co-developing proprietary quantum algorithms and applications with industrial partners across the automotive, aerospace, energy, materials, and semiconductor sectors. These projects are designed to validate early commercial use cases and generate intellectual property aligned with our hardware roadmap.

●	Intellectual Property Licensing: We intend to continue leveraging our innovations in integrated photonics, quantum-classical interfaces, and optical packaging for adjacent markets in classical datacom, sensing, and telecommunications. We currently supply a major defense contractor with our photonic integrated circuits (“PICs”) to support a U.S. government quantum-sensing program, marking one of the first real-world deployments of our photonic technology outside quantum computing. In parallel, our low-loss photonic packaging technology is exploring pilot projects with external partners, validating our performance advantages in classical communication environments. Additional licensing and royalty opportunities represent a significant near-term revenue opportunity that leverages our core competencies without diverting focus from our primary mission of building a utility-scale, fault-tolerant quantum computer.

●	Adjacent Market Monetization Opportunities: In addition to our core full-stack quantum computing capabilities, our underlying photonics technology and resulting intellectual property portfolio has value for non-computing use cases, including the quantum internet, quantum communications, quantum sensing, and other adjacent end market and quantum technology use case opportunities. While our core strategic focus today remains building the world’s first fault-tolerant photonic quantum computer, we intend to pursue these adjacent market opportunities in the future to fully capitalize on the multiple uses and market demand for our photonics-based technology capabilities.

Engage with Governments to Build Sovereign Quantum Compute Capacity

We are actively partnering with federal governments in Canada and the United States to establish sovereign quantum computing and advanced manufacturing capabilities. We are collaborating on national strategies focused on securing domestic access to high-performance quantum infrastructure, developing local supply chains for photonic components, and cultivating a skilled quantum workforce.

These initiatives align with the growing global emphasis on technological sovereignty and national security in advanced computing. Through these partnerships, we aim to ensure that the economic, scientific, and security benefits of quantum computing remain within trusted jurisdictions, while accelerating commercialization, industrial adoption, and workforce development at scale.

Foster Strategic Partnerships to Accelerate Adoption

We collaborate with a global network of partners, including Fortune 500 enterprises, government agencies, and research institutions, to accelerate quantum readiness and application development. Current collaborations include leading organizations such as Volkswagen, Toyota, Mitsubishi Chemical, Rolls-Royce, Raytheon Technologies, Corning, as well as national laboratories in Canada, the United States, and Europe. These partnerships are designed to co-develop quantum algorithms, validate commercial use cases, and ensure that our technology is aligned with real-world demand.

Through this multi-pronged strategy, combining photonic hardware leadership, dominant software adoption, sovereign compute partnerships, and global industry collaborations, we aim to deliver practical, fault-tolerant quantum computing and to establish ourselves as a global leader in the quantum technology industry.

Impact of Utility-Scale Quantum Computing

We are at an Inflection Point

The first generation of commercially relevant quantum applications, simulation, optimization, and machine learning, represent only the “low-hanging fruit” of a much broader technological revolution. Current use cases correspond to the earliest, most obvious problems addressable by a new computational paradigm, and many future quantum applications have not yet been discovered. Analysts and industry leaders anticipate that as utility-scale quantum computers become accessible, they will unlock problem classes and industries not currently imaginable, giving rise to an entirely new wave of scientific and economic growth.

While NISQ devices have advanced algorithmic research and workforce development, their computational limits constrain commercial value. Consensus across major analyst houses, including IDC, S&P 451 Research and Capgemini Research Institute, is that broader market opportunity will begin with the arrival of utility-scale, fault-tolerant systems. In the near term, IDC estimates that the aggregate customer spend portion will grow at a five-year CAGR (2023 – 2028) of 41.0% and reach approximately $8.9 billion by the end of 2028. This $8.9 billion estimate includes all revenue generated from quantum computing hardware, software, and cloud-based computing offerings. The Quantum Insider projects that this technology could generate approximately $877 billion in cumulative economic impact by 2035.

Across these forecasts, NISQ systems are viewed as transitional; sustained commercial returns are expected only from large-scale, error-corrected quantum architectures capable of outperforming classical high-performance computers on real industrial workloads.

Market Opportunity

Our early commercial engagements reflect the breadth of the market opportunity we are pursuing. To date, our revenues have been derived primarily from professional services engagements, including applications development, proof-of-concept partnerships, sponsored research, and quantum education programs, as well as from compute access services provided through our QCaaS platform, with additional limited revenue from licensing and other activities. We view these engagements as early validation of commercial demand across a range of high-value industry verticals. As utility-scale, fault-tolerant quantum computing systems become commercially available, we expect the addressable market opportunity to expand significantly, with our PennyLane platform maturing into an enterprise subscription offering and our hardware systems enabling quantum advantage across the sectors described below.

Chemicals & Advanced Materials

Simulation of quantum-mechanical interactions, such as catalysts, interfaces, and high-performance alloys, remains a bottleneck for energy storage, green hydrogen, carbon capture, and next-generation materials. Utility-scale quantum systems are expected to enable accurate modeling of molecular and electronic structures that are intractable on classical machines, allowing rational design of new materials and chemicals.

Within the Chemicals & Advanced Materials vertical, we have entered into commercial collaborations with Toyota Research Institute of North America (materials simulations and quantum sensing), Volkswagen Group (battery-materials quantum simulation), and the University of Toronto and Canada’s National Research Council.

Life Sciences & Pharma

We believe that quantum-accurate modeling of molecular and biochemical systems holds promise to accelerate drug discovery, lead optimization, and target identification, while reducing attrition in R&D pipelines. Fault-tolerant quantum computers can simulate complex molecular interactions, protein folding, and binding energies with unprecedented precision, enabling shorter development cycles and improved therapeutic efficacy.

Financial Services & Optimization

Financial institutions rely heavily on stochastic simulation and large-scale optimization, areas where quantum algorithms can provide measurable efficiency gains. Potential use cases include portfolio construction, derivatives pricing, counterparty-risk estimation, insurance modeling, and supply-chain logistics.

As gate-based fault-tolerant systems mature, these workflows could drive recurring enterprise demand through hybrid classical-quantum architectures delivered via QCaaS platforms.

Within the Financial Services & Optimization vertical, we have entered into commercial collaborations with BMO Financial Group and Scotiabank to explore quantum-algorithm-based speed-ups in derivatives pricing, risk analysis, and market optimization, as well as with Multiverse Computing to advance quantum software applications in finance and optimization.

Energy, Utilities & Industrial Optimization

Energy and industrial networks face increasingly complex scheduling, dispatch, and infrastructure-planning problems. Quantum optimization and simulation can improve the efficiency and resilience of grids, refineries, and logistics systems. Use cases include renewables integration, grid optimization, process design, and real-time industrial control.

Within the Energy, Utilities & Industrial Optimization vertical, we have secured commercial collaborations with Volkswagen Group and the National Research Council of Canada to advance quantum simulation and optimization for next-generation battery materials and energy systems, as well as with the Korea Institute of Science and Technology to develop industrial quantum applications in clean energy and materials design.

Semiconductors, Electronics & Photonics

As device design and materials engineering become increasingly quantum-limited, involving defects, excitons, interfaces, and quantum-sensor behavior, quantum computing offers a direct path to accelerate R&D. Simulating semiconductor and photonic structures at the quantum level can shorten development cycles for transistors, memories, sensors, lasers, and PICs.

We are collaborating with Mitsubishi Chemical to develop quantum algorithms that simulate the interaction of extreme-ultraviolet (“EUV”) light with photoresist materials used in advanced semiconductor lithography, aiming to improve the design and efficiency of next-generation chip fabrication processes.

Our Technology

Limitations of Other Quantum Systems

We believe that for a quantum computer to be economically relevant and capable of delivering measurable value to industry, it must meet the following core requirements:

●	Support a universal gate set and implement continuous quantum error correction, enabling the reliable execution of long, deep computational circuits.

●	At least hundreds and eventually thousands of logical qubits, corresponding to millions of physical qubits depending on the encoding scheme.

●	Sustain billions of gate operations per computation with error rates below fault-tolerance thresholds to preserve computational accuracy.

●	Operate at clock speeds at or exceeding MHz rates, allowing billions of operations per second.

●	Optically or electronically networked together, enabling distributed, fault-tolerant computation and effectively unlimited logical-qubit scaling through modular expansion.

●	Fabricated using reproducible, high yield processes suitable for industrial production and priced for deployment in data centers, enterprise environments, and sovereign compute facilities.

●	Operate within practical energy, space, and cooling budgets, supporting efficient deployment alongside classical infrastructure.

Meeting all of these criteria simultaneously remains a complex engineering challenge. Many existing hardware modalities can satisfy one or two of these conditions. For instance, matter-based systems require cryogenic cooling, ultra-high-vacuum environments, and complex microwave or laser control infrastructure. As qubit counts increase, these engineering demands and power requirements grow exponentially, creating severe scaling and cost constraints that limit their manufacturability and practical deployment. Single-photon architectures also require cryogenic cooling of the entire optical setup and rely on non-deterministic operations, where many attempted gates fail to produce useful outcomes. As a result, large-scale computation becomes inefficient and technically complex.

Our Photonic Architecture

Our architecture is built on multi-photon photonic qubits, incorporating GKP encoding and qLDPC codes for advanced error correction. Each processor is designed to connect to others through optical fiber, forming a modular and distributed quantum network that scales seamlessly to thousands of logical qubits.

Our multi-photon approach offers several intrinsic advantages that address the fundamental requirements for utility-scale quantum computing:

●	Our photonic systems do not require cryogenic cooling for computation, dramatically reducing cost, size, and complexity.

●	Photons are the natural medium for data transmission, making photonic processors inherently modular and networkable through standard fiber-optic links.

●	Photonic gates can operate at MHz-to-gigahertz (“GHz”) rates, enabling the execution of billions of quantum gates per second, orders of magnitude faster than ion- or atom-based systems.

●	PICs can be fabricated using well-established semiconductor processes from the telecom and datacom industries, supporting wafer-scale, high-yield production.

●	Operating at ambient conditions with no cryogenics, photonic systems consume less power and can be deployed in standard data-center environments.

This modular design, combined with room-temperature computation, high clock rates, and manufacturable photonic hardware, positions our platform as a credible and capital-efficient path toward utility-scale, fault-tolerant quantum computing.

Our USQC

Our photonic architecture has been developed to help achieve utility-scale, fault-tolerant quantum computing, systems capable of executing commercially valuable workloads with billions of gates, thousands of logical qubits, and modular networked scalability. Our technology stack integrates advanced photonic hardware, GKP quantum information encoding, and real-time quantum error correction within a fully modular architecture suitable for data-center deployment.

Core Qubit Modality: Photonic GKP Qubits

At the core of our architecture is the use of photons as quantum information carriers, with each qubit encoded in a GKP state. This encoding stores information in the continuous position and momentum quadratures of an optical mode, forming a periodic lattice in phase space that naturally protects against small displacement errors and photon loss. This lattice structure provides an intrinsic layer of error resilience, reducing reliance on active correction and improving logical qubit stability.

Because GKP qubits support deterministic Gaussian operations, all Clifford gates, such as Hadamard, Phase, CNOT, and Pauli measurements (X, Y, Z) can be implemented using only linear optics, phase shifts, and homodyne detection, without the need for nonlinear materials or cryogenics. Full universal quantum computation is achieved by consuming ancillary GKP “magic” states to implement non-Clifford gates through measurement-based protocols such as Pauli Product Rotations and Measurements.

Computational Model: Measurement-Based Quantum Computing (“MBQC”)

Our systems use MBQC, an architecture in which computation is performed not through sequential gate operations but through a series of controlled measurements on a large, pre-entangled quantum resource known as a cluster state.

A key advantage of MBQC is scalability through time-domain multiplexing: the cluster can be extended temporally rather than spatially, meaning that increasing computational depth does not increase optical path length or photon loss. This approach enables long, complex computations to be performed with less fidelity degradation.

When combined with our modular photonic networking, the MBQC model provides a deterministic and inherently scalable framework for constructing data-center-scale quantum systems composed of many optically interconnected processing racks, laying the groundwork for large-scale, distributed, fault-tolerant quantum computing.

Functional Hardware Architecture

Our architecture is organized into three modular and networkable subsystems, each deployable in standardized data-center racks and interconnected via optical fiber and leveraging existing silicon-based supply chain capabilities.

●	Qubit Factories (GBS Source + PNR + Refinery). The Qubit Factories serve as the photon-generation engines of our quantum computer, responsible for producing high-quality GKP Bell pairs and GKP magic states that form the computational resources of the system. Integrated Gaussian Boson Sampling (“GBS”) chips generate multi-mode Gaussian states using on-chip squeezers, while photon-number-resolving (“PNR”) detectors, such as transition-edge sensors (“TES”) or superconducting nanowire detectors

(“SNSPDs”), herald successful non-Gaussian state creation. This brief detection step is the only part of the process that does not occur at room temperature. The resulting states are then refined through adaptive linear optics and homodyne detection, which “breed” and multiplex the heralded photons to boost their squeezing quality and overall success probability.

●	Stitcher/Interconnect Layer. The Stitcher or Interconnect Layer is responsible for assembling the large-scale GKP cluster state and routing qubits between modules within our quantum architecture. It uses Stabilized Fiber Delay Lines (“SFDLs”) to preserve phase and polarization stability while also providing the buffering required for classical feed-forward operations. On-chip multiplexers (“MUX”) dynamically select the highest-quality states to be incorporated into the cluster lattice, improving consistent computational fidelity. Operating entirely at standard telecom wavelengths (~1550 nanometers), this layer takes advantage of mature optical-fiber technologies to enable low loss, modular interconnections between quantum processing racks, supporting scalable, distributed quantum computing.

●	Quantum Processing Unit (“QPU”) and Decoder. The QPU forms the computational core of our system, executing the entanglement, measurement, and real-time error correction required for quantum computation. In the optical layer, QPU chips complete the final stitching of incoming GKP states into the target graph structure and perform quadrature measurements via homodyne detection. The classical layer, implemented on dedicated Field-Programmable Gate Array and Application-Specific Integrated Circuit hardware, performs low latency decoding to correct errors in real time and maintain logical qubit fidelity.

Scalable and Manufacturable Architecture

Our architecture is designed to be scalable, manufacturable, and ready for industrial deployment, and for wafer-scale fabrication and modular assembly using integrated photonic chips produced in existing semiconductor foundries. The system computes at room temperature and using telecom wavelengths, so it can be deployed directly in conventional data-center environments without the need for cryogenic cooling or vacuum systems. Recent breakthroughs we published in Nature have demonstrated every major subcomponent required for universal, fault-tolerant operation, as well as the ability to scale indefinitely through a modular, fiber-networked architecture.

The remaining engineering challenges are primarily in manufacturing optimization, specifically the continued reduction of photonic loss in semiconductor platforms to achieve higher device quality and yield, an area of active and ongoing progress through our fabrication partnerships.

Our Software Leadership for USQC

Our strategy for achieving USQC is equally dependent on our advanced software ecosystem as it is on our photonic hardware. Our leadership in this domain is defined by our pioneering, full-stack hybrid quantum — classical software architecture, centered on two key components: PennyLane and Catalyst. Together, these platforms bridge the gap between high-level algorithm design and low-level photonic hardware execution, addressing the unique compilation, control-flow, and scalability challenges inherent to fault-tolerant, measurement-based systems.

PennyLane, our open-source Quantum Programming SDK, established the paradigm of Quantum Differentiable Programming, a method that integrates quantum computing directly into modern machine learning workflows. The platform enables seamless interoperability with classical libraries, such as PyTorch, TensorFlow, and JAX, allowing researchers and developers to construct hybrid quantum — classical models for applications in quantum chemistry, materials science, and optimization. Internally, PennyLane serves as the primary tool for our own research and algorithm design efforts, where teams develop resource-efficient, application-specific algorithms tailored to the constraints of future fault-tolerant hardware. Externally, PennyLane has become one of the most widely adopted quantum SDKs globally, used by developers across academic institutions, national labs, and industrial R&D groups on all major hardware platforms, including ion trap, superconducting, and photonic systems. This broad adoption positions PennyLane as the de facto standard for quantum application development and reinforces our leadership across the quantum software ecosystem.

At the next level of the stack, Catalyst functions as our fault-tolerant quantum compiler, a Just-In-Time compilation framework that efficiently translates high-level quantum algorithms into hardware-specific machine instructions. Catalyst connects PennyLane’s high-level programming interface to the physical control layer of our photonic architecture. It performs hybrid compilation of both quantum and classical operations, unifying optimization loops, control logic, and measurement feedback into a single machine binary using Multi-Level Intermediate Representation and Low-Level Virtual Machine/Quantum Intermediate Representation technologies. This integration minimizes classical processing latency, an essential requirement for executing adaptive measurement-based computation at MHz clock rates. Catalyst also supports complex classical control flow, including conditional branching, loops, and feedforward logic, all of which are essential for MBQC and fault-tolerant error correction protocols. Through its multi-level intermediate representation, Catalyst provides a robust compilation pipeline that spans from high-level algorithms through the Quantum Error Correction layer and Discrete-Variable MBQC, down to the GKP MBQC layer where physical optical commands are executed.

Our software vision extends beyond programming and compilation; it defines the control intelligence that orchestrates large-scale photonic quantum systems. Our architecture is designed to manage the logical-to-physical mapping of thousands of operations, the scheduling of Pauli Product Measurements, and to determine the real-time homodyne measurement settings for each QPU.

By providing an open-source, high-performance, hybrid software stack, we aim to enable the global research community to accelerate the development of useful, resource-efficient quantum applications today, ensuring that when fault-tolerant systems become operational, a mature ecosystem of commercial algorithms and workflows will already exist. For us, software is not merely an interface layer; it is the intelligent control core that transforms photonic hardware into a practical, programmable, and scalable computational platform capable of delivering industrial-scale quantum utility.

Key Strategic Relationships and Customers

Government and Institutional Partnerships

We collaborate with governments and research agencies to build sovereign quantum computing capacity and domestic advanced-manufacturing ecosystems that strengthen national competitiveness and technological resilience. These partnerships provide co-funding for research and development, enable early procurement of quantum systems, and ensure that the economic and security benefits of quantum technologies remain within trusted jurisdictions.

We have received substantial support from both the United States and Canadian governments and have participated in projects funded by programs and agencies across Europe and the Asia-Pacific region. These collaborations span early-stage hardware development, photonic integration, and national quantum-infrastructure initiatives.

As governments around the world increasingly recognize the strategic importance of sovereign compute capacity, we anticipate that this level of support will continue to grow, becoming an important driver of our roadmap toward delivering a USQC. Through these partnerships, we help ensure that trusted nations maintain access to secure, high-performance quantum technology while fostering regional innovation and supply-chain self-sufficiency.

Commercial Partnerships

Our strategy for achieving USQC is supported by a global network of strategic partnerships spanning hardware manufacturing, industrial applications, software ecosystems, and government collaborations. These relationships are designed to help de-risk our technological roadmap, accelerate commercialization, and validate the economic utility of quantum computing across multiple sectors.

In hardware and manufacturing, we partner with leading semiconductor and photonics companies to address the scale, cost, and performance challenges associated with producing millions of high-quality quantum components. A key collaboration with Applied Materials focuses on co-developing the first 300 mm wafer-compatible process for superconducting transition edge sensors, a crucial step toward mass production of PNR detector channels required for utility-scale systems. With Corning, we are developing customized ultra-low-loss fiber interconnects to minimize optical losses in the modular, fiber-networked architecture demonstrated in our Aurora system. Collaborations with IMEC and SUNY target process development for next-generation Silicon Nitride (SiN) and Thin-Film Lithium Niobate (“TFLN”) photonic platforms, enabling smooth technology transfer from R&D facilities to high-volume commercial foundries. HyperLight contributes expertise in TFLN component design to deliver ultra-fast, low-loss electro-optic switches essential for the Refinery and QPU subsystems. Together, these partnerships form the backbone of our scalable, cost-efficient manufacturing ecosystem, ensuring readiness for mass production.

On the applications front, we work with major industrial partners to co-develop algorithms that demonstrate near-term and long-term quantum advantage, directly linking technical milestones to commercial value. With Volkswagen Group, we are developing quantum simulation workflows for X-ray Absorption Spectroscopy to model next-generation battery materials and degradation pathways, a cornerstone use case in sustainable energy technology. The Toyota Research Institute of North America partnership focuses on quantum sensing and optical response simulations, enabling the identification of optically addressable spin defects in two-dimensional materials, paving the way for new classes of quantum sensors. In collaboration with Mitsubishi Chemical Group, we are advancing EUV lithography simulations to improve photoresist performance at the nanoscale, potentially unlocking major efficiencies in semiconductor fabrication. Meanwhile, with Rolls-Royce, we are developing quantum fluid dynamics algorithms to model complex aerodynamic systems such as jet engines, extending our software capability into high-value aerospace and engineering applications. These collaborations help validate our USQC platform across diverse, high-impact industries, ensuring early alignment between hardware capability and real-world computational demand.

In software and ecosystem development, we maintain a leadership position through PennyLane and Catalyst, our open-source software stack that forms the industry standard for quantum programming and hybrid quantum — classical workflows. Our partnerships with major cloud providers such as Amazon Web Services help ensure PennyLane’s seamless integration into Braket, expanding access to the broadest range of quantum hardware and simulators while preserving hardware-agnostic interoperability. Collaborations with organizations like Quantinuum further our role in shaping quantum software standards, including shared compiler formats and runtime specifications for fault-tolerant quantum circuits. Additionally, our participation in programs with the U.S. Air Force Research Laboratory and the DARPA, specifically through the Quantum Benchmarking Initiative, provides critical external validation. These partnerships not only support technology maturation but also ensure our systems meet the stringent reliability and performance criteria expected of national and sovereign computing infrastructure.

Through this global ecosystem of partnerships, we are simultaneously advancing manufacturability, demonstrating commercial utility, and establishing the software and standards foundation for the next generation of fault-tolerant, photonic quantum computers.

Government Regulation

Data Protection

In the ordinary course of our business, we process personal and other sensitive data. Accordingly, we are, or may in the future become, subject to numerous data privacy and security obligations, including federal, provincial, state, local, and foreign laws, regulations, guidance, and industry standards related to data privacy, security, and protection. Such obligations may include, without limitation, the Federal Trade Commission Act, the European Union’s General Data Protection Regulation 2016/679 (EU GDPR), the United Kingdom’s General Data Protection Regulation (UK GDPR), and Canada’s Personal Information Protection and Electronic Documents Act. Numerous states within the United States and provinces within Canada have also enacted data privacy laws, and such laws are being considered in additional jurisdictions. These and other laws to which we are, or may become, subject, such as various consumer protection laws, may require us to obtain consent for the collection, use, and disclosure of personal data (subject to limited exceptions), limit data collection to that which is necessary for identified purposes, ensure the accuracy and security of personal data, afford individuals with certain rights with respect to their personal data (e.g., right to access, correct, withdraw consent), and to publish statements that accurately and fairly describe how we handle personal data and choices individuals may have about the way we handle their personal data.

We expect that there will continue to be new or changing laws, regulations, and industry standards concerning privacy, data protection, and information security proposed and enacted in the jurisdictions in which we and our customers operate. Such new or revised laws could directly impact our current and planned practices or business activities. They may also impact the computing services and software industry platforms and data providers we utilize, and thereby indirectly impact our business. Laws affording individuals expanded privacy protections and control over their personal data may require us to modify our data processing practices and policies, and to incur substantial costs and expenses in an effort to comply.

See the section entitled “Risk Factors — Risks Related to Our Business” for additional information about the data protection laws and regulations to which we are or may become subject and about the risks to our business associated with such laws and regulations.

Environmental Regulations

We are subject to numerous environmental laws and regulations in the jurisdictions in which we operate governing, among other things, solid and hazardous waste storage, treatment, transportation, and disposal, and remediation, response to and reporting of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance, result in heightened regulatory enforcement, or require us to manufacture with alternative technologies and materials.

Intellectual Property

Our business is materially dependent on our ability to obtain, maintain, and enforce intellectual property rights, including patents, trade secrets, and proprietary know-how, as well as on our ability to secure and maintain licenses to third-party intellectual property and to enter into and perform under key commercial and government contracts.

Our intellectual property strategy emphasizes protecting core inventions while enabling strategic collaboration. We rely on a combination of the intellectual property protections afforded by patent, copyright and trademark laws in Canada and the United States and other jurisdictions. We also maintain trade secrets and proprietary designs across hardware and firmware layers. Our intellectual property spans North America, Europe, and Asia, with active patents and/or patent applications across the United States, Canada, Europe, China, Japan, Australia, Singapore, Taiwan, and India. Our portfolio covers a broad spectrum of technologies, including photonic quantum computing architectures, GKP state generation, GBS, quantum simulation methods, and quantum machine learning algorithms.

In addition, we seek to protect our intellectual property rights through commercial contracts, including non-disclosure and invention assignment agreements with our employees and consultants and through royalty and licensing agreements with business partners and other third parties. We have accumulated a broad patent portfolio, both owned and exclusively licensed, across a range of technological fronts that relate to our systems and will continue to protect our inventions in Canada, the United States and other countries.

As of December 31, 2025, our global patent portfolio consists of 70 patent families, with 33 patents granted and 98 pending patent applications.

Dependence on Patents, Licenses, Industrial and Commercial Contracts, and Manufacturing Processes

We are party to co-development and collaboration agreements with a number of third parties, including universities, foundries, government laboratories, and private companies. Certain of these agreements impose financial and other obligations on us and may grant the counterparty rights in intellectual property developed under the collaboration. Our ability to commercialize our products may depend on our ability to negotiate and maintain favorable terms under these agreements.

We are also materially dependent on contracts with government customers, including agencies of the Canadian federal government and the U.S. federal government, which have historically represented a significant portion of our revenues. These contracts are subject to termination for convenience, budgetary constraints, and other risks inherent in government contracting. See “Item 3. Key Information — D. Risk Factors — We rely on funding and financial contributions from contracts with the public sector, including the Canadian government and U.S. government.”

Our manufacturing processes for photonic integrated circuits and related components are dependent on specialized semiconductor foundry processes, certain of which are proprietary to our manufacturing partners. We do not currently own all of the intellectual property underlying these manufacturing processes, and our ability to scale production is contingent on maintaining access to these processes and on continued advances in photonic fabrication technology. See “Item 3. Key Information — D. Risk Factors — Risks Related to Our Intellectual Property.”

Seasonality

Our business is not materially affected by seasonal factors. Demand for our quantum computing technology, software solutions, and professional services is driven primarily by research and development cycles, government funding programs, and enterprise procurement processes, none of which exhibit significant seasonal patterns. However, our quarterly revenues may fluctuate due to the timing of contract awards, milestone-based payments under government contracts, and the length of our sales cycles, particularly with respect to government and large enterprise customers. See “Item 3. Key Information — D. Risk Factors — Our quarterly revenues are hard to predict, and may not grow at the rates at which you expect in the future.”

Sources and Availability of Raw Materials

Our quantum computing systems incorporate a range of specialized components and materials, including PICs, superconducting transition edge sensors, photon-number-resolving detectors, optical fiber, electro-optic switches, and other advanced photonic and electronic components. We source these components from a limited number of specialized suppliers and manufacturing partners, including semiconductor foundries and photonics companies. We do not currently have long-term supply agreements with all of our suppliers, and certain critical components are available from only a small number of qualified sources.

The prices of certain raw materials and components used in our systems, including specialty optical materials, silicon nitride, thin-film lithium niobate, and superconducting materials, may be subject to volatility driven by global supply and demand dynamics, geopolitical events, industry consolidation, and macroeconomic conditions, including inflation. Disruptions in the global semiconductor and photonics supply chains, including those resulting from geopolitical tensions in and around Taiwan and other regions, could adversely affect the availability and cost of components critical to our development and manufacturing activities. We are actively working to diversify our supply base and establish strategic partnerships with key suppliers to mitigate these risks; however, there can be no assurance that we will be successful in doing so. See “Item 3. Key Information — D. Risk Factors — We may face supply chain issues that could delay the introduction of certain of our products and negatively impact our business and operating results.”

C. Organizational Structure

Xanadu was incorporated under the OBCA on October 2, 2025. Its articles were amended on March 12, 2026 to create the existing capital structure of the Company, including to create the Class A Multiple Voting Shares, Class B Subordinate Voting Shares and Preferred Shares, issuable in series.

Old Xanadu was incorporated under the Canada Business Corporations Act on December 7, 2016, and subsequently continued under the OBCA on October 29, 2025. Crane Harbor was a blank check company incorporated under the Cayman Islands Companies Act on January 2, 2025 and continued under the OBCA on March 20, 2026. As a result of the Business Combination, Crane Harbor and Old Xanadu are wholly owned subsidiaries of the Company.

The principal and registered offices of the Company is located at 777 Bay Street, Suite 2400, Toronto, Ontario, M5G 2C8.

D. Property, Plants and Equipment

We currently lease or otherwise have entered into arrangements to use facilities in Canada and the United States. Our corporate headquarters are located in Toronto, Ontario, Canada, where we lease approximately 48,000 square feet of combined office and nanophotonic facility space under an agreement that expires on September 30, 2032. Most of the facility is used for corporate offices, research and development, and design. In addition to our corporate headquarters, we also maintain an additional packaging and assembly facility in Toronto and an office in the United States to collaborate with semiconductor manufacturing partners and government stakeholders. We believe these facilities are adequate to meet our current ongoing needs and anticipate we will be able to obtain additional space as needed under commercially reasonable terms. We are not aware of, and do not anticipate, environmental issues that may affect our utilization of the facilities described in this section.

ITEM 4A. UNRESOLVED STAFF COMMENTS

None.

ITEM 5. OPERATING AND FINANCIAL REVIEW AND PROSPECTS

OLD XANADU’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis (“MD&A”) is presented as of April 9, 2026 and is current to that date unless otherwise stated. It provides information which management of Xanadu Quantum Technologies Inc. (together with its subsidiaries, “Old Xanadu”) believes is relevant to an assessment and understanding of Old Xanadu’s consolidated results of operations and financial condition. Unless otherwise defined herein, all capitalized words and phrases used in this MD&A shall have the meanings ascribed to them in the prospectus of Xanadu Quantum Technologies Limited ( “Xanadu”) dated February 27, 2026 pursuant to Rule 424(b)(3) pursuant to the Securities Act of 1933, as amended, as supplemented, and the final non-offering long form prospectus of Xanadu dated March 25, 2026 (the “Proxy Statement/Prospectus”). The discussion should be read together with the audited consolidated financial statements of Old Xanadu for the years ended December 31, 2025, 2024 and 2023 and the related notes. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements, including those set forth under the section titled “Cautionary Note Regarding Forward-Looking Statements”. See “Risk Factors” in Xanadu’s filings with the U.S. Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and the Canadian Securities Administrators (the “CSA”) (available at www.sedarplus.ca) For purposes of this MD&A, the “Company,” “we,” “our” or “us” refer to the business of Old Xanadu, which is the business of Xanadu Quantum Technologies Limited and its subsidiaries following completion of the business combination between Xanadu, Old Xanadu and Crane Harbor Acquisition Corp.("SPAC") on March 26, 2026 (the “Business Combination”).

Old Xanadu’s financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). All amounts are in U.S. dollars except as otherwise indicated. For more information about the basis of presentation of Old Xanadu’s financial statements, see Note 2—Basis of Presentation and Summary of Significant Accounting Policies to our audited consolidated financial statements.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements contained in this MD&A and the documents incorporated by reference herein may constitute “forward-looking statements” for purposes of U.S. federal securities laws and “forward-looking information” for purposes of applicable Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect our current views with respect to, among other things, our capital resources, performance and results of operations. Likewise, all of our statements regarding anticipated growth in operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “expected,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “anticipated,” “projected,” “future” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this MD&A reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. In particular, this MD&A contains forward-looking statements pertaining to Xanadu’s aim to deliver scalable, fault-tolerant and commercially useful quantum computing solutions; expectations regarding the reliability of metrics; research and development; technology milestones and the timing thereof; partnership opportunities; user acquisition and retention; the impact of the macroeconomic environment; investments in treasury strategy; changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; the implementation, market acceptance and success of our business model, growth strategy and opportunities, and our ability to commercialize our quantum computing technology; our expectations with respect to market opportunity and market growth; the expected benefits of and ability to maintain and enter into new contracts, awards and other relationships, partnerships or collaborations with other businesses, governments and government entities; the potential for our quantum computing technology to achieve quantum supremacy; our ability to achieve timing and product development milestones on our product roadmap; our ability to attract and retain qualified employees and management; expectations regarding the time during which we will be an emerging growth company under the JOBS Act; our future capital requirements and sources and uses of cash; our ability to obtain funding for our operations and future growth; and expansion plans and opportunities; and our assessment of going concern considerations.

We do not guarantee that the events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

●	general economic uncertainty;

●	the effects of a global pandemic;

●	the volatility of currency exchange rates;

●	our ability to obtain and maintain financing arrangements on attractive terms and to commercialize our quantum computing technology;

●	our ability to manage growth;

●	our ability to maintain the listing of the Class B Subordinate Voting Shares on the Nasdaq, the TSX or any other national exchange;

●	the effects of competition on our future business;

●	potential disruption in our employee retention, changes in personnel and availability of qualified personnel, including as a result of the Business Combination;

●	the impact of and changes in governmental regulations or the enforcement thereof, tax laws and rates, accounting guidance and similar matters in regions in which we operate or will operate in the future;

●	potential litigation, governmental or regulatory proceedings, investigations or inquiries involving us, including in relation to the Business Combination;

●	international, national or local economic, social or political conditions that could adversely affect us and our business;

●	the effectiveness of our internal controls and our corporate policies and procedures;

●	the limited experience of certain members of our management team in operating a public company in the United States and Canada;

●	the volatility of the market price and liquidity of the Class B Subordinate Voting Shares;

●	risks relating to any unforeseen liabilities of the Company;

●	failure to obtain lender consent, industry partner and other third-party consents and approvals, when required;

●	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	our expectations with respect to market opportunity and market growth;

●	the expected benefits of and ability to maintain and enter into new contracts, awards and other relationships, partnerships or collaborations with other businesses, governments and government entities;

●	the potential for our quantum computing technology to achieve quantum supremacy;

●	our ability to achieve timing and product development milestones on our product roadmap;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

●	our ability to obtain funding for our operations and future growth, and our future capital requirements and sources and uses of cash;

●	expansion plans and opportunities, including risks related to the rollout of the Company's business and expansion strategy; and

●	the need to obtain required approvals from regulatory authorities.

The forward-looking statements contained herein may prove incorrect. These forward-looking statements speak only as of the date of this MD&A and are subject to risks, assumptions uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. For a further discussion of the risks and other factors that could cause our future results, performance or transactions to differ significantly from those expressed in any forward-looking statements, please see Xanadu’s filings with the SEC (available at www.sec.gov) and the CSA (available at www.sedarplus.ca). There may be additional risks that we do not presently know or that we currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements.

Such forward-looking statements are based on a number of estimates and assumptions that Xanadu believes are reasonable when made including, but not limited to, the perceived benefits of the Business Combination; the effects of the Business Combination on Old Xanadu; assumptions that none of the risks identified in materialize; that there are no unforeseen changes to economic and market conditions, and no significant events occur outside the ordinary course of business of Xanadu. Such estimates and assumptions are made by Xanadu in light of the experience of management and its perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate and reasonable in the circumstances. However, there can be no assurance that such estimates and assumptions will prove to be correct.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made in making these forward-looking statements prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this MD&A and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, these forward-looking statements should not be relied upon as guarantees of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual future results, levels of activity, performance and events and circumstances could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risks and uncertainties may emerge from time to time, and management cannot predict all risks and uncertainties. Such forward-looking statements are based on a number of estimates and assumptions we believe are reasonable when made including, but not limited to, the expected benefits of the Business Combination; the effects of the Business Combination on Xanadu; assumptions that none of the risks identified herein, in the Proxy Statement/Prospectus or our other filings with the SEC and CSA materialize; that there are no unforeseen changes to economic and market conditions, and no significant events occur outside the ordinary course of business of each of Xanadu. Such estimates and assumptions are made by management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate and reasonable in the circumstances. However, there can be no assurance that such estimates and assumptions will prove to be correct.

Except as required by applicable law, we do not undertake to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Overview

We are a quantum technology company specializing in the design and development of photonic-based quantum computing systems and the platforms that support them. Our current offerings primarily consist of applications development and proof of concept partnerships but also include quantum computers accessible via the cloud, quantum development software, quantum simulators, and a suite of supporting tools and applications. We are currently in a pre-commercial stage and do not yet offer quantum computers available for commercial sale beyond those in the early stages of development. Leveraging our photonic technology, we aim to deliver scalable, fault-tolerant and commercially useful quantum computing solutions that operate at room temperature, are manufacturable using existing silicon processes and are already proven to be modular, networkable and scalable.

Our business model focuses on providing customers with access to our quantum computing systems through cloud-based services, enabling quantum-computing-as-a-service (“QCaaS”), as well as offering related professional services to help organizations explore and implement quantum solutions. In addition to cloud access, we develop and distribute software frameworks that facilitate quantum algorithm development and integration into existing workflows. We collaborate with leading global organizations to explore applications in areas such as battery simulation and quantum machine learning.

As a development-stage company, we have incurred recurring net losses since inception. As of December 31, 2025, 2024 and 2023, we had an accumulated deficit of $206.3 million, $135.6 million and $89.7 million, respectively. For the years ended December 31, 2025, 2024 and 2023, we incurred net losses of $70.7 million, $46.0 million and $35.6 million, respectively. We expect to incur additional operating losses as we continue our research and development (“R&D”) activities and expand our commercial operations. At present, our customers are concentrated. Three customers accounted for 78% of our revenue for the fiscal year ended December 31, 2025 and two customers accounted for 63% and 85% of our revenue for the fiscal years ended December 31, 2024 and 2023, respectively. Our chief operating decision maker, our Chief Executive Officer, has determined that we operate in a single operating and reportable segment.

Recent Developments

Business Combination

On November 3, 2025, SPAC, Old Xanadu, and Xanadu, entered into the Business Combination Agreement. The Business Combination was consummated on March 26, 2026. Upon the closing of the Business Combination, the Company’s cash and cash equivalents balance, taking into account the net proceeds from the Business Combination, was $276 million. Gross proceeds from the Business Combination were approximately $302 million, which includes $275 million of Private Investment in Public Equity (“PIPE”) financing and $27 million of cash from the Trust Account. Further details can be found in the “Explanatory Note” in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 (the “Annual Report”).

Key Financial and Non-GAAP Metrics

We monitor revenue, cash and cash equivalents, net loss and Adjusted EBITDA as key financial metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. The following table summarizes our financial performance for the years ended December 31, 2025, 2024 and 2023 for these key metrics. For a detailed discussion of our results of operations, including further commentary on our revenue and net loss, see the sections titled “—Components of Results of Operations” and “—Results of Operations” below.

	Years Ended December 31,
(US$ in thousands)	2025	2024	2023
Revenue	$4,617	$1,589	$2,479
Cash and cash equivalents	16,164	77,619	117,459
Net loss	(70,667)	(45,968)	(35,592)
Adjusted EBITDA(1)	(50,774)	(42,830)	(35,514)

(1)	Adjusted EBITDA is a non-GAAP financial measure and is not a standardized measure and might not be comparable to similar financial measures disclosed by other issuers. See the section entitled “Net Loss and Non-GAAP Financial Measure Adjusted EBITDA” and “Results and Reconciliation of Non-GAAP Financial Measure Adjusted EBITDA” for more information.

Revenue

We are currently in a pre-commercial stage and do not yet offer quantum computers available for commercial sale. Our primary activities are centered on the development of fault-tolerant, utility-scale photonic quantum computing systems. We consider our revenue as an indicator of technological viability on the path to commercial utility scale quantum computing. We are focused on our customer acquisition and retention efforts as we continue development of our full stack quantum computing offerings. While we are focused on revenue growth, we expect that in the near term revenue will not be a reliable indicator of our performance, particularly from period-to-period, as we are still in the early stages of developing fault-tolerant, utility scale quantum computers and other products utilizing quantum technology that can be commercially successful at scale.

Our principal development project is the creation of a full-stack quantum computing solution that integrates proprietary photonic hardware with a modality-agnostic software platform. Our hardware progress is demonstrated through the Borealis and Aurora quantum computers. The software stack is anchored by PennyLane, a modality agnostic, open-source framework used by quantum application researchers globally. Our technical roadmap focuses on scaling networked, modular systems into large-scale, fault-tolerant machines. In 2022, our 216-qubit Borealis system achieved a milestone in quantum supremacy. In 2025, our Aurora system became the world’s first networked, modular photonic quantum computer, demonstrating real-time error detection. Our architecture is currently designed with a target to scale to up to 100,000 physical qubits and up to 500 logical qubits in 2029-2030. Through fiscal 2026, we expect to achieve device performance improvement and early fault-tolerance building blocks. Through 2028, we will scale error-corrected operations and produce early error-corrected demonstrations. We have established a target of 2029-2030 to achieve the widely recognized threshold for broad-based capabilities in commercially valuable applications.

Operationally, we are subject to compliance with U.S. and Canadian foreign investment laws, including review by CFIUS and the Investment Canada Act and we will have to adhere to export controls on quantum computing technology and related software solutions. Please also refer to the section titled “Risk Factors” found within the Company’s Annual Report for more information regarding factors that may influence our operating results in the short term. Further details regarding our revenue are described in the sections titled “—Components of Results of Operations” and “—Results of Operations”.

Cash and cash equivalents

Our cash and cash equivalents balance is a critical measure of our liquidity, declining primarily due to significant investments in R&D and ongoing operations. We consider cash and cash equivalents to be an important measure for investors because it measures our ability to undertake significant capital expenditures required for research and development costs, scale our infrastructure and technology and meet other business needs. Our cash balance decreased from $77.6 million as of December 31, 2024, to $16.2 million as of December 31, 2025, a net decrease of $61.4 million for the year. Our cash and cash equivalents are generally held in interest-bearing accounts which generated $2.1 million, $5.2 million, and $6.8 million for the years ended December 31, 2025, 2024 and 2023, respectively. Our reporting currency is the U.S. dollar and our sources of funds are primarily denominated in U.S. dollars. Given that our functional currency is the Canadian dollar, and a significant portion of our operations occur in Canada, our cash position and related interest income are subject to foreign currency risk, primarily related to fluctuations between the U.S. dollar and the Canadian dollar. We expect to continue to invest in our treasury strategy as we raise additional funding to support our operations.

Net Loss and Non-GAAP Financial Measure Adjusted EBITDA

We use net loss to assess our operating performance. In addition to net loss, we provide Adjusted EBITDA, which is a financial measure that is not required by or presented in accordance with U.S. GAAP. Management believes that this measure provides investors with an additional meaningful method to evaluate certain aspects of our results period over period. We define Adjusted EBITDA as net loss before interest income (expense) net, income tax expense (benefit), depreciation and amortization, stock-based compensation, and other non-recurring non-operating income and expenses. We use Adjusted EBITDA to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. Similar to revenue, while we use net loss and Adjusted EBITDA to measure our operating performance, we expect that in the near term, net loss and Adjusted EBITDA will not be reliable indicators of our performance, particularly from period-to-period, as we primarily focus on developing and readying our technology for commercial success. These uncertainties are further described in the section titled “Risk Factors” in the Annual Report. For additional information regarding Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss, see the section titled “—Results and Reconciliation of Non-GAAP Financial Measure Adjusted EBITDA.”

Trends and Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in our filings with the SEC and the CSA.

Technology Milestones

Our business is dependent on our ability to demonstrate the technological feasibility of our products and services, as well as R&D of our technology. These milestones include achieving further error correction overhead breakthroughs and concurrent integration of our software stack with performance hardware. In addition, we remain steadfast in our commitment to developing commercially valuable applications, including executing our next generation architecture which is designed to scale up to 100,000 physical cubits and up to 500 logical cubits, which we now target achieving in 2029-2030. This anticipated timing reflects a prudent calibration of our technical milestones to ensure that our forthcoming deployments meet rigorous stability and performance standards essential for enterprise-grade integration.

Partnership Opportunities

Our future growth depends in part on our ability to continue to successfully identify and enter into strategic partnership opportunities. We have historically entered into partnerships with major multinational companies, government agencies and academic organizations to help enhance our capabilities, improve operational efficiencies, increase supply chain resilience and expand our addressable market. We expect we will continue to explore and enter new academic and commercial partnership opportunities that we believe are complementary to our business.

User Acquisition and Retention

The implementation of our monetization strategy is designed to capture value across the entire quantum technology stack. Our primary strategy for new customer acquisition is based on co-development and intellectual property creation, establishing deep commercial relationships with enterprises and governments focused on solving their most complex challenges. These collaborations are priced commensurate to the work required to complete them. As our applications move from classical simulation to commercial deployment, their workloads will be naturally directed toward our high-performance photonic hardware for which we expect revenue will be generated primarily through QCaaS, offering on-demand and subscription-based utilization of our photonic quantum computers via major cloud platforms and direct enterprise integrations.

Our hardware model is complemented by our market-leading software ecosystem, which we intend to monetize through subscription-based enterprise versions and sales of complementary quantum-classical workflow tools, thus converting our vast open-source user base into a recurring, high-margin software stream.

For customers requiring the highest security and data sovereignty, such as defense agencies, we plan to execute dedicated system sales of our physical quantum computers and the integrated software layer, complete with ongoing maintenance and support services.

Availability of Financing

The successful implementation of our monetization strategy is contingent upon significant and sustained capital investment to achieve the necessary technological and commercial scale. We anticipate substantial capital expenditures in the coming years primarily directed toward accelerating our R&D roadmap, scaling our photonic integrated circuit fabrication processes, and building the modular quantum racks required for utility-scale systems. Realizing our revenue will require material financial commitment to both hardware infrastructure development and the expansion of our scientific and commercial teams to support and service a global customer base. Our ability to secure adequate funding will be critical to achieving the scale necessary to transition from government grants and co-development revenue to consistent, high-volume compute economics.

Macroeconomic Environment

Results of our operations have varied and may continue to vary based on the impact of changes in the domestic or global economy. Negative conditions in the general economy in Canada, the United States and abroad, including conditions resulting from changes in gross domestic product growth, inflation, interest rates, financial and credit market fluctuations, international trade relations and tariffs, pandemics, political turmoil, natural catastrophes, warfare, and terrorist attacks, could negatively affect our business, including progress toward the development of quantum computing. It is not possible at this time to estimate the long-term impact that these and related events could have on our business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted. If these conditions persist and deepen, we could experience an inability to access additional capital if needed, or our liquidity could otherwise be impacted. See the section titled “Risk Factors” found within the Company’s Annual Report for further information.

Components of Results of Operations

Revenue

We are currently in a pre-commercial stage and do not yet offer quantum computers available for commercial sale beyond those in the early stages of development. Our current revenue is generated through two primary channels: (i) professional services related to research projects, proof of concept development, and quantum education and (ii) compute and other services which includes provision of compute services, such as co-development and execution of quantum algorithms which may later be performed on our utility scale quantum computing systems, and provision, on a non-exclusive basis, via access to our photonic based-hardware, of QCaaS.

QCaaS revenue is recognized on a straight-line basis over the access period. Compute services revenue is also recognized over time on a straight-line basis. Professional services revenue is recognized based on hours and, or costs incurred as appropriate. Revenue for partially completed professional service performance obligations deemed probable of being met is recognized using an input measure based on actual labor hours incurred to date relative to total estimated labor hours required to complete the project. For fixed price contracts, revenue is recognized based on the input measure noted above as control is expected to transfer over the period that the project is completed.

Operating Expenses

Our operating expenses consist of cost of revenue, R&D, general and administrative, sales and marketing, depreciation and amortization, and other operating income.

Cost of Revenue

The cost of pre-commercial revenue includes all direct expenses related to delivering our services and where applicable, the cost of building specialized quantum hardware. This encompasses personnel-related expenses, including stock-based compensation, direct manufacturing costs and overhead costs allocated to customer-facing functions. Depreciation and amortization of quantum systems and related software are excluded from cost of revenue. Due to our effort to concentrate only on revenue projects that are aligned with our core R&D roadmap, these costs remain low as we incur only limited incremental costs over and above our planned R&D spend to meet our revenue obligations to our customers.

Research and Development

Research and development expenses consist of costs incurred in performing R&D activities and include personnel-related costs, process development costs, chip fabrication costs, consulting fees, lab materials, software costs, cloud computing costs, and other related costs. R&D expenses also include purchased hardware and software costs related to quantum computing systems constructed for research purposes that are not probable of providing a future economic benefit and have no alternate future use as well as costs associated with third-party R&D arrangements. Where tangible assets or software to be used in research and development activities is constructed by us or acquired, the costs are expensed as incurred unless those assets have an alternative future use. When materials and supplies with alternative future use are consumed in research and development activities they are recorded as research and development expenses. We expect an increase in R&D expenditure as we continue to invest in advancing our technology and supporting ongoing product development efforts.

General and Administrative

General and administrative expenses consist of personnel costs such as salaries, benefits, and stock-based compensation for employees, as well as overhead costs allocated to corporate, executive, finance, and other administrative functions. We expect these expenses to increase as we continue scaling our support functions to match business growth.

Sales and Marketing

Sales and marketing expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation for employees involved in sales and marketing activities, costs for direct advertising, marketing and promotional expenditures and allocated overhead costs for our sales and marketing functions. We expect to continue to make investments in sales and marketing to strengthen our market presence and expand our customer base.

Depreciation and Amortization

Depreciation and amortization expenses arise from depreciation and amortization of our property and equipment, such as our quantum computing systems, and intangible assets including patents and software over their estimated useful lives.

Other operating income, net

Other operating income, net, includes grant income from government, sponsorships of our community events and other transactional fees.

Other Income (Expense), net

Interest income (expense)

Interest income (expense) includes interest income earned on our cash deposits and interest expense and loan remeasurements on our long-term debt.

Other income (expense), net

Other income (expense), net includes gains and losses on disposal of equipment and foreign exchange gain (loss).

Results of Operations

The following table sets forth our results of operations for the periods indicated:

Comparison of the three months ended December 31, 2025 and 2024:

	Three Months Ended December 31,		Change
(US$ in thousands)	2025	2024	Amount	%
Revenue	$1,875	$711	$1,164	164%
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization below)	199	407	(208)	(51)%
Research and development	16,916	8,827	8,089	92%
General and administrative	7,317	1,747	5,570	319%
Sales and marketing	327	200	127	64%
Depreciation and amortization	1,607	1,236	371	30%
Other operating (income) expense, net	(4,153)	30	(4,183)	(13,943)%
Total operating expenses	22,213	12,447	9,766	78%
Loss from operations	(20,338)	(11,736)	(8,602)	73%
Other income (expense), net:
Interest income (expense), net	(19)	1,004	(1,023)	(102)%
Other (expense) income, net	(2,667)	(118)	(2,549)	2,160%
Total other income (expense), net	(2,686)	886	(3,572)	(403)%
Net loss	$(23,024)	$(10,850)	$(12,174)	112%
Net loss per share, basic and diluted	$(4.65)	$(2.20)	$(2.45)	111%
Cumulative translation adjustment	2,515	(946)	3,461	(366)%
Net comprehensive loss	$(20,509)	$(11,796)	$(8,713)	74%

Revenue

Revenue increased by $1.2 million, or 164%, to $1.9 million for the three months ended December 31, 2025 compared to $0.7 million for the three months ended December 31, 2024. The increase in revenue was primarily attributable to larger contract values relating to our current projects with certain government agencies with whom we have multiple multi-year arrangements, and non-recurring algorithm contracts for which we have completed milestones in the period.

Operating Expenses

Cost of Revenue

Cost of revenue decreased by $0.2 million to $0.2 million for the three months ended December 31, 2025 compared to $0.4 million for the three months ended December 31, 2024. These costs primarily relate to labor expenses required to perform the obligations of our contracts. As a percentage of total revenue, these costs have decreased by 46% from 57% for the three months ended December 31, 2024, to 11% for the three months ended December 31, 2025. The decrease was primarily attributable to lower costs over and above our core R&D costs associated with contracts delivered in 2025, partially offset by an increase in labor costs to service contracts.

Research and Development

Research and development expenses increased by $8.1 million, or 92%, to $16.9 million for the three months ended December 31, 2025, from $8.8 million for the three months ended December 31, 2024. This increase reflects our continued strategic investment in advancing our photonic quantum computing technology. The increase was primarily driven by a year-over-year increase of $7.2 million in our hardware investments including an increase of $5.4 million in wafer consumption expense, an increase of $0.8 million in other research and development expenses which includes chip packaging component costs incurred by our packaging facility, and an increase of $1.0 million in non-recurring engineering costs as we shift to building in-house capacities across our research and process developments stack. We also had an increase of $0.4 million in payroll-related expenses due to increased headcount, a $0.3 million increase in stock-based compensation costs, and a $0.2 million increase in allocated overheads and operating lease costs.

General and Administrative

General and administrative expenses increased by $5.6 million, or 319%, to $7.3 million for the three months ended December 31, 2025, from $1.7 million for the three months ended December 31, 2024. The increase was primarily driven by a $5.2 million increase in professional fees relating to the Business Combination, $0.3 million increase in payroll-related expenses from increased headcount, and a $0.2 million increase in stock-based compensation. This was partially offset by a $0.1 million decrease in allocated overhead and operating lease costs.

Sales and Marketing

Sales and marketing expenses increased by $0.1 million, or 64%, to $0.3 million for the three months ended December 31, 2025, from $0.2 million for the three months ended December 31, 2024. The increase was primarily driven by a $0.1 million increase in spending on marketing and promotional activities associated with the Business Combination.

Depreciation and Amortization

Depreciation and amortization expenses increased by $0.4 million, or 30%, to $1.6 million for the three months ended December 31, 2025, from $1.2 million for the three months ended December 31, 2024. The increase was driven by a $0.2 million increase in depreciation associated with our quantum computing equipment, a $0.1 million increase in the amortization of capitalized internal-use software and other intangible assets and minimal increases attributed to other fixed assets.

Other Operating Income, Net

Other operating (income) expense, net increased by $4.2 million, or 13,943%, to $4.2 million for the three months ended December 31, 2025, from $0.0 million of Other operating expense, net for the three months ended December 31, 2024. The increase was primarily due to Canadian government grants and tax credits in 2025 compared to 2024, specifically $5.0 million relating to Old Xanadu’s participation in the Canadian Quantum Champions Program (“CQCP”) offset by $0.8 million in revaluations of the Company’s warrants outstanding.

Other Income (Expense), Net

Interest Income (Expense), Net

Interest income (expense), net decreased by $1.0 million to $0.0 million for the three months ended December 31, 2025, from $1.0 million for the three months ended December 31, 2024. The decrease was primarily attributable to lower average cash balances yielding $0.3 million in interest in 2025 compared to $1.0 million in 2024. The remainder of the decrease is attributable to an increase in interest expense related to our Strategic Innovation Fund (“SIF”) agreement, by and between Old Xanadu and His Majesty the King in Right of Canada as represented by the Minister of Industry (the “SIF Loan”).

Other Income (Expense), Net

Other income (expense), net consists of gains and losses on disposal of equipment and foreign exchange gain (loss). It increased by $2.5 million, or 2,160%, to $2.7 million other expense, net, for the three months ended December 31, 2025, compared to other expense, net, of $0.1 million for the three months ended December 31, 2024. The increase was generated primarily through foreign exchange losses.

Comparison of the years ended December 31, 2025, 2024 and 2023:

	Year Ended December 31,			2025 vs. 2024 Change		2024 vs. 2023 Change
(US$ In thousands)	2025	2024	2023	Amount	%	Amount	%
Revenue	$4,617	$1,589	$2,479	$3,028	191%	$(890)	(36)%
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization below)	361	466	605	(105)	(23)%	(139)	(23)%
Research and development	55,237	39,223	35,718	16,014	41%	3,505	10%
General and administrative	15,415	6,863	6,034	8,552	125%	829	14%
Sales and marketing	1,190	1,051	607	139	13%	444	73%
Depreciation and amortization	5,849	4,869	3,730	980	20%	1,139	31%
Other operating income, net	(4,113)	(287)	(2,518)	(3,826)	1,333%	2,231	(89)%
Total operating expenses	73,939	52,185	44,176	21,754	42%	8,009	18%
Loss from operations	(69,322)	(50,596)	(41,697)	(18,726)	37%	(8,899)	21%
Other income (expense), net:
Interest income (expense), net	1,209	4,670	6,507	(3,461)	(74)%	(1,837)	(28)%
Other (expense) income, net	(2,554)	(42)	(402)	(2,512)	5,981%	360	(90)%
Total other income (expense), net	(1,345)	4,628	6,105	(5,973)	(129)%	(1,477)	(24)%
Net loss	$(70,667)	$(45,968)	$(35,592)	$(24,699)	54%	$(10,376)	29%
Cumulative translation adjustment	3,216	(1,425)	457	4,641	(326)%	(1,882)	(412)%
Net comprehensive loss	$(67,451)	$(47,393)	$(35,135)	$(20,058)	42%	$(12,258)	35%
Net loss per share, basic and diluted (1)	$(14.29)	$(9.35)	$(7.27)	$(4.94)	53%	$(2.08)	29%

Revenue

Revenue increased by $3.0 million, or 191%, to $4.6 million for the year ended December 31, 2025 compared to $1.6 million for the year ended December 31, 2024. The increase in revenue was primarily attributable to larger contract values relating to our current projects with certain government agencies with whom we have multiple multi-year arrangements, and non-recurring algorithm contracts for which we have completed milestones in the period.

Revenue decreased by $0.9 million, or 36%, to $1.6 million for the year ended December 31, 2024 compared to $2.5 million for the year ended December 31, 2023. While the number of contracts from which revenue was recognized remained consistent with the prior year, the decrease was primarily due to lower average contract values. Additionally, several multi-year contracts that began in prior periods had significant performance milestones completed and were recognized in 2023.

Operating Expenses

Cost of Revenue

Cost of revenue decreased by $0.1 million, or 23%, to $0.4 million for the year ended December 31, 2025 compared to $0.5 million for the year ended December 31, 2024. These costs primarily relate to labor expenses required to perform the obligations of our contracts. As a percentage of total revenue, these costs have decreased by 21% from 29% for the year ended December 31, 2024, to 8% for the year ended December 31, 2025. The decrease was primarily attributable to lower costs over and above our core R&D costs associated with contracts delivered in 2025, partially offset by a modest increase in labor costs to service contracts.

Cost of revenue decreased by $0.1 million, or 23%, to $0.5 million for the year ended December 31, 2024 compared to $0.6 million for the year ended December 31, 2023. As a percentage of total revenue, these costs increased by 5% from 24% for the year ended December 31, 2023, to 29% for the year ended December 31, 2024. This metric fluctuates year-over-year depending on the incremental work required beyond our core R&D costs to deliver our revenue obligations.

Research and Development

Research and development expenses increased by $16.0 million, or 41%, to $55.2 million for the year ended December 31, 2025, from $39.2 million for the year ended December 31, 2024. This increase reflects our continued strategic investment in advancing our photonic quantum computing technology. The increase was primarily driven by a year-over-year increase of $10.9 million in our hardware investments including an increase of $12.6 million in wafer consumption expense as we accelerate our wafer fabrication process development and an increase of $1.7 million in other research and development expenses which includes chip packaging component costs incurred by our packaging facility. This was offset by a $3.4 million decrease in outsourced engineering costs as we shift to building in-house capacities across our research and process developments stack. We also had an increase of $4.1 million in payroll-related expenses due to increased headcount, a $0.7 million increase in stock-based compensation costs, a $0.2 million increase in allocated overheads and operating lease costs, and a $0.1 million increase in operations and product expenses.

Research and development expenses increased by $3.5 million, or 10%, to $39.2 million for the year ended December 31, 2024, from $35.7 million for the year ended December 31, 2023. The increase was primarily driven by an increase of $3.8 million in payroll-related expenses due to increased headcount, and a $0.5 million increase in stock-based compensation costs. These increases were partially offset by a $0.4 million decrease in allocated overhead and operating lease costs, and a $0.4 million decrease in costs for materials, reflecting the timing of when deferred materials and supplies are consumed in R&D projects.

General and Administrative

General and administrative expenses increased by $8.6 million, or 125%, to $15.4 million for the year ended December 31, 2025, from $6.9 million for the year ended December 31, 2024. The increase was driven by a $7.4 million increase in professional fees primarily relating to planning for the Business Combination, $0.8 million increase in payroll-related expenses from increased headcount, $0.3 million in stock-based compensation, and a $0.2 million increase in other employee-related expenses. This was partially offset by a $0.1 million decrease in allocated overhead and operating lease costs.

General and administrative expenses increased by $0.8 million, or 14%, to $6.9 million for the year ended December 31, 2024, from $6.0 million for the year ended December 31, 2023. The increase was primarily driven by a $0.5 million increase in payroll-related expenses from increased headcount and a $0.5 million increase in allocated overhead and operating lease costs. This was partially offset by a $0.2 million decrease in professional service fees.

Sales and Marketing

Sales and marketing expenses increased by $0.1 million, or 13%, to $1.2 million for the year ended December 31, 2025, from $1.1 million for the year ended December 31, 2024. The increase was primarily driven by a $0.2 million increase in spending on marketing and promotional activities. This was partially offset by a $0.1 million decrease in payroll-related expenses from decreased headcount.

Sales and marketing expenses increased by $0.4 million, or 73%, to $1.1 million for the year ended December 31, 2024, from $0.6 million for the year ended December 31, 2023. The increase was primarily driven by an increase of $0.2 million in payroll-related expenses from increased headcount, and a $0.2 million increase in spending on marketing and promotional activities.

Depreciation and Amortization

Depreciation and amortization expenses increased by $1.0 million, or 20%, to $5.8 million for the year ended December 31, 2025, from $4.9 million for the year ended December 31, 2024. The increase was primarily driven by a $0.7 million increase in depreciation associated with our capitalized quantum computing equipment, and a $0.4 million increase in the amortization of capitalized internal-use software and other intangible assets. This was partially offset by a $0.1 million decrease in depreciation of other property and equipment.

Depreciation and amortization expenses increased by $1.1 million, or 31%, to $4.9 million for the year ended December 31, 2024, from $3.7 million for the year ended December 31, 2023. The increase was primarily driven by a $0.7 million increase in depreciation associated with our capitalized quantum computing equipment, a $0.1 million increase in depreciation of other property and equipment, and a $0.3 million increase in the amortization of capitalized internal-use software and other intangible assets.

Other Operating Income, Net

Other operating income, net increased by $3.8 million, or 1,333%, to $4.1 million for the year ended December 31, 2025, from $0.3 million for the year ended December 31, 2024. The increase was primarily due to Canadian government grants and tax credits in 2025 compared to 2024, specifically $5.0 million relating to our participation in the CQCP, $0.5 million related to other grants offset by a $1.5 million increase in warrant revaluation expense.

Other operating income, net decreased by $2.2 million, or 89%, to $0.3 million for the year ended December 31, 2024, from $2.5 million for the year ended December 31, 2023. The decrease was primarily due to a reduction in the receipt of Canadian government grants and tax credits in 2024 compared to 2023.

Other Income (Expense), Net

Interest Income (Expense), Net

Interest income (expense), net decreased by $3.5 million, or 74%, to $1.2 million for the year ended December 31, 2025, from $4.7 million for the year ended December 31, 2024. The decrease was primarily attributable to lower average cash balances throughout 2025 compared to 2024. The remainder of the decrease is attributable to an increase in interest expense related to the SIF Loan.

Interest income (expense), net decreased by $1.8 million, or 28%, to $4.7 million for the year ended December 31, 2024, from $6.5 million for the year ended December 31, 2023. The decrease was also attributable to lower average cash balances throughout 2024 compared to 2023 with the remainder attributable to an increase in interest expense related to our SIF Loan.

Other Income (Expense), Net

Other income (expense), net consists of gains and losses on disposal of equipment and foreign exchange gain (loss). It increased by $2.5 million, or 5,981%, to $2.6 million other expense, net, for the year ended December 31, 2025, compared to other expense, net, of $0.0 million for the year ended December 31, 2024. The increase was generated primarily on account of foreign exchange losses.

Other income (expense), net decreased by $0.4 million, or 90%, to $0.0 million other expense, net, for the year ended December 31, 2024, compared to other expense, net, of $0.4 million for the year ended December 31, 2023. The decrease in expense was primarily attributable to a $0.2 million gain on sale of cryogenic equipment recorded in 2024, a $0.2 million decrease in asset-write-off expenses, and a $0.1 million decrease in foreign exchange losses.

Summary of Quarterly Results

The following table sets forth our quarterly consolidated statements of operations data for each of the quarters indicated. The information for the quarters ended December 31, 2025 and December 31, 2024 has been derived from our audited annual consolidated financial statements. The information for each of the other quarters has been prepared on an unaudited basis consistent with our audited annual consolidated financial statements and, in our opinion, includes all normal recurring adjustments necessary for the fair statement of the financial information contained in those statements. The following quarterly financial data should be read in conjunction with our annual consolidated financial statements and the related notes. These quarterly results are not necessarily indicative of our operating results for a full year or any future period.

	Three months ended
(US$ In thousands except per share data)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Revenue	$1,875	$987	$1,057	$698	$711	$482	$261	$135
Net loss	$(23,024)	$(20,298)	$(15,140)	$(12,205)	$(10,850)	$(10,436)	$(12,932)	$(11,750)
Loss per share, basic and diluted	4.65	4.10	3.06	2.47	2.20	2.12	2.63	2.39

Quarterly Trends

Revenue

Our revenue trend is reflective of our pre-commercial state. Given that we are focused on the longer-term value proposition of utility scale quantum computers, our short-term revenue is generated from strategic revenue arrangements with customers with whom we can co-develop quantum algorithms, validate commercial use cases, and ensure that our technology is aligned with real-world demand, thereby being able to leverage and advance our core R&D roadmap.

Net Loss

Net loss has demonstrated an upward trend over the previous eight fiscal quarters as well as on a year-over-year basis as we accelerate our R&D efforts towards utility scale quantum computing reaching $23.0 million in the quarter ended December 31, 2025, compared to $10.9 million in the quarter ended December 31, 2024. The increase in net loss is attributable to increases in operating expenses primarily for R&D as we accelerate and upsize our wafer runs and expand our internal capabilities to process them along with continued development of the remainder of our software and hardware capabilities. We have also had increases in general and administrative expense to complete the Business Combination and in the depreciation and amortization of our R&D assets. These are partially offset by increases in revenue and decreases in other income (expense), net.

Quarter ended December 31, 2025

Revenue increased for the quarter ended December 31, 2025, primarily attributable to our agreements with the U.S. government. Operating expenses increased reflecting higher R&D spend as well as our capital markets preparation activities.

Results and Reconciliation of Non-GAAP Financial Measure Adjusted EBITDA

To supplement our historical consolidated financial statements which are prepared and presented in accordance with U.S. GAAP, we use Adjusted EBITDA, as described below, to understand and evaluate our financial and operating performance. We define Adjusted EBITDA as net loss before interest income (expense) net, income tax expense (benefit), depreciation and amortization, stock-based compensation, and other non-recurring non-operating income and expenses. We use Adjusted EBITDA to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. By excluding certain items that are nonrecurring or not reflective of the performance of our normal course of business, we believe that Adjusted EBITDA provides meaningful supplemental information regarding our performance. Accordingly, we believe that Adjusted EBITDA is useful to investors and others because it allows investors to supplement their understanding of our financial trends and evaluate our ongoing and future performance in the same manner as management. However, there are several limitations related to the use of Adjusted EBITDA as it reflects the exercise of judgment by our management about which expenses are excluded or included. Adjusted EBITDA should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with GAAP. In addition, our presentation of Adjusted EBITDA may be different from how such metric is used by other companies. The following charts provide unaudited reconciliations of U.S. GAAP-based financial measures to Adjusted EBITDA for the following periods presented.

Reconciliation of net loss to Adjusted EBITDA for the year ended December 31, 2025, 2024 and 2023:

	Year Ended December 31,
(US$ in thousands)	2025	2024	2023
Net loss	$(70,667)	$(45,968)	$(35,592)
Excluding:
Depreciation and amortization	5,849	4,869	3,730
Stock-based compensation(1)	4,158	2,877	2,173
Change in fair value of warrant liabilities	1,616	9	195
Interest (income) expense, net(2)	(1,209)	(4,670)	(6,507)
Other (income) expense, net(3)	2,554	42	402
Non-recurring expenses(4)	6,925	11	85
Adjusted EBITDA	$(50,774)	$(42,830)	$(35,514)

(1)	Stock-based compensation reflects the stock-based compensation recorded in operating expenses only, which differs from the total stock-based compensation set forth in the Consolidated Statement of Cash Flows that also includes stock-based compensation recorded in Cost of Revenue.
(2)	Interest income (expense), net reflects the impact of interest earned on cash balances and non-cash interest expense relating to the SIF Loan.
(3)	Other income (expense), net consists primarily of foreign exchange gain (loss).
(4)	Non-recurring expenses include professional fees such as legal, consulting, and accounting fees incurred in connection with capital market preparation activities.

Our Adjusted EBITDA loss has increased year-over-year by $7.9 million from $42.8 million for the year ended December 31, 2024, to $50.7 million for the year ended December 31, 2025. This trend reflects the acceleration of our core R&D activities and strategic investments toward achieving utility-scale quantum computing. The primary driver for the increase in Adjusted EBITDA loss is the rise in R&D expenses, which includes higher payroll-related expenses from increased headcount and greater wafer consumption expense as we accelerate chip development. As we are in a pre-commercial phase with an ambitious business plan regarding our technology, our Adjusted EBITDA loss is expected to continue to increase for the foreseeable future.

Liquidity and Capital Resources

As of December 31, 2025 and 2024, we had cash and cash equivalents of $16.2 million and $77.6 million and net working capital of $31.2 million and $85.0 million, respectively. We anticipate that our long-term cash requirements and obligations will be met through a combination of the proceeds from the Business Combination, operating cash flows, additional government funding, further equity raises and incurrence of indebtedness. This assessment is based on current internal forecasts and remains subject to changes in external and internal conditions. We have incurred recurring net losses and negative cash flows from operations since inception. As of December 31, 2025 and 2024, we had an accumulated deficit of $206.3 million and $135.6 million, respectively. For the years ended December 31, 2025 and 2024, we incurred net losses of $70.7 million and $46.0 million, respectively, and we had net cash outflows from operating activities of $68.0 million and $41.7 million, respectively. We expect to incur additional operating losses and net operating cash outflows as we continue to expand our commercial operations and R&D activities.

Our primary uses of cash and cash equivalents are to support the ongoing growth of our business, including funding our operations and capital expenditures. As of December 31, 2025, our total contractual obligations amounted to $16.0 million. The largest component of these obligations relates to our operating lease payments for our Toronto facility totaling $9.1 million. The remaining obligations consist of purchase obligations related to our operating expenses of $4.2 million, all of which are due in less than 1 year. These amounts are mainly related to R&D expenses that will be paid to our strategic suppliers. We are also obligated to repayments of debt related to our Regional Quantum Initiative Contribution Agreement (the “FedDev Loan”), by and between Old Xanadu and His Majesty the King in Right of Canada as represented by the Minister of Federal Economic Development Agency for Southern Ontario totaling $2.7 million, payable over the next 7 years.

Significant cash resources are required to support our ongoing investments in R&D, as well as the commercialization of our products. These cash outflows are predictable since we enter into contracts with our key suppliers that define costs at the outset. While the costs are significant, we do have the ability to scale our research operations up or down to the extent that our cash position allows. Conversely, our cash inflows are dependent on enterprise and government partners whose ability to enter into revenue arrangements with us may be subject to complex approval structures and funding constraints, making our ability to generate operating cash inflows unpredictable. When we require additional funding, we will seek to secure such best-efforts funding from various sources, including equity or debt financing and government assistance and subsidies. If we raise additional capital through the issuance of equity securities or securities convertible into equity, shareholders will experience dilution, and such securities may have rights or preferences senior to those of the holders of Old Xanadu securities and Xanadu securities. If we obtain additional funds through debt financing, we may be subject to limitations on our operations, through debt covenants or other restrictions. There can be no assurance that we will be able to raise additional capital when needed or under acceptable terms.

The Company’s history of recurring losses and its need for additional liquidity to fund future operations initially raised substantial doubt about its ability to continue as a going concern. However, management’s plans to alleviate this doubt included the completion of the Business Combination and concurrent PIPE investment. Subsequent to December 31, 2025, Old Xanadu successfully consummated the Business Combination and PIPE investment. These transactions resulted in gross proceeds of approximately $302 million.

Based on our current operating plan, management believes that the existing cash and cash equivalents as of December 31, 2025, combined with the proceeds from the Business Combination and PIPE investment, will be sufficient to fund operations, research and development activities, and capital expenditure requirements for at least twelve months from the date these consolidated financial statements are issued. As a result of the successful completion of the Business Combination and the receipt of the aforementioned funding, management has concluded that the substantial doubt previously identified has been alleviated. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Government of Canada’s Strategic Innovation Fund Agreement

On January 20, 2023, we entered into the SIF Loan with His Majesty the King in Right of Canada, as represented by the Minister of Industry (the “Minister”), as amended on September 10, 2025. The SIF Loan provides for a conditionally repayable contribution to support a C$177.8 million project for the development of photonic-based, fault-tolerant quantum computers (the “Project”). The contribution is for an amount up to the lesser of C$40 million or 23.13% of eligible supported costs. As of December 31, 2025, 2024, and 2023, we have received C$35.7 million, C$19.2 million, and C$8.4 million in total funding from SIF, respectively. In the fourth quarter of 2025, we completed the Project. As of the date of this filing, we have received all funds except C$4 million which we expect to receive in the second quarter of 2026.

Principal and interest amounts to be repaid under the SIF Loan are determined using a revenue-based formula and are capped at 150% of the principal amount. Repayments are due in up to 20 annual installments, commencing on April 30, 2028. If the total of the 20 revenue-based annual installments is less than the principal amount, any remaining repayment obligation will be forgiven.

The SIF Loan includes certain covenants requiring us to, among other things, support high-skilled jobs in Canada, collaborate with Canadian institutions and small and medium-sized Canadian-based enterprises, invest in R&D within Canada, maintain certain intellectual property rights, and comply with certain other customary covenants.

Repayment of the SIF Loan contribution can be accelerated upon an event of a default (as defined in the SIF Loan), termination or upon a change of control (as defined in the SIF Loan) that has not been approved by the Minister. In the event the Minister does not provide consent to a change of control, the Minister may require immediate repayment of all disbursed funds. Furthermore, in such circumstances, we may elect to terminate the SIF Loan by paying an additional amount based on contributions disbursed to date.

The SIF Loan expires on the later of March 1, 2048 or the date of the final repayment, other than certain provisions which survive for a period of three years following expiration. Conditional repayments, which are based on our future revenues, are scheduled to be made annually over a 20-year period commencing on April 30, 2028. As of December 31, 2025, we were in compliance with our obligations under the SIF Loan.

Commitments and Contractual Obligations

As of December 31, 2025, our significant contractual commitments primarily consist of operating lease commitments, totaling $8.3 million, of which $1.1 million is due within the next 12 months. Other than operating lease commitments, our cash requirements for fiscal year 2026 are expected to be driven mainly by operating expenses and continued investment in the development and advancement of our quantum computers.

As of December 31, 2024, our significant contractual commitments primarily consist of operating lease commitments, totaling $9.9 million, of which $1.2 million was due within the next 12 months.

Financial Instruments

We have financial assets including cash and accounts receivable that are recorded at amortized cost. Our financial liabilities, including accounts payable, accrued expenses and long-term debt, are recorded at amortized cost. We also have financial liabilities consisting of lease liabilities, as well as warrants which are carried at fair value. Refer to the quantitative and qualitative disclosures about market risks section for liquidity risks associated with our financial instruments. In connection with completion of the Business Combination, issued and outstanding Old Xanadu Warrants were exchanged for Warrants.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Other selected financial information

	As of December 31,			2025 vs. 2024 Change		2024 vs. 2023 Change
(In thousands)	2025	2024	2023	Amount	%	Amount	%
Total assets	$70,604	$116,765	$150,983	$(46,161)	(40)%	$(34,218)	(23)%
Non-current financial liabilities	37,183	23,886	15,988	13,297	56%	7,898	49%

Total Assets

Total Assets decreased by $46.2 million, or 40%, to $70.6 million as of December 31, 2025, from $116.8 million as of December 31, 2024. The decrease was primarily driven by a $61.5 million decrease to cash and cash equivalents, $2.0 million decrease in Prepaid expenses and other current assets, and a $0.5 million decrease in Right-of-Use assets. This was partially offset by a $5.1 million increase in Inventory, $5.0 million increase in Grant receivable, $3.2 million increase in Trade and other receivables, $2.9 million increase in Property and equipment, and a $1.6 million increase in Intangible assets.

As of December 31, 2024, total assets decreased by $34.2 million, or 23%, to $116.8 million from $151.0 million as of December 31, 2023. The decrease was primarily driven by a $39.9 million decrease to cash and cash equivalents, $1.0 million decrease in Right-of-Use lease assets, $0.5 million decrease in Property and equipment, and a $0.2 million decrease in Trade and other receivables. This was partially offset by a $3.6 million increase in Prepaid expenses and other current assets, $3.2 million increase in Materials and Supplies of diced chips and wafers, and a $0.6 million increase in Intangible assets.

Non-current Financial Liabilities

Non-current Financial Liabilities consist of long-term lease liabilities and long-term debt. These increased by $13.3 million, or 56%, to $37.2 million as of December 31, 2025, from $23.9 million as of December 31, 2024. The increase was primarily driven by $13.6 million drawn from our SIF Loan with Innovation, Science, and Economic Development Canada, and $0.4 million drawn from our FedDev Loan. This was partially offset by a $0.7 million decrease in long-term lease liabilities relating to our corporate office.

Non-current Financial Liabilities consist of long-term lease liabilities and long-term debt. These increased by $7.9 million, or 49%, to $23.9 million as of December 31, 2024, from $16.0 million as of December 31, 2023. The increase was primarily driven by $7.6 million drawn from our SIF Loan with Innovation, Science, and Economic Development Canada, and $1.6 million drawn from our FedDev Loan. This was partially offset by a $1.3 million decrease in long-term lease liabilities relating to our corporate office.

Cash dividend

We did not declare or distribute any cash dividends in 2025, 2024 and 2023.

Cash Flows

Analysis of cash flows for the three months ended December 31, 2025 and 2024:

The following table sets forth our cash flows for the periods indicated (in thousands):

	Three Months Ended December 31,
	2025	2024
Net cash used in operating activities	$(24,934)	$(11,855)
Net cash provided by financing activities	3,438	2,043
Net cash used in investing activities	(1,275)	(2,423)
Effect of foreign exchange rates on cash and cash equivalent	2,829	(356)
Net decrease in cash and cash equivalents	$(19,942)	$(12,591)

Cash Flows Used in Operating Activities

Cash flow from operating activities are significantly affected by our business growth, primarily related to R&D, sales and marketing, and general and administrative activities. Operating cash flows are also affected by working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities for the three months ended December 31, 2025 and 2024, was $25.0 million and $11.9 million, respectively, primarily driven by the net loss in each period, adjusted for non-cash activity, such as stock-based compensation, depreciation and amortization, and other working capital activities. The increase in net cash used in operating activities from the prior year was primarily related to expenditure on R&D activities. The primary driver of the increased cash used in operations was a significant investment in working capital including an increase of $5.4 million in wafer costs as we accelerate our development and testing efforts.

Non-cash charges, which partially offset our net loss, increased to $4.4 million for the three months ended December 31, 2025, from $2.5 million for the three months ended December 31, 2024. The primary drivers were changes in fair value of warrant liabilities, which increased by $0.8 million, $0.4 million of depreciation & amortization, and stock-based compensation which increased by $0.4 million to $1.3 million for the three months ended December 31, 2025, attributable to an increase in headcount as we expanded our scientific and operations teams.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities for the three months ended December 31, 2025 and 2024 was $3.4 million and $2.0 million, respectively, reflecting period SIF Loan receipts.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the three months ended December 31, 2025 was $1.3 million, a decrease of $1.1 million compared to $2.4 million for the three months ended December 31, 2024. This decrease is primarily attributable to a decrease in purchases of property and equipment, partially offset by an increase in purchases of intangible assets. Capital expenditures on property, plant and equipment decreased by $1.4 million to $0.6 million. The higher spending in 2024 was primarily related to significant investments in leasehold improvements for the completion of our office space, cryogenic systems and test equipment for R&D. In 2025, our investments were targeted towards expanding our packaging facility and acquiring specialized test equipment and embedded components essential for system integration and performance validation requiring additional investment. IP investments for the period were $0.6 million for capitalized software development and the protection of patents and trademarks.

Analysis of cash flows for the years ended December 31, 2025, 2024 and 2023:

The following table sets forth our cash flows for the periods indicated (in thousands):

	Year Ended December 31,
	2025	2024	2023
Net cash used in operating activities	$(68,045)	$(41,737)	$(29,549)
Net cash provided by financing activities	12,236	9,295	4,312
Net cash used in investing activities	(8,863)	(6,675)	(9,969)
Effect of foreign exchange rates on cash and cash equivalent	3,217	(723)	668
Net decrease in cash and cash equivalents	$(61,455)	$(39,840)	$(34,538)

Cash Flows Used in Operating Activities

Cash flow from operating activities are significantly affected by our business growth, primarily related to R&D, sales and marketing, and general and administrative activities. Operating cash flows are also affected by working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities for the years ended December 31, 2025 and 2024, was $68.0 million and $41.7 million, respectively, primarily driven by the net loss in each period, adjusted for non-cash activity, such as stock-based compensation, depreciation and amortization, and other working capital activities. The increase in net cash used in operating activities from the prior year was primarily related to expenditure on R&D activities. The primary driver of the increased cash used in operations was a significant investment in working capital including an increase of $12.6 million in wafer costs as we accelerate our development and testing efforts.

Non-cash charges, which partially offset our net loss, increased to $13.2 million in 2025 from $9.7 million in 2024. The primary drivers were changes in fair value of warrant liabilities, which increased by $1.6 million, and $1.0 million of depreciation & amortization. Stock-based compensation also increased by $1.0 million to $4.0 million in 2025 attributable to an increase in headcount as we expanded our scientific and operations teams.

Net cash used in operating activities for the years ended December 31, 2024 and 2023, was $41.7 million and $29.5 million, respectively, primarily driven by the net loss in each period, adjusted for non-cash activity, such as stock-based compensation, depreciation and amortization, and other working capital activities. The increase in net cash used in operating activities from the prior year was primarily related to expenditure on R&D activities. The primary driver of the increased cash used in operations was a significant investment in working capital including an increase of $4.2 million in wafer costs as we accelerate our development and testing efforts.

Non-cash charges, which partially offset our net loss, increased to $9.7 million in 2024 from $7.5 million in 2023. The primary drivers were depreciation & amortization, which increased by $1.1 million, reflecting our growing base of tangible and intangible assets, including increases in proprietary capitalized software, advanced test equipment, lab equipment and components. Stock-based compensation also increased by $0.7 million to $2.9 million in 2024, attributable to an increase in headcount as we expanded our scientific and operations teams.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities for the years ended December 31, 2025 and 2024 was $12.2 million and $9.3 million, respectively, reflecting period SIF Loan receipts.

Net cash provided by financing activities for the years ended December 31, 2024 and 2023 was $9.3 million and $4.3 million, respectively, with the increase primarily attributable to the repayment of the Silicon Valley Bank term loan in 2023, which was $2.5 million in 2023 and a higher contribution received from the SIF Loan in 2024 compared to the prior year.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the year ended December 31, 2025 was $8.9 million, an increase of $2.2 million compared to $6.7 million for the year ended December 31, 2024. This increase is primarily attributable to an increase in purchases of property and equipment. Capital expenditures on property, plant and equipment increased by $1.4 million to $6.2 million. The higher spending in 2025 was primarily related to significant investments in leasehold improvements for the completion of our office space, cryogenic systems and test equipment for R&D. In 2025, our investments were targeted towards expanding our packaging facility and acquiring specialized test equipment and embedded components essential for system integration and performance validation requiring additional investment. IP investments for the period were $2.7 million for capitalized software development and the protection of patents and trademarks.

Net cash used in investing activities during the year ended December 31, 2024 was $6.7 million, a decrease of $3.3 million compared to $10.0 million for the year ended December 31, 2023. This decrease is primarily attributable to a decrease in purchases of property and equipment. Capital expenditures on property, plant and equipment decreased by $4.1 million to $4.8 million. The higher spending in 2023 was primarily related to significant investments in leasehold improvements for the completion of our office space, cryogenic systems and test equipment for R&D. In 2024, our investments were targeted towards building our packaging facility and acquiring specialized test equipment and embedded components essential for system integration and performance validation requiring a lower investment. We also continued to invest in our intellectual property portfolio, with cash outflows of $1.9 million for capitalized software development and the protection of patents and trademarks.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. Estimates are based on historical experience and other various assumptions management believes are reasonable at that time, the result of which form the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and outcomes could differ materially from management’s estimates, judgement and assumptions.

Key sources of estimation uncertainty include:

Revenue Recognition

We derive revenue primarily from: (i) professional services related to research projects, proof of concept development, and quantum education and (ii) compute and other services which includes provision of compute services, such as co-development and execution of quantum algorithms on our quantum computing systems, and provision, on a non-exclusive basis via access to its photonic based-hardware, of QCaaS.

Revenue is recognized based on the following five step model in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers:

●	Identify the contract,

●	Identify the performance obligations,

●	Determine the transaction price,

●	Allocate the transaction price to the performance obligations, and

●	Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company enters into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. Payment terms on invoiced amounts are typically net 30 days or less. Contract durations generally range from six months to several years. A contract’s transaction price is allocated to each distinct performance obligation based on their estimated standalone selling price. The Company determines standalone selling price based on the observable price of a product or service when it sells the products or services separately in similar circumstances and to similar customers. Certain products and services have limited or no history of being sold on a standalone basis. In these instances, The Company determines standalone selling price by considering its overall pricing objectives and market conditions, including cost plus a reasonable margin. Significant pricing practices considered include discounting practices, the value of the contracts, historical standalone sales, customer demographics, geographic locations, and the number and types of users within the contracts.

Revenue is recognized net of taxes collected from customers, which are subsequently remitted to governmental authorities.

Professional services arrangements often include a series of activities with progress billing milestones. The Company’s professional services constitute an activity that provides benefits that the customer receives and consumes as the services are performed. The transaction price is generally fixed and stated in the contract with the customer. Professional services revenue is recognized based on hours and, or costs incurred as appropriate. Revenue for partially completed professional service performance obligations deemed probable of being met is recognized using an input measure based on actual labor hours incurred to date relative to total estimated labor hours required to complete the project. For fixed price contracts, revenue is recognized based on the input measure noted above as control is expected to transfer over the period that the project is completed.

The Company has determined that its QCaaS, including non-exclusive access to photonic hardware, is a stand-ready performance obligation to provide ongoing access to its cloud-based quantum technology platform service. The transaction price generally consists of a fixed fee for a stated volume of usage to be made available over a defined period of access. Fixed fee arrangements may also include a variable component whereby customers pay additional fees for usage exceeding contractual volume as defined by the contractual agreements. The performance obligation related to the fixed fee is satisfied over time and revenue is recognized on a straight-line basis over the access period. Any additional fees relating to extra usage are recognized in the period they occur.

The Company’s compute services represent a performance obligation that is satisfied over-time. Revenue is recognized on a straight-line basis over the contract term.

The timing of revenue recognition, billings and cash collection may result in accounts receivable, contract assets, and deferred revenue on the Company’s consolidated balance sheets. A receivable is recorded in the period in which the Company provides services when it has an unconditional right to payment. Contract assets represent rights to consideration for services completed and revenue recognized for contracts that have not yet been invoiced to customers, which have been included within accounts receivable on the consolidated balance sheets.

The Company records deferred revenue when amounts are invoiced under contract terms or payments are received in advance of revenue recognition from products or services described above. Deferred revenue is recognized as and when the related performance obligations are satisfied.

The Company defers commission payments to employees or third parties that are direct and incremental to the acquisition of customer contracts in the period the contract is executed and are recognized into sales and marketing expensed over a period consistent with the transfer of goods or services to the customer if that period is greater than one year. No such costs were incurred in the years presented.

Materials and Supplies

Materials and supplies consist primarily of chip fabrication and other costs incurred for the purposes of our R&D activities. These are carried at average cost and recorded in Materials and Supplies on the consolidated balance sheets then expensed when consumed if an alternative use exists. Otherwise, these costs are expensed when incurred. The assessment of these materials and supplies’ alternative use and the identification of costs directly incurred to fabricate the materials and supplies requires management judgment and is subject to the current R&D roadmap. Changes in our internal technological roadmap or in industry assessments of these materials and supplies could result in changes to our expense recognition patterns.

The fair value of equity-settled stock-based payments

We account for stock-based compensation in accordance with ASC 718, Compensation — Stock Compensation. Equity-settled stock-based payments to employees and others providing similar services are recognized as stock-based compensation expense based on the fair value of the equity instruments at the grant date. We utilize the Black-Scholes model to determine the fair value of stock-based option awards. The Black-Scholes pricing model requires various subjective assumptions including the estimated fair value of the underlying shares and volatility. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future. The estimates related to the fair-value of equity-settled stock-based payments affect the value of stock-based compensation reflected in the financial statements.

Long-term revenue forecasts used in accounting for the SIF Loan

The SIF Loan is conditionally repayable according to a revenue-based formula. The debt arising from the SIF Loan was recorded at face value and will be amortized using the effective interest method, leading to the accrual of interest expenses over the estimated term of the SIF Loan. The amortization schedule is based on projected cash flows derived from our long-term revenue forecast, which is contingent upon the successful implementation of our monetization strategy as described in the section titled “—Trends and Key Factors Affecting Operating Results”. Subsequent changes in forecasted cash flows will be accounted for under the retrospective method, which entails a new effective interest rate being computed each period based on the original proceeds received, actual cash flows to date, and the revised estimate of remaining cash flows. The new discount rate is then used to adjust the carrying value of the debt to the present value of the revised cash flows, discounted at the new effective interest rate. The offset is recognized in interest expense.

For the year ended December 31, 2025 we recognized gains related to retrospective method adjustments to the accrued interest portion of the loans payable, net balance of $0.2 million, which is included in interest expense on the consolidated statements of operations and comprehensive loss. The liability is classified as non-current, as the current forecast indicates that repayments will not commence within the 12 months following the balance sheet date. As the SIF Loan is originated through a government program, a market rate of interest is not imputed in accordance with the scope limitations of ASC 835.

Related Party Transactions

Information regarding certain related party transactions is included in the Proxy Statement/Prospectus under the section titled “Certain Company Relationships and Related Party Transactions” and “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions” and is incorporated herein by reference. Please also see Notes 12 and 21 of the audited annual consolidated financial statements.

Recently Issued and Adopted Accounting Standards

A discussion of recent accounting pronouncements issued and adopted is included in Note 2 — Basis of Presentation and Summary of Significant Accounting Policies to our audited annual consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in foreign currency exchange rates.

Foreign Currency Exchange Risk

Our functional currency is the U.S. dollar. We undertake transactions denominated in various foreign currencies. As we expand our presence in international markets, our results of operations and cash flows may increasingly be subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any derivative arrangements to minimize the impact of these fluctuations in the exchange rates. We will periodically reassess our approach to managing our risk relating to fluctuations in currency rates.

We do not believe that foreign currency risk had a material effect on our business, financial condition, or results of operations during the periods presented.

As of December 31, 2025, we had U.S. dollar denominated cash of approximately $15 million and U.S. dollar denominated net liabilities and loans payable of approximately $2 million. The remaining amounts were denominated in Canadian dollars. Gains and losses arising upon translation of these amounts into Canadian dollars for inclusion in the consolidated financial statements are recognized in other income (expense), net in the statements of operations and comprehensive loss in the period in which they arise. A 5% weakening of the U.S. dollar versus the Canadian dollar, at December 31, 2025, would have increased the foreign exchange loss for the year by approximately $650 thousand while a 5% strengthening of the U.S. dollar would have had approximately an equal but opposite effect. This analysis assumes that all other variables remain constant.

Interest Rate Risk

Interest rate risk is the risk arising from the effect of changes in prevailing interest rates on our financial instruments.  Such exposure primarily involves our money market funds and time deposit accounts. The outstanding SIF Loan principal and interest amounts to be repaid are determined using a revenue-based formula and are capped at 150% of the principal amount. The FedDev loan is interest free and we are therefore not subject to interest rate risk with respect to these loans. It is management’s opinion that we are not exposed to significant interest rate risk, as we have no variable interest rate debt.

Credit Risk

Financial instruments that may expose us to concentration of credit risk include cash and accounts receivable. We maintain our cash and investments with high quality financial institutions, which, at times, may exceed federally insured limits. We perform periodic evaluations of relative credit standing of the financial institutions. With respect to accounts receivable, we monitor the credit quality of our customers and we have not yet experienced credit loss from accounts receivables. Management believes that we are not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash is held.

Liquidity Risk

Please see Item 5 and risk factors, including “We rely on funding and financial contributions from contracts with the public sector, including the Canadian government and U.S. government." of this Annual Report.

Inflation Risk

We believe that inflation will have a general impact on our business in line with overall price increases, increases in the cost of borrowing, and operating in an inflationary economy. We cannot predict the timing, strength, or duration of any inflationary period or economic slowdown or its ultimate impact on the Company. If the conditions in the general economy significantly deviate from present levels and continue to deteriorate it could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Concentration Risk

For the year ended December 31, 2025, 78% of our revenues were attributable to three customers, each contributing 44%, 20% and 14%, respectively. For the year ended December 31, 2024, 63% of our revenues were attributable to two customers, contributing 53% and 10%, respectively.

Concentration risk

For the year ended December 31, 2025, 78% of our revenues were attributable to three customers, each contributing 44%, 20%, and 14%, respectively. For the year ended December 31, 2024, 63% of our revenues were attributable to two customers, each contributing 53% and 10%, respectively. For the year ended December 31, 2023, 85% of our revenues were attributable to two customers, each contributing 70% and 15%, respectively.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We elected to take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earlier of:

●	The last day of the fiscal year in which its total annual gross revenues are $1.235 billion or more.

●	The last day of the fiscal year following the fifth anniversary of the completion of this offering.

●	The date on which it has issued more than $1.0 billion in non-convertible debt during the previous three years.

●	The date on which it is deemed to be a large accelerated filer.

Current Share Information

On December 31, 2025, Old Xanadu’s outstanding share capital consisted of (i) 4,854,733 Old Xanadu Voting Common Shares issued and outstanding, (ii) 105,067 Old Xanadu Non-Voting Common Shares issued and outstanding, (iii) 17,718,491 Old Xanadu Preferred Shares issued and outstanding, each of which is convertible into one Old Xanadu Voting Common Share.

In addition, as of December 31, 2025, there were 60,081 Old Xanadu Warrants outstanding, each of which is exercisable for one Old Xanadu Voting Common Share. 4,385,690 Old Xanadu Options were issued and outstanding. Each Old Xanadu Option is or will become exercisable for one Old Xanadu Voting Common Share.

As of April 2, 2026, Xanadu’s share capital consisted of (i) 255,226,928 Class A Multiple Voting Shares issued and outstanding, and (ii) 43,284,436 Class B Subordinate Voting Shares issued and outstanding.

In addition, as of April 2, 2026, there were warrants to purchase 157,960 Class B Subordinate Voting Shares outstanding. There are also 3,261,209 options to purchase Class A Multiple Voting Shares and 44,099,371 options to purchase Class B Subordinate Voting Shares issued and outstanding.

Other Information

Additional information about us, including the AIF, is available on the CSA’s SEDAR+ (www.sedarplus.com). Information about us is also filed with the SEC (www.sec.gov).

ITEM 6. DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

A. Directors and Senior Management

Executive Officers and Directors

The executive officers and directors of the Company are as follows:

Name	Age	Residence	Position
Executive Officers
Christian Weedbrook(1)(6)	49	Toronto, Ontario, Canada	Chief Executive Officer and Director
Michael Trzupek	55	Redmond, Washington, United States	Chief Financial Officer
Rafal Janik	42	Toronto, Ontario, Canada	Chief Operating Officer
Rebecca Laramée	42	Toronto, Ontario, Canada	Chief People Officer
Natalie Wilmore	40	Weston, Connecticut, United States	Chief Legal Officer
Non-Employee Directors
Glenda Dorchak(2)(3)(5)(6)	71	Los Altos Hills, California, United States	Director
William (Bill) I. Fradin(3)(4)(6)	42	New York, New York, United States	Director
Eliot Pence(3)(4)(6)	43	Washington, District of Columbia, United States	Director
Michelle Reynolds(3)(4)(6)	43	Cincinnati, Ohio, United States	Director
Heidi Shyu(3)(5)(6)	72	Arlington, Virginia, United States	Director

(1)	Chair of the Board.
(2)	Lead Independent Director.
(3)	Appointed to serve as a director in connection with the Business Combination.
(4)	Member of the Audit Committee. Ms. Reynolds serves as Chair of the Audit Committee.
(5)	Member of the Governance, Compensation and Nominating Committee. Ms. Dorchak serves as Chair of the Governance, Compensation and Nominating Committee.
(6)	Mr. Weedbrook was elected to the Board on October 2, 2025. Ms. Dorchak, Mr. Fradin, Mr. Pence, Ms. Reynolds and Ms. Shyu were elected to the Board on March 24, 2026.

Executive Officers

Christian Weedbrook. Mr. Weedbrook is our founder and has served as the Chief Executive Officer and a member of the board of directors of Old Xanadu since September 2016 and as Chairman and Chief Executive Officer of the Company since its incorporation in October 2025. Prior to Old Xanadu, Mr. Weedbrook was a postdoctoral research fellow at the Massachusetts Institute of Technology and the University of Toronto. Mr. Weedbrook has over a decade of industry, government and research experience in quantum computing. Mr. Weedbrook received a B.S. from the University of Queensland and a Ph.D. from the University of Queensland.

We believe Mr. Weedbrook is qualified to serve on our Board because of his extensive experience in quantum computing and as our founder, Chief Executive Officer and board member.

Michael Trzupek. Mr. Trzupek has served as our Chief Financial Officer since January 2026. Prior to Xanadu, Mr. Trzupek served as the Chief Financial Officer for Imagination Technologies Group Limited, a semiconductor and software design company based in the United Kingdom since May 2022 to December 2025, and as the Chief Financial Officer of Core Scientific, Inc. (Nasdaq: CORZ), one of the largest digital asset mining infrastructure providers in North America, from September 2020 to April 2022. Prior to those roles, Mr. Trzupek served as the Chief Financial Officer of Premera Blue Cross, Washington’s leading health plan, from February 2019 to June 2020. Mr. Trzupek previously served as Group Vice President for Providence St. Joseph Health System, a not-for-profit faith-based health care provider, from November 2015 to February 2017, and various financial positions at Microsoft Corporation (Nasdaq: MSFT) from March 2007 to October 2014, a multinational technology company, including as General Manager of Finance and General Manager of Venture Integration, focusing on business planning for the company’s hardware products, including Xbox and Surface. Mr. Trzupek began his financial career at Intel Corporation (Nasdaq: INTC), where he served in various financial positions from June 1997 to March 2007, including as Senior Controller of Systems Materials and Manufacturing. Mr. Trzupek has also served as a board member for CaliberCos Inc. (Nasdaq: CWD), a private equity real estate investment firm, since May 2023, and has been a member of its advisory board since May 2019. Mr. Trzupek received his B.S. in chemical engineering from the University of Illinois Urbana-Champaign and an M.B.A. from the University of Chicago.

Rafal Janik. Mr. Janik has served as our Chief Operating Officer since July 2022, and previously as Head of Product from October 2019 to July 2022 and as Machine Learning Lead from April 2019 to October 2019. Prior to Xanadu, Mr. Janik served as Principal Data Scientist (North America) for VDM-Labs, an information technology consulting company, from January 2018 to April 2019, as an independent contractor for Adaxa Technology, a healthcare software company, from October 2016 to January 2018 and as a sole proprietor consultant from January 2012 to January 2018. Mr. Janik received a B.S. in physics from the University of Guelph and a M.S. in biophysics from the University of Guelph in 2008.

Rebecca Laramée. Ms. Laramée has served as our Chief People Officer since January 2024, as the Head of Human Resources from January 2020 to January 2024, and as Human Resources Consultant from September 2019 to January 2020. Prior to Xanadu, Ms. Laramée served as a sole proprietor human resources consultant from January 2018 to September 2019, as a member of the human resources department of the Ontario Securities Commission, a regulatory agency, from June 2017 to November 2017, and as a member of the human resources department of Mount Sinai Hospital (Sinai Health Systems), a medical organization, from June 2012 to September 2016. Ms. Laramée received an HBSc in biology and physiology from the University of Toronto and completed post-graduate courses in human resources management at Seneca College (Polytechnic).

Natalie Wilmore. Ms. Wilmore has served as our Chief Legal Officer since January 2026. Prior to Xanadu, Ms. Wilmore served as Vice President, Deputy General Counsel and Corporate Secretary at Pagaya Technologies Ltd. (Nasdaq: PGY), a global financial services technology company using machine learning, a vast data network and a sophisticated AI-driven approach to provide comprehensive consumer credit and residential real estate products from April 2024 to January 2026, Senior Vice President, Assistant Corporate Secretary, and Associate General Counsel at TelevisaUnivision, Inc., a Spanish-language media company, from November 2022 to August 2023, Head of Corporate, Securities and Compliance, and Assistant Corporate Secretary at Skillz Inc. (NYSE: SKLZ), a mobile gaming platform, from April 2021 to November 2022, and Counsel, Securities and Corporate Governance, and Senior Attorney at International Business Machines Corporation (NYSE: IBM) (“IBM”), a provider of global hybrid cloud and AI, and consulting expertise from June 2017 to April 2021. Ms. Wilmore received a B.A. in politics and romance languages from New York University and a J.D. from New York University School of Law.

Non-Employee Directors

Bill Fradin. Mr. Fradin served as Crane Harbor’s Chief Executive Officer and as a director until the Closing, and currently serves as Chief Executive Officer and as a director of Crane Harbor Acquisition Corp. II, a special purpose acquisition company. Mr. Fradin brings almost 20 years of finance experience, including expertise in mergers and acquisitions, private equity, venture capital, and special purpose acquisition companies. Mr. Fradin served as Executive Vice President of Osprey Technology Acquisition Corp., a blank check company, from 2019 to 2021, which successfully completed a $1.1 billion merger with BlackSky Technology (NYSE: BKSY) in September 2021. He also served as an Advisor for Juniper Industrial Holdings, Inc., leading its $1.9 billion merger with Janus International Group (NYSE: JBI) in June 2021. Additionally, he served as Chairman and Chief Executive Officer of Juniper II Corp., a blank check company, and advised Broadscale Acquisition Corp., a blank check company. Broadscale Acquisition Corp. and Juniper II Corp. did not complete business combinations and redeemed all outstanding Class A ordinary shares in December 2022 and October 2023, respectively. Since its formation in September 2016, Mr. Fradin has served as Co-Founder and Managing Director at HEPCO Capital Management. HEPCO is a private investment firm that sponsors capital investments in diverse business sectors, particularly real estate, private operating companies and financial investments. Previously, he was an Investment Professional at JLL Partners from 2007 to 2015, a middle market private equity firm. From June 2005 to June 2007, he was an investment banker at Merrill Lynch & Co. Mr. Fradin holds an A.B. from Harvard College and an M.B.A. from the Wharton School of the University of Pennsylvania.

We believe Mr. Fradin is qualified to serve as a member of our Board because of his extensive finance and SPAC experience, combined with his proven ability to originate and execute successful deals across various industries.

Eliot Pence. Mr. Pence has served as Chief Executive Officer and Founder of Dominion Dynamics Inc., a defense firm working to establish sovereign capability in aerospace, autonomy, and command-and-control, since June 2025. Mr. Pence was also a co-founder of Supply Energetics, Inc., a manufacturer of energetic materials, since 2024, and served as General Partner at Tofino Capital, an early-stage investor in frontier market technology companies, since 2022.

From 2024 to 2025, Mr. Pence served as the Chief Business Officer at Osmo Labs, PBC, an artificial intelligence company, and from 2022 to 2024, he served as the Chief Commercial Officer of Cambium Biomaterials, Inc., a defense technology company. Previously, he was the Head of International at Anduril Industries, Inc., a defense technology company that specializes in advanced autonomous systems, from 2018 to 2022, and a senior director at McLarty Associates, the Washington, DC-based advisory firm from 2013 to 2018. Mr. Pence currently serves on the U.S. Trade Representative’s Advisory Committee and the Yale University President’s Council on International Activities. Mr. Pence earned his M.A. from Yale University and his B.A. from the University of Victoria.

We believe Mr. Pence is qualified to serve as a member of our Board because of his extensive executive leadership and international operations experience.

Michelle Reynolds. Ms. Reynolds has served as Chief Accounting Officer & Treasurer, Vice President at Reddit, Inc. (NYSE: RDDT), a social media and online community platform, since August 2021. Prior to Reddit, Ms. Reynolds served as Director of Reporting and Consolidations and other positions at Snap Inc. (NYSE: SNAP), a technology and social media company, from April 2016 to October 2018, Group Manager of U.S. Corporate Accounting and other positions at Procter & Gamble (NYSE: PG), a multinational consumer goods corporation, from December 2012 to April 2016, and in Assurance Services as a Certified Public Accountant at Ernst & Young LLP from 2005 to 2012. Ms. Reynolds has also served as a member of the FASB Public Markets Advisory Committee at the Financial Accounting Standards Board since April 2025. Ms. Reynolds received a B.S. in Business in Accountancy from Miami University and is a Certified Public Accountant licensed in Ohio.

We believe Ms. Reynolds is qualified to serve as a member of our Board because of her extensive experience in finance, accounting, and financial reporting.

Heidi Shyu. Ms. Shyu has served as President and Chief Executive Officer of Honorable Heidi Shyu, LLC, an aerospace and defense consulting company, since February 2025. Prior to Honorable Heidi Shyu, LLC, Ms. Shyu served as the Undersecretary of Defense for Research & Engineering at the United States Department of Defense from July 2021 to January 2025, President and Chief Executive Officer of Heidi Shyu Inc., an aerospace and defense consulting company, from February 2016 to July 2021, Assistant Secretary of the United States Army for Acquisition, Logistics & Technology and other roles with the United States Army, from 2010 to 2016, and prior to that, in various leadership roles at Raytheon Company, a defense contractor, and Hughes Aircraft Company, an aerospace and defense contractor. Ms. Shyu received her B.Sc. in Mathematics from the University of New Brunswick, an M.S. in Mathematics from the University of Toronto, an M.S. in Systems Science from the University of California, Los Angeles, an Engineer’s Degree from the University of California, Los Angeles and an Honorary Doctor of Science from the University of New Brunswick.

We believe Ms. Shyu is qualified to serve as a member of our Board because of her extensive experience in government, technology, strategy, and research and development.

Glenda Dorchak. Ms. Dorchak has spent over thirty years in operational leadership roles in the technology industry and since 2009 has served as a trusted advisor and board member to public and private technology companies. Her corporate executive experience includes IBM Corporation, where she held several general management positions over 22 years, Intel Corporation for five years as Vice President with positions including Chief Operating Officer Intel Communications Group and Group General Manager Broadband and Consumer Electronics Groups; and Spansion Inc., for three years as Executive Vice President and Global General Manager. She also served as Chief Executive Officer at Value America and Intrinsyc Software.

Ms. Dorchak currently serves as an independent director on the boards of: Global Foundries Inc. (Nasdaq GFS) a semiconductor foundry company since May 2019 where she is the chair of the Nominating and Governance Committee and a member of the Audit and Risk Committee; and Cerebras Systems Inc., a private AI company, since July 2024, where she serves as chair of its compensation committee and is a member of its audit committee. Ms. Dorchak also previously served as an independent director on the boards of directors for Ansys Inc., (Nasdaq: ANSS), a software company, from July 2018 to July 2025, Wolfspeed, Inc. (NYSE: WOLF), a semiconductor company, from January 2020 to July 2025; Viavi Solutions Inc. (Nasdaq: VIAV), a network test, monitoring and assurance company, from November 2019 to October 2021, Mellanox Technologies Ltd. (Nasdaq: MLNX), a multinational supplier of computer networking products from June 2009 to April 2020, Quantenna Communications (Nasdaq: QNTA), a pioneer in high-performance Wi-Fi semiconductor solutions, from June 2018 to July 2019, Energy Focus, Inc. (Nasdaq: EFOI), a technology innovation leader in energy-efficient LED lighting solutions from July 2015 to February 2019, and Intrinsyc Technologies Corporation (TSX: ITC), a trusted provider of high-performance engineering, software, and IT solutions for government and commercial partner from July 2006 to November 2008.

We believe Ms. Dorchak is qualified to serve as a member of our Board because of her experience in technology and as an executive and director of public companies.

Family Relationships and Other Arrangements

There are no family relationships among our directors and executive officers.

B. Compensation

Introduction

The following section describes the significant elements of our executive compensation program, with particular emphasis on the process for determining compensation payable to our Chief Executive Officer (our “CEO”), Chief Financial Officer and our other three most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs”). The discussion below reflects changes to Old Xanadu’s compensation program that were implemented in connection with the Closing. The NEOs are:

●	Christian Weedbrook, Chief Executive Officer

●	Michael Trzupek, Chief Financial Officer

●	Rafal Janik, Chief Operating Officer

●	Rebecca Laramée, Chief People Officer

●	Natalie Wilmore, Chief Legal Officer

Compensation-Setting Process

Historically, Old Xanadu’s board of directors was responsible for setting the compensation of Old Xanadu’s Chief Executive Officer, and for working with Old Xanadu’s Chief Executive Officer to set the compensation for the other executive officers. In connection with the completion of the Business Combination, our Board formed the Governance, Compensation and Nominating Committee and adopted a written charter for the Governance, Compensation and Nominating Committee providing that the Governance, Compensation and Nominating Committee will, among other things, assist our Board in its oversight of executive compensation, director compensation and executive compensation disclosure. See “Management — Board Committees.”

Our CEO makes recommendations to the Governance, Nominating and Compensation Committee each year with respect to compensation for the other NEOs.

Compensation Objectives

Our executive compensation program is designed to achieve the following objectives:

●	provide market-competitive compensation opportunities in order to attract and retain talented, high-performing and experienced executive officers, whose knowledge, skills and performance are critical to our success;

●	motivate these executive officers to achieve our business objectives;

●	align the interests of our executive officers with those of our shareholders by tying a meaningful portion of compensation directly to the long-term value and growth of our business;

●	continue to foster an entrepreneurial and results-driven culture; and

●	provide incentives that encourage appropriate levels of risk-taking and prudent decision-making by the executive team.

We continue to evaluate our philosophy and compensation program as circumstances require and review compensation on an annual basis. As part of this review process, we are guided by the philosophy and objectives outlined above, as well as other factors which may become relevant.

Compensation Consultant and Benchmarking

White and Gale (“W&G”), an independent executive compensation consulting firm, was first retained in August 2025 to provide services to Old Xanadu in connection with executive officer and director compensation in connection with the Business Combination, including:

●	assisting in developing the compensation objectives and peer group;

●	assisting in reviewing the competitiveness of Old Xanadu’s current cash and equity-based compensation arrangements for its NEOs;

●	assisting in designing a new incentive awards framework for Old Xanadu’s executive officers and key managers; and

●	conducting a director compensation assessment.

W&G also conducted compensation benchmarking for non-executive officers and advised on the compensation structure for non-executive officers at Old Xanadu.

In working with W&G, Old Xanadu used the following criteria to determine a competitive peer group for purposes of benchmarking executive and director compensation:

●	companies who belong to similar industry segments; and

●	publicly-traded companies on major Canadian and/or U.S. exchanges.

Using the above criteria, the following compensation peer group was established for us:

●	D-Wave Quantum Inc.

●	IonQ, Inc.

●	Quantum Computing Inc.

●	Rigetti Computing, Inc.

We set market-competitive levels of compensation by considering the compensation paid by members of the compensation peer group to each of their executives. We also consider data from third party compensation surveys.

W&G’s fees incurred to date for services provided to Old Xanadu are as follows:

Fiscal Year Ended		Executive Compensation-Related Fees(1)		All Other Fees(2)
December 31, 2025	C$	40,503.26	C$	69,164.28

Notes:
(1)	Fees incurred for advice in respect of executive compensation-related services described above.
(2)	Fees incurred for advice in respect of non-executive officer and employee compensation.

In January 2026, Compensia, Inc. was engaged to provide services on an ad-hoc basis to the Governance, Nominating and Compensation Committee.

Elements of Compensation

For the fiscal year ended December 31, 2026, our compensation program consists primarily of the following elements: base salary, long-term equity incentives and benefits. Over the course of the fiscal year, we will consider whether to provide annual bonuses or other short-term incentives for the fiscal year ended December 31, 2026. Perquisites are not a significant element of compensation for NEOs.

Base Salary

Base salary is provided as a fixed source of compensation for our NEOs. Base salaries for NEOs are established based on the scope of their responsibilities, competencies and their prior relevant experience, taking into account compensation paid in the market for similar positions, the market demand for such NEOs and the NEO’s total compensation package. Base salaries are reviewed annually and increased for merit reasons, based on the executive’s success in meeting or exceeding individual objectives. Additionally, base salaries can be adjusted as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive’s role or responsibilities, as well as to maintain market competitiveness.

Employee Benefits

We provide standard health, dental, and life insurance benefits to our executive officers in Canada, and standard medical, dental and vision insurance to our executive officers in the United States, in either case on the same terms and conditions as provided to all other eligible employees in the applicable jurisdiction. We will consider adopting additional benefits for our executive officers in the fiscal year ended December 31, 2026. Other than a 401(k) retirement savings plan with a non-elective employer contribution of 3% of salary that is available to eligible employees in the United States, we do not offer a deferred compensation plan or pension plan. We do not provide perquisites that are not generally available on a non-discriminatory basis to all of our employees.

Long-Term Incentives

Equity-based awards are a variable element of compensation that allow us to reward our NEOs for their sustained contributions to the company. We believe that options and other equity-based compensation such as performance share units and restricted share units provide NEOs with a strong link to long-term corporate performance and the creation of shareholder value.

Historically, Old Xanadu has issued options under (a) the Stock Option Plan dated as of January 15, 2017, as amended; (b) the 2017 Equity Incentive Plan, dated as of October 30, 2017, as amended; and (c) the 2018 Equity Incentive Plan, dated as of April 6, 2018 (collectively, the “Legacy Equity Plans”). Pursuant to the Arrangement, outstanding Old Xanadu Options were exchanged for options to purchase Shares (with the number of Shares subject to each such option and the exercise price being adjusted by an exchange ratio in accordance with the terms of the Arrangement), and such options remain outstanding under the applicable Legacy Equity Plans. No equity awards will be granted under the Legacy Equity Plans following the Closing.

In connection with the Business Combination, we adopted the Omnibus Plan (as defined below) for future awards to eligible directors, officers, employees and consultants of the Company and its subsidiaries. See “— Long-Term Incentive Plan.”

Long-Term Incentive Plan

Types of Awards

The omnibus plan (the “Omnibus Plan”) provides for the grant of options (“Options”), share appreciation rights (“SARs”), restricted share units (“RSUs”), performance share units (“PSUs”), deferred share units (“DSUs”), and other share-based awards (“Other Share-Based Awards” and together with the Options, SARs, RSUs, PSUs and DSUs, the “Awards”). All Awards are granted by an agreement evidencing the Award (an “Award Agreement”).

Eligible Participants

Awards may be granted to employees, directors or consultants of the Company and its designated affiliates.

Plan Administration

The Omnibus Plan is administered by our Board, which may delegate its authority to any duly authorized committee of our Board (the “Plan Administrator”). The Plan Administrator has sole and complete authority, in its discretion, to:

●	determine the individuals (the “Participants”) to whom grants of Awards may be made;

●	make grants of Awards relating to the issuance of Class B Subordinate Voting Shares, in such amounts, to such Participants and on such terms and conditions as it determines, including:

●	the time or times at which Awards may be granted;

●	the conditions under which: (i) Awards may be granted to Participants; or (ii) Awards may be forfeited to the Company, including any conditions relating to the attainment of specified performance goals;

●	the number of Class B Subordinate Voting Shares to be covered by any Award;

●	the price, if any, to be paid by a Participant in connection with the purchase of Class B Subordinate Voting Shares covered by any Awards;

●	whether restrictions or limitations are to be imposed on the Class B Subordinate Voting Shares issuable pursuant to grants of any Award, and the nature of such restrictions or limitations, if any; and

●	any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine;

●	determine whether each Option is to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code (“ISO”) or a non-qualified stock option;

●	determine whether each Option is to be eligible for the deduction pursuant to paragraph 110(1)(d) of the Income Tax Act (Canada);

●	establish the form or forms of Award Agreements;

●	cancel, amend, adjust or otherwise change any Award under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisions of the Omnibus Plan;

●	construe and interpret the Omnibus Plan and all Award Agreements;

●	adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to the Omnibus Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws; and

●	make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Omnibus Plan.

Shares Available for Awards

Subject to adjustments as provided for under the Omnibus Plan, the maximum number of Class B Subordinate Voting Shares available for issuance pursuant to Awards granted under the Omnibus Plan will not exceed 15% of the total issued and outstanding Shares from time to time. As of the Closing Date, there are estimated to be approximately 47,313,299 Class B Subordinate Voting Shares reserved and available for issuance under the Omnibus Plan. The number of Class B Subordinate Voting Shares reserved and available for issuance for ISOs cannot exceed 31,542,199.

The Omnibus Plan is an “evergreen” plan, since the Class B Subordinate Voting Shares covered by Awards which have been exercised or terminated will be available for subsequent grants under the Omnibus Plan and the total number of Awards available to grant increases as the number of issued and outstanding Class B Subordinate Voting Shares and Class A Multiple Voting Shares increases. Accordingly, the Omnibus Plan must be approved by shareholders every three years for us to continue to grant Awards.

Any Class B Subordinate Voting Shares issued by us through the assumption or substitution of outstanding stock options or other equity-based awards from an entity acquired by us, including in connection with the Business Combination, shall not reduce the number of Class B Subordinate Voting Shares available for issuance pursuant to the exercise or settlement of Awards granted under the Omnibus Plan. Any Class B Subordinate Voting Shares issued by us pursuant to an inducement award in accordance with Section 613(c) of the TSX Company Manual shall not reduce the number of Class B Subordinate Voting Shares available for issuance under the Omnibus Plan.

Insider Participation Limit and Other Participation Limits

The aggregate number of Class B Subordinate Voting Shares: (i) issuable to Insiders (as defined in the Omnibus Plan) at any time under all of our security based compensation arrangements (which includes the Awards outstanding under the Legacy Equity Plans) may not exceed 10% of our total issued and outstanding Shares; and (ii) issued to Insiders within any one-year period, under all of our security based compensation arrangements may not exceed 10% of our total issued and outstanding Shares.

The aggregate number of Class B Subordinate Voting Shares issuable to any one Participant under all of our security based compensation arrangements shall not exceed 10% of the issued and outstanding Shares.

The aggregate fair value on the date of grant of Awards issuable to Participants who are non-employee directors under the Omnibus Plan or any other security based compensation arrangement of ours (which, for greater certainty, includes the Legacy Equity Plans) within any one financial year, cannot exceed C$150,000, of which no more than C$100,000 may be granted in the form of Options. Notwithstanding the foregoing, the limits will not apply to any DSUs granted to non-employee directors in respect of a deferral of their annual retainer or to Awards granted to a new non-employee director upon joining our board or one of our designated affiliates.

The maximum number of Class B Subordinate Voting Shares issuable with respect to Awards other than Options or SARs is 15% of the total issued and outstanding Shares from time to time.

Blackout Period

The exercise or settlement period of Awards shall automatically be extended if the date on which such Award is scheduled to expire falls during a blackout period or within five business days following the expiry of such blackout period. In such cases, unless the delayed expiration would result in tax penalties, the Award will expire 10 business days after the last day of the blackout period.

Options

An Option entitles a holder thereof to purchase a Class B Subordinate Voting Share at an exercise price set at the time of the grant, which exercise price must in all cases be not less than the Market Price on the date of grant. “Market Price” is defined as the closing price of the Class B Subordinate Voting Shares on the TSX (or if the Class B Subordinate Voting Shares are listed on more than one stock exchange and the closing price on another exchange is higher, then the highest of such closing prices) on the business day immediately preceding the applicable date. Subject to any accelerated termination as set forth in the Omnibus Plan, each Option shall expire on the 10th anniversary of the date of grant. The Plan Administrator will have the authority to determine the vesting terms applicable to grants of Options and the right to accelerate the date upon which any Option becomes exercisable.

Options granted to certain Participants who are employees of the Company or one of its subsidiaries may be designated as ISOs, which qualify for special tax treatment in the United States.

We may permit a cashless exercise of Options through a broker assisted exercise.

In lieu of exercising a vested Option (other than an ISO), the Participant may elect to surrender all or part of the Option for cancellation for an amount equal to the Market Price of the Class B Subordinate Voting Shares on the date of surrender less the exercise price (the “in-the-money amount”) and request that the in-the-money amount be satisfied in cash, in Class B Subordinate Voting Shares with an aggregate Market Price equal to the “in-the-money amount”, or a combination of the two. Notwithstanding any election by the Participant to receive cash, we may choose to issue Class B Subordinate Voting Shares in satisfaction of the in-the-money amount.

Share Appreciation Rights

SARs may be granted in tandem with the granting of Options, or on a stand-alone basis. The vesting terms of the SAR will be set out in the Participant’s Award Agreement. Upon the exercise of a SAR, a Participant will be issued Class B Subordinate Voting Shares (rounded down to the nearest whole number) with an aggregate Market Price on the date of exercise equal to the product of: (a) the number of SARs exercised; and (b) the amount by which the Market Price of a Class B Subordinate Voting Share on the date of exercise exceeds the Market Price on the grant date. Subject to any accelerated termination provisions set forth in the Omnibus Plan, each SAR shall expire on the 10th anniversary of the grant date.

Restricted Share Units

An RSU is a unit equivalent in value to a Class B Subordinate Voting Share that does not vest until after a specified period of time, as determined by the Plan Administrator and set forth in the applicable Award Agreement.

Subject to the terms of the Omnibus Plan and except as otherwise provided in an Award Agreement, on the settlement date for any vested RSU, such vested RSUs will be settled in the form of a Class B Subordinate Voting Share, a cash payment, or a combination thereof. If the RSUs are settled for a cash payment, the amount of the cash payment will be equal to the number of vested RSUs multiplied by the Market Price on the vesting date. The payment date of any RSUs which the Plan Administrator may elect to settle in cash shall not extend beyond December 31 of the third calendar year in which the services giving rise to the Award were rendered.

Performance Share Units

A PSU is a unit equivalent in value to a Class B Subordinate Voting Share which does not vest until the achievement of specified performance goals. The Plan Administrator will determine performance goals prior to the grant date of PSUs to which such performance goals pertain. The performance goals may be based upon the achievement of financial, corporate, divisional and/or personal goals and may be applied to the Company as a whole, any affiliate of the Company or any business unit of the Company or any affiliate of the Company, either individually, alternatively, or in combination, and measured in either total, incrementally, or cumulatively over the specific performance period on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group. In calculating the level of achievement of the applicable performance goals, the Plan Administrator may, in its sole discretion, make adjustments to the calculation of any performance goals to take into account, to the extent appropriate, the impact of significant events. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting of PSUs will occur), all as set forth in the applicable Award Agreement. The number of PSUs that may vest will range from 0-200% depending on the level of achievement of the performance goals.

Subject to the terms of the Omnibus Plan and except as otherwise provided in an Award Agreement, on the settlement date for any vested PSU, such vested PSUs will be settled in the form of a Class B Subordinate Voting Share, a cash payment, or a combination thereof. If the PSUs are settled for a cash payment, the amount of the cash payment will be equal to the number of vested PSUs multiplied by the Market Price on the vesting date. The payment date of any PSUs which the Plan Administrator may elect to settle in cash shall not extend beyond December 31 of the third calendar year in which the services giving rise to the Award were rendered.

Deferred Share Units

A DSU is a unit equivalent in value to a Class B Subordinate Voting Share that vests either upon grant (if granted pursuant to an election made by a non-employee director to defer annual retainer fees) or upon such other terms as may be determined by the Plan Administrator, but does not settle until a future date, generally upon termination of service with the Company. The number of DSUs (including fractional DSUs) granted at any particular time will be calculated by dividing (a) the amount of any compensation that is to be paid in DSUs by (b) the Market Price of a Class B Subordinate Voting Share on the grant date.

Subject to the terms of the Omnibus Plan and except as otherwise provided in an Award Agreement, on the settlement date for any DSU, such DSUs will be settled in the form of a Class B Subordinate Voting Share, a cash payment, or a combination thereof. If the DSUs are settled for a cash payment, the amount of the cash payment will be equal to the number of vested DSUs multiplied by the Market Price on the settlement date. Unless otherwise specified in an Award Agreement, the settlement date will be the 90th day following the termination of the Participant’s service, provided that if the Plan Administrator may elect to settle the DSUs in cash, then the settlement date will be no later than December 15 of the year following the year in which the Participant’s service terminates.

Other Share-Based Awards

Each Other Share-Based Award shall consist of a right (a) which is other than an Award or right described above, and (b) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Class B Subordinate Voting Shares (including, without limitation, securities convertible into Class B Subordinate Voting Shares) as are deemed by the Plan Administrator to be consistent with the purposes of the Omnibus Plan; provided, however, that such right will comply with applicable law (including applicable securities laws and be subject to any required approval of the TSX or any other applicable stock exchange (which may include shareholder approval)). Subject to the terms of the Omnibus Plan and any applicable Award Agreement, the Plan Administrator will determine the terms and conditions of Other Share-Based Awards.

Dividend Equivalents

Unless otherwise determined by the Plan Administrator and set forth in the particular Award Agreement, RSUs, PSUs and DSUs will be credited with dividend equivalents in the form of additional RSUs, PSUs or DSUs, as applicable, as of each dividend payment date in respect of which normal cash dividends are paid on Class B Subordinate Voting Shares. Dividend equivalents will vest in proportion to the underlying Awards to which they relate and will be settled in the same manner as such Awards.

Recoupment

All awards will be subject to the provisions of our compensation recovery policy to the extent set forth in such compensation recovery policy. See “— Clawback Policy.”

Adjustments

In the event of any subdivision or consolidation of Class B Subordinate Voting Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or any amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Company and occurring by exchange of Class B Subordinate Voting Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control (as defined in the Omnibus Plan), our Board will, subject to the required approval of any stock exchange, determine and authorize the appropriate amendments or replacements of any existing awards and/or the terms of any Award to be made in such circumstances in order to maintain proportionately the rights, value and obligations of the Participants in respect of Awards under the Omnibus Plan.

Effect of Termination of Employment or Engagement on Awards

Subject to the terms of a Participant’s employment agreement, Award Agreement or other written agreement, the treatment of a Participant’s Awards in connection with a termination of employment or engagement is set out in the table below. The terms of any Option previously outstanding under the Legacy Equity Plans will remain subject to the terms of the Legacy Equity Plans and any applicable option agreement.

Termination Event	Provisions
Death or Disability	A portion of any unvested Awards will immediately vest on the termination date, such portion equal to the number of unvested Awards held by the Participant next due to vest multiplied by a fraction, the numerator of which is the number of days between the last vesting date (or if none have vested, the grant date) and the termination date and the denominator of which is the number of days between the last vesting date (or if none have vested, the grant date) and the next date of any unvested Awards were originally scheduled to vest. Vested Options and SARs remain exercisable until the expiry date. The performance multiplier applicable to any performance criteria assigned to such Awards will be deemed to be 100%. Any Award that does not vest will be forfeited as of the termination date.

Termination without Cause	Vesting of a portion of any unvested Awards on the next scheduled vesting date equal to the number of unvested Awards held by the Participant next due to vest multiplied by a fraction, the numerator of which is the number of days between the last vesting date (or if none have vested, the grant date) and the termination date and the denominator of which is the number of days between the last vesting date (or if none have vested, the grant date) and the next date of any unvested Awards were originally scheduled to vest. Vested Options and SARs remain exercisable until the earlier of 90 days following the termination date (or vesting date, if the Option or SAR vests as a result of the participant’s termination) and the expiry date. Any performance goals will be measured based on actual results at the end of the performance period. Any Award that does not vest will be forfeited as of the termination date.

Resignation	Vested Options and SARs remain exercisable until the earlier of 90 days following the termination date and the expiry date. Any Award that has not vested as of the termination date will be forfeited as of the termination date.

Retirement	In the event of an employee’s Retirement, then provided that they comply with all applicable post-employment obligations, all unvested Awards will continue to vest in accordance with their terms, except that each Option and SAR will be exercisable until the earlier of the date that is 3 years after the termination date and the expiry date.

Termination for Cause	In the event an employee’s or consultant’s employment or engagement terminates by reason of termination for cause (or resignation where facts giving rise to cause exist), then each Award held by the Participant, whether vested or unvested, will be forfeited as of the termination date.

Termination of Directorship

If termination is due to breach of the director’s fiduciary duty, all Awards other than DSUs received in lieu of annual retainer fees are immediately forfeited.

If termination is due to any reason other than death or Disability or breach of fiduciary duty, all unvested Awards are immediately forfeited.

Notwithstanding the foregoing, the Plan Administrator may, in its discretion, permit the acceleration of vesting of any or all Awards or waive termination of any or all Awards, all in the manner and on the terms as may be authorized by the Plan Administrator.

Change in Control

In the event of a Change in Control (as defined in the Omnibus Plan), subject to the terms of a Participant’s employment agreement and the applicable Award Agreement, outstanding Awards shall be converted or exchanged into or for rights or other securities of substantially equivalent value as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from the Change in Control. The Plan Administrator may, without the consent of any Participant, instead cause (i) the termination of any vested Award in exchange for an amount of cash and/or property equal in value to the amount that would have been attained upon the exercise or settlement of such Award as of the date of the Change in Control, and/or the replacement of such Award with other rights or property.

If we and any surviving or parent entity cease to be publicly traded as a result of the Change in Control, then all outstanding Awards shall vest and become exercisable, realizable or payable immediately prior to the consummation of the Change in Control. If any Awards are subject to performance goals, the Plan Administrator shall determine the extent to which such performance goals are attained.

If within 24 months following the completion of a Change in Control, an employee’s employment is terminated by us or an affiliate of ours without cause, then all Awards granted to the employee prior to the Change in Control and still held by the employee will immediately vest and be settled in accordance with their terms. If any Awards are subject to performance goals, the Plan Administrator shall determine the extent to which such performance goals are attained.

Non-Transferability of Awards

The rights of a Participant under the Omnibus Plan are generally not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged. Awards (other than ISOs) may be assigned to a “permitted assign” (as defined under Canadian securities laws) which includes a spouse, registered retirement savings plan, or personal holding company.

Amendment, Suspension or Termination of the Omnibus Plan

The Plan Administrator may amend, suspend or terminate the Omnibus Plan or any Awards granted pursuant thereto as it, in its discretion, determines appropriate, provided, however, that: (a) no such amendment, suspension or termination may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Omnibus Plan without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any applicable securities laws or TSX requirements; and (b) any amendment that would cause an Award held by a U.S. taxpayer to be subject to the additional tax penalty under the Code will be null and void with respect to the U.S. taxpayer. Amendments to the Omnibus Plan shall be subject to any required approval of the TSX or any other applicable stock exchange.

Subject to the rules of the TSX or any other applicable stock exchange, approval of the holders of voting shares of the Company will be required for any amendment that:

●	increases the percentage of Class B Subordinate Voting Shares reserved for issuance under the Omnibus Plan, except pursuant to the provisions in the Omnibus Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

●	increases or removes the 10% limit on Class B Subordinate Voting Shares issuable or issued to Insiders;

●	increases or removes the limit on Class B Subordinate Voting Shares issuable to non-employee directors;

●	except pursuant to the provisions in the Omnibus Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital:

●	reduces the exercise price of an Award; or

●	results in the cancellation or termination of an Award of a Participant prior to its expiry date for the purpose of reissuing an Award to the same Participant;

●	extends the term of an Award beyond the original expiry date (except where an expiry date would have fallen within a blackout period applicable to the Participant or within five business days following the expiry of such a blackout period);

●	permits Awards to be transferred to a person other than a permitted assign or for normal estate settlement purposes; or

●	removes or reduces the range of amendments which require approval of the holders of our voting shares.

The Plan Administrator may, without shareholder approval, at any time or from time to time, amend the Omnibus Plan or any Award for the purposes of:

●	any amendments to the vesting provisions of each Award;

●	any amendment regarding the effect of termination of a Participant’s employment or engagement;

●	any amendments that are necessary or desirable to comply with applicable law or the requirements of any stock exchange or other regulatory body having authority over us, the Omnibus Plan or shareholders;

●	amendments of a “housekeeping” nature, including to clarify the meaning of an existing provision of the Omnibus Plan or an Award, correct or supplement any provision of the Omnibus Plan that is inconsistent with any other provision of the Omnibus Plan, or to correct any ambiguity, error or omission; or

●	any amendment regarding the administration of the Omnibus Plan.

Compensation Risk Assessment

Our Board and the Governance, Nominating and Compensation Committee consider the implications of the risks associated with our compensation policies and practices as part of their respective responsibilities. In this regard, our Board and the Governance, Nominating and Compensation Committee review our compensation policies and practices with a view to ensuring that they do not encourage an executive officer or an employee to take inappropriate or excessive risks. The following risk mitigating features have been adopted:

●	using long-term equity-based compensation that vests based on time and performance criteria, ensuring that the majority of the executive’s compensation is aligned with pay for performance;

●	establishing a cap of 200% on the number of PSUs that can vest;

●	adopting a clawback policy;

●	adopting share ownership guidelines that require certain executives and non-employee directors of ours to maintain a minimum level of investment in the Company; and

●	adopting an insider trading policy that prohibits all directors and key members of management of ours and our subsidiaries from engaging in transactions that hedge, limit or otherwise change such individual’s economic interest in and exposure to the full rewards and risks of ownership in our securities.

Clawback Policy

We adopted a compensation recovery policy that is compliant with the SEC rules and applicable stock exchange listing rules, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, effective upon Closing.

Executive Share Ownership Guidelines

We adopted share ownership guidelines (the “Guidelines”) that align the interests of our executive officers (for purposes of the Guidelines, “Executives”) with shareholders. Pursuant to the Guidelines, Executives are expected to directly or indirectly own Class B Subordinate Voting Shares, Class A Multiple Voting Shares, RSUs that are only subject to time-based vesting conditions, and deferred share units (collectively, “Eligible Shares”), with a value not less than the applicable dollar amount set out below (the “Executive Share Ownership Requirement”):

Role	Executive Share Ownership Requirement
CEO	3x Base Salary
Other Executives	1x Base Salary

Each Executive’s ownership of Eligible Shares will be calculated as of December 31 of each year and compared to the applicable Executive Share Ownership Requirement. An individual will be deemed to have met their Executive Share Ownership Requirement where the product of (i) the number of Eligible Shares they own and (ii) the greater of (A) the original grant value or acquisition cost and (B) current market value, as applicable, exceeds the applicable Executive Share Ownership Requirement.

For purposes of determining compliance with the Executive Share Ownership Requirement, amounts paid in any currency other than U.S. dollars will be converted to the U.S. dollar equivalent using the noon spot rate of exchange on the relevant date.

The applicable Executive Share Ownership Requirement must be met by fifth anniversary of the date the Executive first becomes subject to the Guidelines (the “Start Date”); provided that Executives who were subject to the Guidelines but are promoted to a level with a higher Executive Share Ownership Requirement have until the fifth anniversary of the date of their promotion to meet the new Executive Share Ownership Requirement. The period between the Start Date and the date on which the Executive must meet their Executive Share Ownership Requirement is the “Acquisition Period”. For existing Executives, the Start Date shall be the Closing Date.

Executives will be expected to make progress each year towards meeting their applicable Executive Share Ownership Requirement. If as of the anniversary of their Start Date the Executive’s aggregate Eligible Share ownership as a percentage of their applicable Executive Share Ownership Requirement is less than the percentage of the Acquisition Period that has elapsed, then the Executive must retain at least 25% of the net after tax benefit realized by the Executive from the exercise of any stock options or settlement of other awards granted to such Executive as Class B Subordinate Voting Shares or Class A Multiple Voting Shares, or if Awards are settled in cash, apply at least 25% of such after tax benefit to purchase Class B Subordinate Voting Shares or Class A Multiple Voting Shares, until there is no longer a deficiency.

Once the Executive Share Ownership Requirement is met, the Executive is expected to maintain at least that level of ownership of Eligible Shares for the duration of their employment with us. If our Chief Executive Officer retires, then they are expected to continue to own sufficient Eligible Shares to meet their Executive Share Ownership Requirement for at least 12 months following their retirement.

Summary Compensation Table

The aggregate cash compensation, including any benefits in kind granted, accrued or paid to Old Xanadu’s executive officers with respect to the fiscal year ended December 31, 2025 was $677,069 (converted to U.S. dollars using an exchange rate of CA$1:US$0.7296, being the daily rate of exchange published by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on December 31, 2025). Old Xanadu did not provide pensions, retirement or similar benefits to its executive officers. In addition, for the year ended December 31, 2025, Old Xanadu granted options to its executive officers with an aggregate value of $3,428,515 (converted to U.S. dollars using an exchange rate of CA$1:US$0.7296, being the daily rate of exchange published by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on December 31, 2025).

The following table sets out information concerning the expected compensation to be earned by, paid to, or awarded to the NEOs in the fiscal year ended December 31, 2026, as applicable.

					Non-Equity Incentive Plan Compensation
Name and Principal Position	Fiscal Year	Salary ($)(2)	Share-Based Awards ($)(3)	Option- Based Awards ($)	Annual Incentive Plans ($)	Long-Term Incentive Plans ($)	Pension Value ($)	All Other Compensation ($)(4)	Total Compensation ($)
Christian Weedbrook(1)	2026	218,070	2,349,312						2,567,382
Chief Executive Officer
Michael Trzupek	2026	465,000	1,800,000	—	—	—	—	—	2,265,000
Chief Financial Officer
Rafal Janik(1)	2026	313,728	900,000						1,213,728
Chief Operating Officer
Rebecca Laramée(1)	2026	207,206	466,944	—	—	—	—	—	674,150
Chief People Officer
Natalie Wilmore	2026	375,000	1,200,000						1,575,000
Chief Legal Officer

Notes:

(1)	Amounts reported have been converted to U.S. dollars using an exchange rate of CA$1:US$0.7296, being the daily rate of exchange published by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on December 31, 2025. Rafal Janik’s share-based awards are reported in USD without conversion.
(2)	Represents the base salary expected to be paid in the fiscal year ended December 31, 2026.
(3)	Represents equity grants expected to be made in the form of RSUs and/or PSUs. The allocation of share units between RSUs and PSUs is yet to be determined for awards expected to be made to Christian Weedbrook, Rafal Janik, and Rebecca Laramée. Michael Trzupek is eligible to be granted RSUs with a grant date fair value of $900,000 and PSUs with a grant date fair value of $900,000. Natalie Wilmore is eligible to be granted a retention award of RSUs with a grant date fair value of $300,000, and RSUs with a grant date fair value of $500,000 and PSUs with a grant date fair value of $400,000. The grant date fair values of the share unit awards once made are expected to be the same as the accounting fair values under GAAP ASC 718, but could differ based on final valuations.
(4)	None of the NEOs are entitled to perquisites.

Outstanding Option-Based Awards and Share-Based Awards

The following table sets out information concerning the option-based awards and share-based awards granted to the NEOs that were outstanding on the Closing Date, as applicable. Prior to the grants of RSUs and/or PSUs made on or shortly following the Closing Date, none of the NEOs held any share-based awards:

		Option-Based Awards (2)				Share-Based Awards
Name and Principal Position	Grant Date	Number of Shares Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-the- Money Options ($)	Number of Shares or Units of Shares that have not Vested (#)	Market or Payout Value of Share-Based Awards that have not Vested ($)	Market or Payout Value of Share-Based Awards Not Paid Out or Distributed ($)
Christian Weedbrook
Chief Executive Officer	—
Michael Trzupek
Chief Financial Officer	—
Rafal Janik(1)
Chief Operating Officer	August 13, 2019	332,812	0.19	August 12, 2029	3,264,886
	April 29, 2020	565,550	0.19	April 28, 2030	5,548,046
	December 30, 2021	1,055,251	0.51	December 31, 2031	10,014,332
	January 5, 2023	550,678	1.12	January 5, 2033	4,890,021
	December 18, 2023	538,424	1.21	December 18, 2033	4,732,747
	October 8, 2025	741,891	4.09	October 1, 2035	4,384,576
Rebecca Laramée(1)
Chief People Officer	February 19, 2021	98,292	0.15	February 18, 2031	968,176
	December 30, 2021	49,151	0.51	December 31, 2031	466,443
	January 5, 2023	540,601	1.12	January 5, 2033	4,800,537
	December 18, 2023	449,181	1.21	December 18, 2033	3,948,301
	October 8, 2025	98,292	4.09	October 1, 2035	580,906
Natalie Wilmore
Chief Legal Officer	—

Notes:

(1)	Amounts reported have been converted to U.S. dollars using an exchange rate of CA$1:US$0.7296, being the daily rate of exchange published by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on December 31, 2025.
(2)	Amounts have been determined using an Exchange Ratio of 11.2837 and assuming a price per Class B Subordinate Voting Share of $10.

Incentive Plan Awards — Value Vested or Earned During the Year

The following table sets out, for each of the NEOs, the value of the option-based awards, share-based awards and non-equity incentive plan compensation that vested in accordance with their terms during the fiscal year ended December 31, 2026, as applicable. On or shortly following the Closing Date, we granted the NEOs RSUs and/or PSUs. The RSUs that vested in the fiscal year ended December 31, 2026 are reported in the following table. None of the PSUs are reported as their vesting depends on the satisfaction of performance criteria other than the passage of time, the achievement of which is uncertain.

Name and Principal Position	Option-Based Awards – Value Vested During the Year(2) ($)	Share-Based Awards – Value Vested During the Year(3) ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)
Christian Weedbrook(1)
Chief Executive Officer	—	—	—
Michael Trzupek
Chief Financial Officer	—	—	—
Rafal Janik(1)
Chief Operating Officer	3,684,323	—	—
Rebecca Laramée(1)
Chief People Officer	2,356,589	—	—
Natalie Wilmore
Chief Legal Officer	—	199,980	—

Notes:

(1)	Amounts reported have been converted to U.S. dollars using an exchange rate of CA$1:US$0.7296, being the daily rate of exchange published by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on December 31, 2025.
(2)	Amounts have been determined using an Exchange Ratio of 11.2837 and assuming a price per Class B Subordinate Voting Share of $10 on each vesting date.
(3)	Amounts have been determined assuming a price per Class B Subordinate Voting Share of $10 as of the grant date and on each vesting date.

Employment Arrangements, Termination and Change in Control Benefits

All NEOs have entered into written employment agreements, which were assumed by the Company in connection with the Closing. The Chief Financial Officer and Chief Legal Officer entered into written employment agreements with Old Xanadu’s U.S.-based subsidiary. New agreements in respect of the remaining NEOs’ post-Closing employment arrangements are still being negotiated.

Michael Trzupek, Chief Financial Officer

Mr. Trzupek’s employment agreement provides for his base salary of $465,000. Upon the establishment of an annual incentive program, he will be eligible for an annual bonus, with an annual target bonus opportunity of no less than 50% of his base salary. He is eligible to receive equity awards, including (a) restricted share units with a grant date value of $900,000, one-third of which will vest on the first anniversary of his start date with the remainder vesting in equal quarterly installments over the following two years, and (b) performance share units with a grant date value of $900,000 which will vest based on achievement of pre-determined share price hurdles prior to the fifth anniversary of the grant date. He is entitled to be considered for annual equity grants with values no lower than those described for his initial grants.

If Mr. Trzupek’s employment is terminated without cause, he will be entitled to severance equal to his then-current base salary for twelve months, paid in installments. He is also entitled to continued payment of COBRA premiums for up to twelve months following termination. Additionally, he is entitled to a pro-rata bonus for the year in which termination occurs based on achievement of applicable performance goals, and, unless otherwise specified in the applicable award agreement, all equity awards will continue to vest during the twelve-month severance period. The payment of severance benefits is conditioned on Mr. Trzupek executing a general release of claims within sixty days following his separation from service.

If Mr. Trzupek resigns from his employment for good reason (including a material reduction in duties, a material reduction in base salary greater than 10%, or relocation of his principal place of employment by 50 or more miles), he will be eligible to receive the same severance benefits as if his employment had been terminated without cause.

If Mr. Trzupek’s employment is terminated without cause or he resigns for good reason within six months following a change in control (excluding any de-SPAC, initial public offering, or similar transaction), he will be entitled to receive severance benefits as provided above, accelerated vesting of all restricted share units or other time-based equity awards, and other fringe benefits no less favorable than those provided to other similarly situated senior executives.

Mr. Trzupek’s employment agreement also contains customary provisions regarding confidentiality, non-competition (for a period of one year following the termination date), non-solicitation (for a period of one year following the termination date), and assignment of intellectual property rights.

Natalie Wilmore, Chief Legal Officer

Ms. Wilmore’s employment agreement provides for her base salary of $375,000. She is eligible to receive equity awards, including (a) a restricted share unit award with a grant date value of $300,000 which will vest in equal quarterly installments over three years, (b) restricted share units with a grant date value of $500,000 which will vest in equal quarterly installments over three years, and (c) performance share units with a grant date value of $400,000 which will vest based on achievement of pre-determined share price hurdles prior to the fifth anniversary of the grant date. She is entitled to be considered for annual equity grants with values no lower than those described for her initial restricted share unit and performance share unit grants.

If Ms. Wilmore’s employment is terminated without cause, she will be entitled to severance equal to her then-current base salary for six months, paid in installments. She is also entitled to continued payment of COBRA health continuation coverage premiums for up to six months following termination. The payment of severance benefits is conditioned on Ms. Wilmore executing a general release of claims within sixty days following her separation from service.

If Ms. Wilmore resigns from her employment for good reason (including a material reduction in duties, a material reduction in base salary greater than 10%, or relocation of her principal place of employment by 50 or more miles), she will be eligible to receive the same severance benefits as if her employment had been terminated without cause.

Ms. Wilmore’s employment agreement also contains customary provisions regarding confidentiality, non-competition (for a period of one year following the termination date), non-solicitation (for a period of one year following the termination date), and assignment of intellectual property rights.

The table below shows the incremental payments that would be made to the NEOs under the terms of their employment agreements upon the occurrence of certain events if such events were to occur immediately following the Closing Date:

Name and Principal Position	Event	Severance ($)	Equity(2) ($)	Other Payments ($)	Total ($)
Christian Weedbrook(1) Chief Executive Officer	—	—	—	—	—
Michael Trzupek Chief Financial Officer	Termination without Cause	465,000	300,000	67,362	832,362
	Resignation for Good Reason	465,000	300,000	67,362	832,362
	Termination for Cause	—	—	—	—
	Resignation (without Good Reason)	—	—	—	—
	Death or Disability	—	—	—	—
	Discontinuance of Business	—	—	—	—
	Termination without Cause or Resignation for Good Reason within 6 months following Change of Control	465,000	1,800,000	67,362	2,332,362
Rafal Janik(1) Chief Operating Officer	—	—	—	—	—
Rebecca Laramée(1) Chief People Officer	—	—	—	—	—
Natalie Wilmore Chief Legal Officer	Termination without Cause	187,500	—	15,547	203,047
	Resignation for Good Reason	187,500	—	15,547	203,047
	Termination for Cause	—	—	—	—
	Resignation (without Good Reason)	—	—	—	—
	Death or Disability	—	—	—	—
	Discontinuance of Business	—	—	—	—

Notes:

(1)	Amounts reported have been converted to U.S. dollars using an exchange rate of CA$1:US$0.7296, being the daily rate of exchange published by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on December 31, 2025.
(2)	Amounts reported assume a price per Class B Subordinate Voting Share of $10, and exclude the value of PSUs as their vesting depends on the satisfaction of performance criteria other than the passage of time, the achievement of which is uncertain. However, in the event of his termination without Cause or resignation for Good Reason within 6 months following a change in control, Michael Trzupek’s outstanding PSUs vest with performance to be determined by our Board. The foregoing assumes achievement at target.

Director Compensation

Our directors’ compensation program is designed to attract and retain the most qualified individuals to serve on our Board. Our Board, through the Governance, Nominating and Compensation Committee, is responsible for reviewing and approving any changes to the directors’ compensation arrangements. In consideration for serving on our Board, each director that is not an employee is paid an annual retainer which may, at our Board’s discretion, be paid in cash or in some combination of cash and DSUs and is reimbursed for their reasonable out-of-pocket expenses incurred while serving as directors. We do not pay meeting fees. Mr. Weedbrook does not receive additional compensation for serving as a director on our Board.

We benchmark our non-employee director compensation to the 50th percentile of our compensation peer group.

The chart below outlines our compensation for non-employee directors. Non-employee directors each receive a cash and equity retainer for serving on our Board and a cash retainer for serving on a committee of our Board.

Type of Fee	Role	Cash Retainer ($)	Equity Retainer ($)	Total Amount ($)
Board Retainer	Lead Independent Director	58,000	140,000	198,000
	Board Member	35,500	140,000	175,500
Committee Retainer Audit Committee	Chair	19,000	—	19,000
	Member	8,000	—	8,000
Governance, Compensation and Nominating Committee	Chair	19,000	—	19,000
	Member	8,000	—	8,000

Director Share Ownership Guidelines

We adopted Guidelines that align the interests of our non-employee directors with shareholders. Pursuant to these Guidelines, non-employee directors are expected to directly or indirectly own Eligible Shares (which, for a non-employee director, include Class B Subordinate Voting Shares, Class A Multiple Voting Shares, and deferred share units) with a value not less than 3 times their annual Board membership retainer, or, in the case of the chair of our Board, their annual chair retainer (the “Director Share Ownership Requirement”).

Each non-employee director’s ownership of Eligible Shares will be calculated as of December 31 of each year and compared to the Director Share Ownership Requirement. An individual will be deemed to have met their Director Share Ownership Requirement where the product of (i) the number of Eligible Shares they own and (ii) the greater of (A) the original grant value or acquisition cost and (B) current market value, as applicable, exceeds the applicable Director Share Ownership Requirement.

For purposes of determining compliance with the Director Share Ownership Requirement, amounts paid in any currency other than U.S. dollars will be converted to the U.S. dollar equivalent using the noon spot rate of exchange on the relevant date.

The applicable Director Share Ownership Requirement must be met by fifth anniversary of the non-employee director’s Start Date. The period between the Start Date and the date on which the non-employee director must meet their Director Share Ownership Requirement is the “Acquisition Period”. For existing non-employee directors, the Start Date shall be the Closing Date.

Non-employee directors are expected to make progress each year towards meeting their applicable Director Share Ownership Requirement. If as of the anniversary of their Start Date the non-employee director’s aggregate Eligible Share ownership as a percentage of their applicable Director Share Ownership Requirement is less than the percentage of the Acquisition Period that has elapsed, then if the non-employee director is given the opportunity to do so, they must retain at least 25% of their annual Board membership retainer (or in the case of the chair of our Board, the annual chair retainer) in DSUs or RSUs, until there is no longer a deficiency.

Once the Director Share Ownership Requirement is met, the non-employee director is expected to maintain at least that level of ownership of Eligible Shares for the duration of their engagement with us.

Omnibus Plan

Non-employee directors are granted DSUs under the Omnibus Plan in respect of the part of the retainer to be paid in equity. See “— Elements of Compensation — Long-Term Incentive Plan”.

Following the end of an eligible director’s tenure as a member of our Board, the director receives Class B Subordinate Voting Shares, a payment in cash based on the fair market value of the Class B Subordinate Voting Shares represented by their DSUs, or a combination of the two.

Director Compensation Table

Old Xanadu did not provide any compensation to its non-employee directors with respect to the fiscal year ended December 31, 2025, and did not grant equity awards to its non-employee directors.

The following table sets out information concerning the expected compensation to be earned by, paid to, or awarded to the non-employee directors during the fiscal year ended December 31, 2026.

Name	Fees Earned ($)(1)	Share- Based Awards ($)(2)	Option- Based Awards ($)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
Glenda Dorchak	77,000	140,000	—	—	—	—	217,000
William (Bill) Fradin	43,500	140,000	—	—	—	—	183,500
Eliot Pence	43,500	140,000	—	—	—	—	183,500
Michelle Reynolds	54,500	140,000	—	—	—	—	194,500
Heidi Shyu	43,500	140,000	—	—	—	—	183,500

Notes:

(1)	Amount reported represents the cash retainer payable to all board members and is subject to change as board and committee responsibilities are finalized.
(2)	Amounts reported reflect the expected grant date fair value of DSU awards. The number of DSUs expected to be credited to each non-employee director is expected to be determined by dividing the amount to be paid in DSUs as of the award date by the price per Class B Subordinate Voting Share. The grant date fair values of the DSUs once made are expected to be the same as the accounting fair values under GAAP ASC 718.

Incentive Plan Awards — Value Vested or Earned During the Year

The following table sets out, for each of the non-employee directors, the value of the option-based awards, share-based awards and non-equity incentive plan compensation expected to vest in accordance with their terms during the fiscal year ended December 31, 2026:

Name	Option-Based Awards – Value Vested During the Year ($)	Share-Based Awards – Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)
Glenda Dorchak	—	140,000	—
William (Bill) Fradin	—	140,000	—
Eliot Pence	—	140,000	—
Michelle Reynolds	—	140,000	—
Heidi Shyu	—	140,000	—

Incentive Plan Awards — Outstanding Option-Based Awards and Share-Based Awards

None of our non-employee directors held outstanding option-based awards or share-based awards on the Closing Date.

C. Board Practices

Composition of our Board of Directors

Our Articles do not provide for the board of directors to be divided into classes. On March 24, 2026, in connection with the closing of the Business Combination, Glenda Dorchak, William (Bill) I. Fradin, Eliot Pence, Michelle Reynolds and Heidi Shyu were each elected to our board of directors, joining Christian Weedbrook.

At any meeting of our Shareholders at which directors are to be elected, a separate vote of our Shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the OBCA, any casual vacancy occurring on our Board may be filled by a quorum of the remaining directors, subject to certain exceptions. If we do not have a quorum of directors, or if there has been a failure to elect the number of directors required by the Articles or the OBCA, the directors then in office must forthwith call a special meeting of shareholders to fill the vacancy and, if the directors fail to call a meeting or if there are no directors then in office, the meeting may be called by any of our shareholders.

Pursuant to the OBCA, where empowered by a special resolution, our directors may determine the number of directors to be elected at an annual meeting, which special resolution was adopted by us prior to completion of the Business Combination. In addition, where empowered by special resolution, between meetings of shareholders, our directors may appoint one or more additional directors, but the number of additional directors may not exceed one third times the number of directors required to have been elected at the last annual meeting of shareholders. For purposes of the OBCA, a special resolution is a resolution submitted to a meeting of shareholders duly called for the purpose of considering the resolution and passed at the meeting by at least two-thirds of the votes cast or consented to in writing by all shareholders entitled to vote at such a meeting.

Under the OBCA, there are no director residency requirements. The minimum number of directors we may have is one and the maximum number of directors we may have is ten, as set out in the Articles. The OBCA provides that any amendment to the Articles to increase or decrease the minimum or maximum number of our directors requires the approval of our Shareholders by a special resolution.

There are no director service contracts between any non-management directors and the Company or any of its subsidiaries providing for benefits upon termination of employment. For information regarding benefits upon termination of employment for management directors, see the section titled “Item 6.B. Compensation — Employment Arrangements, Termination and Change in Control Benefits.”

Orientation and Continuing Education

Following the closing of the Business Combination, our Board was provided an initial orientation and it is expected that our Board will implement an orientation program for new directors. The Governance, Compensation and Nominating Committee is responsible for developing and overseeing an orientation, education and training program for new directors and ongoing educational and training opportunities for all directors. Directors are encouraged to be involved in continuing director education on an ongoing basis to enable them to better perform their duties and to recognize and appropriately address issues that arise. The chair of each committee is responsible for coordinating orientation and continuing director development programs relating to the committee’s mandate.

Director Term Limits and Other Mechanisms of Board Renewal

We maintain a process of board renewal and succession planning. Our Board is committed to a process of board renewal and succession-planning for directors which seeks to bring fresh thinking and new perspectives to our Board while maintaining an appropriate degree of continuity and adequate opportunity for transition of board and committee roles and responsibilities. In accordance with the Corporate Governance Guidelines, a non-management director will not stand for re-election at the first annual meeting of shareholders after the 12th anniversary of the date on which the director first began serving on the board; provided that, in special circumstances (including to facilitate orderly board renewal) and on the recommendation of the Governance, Compensation and Nominating Committee, a non-management director may continue to stand for re-election so long as the director continues to receive solid annual performance assessments and meets other Board policies or legal requirements for board service.

Removal of Directors

Pursuant to the OBCA, our Shareholders may remove any director before the expiration of his or her term of office by ordinary resolution at an annual or special meeting of shareholders, provided that, where the holders of any class or series of our shares have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series. In that event, the shareholders may elect, by ordinary resolution, another individual as director to fill the resulting vacancy. For purposes of the OBCA, an ordinary resolution is a resolution submitted to a meeting of shareholders duly called for the purpose of considering the resolution and passed at the meeting by at least a simple majority of the votes cast or consented to in writing by all shareholders entitled to vote at such a meeting.

Proceedings of Board of Directors

At all meetings of our Board, every question will be decided by a majority of the votes cast and, in the case of an equality of votes, the chair of the meeting will not have a second or casting vote. A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held.

Board of Directors Conflicts of Interest

Any director who is a party to a material contract or transaction or proposed material contract or transaction with us, or is a director or an officer of, or has a material interest in, any Person (as defined in the by-laws) who is a party to a material contract or transaction or proposed material contract or transaction with us, must disclose in writing or request to have entered in the minutes of meetings of directors the nature and extent of such interest, and any such director shall not attend any part of a meeting of directors during which the contract or transaction is discussed and shall refrain from voting in respect thereof unless otherwise permitted by the OBCA.

If no quorum exists for the purpose of voting on such a resolution only because a director is not permitted to be present at the meeting due to a conflict of interest, the remaining directors shall be deemed to constitute a quorum for the purposes of voting on the resolution. Directors are also required to comply with the relevant provisions of the OBCA regarding conflicts of interest. We have also adopted a related party transactions policy.

Board Committees

Upon consummation of the Business Combination, we established a separately standing Audit Committee and Governance, Compensation and Nominating Committee.

Audit Committee

Effective upon consummation of the Business Combination, we established the Audit Committee, which consists of at least three members, each of whom our Board has determined is independent under Nasdaq listing rules, the TSX listing rules, National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”), National Instrument 52-110 — Audit Committees (“NI 52-110”) and Rule 10A-3 under the Exchange Act. Each member of the Audit Committee meets the financial literacy requirements of Nasdaq, TSX and NI 52-110, as applicable, and at least one member qualifies as an “audit committee financial expert” under applicable SEC rules.

The Audit Committee consists of three directors, all of whom have been determined by our Board to be independent directors and all of whom are financially literate, in each case, within the meaning of NI 52-110. The Audit Committee members have an understanding of the accounting principles used to prepare financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting. For additional details regarding the relevant education and experience of each member of the Audit Committee, see the subsection entitled “Executive Officers and Directors.”

Our Board adopted, effective upon completion of the Business Combination, the Audit Committee Charter, which details the principal functions of the Audit Committee. This includes the responsibility for the oversight of, among other things as may be delegated by our Board from time to time:

●	our financial statements and financial reporting processes;

●	the audit process and our internal control over financial reporting, disclosure controls and procedures, and compliance with other related legal and regulatory requirements;

●	the qualifications and independence of our external auditors;

●	the work of our financial management, internal auditors and external auditors;

●	our enterprise risk management, privacy and data security and monitoring of such matters;

●	legal and regulatory compliance;

●	financial reporting risk;

●	equity investments, acquisitions and divestitures that may have a material effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves, or significant components of revenues or expenses;

●	matters pertaining to our material policies and practices respecting cash management and material financing strategies or policies or proposed financing arrangements and objectives; and

●	public disclosure items such as earnings press releases, financial information and guidance and other public reporting requirements.

It is the responsibility of the Audit Committee to maintain free and open means of communication between the Audit Committee, our external auditors, and our management. The Audit Committee has been given full access to our management, records, and external auditors as necessary to carry out these responsibilities. The Audit Committee has the authority to carry out such special investigations as it sees fit in respect of any matters within its various roles and responsibilities. We provide appropriate funding, as determined by the Audit Committee, for the payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

Governance, Compensation and Nominating Committee

Effective upon consummation of the Business Combination, we established the Governance, Compensation and Nominating Committee, which consists of at least three members and is comprised solely of directors who either meet or exceed the independence requirements of Nasdaq and who are “independent” within the meaning of NI 58-101 and satisfy any additional independence requirements under applicable U.S. and Canadian securities laws and the TSX listing rules.

Our Board adopted, effective upon completion of the Business Combination, a Governance, Compensation and Nominating Committee Charter, which details the principal functions of the Governance, Compensation and Nominating Committee. The Governance, Compensation and Nominating Committee’s purpose is to assist our Board in:

●	our overall compensation philosophy, including developing compensation structure for our senior management including salaries, annual and long-term incentive plans including plans involving share issuances and other share-based awards;

●	establishing policies and procedures designed to identify and mitigate risks associated with our compensation policies and practices;

●	assessing the compensation of our directors;

●	developing benefit retirement and savings plans and administering our equity-based incentive plans;

●	the appointment, performance, evaluation and compensation of our senior management;

●	the recruitment, development and retention of our senior management;

●	overseeing talent management and succession planning systems and processes relating to our executive officers;

●	developing our corporate governance guidelines and principles and providing us with governance leadership;

●	identifying individuals qualified to be nominated as members of our Board;

●	monitoring compliance with our principal corporate policies, including our Code of Business Conduct and Ethics;

●	developing policies and search protocols, as appropriate, to promote diversity of board members and our management team;

●	reviewing the structure, composition and mandate of our board committees; and

●	evaluating the performance and effectiveness of our Board and committees thereof.

The Governance, Compensation and Nominating Committee is responsible for establishing and implementing procedures to evaluate the performance and effectiveness of our Board, committees thereof and the contributions of individual directors. The Governance, Compensation and Nominating Committee will take reasonable steps to evaluate and assess, on an annual basis, directors’ performance and effectiveness of our Board, its committees, individual board members, the board chair, lead independent director and committee chairs. The assessment addresses, among other things, individual director independence, individual director and overall board skills, and individual director financial literacy. Our Board will receive and consider the recommendations from the Governance, Compensation and Nominating Committee regarding the results of the evaluation of the performance and effectiveness of our Board, its committees, individual board members, the board chair, the lead independent director and committee chairs. The Governance, Compensation and Nominating Committee is also responsible for orientation and continuing education programs for our directors. See also “—Board Practices — Orientation and Continuing Education.”

The Governance, Compensation and Nominating Committee has the authority to retain, at our expense, independent legal, financial, compensation consulting and other advisors to assist the Governance, Compensation and Nominating Committee.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers serves on the Governance, Compensation and Nominating Committee, or (ii) as a member of the compensation committee of another entity, one of whose officers serves on our Board.

Independence of Directors

Our Class B Subordinate Voting Shares are listed on Nasdaq and the TSX under the ticker symbol “XNDU.”

As a result, we adhere to the rules of Nasdaq and applicable Canadian securities laws in determining whether a director is independent. Our Board consults with its counsel to ensure that its determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The listing standards of Nasdaq generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Each of our directors, except for Christian Weedbrook, our Chief Executive Officer, has been determined to be an independent director by our Board.

Risk Oversight

Our Board oversees the risk management activities designed and implemented by our management. Our Board executes its oversight responsibility both directly and through its committees. Our Board also considers specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. Our management, including our executive officers, is primarily responsible for managing the risks associated with our operations and business and provides appropriate updates to our Board and the Audit Committee. Our Board has delegated to the Audit Committee oversight of its risk management process, and the Governance, Compensation and Nominating Committee also considers risk as it performs its respective committee responsibilities. Both committees report to our Board as appropriate, including when a matter rises to the level of material or enterprise risk.

Shareholder Communications with the Board

Our shareholders and interested parties may communicate with our Board, any committee chairperson or the independent directors as a group by writing to our Board or committee chairperson in care of our Corporate Secretary, Natalie Wilmore.

Insider Trading Policy

We adopted an insider trading policy that applies to our directors, officers and employees and, among other things, prohibits: (i) trading in our securities while in possession of material non-public information about us; (ii) recommending or encouraging others to trade, or disclosing material non-public information; (iii) trading by designated personnel during regularly scheduled and discretionary blackout periods; and (iv) for insiders and senior employees, short sales, hedging or monetization transactions and other derivative transactions involving, directly or indirectly, our securities.

Code of Business Conduct and Ethics

In connection with the Business Combination, we adopted the Code of Business Conduct and Ethics and have posted the Code of Business Conduct and Ethics and any amendments to or any waivers from a provision of the Code of Business Conduct and Ethics on our website, and intend to disclose any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics in a manner consistent with NI 58-101 and the applicable rules or regulations of the SEC and Nasdaq. The Governance, Compensation and Nominating Committee is responsible for overseeing compliance with the Code of Business Conduct and Ethics and receives reports from management regarding compliance.

Diversity

The following information in this “Diversity” subsection is being provided pursuant to Form 58-101F1 — Corporate Governance Disclosure of the Canadian Securities Administrators.

We recognize the importance and benefits of a board of directors and senior management composed of highly talented and experienced individuals and the need to foster and promote diversity among board members and senior management. As of the date of this prospectus, we do not have a formal written policy regarding the identification and evaluation of candidates for board of directors based on specific diversity criteria. This is primarily due to the recent formation and transition of our Board in connection with the Business Combination.

We believe that a diverse board is critical to our long-term success. While we have not yet adopted a formal policy, our board of directors is committed to a thoughtful and deliberate approach to governance. We believe that rushing the implementation of a diversity policy without comprehensive evaluation could result in a framework that does not fully serve the unique strategic needs of our business.

In the interim, the Governance, Compensation and Nominating Committee will, when identifying candidates to nominate for election to our Board or to appoint as senior management, and in its review of senior management succession planning and talent management:

●	consider individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character and qualities having regard to our current and future plans and objectives, as well as anticipated regulatory and market developments;

●	consider criteria that promote diversity, including with regard to gender, ethnicity, and other dimensions;

●	consider the level of representation of women on its board of directors and in senior management positions, along with other markers of diversity, when making recommendations for nominees to our Board or for appointment as senior management and in general with regard to succession planning for our Board and senior management; and

●	as required, develop policies and search protocols to promote diversity of board members and our management team and engage qualified independent external advisors to assist in conducting searches for candidates who meet our Board’s criteria regarding skills, experience and diversity.

Upon completion of the Business Combination, there were three women on our Board, representing 50% of the directors upon Closing. There is one member of visible minorities (as defined in the Employment Equity Act (Canada)) on our Board. There were two women executive officers upon Closing, representing 40% of executive officers.

D. Employees

As of December 31, 2025, Old Xanadu had 264 employees, of which 240 were full-time employees, including 152 physicists and engineers working in quantum technology. We also engage a small number of consultants and contractors to supplement our permanent workforce. A majority of our employees are engaged in research and development and related functions, and hold advanced engineering and scientific degrees, including many from the world’s top universities.

To date, we have not experienced any work stoppages and maintain good working relationships with our employees. None of our employees are subject to a collective bargaining agreement or are represented by a labor union at this time.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to align employee and shareholder interests, and increase the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

E. Share Ownership

Information regarding the ownership of the Shares by our directors and executive officers is set forth in Item 7.A of this Annual Report.

Information about arrangements for involving employees in the capital of the company is set forth in Item 6.B of this Annual Report.

F. Disclosure of a registrant’s action to recover erroneously awarded compensation

Not applicable.

ITEM 7. MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

A. Major Shareholders

Security Ownership

The following table and accompanying footnotes set forth information known to us regarding the actual beneficial ownership of the Shares by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of our outstanding Shares;

●	each of our current directors and named executive officers; and

●	all of our directors and officers, as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, the Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the Shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The beneficial ownership of the Company is based on 254,709,401 Class A Multiple Voting Shares and 43,284,437 Class B Subordinate Voting Shares (totaling 297,993,838 Shares) issued and outstanding as of March 26, 2026. In computing the number of Shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all Shares subject to the Warrants and Legacy Equity Plans held by the person that are currently exercisable or exercisable within 60 days of March 26, 2026. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Each Class A Multiple Voting Share will entitle the holder thereof to 10 votes per share and each Class B Subordinate Voting Share will entitle the holder thereof to one vote per share, voting together as a single class, except as otherwise expressly provided in our articles or as provided by law.

Unless otherwise indicated and subject to applicable community property laws, we believe that all persons named in the table below have sole voting and investment power with respect to the Shares beneficially owned by them. To our knowledge, none of the Shares beneficially owned by any executive officer, director or director nominee have been pledged as security. Unless otherwise indicated, the address of each shareholder named below is c/o Xanadu Quantum Technologies Limited, 777 Bay Street, Suite 2400, Toronto, Ontario, M5G 2C8, Canada.

Name and Address of Beneficial Owner	Number of Class A Multiple Voting Shares (#)	Percentage of Class A Multiple Voting Shares (%)	Number of Class B Subordinate Voting Shares (#)	Percentage of Class B Subordinate Voting Shares (%)	Total Voting Power (%)
5% Holders:
Entities affiliated with OMERS(1)	39,746,515	15.6%	500,000	48.2%	15.4%
Entities affiliated with Bessemer Venture Partners(2)	22,785,156	8.9%	150,000	9.9%	8.8%
Entities affiliated with Radical Ventures(3)	11,898,488	4.7%	–	21.6%	4.6%
Technology Impact Fund II, LP	11,080,951	4.4%	–	19.9%	4.3%
Crane Harbor Sponsor, LLC(4)	–	–	7,753,333	15.2%	*
MMCAP International Inc. SPC	–	–	6,875,000	13.7%	*
Aurora Investment Pte Ltd	3,099,620	1.2%	–	6.7%	1.2%
PlanetFirst Co-Investment Partnership SCSp	–	–	2,800,000	6.1%	*
TI Platform Fund I, L.P.	2,818,058	1.1%	–	4.9%	1.1%
Lockheed Martin Corporation Master Retirement Trust	2,308,892	0.9%	–	5.1%	*

Officers and Directors:
Christian Weedbrook	46,432,704	18.2%	–	51.8%	17.9%
Rafal Janik(5)	–	–	–	5.9%	*
Rebecca Laramée(6)	–	–	–	2.0%	*
Michael Trzupek	–	–	–	–	*
Natalie Wilmore	–	–	–	–	*
William (Bill) I. Fradin(7)	–	–	7,853,333	15.4%	*
Eliot Pence	–	–	–	–	*
Michelle Reynolds	–	–	–	–	*
Heidi Shyu	–	–	–	–	*
Glenda Dorchak	–	–	–	–	*
Total Officers and Directors (10)

*	Less than 1%.

(1)	Consists of (i) 3,106,909 Class A Multiple Voting Shares held by OMERS Ventures LP (“OMERS I”), (ii) 36,639,606 Class A Multiple Voting Shares held by OMERS Ventures III, LP (“OMERS III”), and (iii) 500,000 Class B Subordinate Voting Shares issued to OMERS I. OMERS Ventures Management Inc. is the general partner of OMERS I and OMERS III. Each of the entities described in this footnote may be deemed to beneficially own the shares directly or indirectly controlled by such entities, but each disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for each of these entities is c/o OMERS Ventures Management Inc., 900-100 Adelaide Street West, Toronto, Ontario, M5H 0E2, Canada.

(2)	Consists of (i) 13,682,497 Class A Multiple Voting Shares held by Bessemer Venture Partners XI Institutional L.P. (“Bessemer XI Institutional”), (ii) 9,102,659 Class A Multiple Voting Shares held by Bessemer Venture Partners XI L.P. (“Bessemer XI” and together with Bessemer XI Institutional, the “BVP Funds”), and (iii) 90,075 and 59,925 Class B Subordinate Voting Shares issued to Bessemer XI Institutional and Bessemer XI, respectively. Deer XI & Co. L.P. (“Deer XI L.P.”) is the general partner of the BVP Funds. Deer XI & Co. Ltd. (“Deer XI Ltd.”) is the general partner of Deer XI L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Adam Fisher, Brian Feinstein, Alex Ferrara, Scott Ring, Sandra Grippo, Kent Bennett, and Stephen Kraus are the directors of Deer XI Ltd. and hold the voting and dispositive power for the BVP Funds. Investment and voting decisions with respect to the securities held by the BVP Funds are made by the directors of Deer XI Ltd. acting as an investment committee. David Cowan in his capacity of director of Old Xanadu disclaims beneficial ownership of the reported shares held by the BVP Funds except to the extent of their pecuniary interest, if any, in such securities through an indirect interest in the BVP Funds. The address for each of these entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.

(3)	Consists of (i) 1,930,065 Class A Multiple Voting Shares held by Radical Ventures Fund II (International) LP. (“Radical International”) and (ii) 9,968,423 Class A Multiple Voting Shares held by Radical Ventures Fund II, L.P. (“Radical”). Each of the entities described in this footnote may be deemed to beneficially own the shares directly or indirectly controlled by such entities, but each disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)	Crane Harbor Sponsor, LLC (the “Sponsor”) is the record holder of such shares. William Fradin, the Sponsor’s Chief Executive Officer, is the managing member of Sponsor and holds voting and investment discretion with respect to the Shares held of record by the Sponsor. Mr. Fradin disclaims any beneficial ownership of the securities held by the Sponsor other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Includes 1,100,000 Class B Subordinate Voting Shares, subject to forfeiture conditions such that 550,000 Class B Subordinate Voting Shares will vest if the closing share price of Class B Subordinate Voting Shares equals or exceeds $12.50 for 20 trading days within any 30 consecutive trading day period during the four-year period following March 26, 2026. The address of Sponsor is 1845 Walnut Street, Suite 1111, Philadelphia, Pennsylvania, 19103.

(5)	Consists of 2,737,808 Class B Subordinate Voting Shares issuable upon exercise of options held by Mr. Janik for which the time-based vesting condition would be satisfied within 60 days of March 26, 2026.

(6)	Consists of 869,317 Class B Subordinate Voting Shares issuable upon exercise of options held by Ms. Laramée for which the time-based vesting condition would be satisfied within 60 days of March 26, 2026.

(7)	Holdings of 7,853,333 Class B Subordinate Voting Shares includes (i) the shares listed in footnote (4) and (ii) 100,000 Class B Subordinate Voting Shares.

B. Related Party Transactions

Policies and Procedures for Related Party Transactions

Effective upon the Closing, we adopted a related person transactions policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. Subject to requirements of applicable Canadian securities laws, the Audit Committee will have the primary responsibility for reviewing and approving or disapproving transactions with related parties.

Crane Harbor Relationship and Related Party Transactions

Founder Shares

In January 2025, the Sponsor paid $25,000 to cover certain offering costs of Crane Harbor in consideration for the Class B ordinary shares, par value $0.0001 per share (the “Crane Harbor Class B Shares”) purchased by the Sponsor in a private placement prior to Crane Harbor’s initial public offering (the “Founder Shares”). From January 2025 through April 2025, Crane Harbor had various share surrender and capitalization events in which a net 625,000 shares were surrendered by the Sponsor to Crane Harbor for no consideration and an aggregate of 7,333,333 Founder Shares remained outstanding. All share and per share amounts have been retroactively adjusted to reflect the share capitalization and share surrender.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of the initial business combination and (B) subsequent to the initial business combination (x) if the last reported sale price of the Crane Harbor Class A Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading-day period commencing at least 150 days after the initial business combination or (y) the date on which Crane Harbor completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all Crane Harbor Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Units

Simultaneously with the consummation of Crane Harbor’s initial public offering, Crane Harbor consummated the private placement of the Crane Harbor private units in a private placement transaction at a price of $10.00 per Crane Harbor Private Unit, generating gross proceeds of $6,400,000. The Crane Harbor private units were purchased by the Sponsor (420,000 units) and the underwriters of Crane Harbor’s initial public offering (220,000 units). The Crane Harbor Rights included in the Crane Harbor private units are identical to the Crane Harbor Rights included in the Crane Harbor Public Units except as otherwise described in the Crane Harbor initial public offering registration statement. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Crane Harbor private units was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

Administrative Support Agreement

Crane Harbor entered into an agreement, commencing in April 2024, through the earlier of Crane Harbor’s consummation of an initial business combination or its liquidation, to pay an affiliate or designee of the Sponsor a total of $20,000 per month for office space, utilities and shared personnel support services. An aggregate of $0.2 million was paid under this agreement through the consummation of the Business Combination.

Promissory Note

On January 7, 2025, Crane Harbor issued a promissory note to the Sponsor, pursuant to which Crane Harbor could borrow up to an aggregate principal amount of $300,000. The note was non-interest bearing and payable on the earlier of (i) June 30, 2025, or (ii) the consummation of Crane Harbor’s initial public offering. Crane Harbor repaid the outstanding balance of the note at the closing of Crane Harbor’s initial public offering. Borrowings under the note are no longer available.

Registration Rights Agreement

On April 24, 2025, the Sponsor, Crane Harbor and certain other holders of Crane Harbor’s securities entered into the Registration Rights Agreement which provides for customary terms for a transaction of this type, including piggyback registration rights and demand registration rights, subject to underwriter cutbacks and issuer blackout periods. The Registration Rights Agreement was superseded by the Investor Registration Rights Agreement entered into in connection with the closing of the Business Combination. See “—Certain Related Party Transactions of Old Xanadu—Investor and Registration Rights Agreement” for more details.

Related Party Loans

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor committed to making working capital loans to Crane Harbor in an aggregate principal amount of up to $2,500,000. Upon consummation of the Business Combination, such working capital loans were to be repaid out of the proceeds of the Trust Account released to Crane Harbor. As Crane Harbor had not authorized “units,” such working capital loans were repaid in Class B Subordinate Voting Shares at a rate of 1.1 Class B Subordinate Voting Shares for each $10.00 repaid in securities, with any fractional shares rounded down to the nearest whole number. We repaid the borrowings in full at the closing of the Business Combination. Borrowings under such working capital loans are no longer available.

Advance from Related Party

On November 25, 2025, Crane Harbor received an advance of $700,000 from the Sponsor for working capital. Upon consummation of the Business Combination, such advance was repaid out of the proceeds of the Trust Account released to Crane Harbor.

Sponsor Letter Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Letter Agreement with Crane Harbor, the Company and Old Xanadu. Pursuant to the Sponsor Letter Agreement, the Sponsor agreed, among other things, to (i) appear and vote (or cause to be voted) all Crane Harbor Class B Shares in favor of the Business Combination and against any competing proposal or other action that would reasonably be expected to impede, interfere with or delay the Business Combination; (ii) irrevocably waive any adjustment to the conversion ratio or other anti-dilution or similar protection with respect to the Crane Harbor Class B Shares that would otherwise be triggered by the transactions contemplated by the Business Combination Agreement (including the PIPE Financing); and (iii) subject 1,100,000 Crane Harbor Class B Shares to post-Closing vesting/forfeiture conditions such that 550,000 of such shares will vest if the closing share price of the Class B Subordinate Voting Shares equals or exceeds $12.50 for 20 trading days within any 30 consecutive trading day period during the four-year period following Closing, and an additional 550,000 shares will vest if the closing share price of the Class B Subordinate Voting Shares equals or exceeds $15.00 for 20 trading days within any 30 consecutive trading day period during the four-year period following Closing, with any unvested shares forfeited at the end of the term; provided that all such shares will vest immediately prior to the occurrence of (A) a merger, amalgamation, arrangement, consolidation or other business combination involving us, (B) a sale of all or substantially all of our assets, or (C) any other transaction or series of related transactions as a result of which the holders of Class B Subordinate Voting Shares immediately prior to such transaction cease to own at least a majority of the outstanding Class B Subordinate Voting Shares of us or our successor entity. The remaining Crane Harbor Class B Shares continue to be subject to the lock-up provisions in the sponsor letter agreement entered into in connection with Crane Harbor’s initial public offering.

Certain Related Party Transactions of Old Xanadu

Since January 1, 2025, there has not been, nor is there currently proposed, any material transaction or series of similar material transactions to which Old Xanadu was or is a party in which any of the members of its board of directors or executive officers, holders that beneficially own, or control or direct, directly or indirectly, more than 10% of any class or series of its outstanding voting securities, any associate or affiliate of any of the foregoing persons, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than the director and executive officer compensation and indemnification arrangements described elsewhere in this Annual Report and the transactions we describe below.

Receivable Note

As of December 31, 2025, Old Xanadu had paid an aggregate of $1.8 million on behalf of Xanadu, consisting of (i) $1.8 million of deferred transaction costs related to the Business Combination and (ii) $12.0 thousand of audit fees. Such amounts were due and payable by Xanadu to Old Xanadu, are non-interest bearing, due on demand, and are recorded as a related party receivable within accounts receivable on Old Xanadu’s consolidated balance sheet as at December 31, 2025. Upon the completion of the Business Combination, the deferred transaction costs described above were repaid.

Employment Agreements

We will enter into employment agreements with certain of our executive officers. See the section entitled “Item 6.B. Compensation— Employment Arrangements, Termination and Change in Control Benefits.”

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, certain shareholders of Old Xanadu entered into transaction support agreements with Crane Harbor, pursuant to which, each such shareholder agreed, among other things, to (i) appear and vote (or cause to be voted), in person, by proxy, by written consent or as otherwise required under Old Xanadu shareholders’ agreements or Old Xanadu’s articles of incorporation, as amended, all of its Old Xanadu common shares, Old Xanadu preferred shares and, if applicable, options and warrants, in favor of the Business Combination and the transactions contemplated by the Business Combination Agreement; (ii) oppose any counter-proposal to acquire Old Xanadu and any action that would reasonably be expected to breach Old Xanadu’s obligations under the Business Combination Agreement; (iii) refrain from transferring or encumbering the covered securities prior to Closing, subject to limited permitted transfers (including to affiliates conditioned on a joinder); and (iv) not exercise dissent rights with respect to the Business Combination, in each case on the terms and subject to the conditions set forth therein. The Transaction Support Agreements included customary covenants and acknowledgments and terminated upon the closing of the Business Combination.

PIPE Financing

Certain affiliates of OMERS Ventures, Georgian Partners and Bessemer Venture Partners, each of which is a beneficial owner of more than 5% of our outstanding share capital, purchased as PIPE Investors under the PIPE Financing an aggregate of 850,000 Class B Subordinate Voting Shares for a purchase price of $10.00 per share for gross proceeds of $8.5 million.

Shareholder Agreements

Christian Weedbrook and certain affiliates of OMERS Ventures, Georgian Partners and Bessemer Venture Partners, along with all other holders of Old Xanadu preferred shares entered into certain shareholder agreements with Old Xanadu that provided certain rights to Old Xanadu shareholders, including certain approval rights, restrictions on transfers, rights of first offer and refusal, tag-along rights, drag-along rights, observer rights and information rights. The shareholder agreements terminated upon consummation of the Business Combination, except for certain provisions, including those addressing restrictions on transfers and confidentiality.

Investor and Registration Rights Agreement

At the Closing, we, the Sponsor, Christian Weedbrook and certain former Old Xanadu and Crane Harbor shareholders, including certain affiliates of OMERS Ventures, Georgian Partners and Bessemer Venture Partners, entered into the Investor and Registration Rights Agreement. Pursuant to the Investor and Registration Rights Agreement, among other things, the parties thereto were granted customary registration rights with respect to their Class B Subordinate Voting Shares and, as applicable, Class A Multiple Voting Shares, including demand, piggyback and shelf resale registration rights, subject to customary cutbacks, suspensions and expenses provisions. Pursuant to the Investor and Registration Rights Agreement, the Sponsor and Christian Weedbrook were granted director nomination rights. The Sponsor designated Mr. Fradin as its nominee pursuant to the Investor and Registration Rights Agreement. Mr. Weedbrook was designated for election to the Board pursuant to the Investor and Registration Rights Agreement as he is our Chief Executive Officer. Mr. Weedbrook did not exercise his right to designate the Founder Director (as defined in the Investor and Registration Rights Agreement).

Indemnification Agreements

We entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in the by-laws. These agreements, among other things, require us, to the extent permitted by the OBCA, to indemnify our directors and executive officers for certain costs, charges and expenses, including attorneys’ fees, judgments, fines and settlement amounts, reasonably incurred by a director or executive officer in any action or proceeding because of their association with us.

Pre-Closing Reorganization

Prior to the Closing, Old Xanadu undertook a pre-closing reorganization. Pursuant to the pre-closing reorganization, Old Xanadu (among other things) transferred certain intangible assets of Old Xanadu to a wholly-owned subsidiary of Old Xanadu, resulting in an increase in the capital dividend account of Old Xanadu. The benefits of the capital dividend account were determined and allocated to certain Old Xanadu shareholders, as determined by the Old Xanadu Board.

Coattail Agreement

In connection with the Closing, we entered into a customary coattail agreement (the “Coattail Agreement”) with a trustee and certain holders of not less than 80% of the outstanding Class A Multiple Voting Shares (the “Covenanting Shareholders”), including certain of our directors, executive officers, and beneficial owners of more than 5% of Shares. For a description of the material terms of the Coattail Agreement, see the section entitled “Articles of Amendment — Shares — Take-Over Bid Protection.”

C. Interests of Experts and Counsel

Not applicable.

ITEM 8. FINANCIAL INFORMATION

A. Consolidated Statements and Other Financial Information

See Item 18 of this Annual Report for consolidated financial statements and other financial information.

Legal Proceedings

From time to time, we may become involved in legal proceedings relating to claims arising from the ordinary course of business. Our management believes that there are currently no claims or actions pending against us, the ultimate disposition of which could have a material adverse effect on our results of operations, financial condition, or cash flows. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

B. Significant Changes

None.

ITEM 9. THE OFFER AND LISTING

A. Offer and Listing Details

Nasdaq and TSX Listing of Class B Subordinate Voting Shares

The Class B Subordinate Voting Shares are listed on Nasdaq under the symbol “XNDU” and on the TSX under the symbol “XNDU.”

B. Plan of Distribution

Not applicable.

C. Markets

The Class B Subordinate Voting Shares are listed on Nasdaq under the symbol “XNDU” and on the TSX under the symbol “XNDU.”

D. Selling Shareholders

Not applicable.

E. Dilution

Not applicable.

F. Expenses of the Issue

Not applicable.

ITEM 10. ADDITIONAL INFORMATION

A. Share Capital

Not applicable.

B. Articles

The following description of our share capital summarizes certain provisions contained in our articles and by-laws. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our articles and by-laws. The information set forth in Exhibit 1.1 and Exhibit 1.2 is incorporated herein by reference.

Authorized Share Capital

Our authorized share capital consists of an unlimited number of Class A Multiple Voting Shares, an unlimited number of Class B Subordinate Voting Shares and an unlimited number of Preferred Shares, issuable in series.

Shares

Our Class B Subordinate Voting Shares and Class A Multiple Voting Shares have the same rights and privileges except that the Class B Subordinate Voting Shares will have one vote per share and the Class A Multiple Voting Shares will have ten votes per share. Class A Multiple Voting Shares will be subject to typical transfer restrictions and sunset provisions.

Rank

Our Class A Multiple Voting Shares and the Class B Subordinate Voting Shares will rank pari passu with respect to the payment of dividends, return of capital and distribution of assets in the event of the liquidation, dissolution or winding up of Xanadu. In the event of the liquidation, dissolution or winding-up of Xanadu or any other distribution of our assets among our Shareholders for the purpose of winding-up our affairs, whether voluntarily or involuntarily, the holders of Class A Multiple Voting Shares and the Class B Subordinate Voting Shares will be entitled to participate equally in our remaining property and assets available for distribution to the holders of Shares, without preference or distinction among or between the Class A Multiple Voting Shares and the Class B Subordinate Voting Shares, subject to the rights of the holders of any of our Preferred Shares.

Dividends

The holders of outstanding Shares will be entitled to receive dividends on a share for share basis at such times and in such amounts and form as the Board may from time to time determine, but subject to the rights of the holders of our Preferred Shares, if any, and the shares of any other class ranking senior to the Shares, without preference or distinction among or between the Class B Subordinate Voting Shares and the Class A Multiple Voting Shares. Under the OBCA, we are permitted to pay dividends unless there are reasonable grounds for believing that: (i) we are, or would after such payment be, unable to pay our liabilities as they become due; or (ii) the realizable value of our assets would, as a result of such payment, be less than the aggregate of our liabilities and stated capital of all classes of shares. In the event of a payment of a dividend in the form of shares, Class B Subordinate Voting Shares would be distributed with respect to outstanding Class B Subordinate Voting Shares and Class A Multiple Voting Shares would be distributed with respect to outstanding Class A Multiple Voting Shares, unless otherwise determined by the Board.

Voting Rights and Notices

Under our articles, the holders of Shares will be entitled to receive notice of and to attend any meeting of Shareholders, except meetings at which only holders of a different class or series of our shares are entitled to vote.

At each such meeting, each Class A Multiple Voting Share will entitle the holder thereof to 10 votes per share and each Class B Subordinate Voting Share will entitle the holder thereof to one vote per share, voting together as a single class, except as otherwise expressly provided in our articles or as provided by law.

Conversion and Transfer

Our Class B Subordinate Voting Shares are not convertible into any other class of shares. Each outstanding Class A Multiple Voting Share may at any time, at the option of the holder, be converted into one fully paid and non-assessable Class B Subordinate Voting Share. Upon the first date upon which there is a Transfer (as defined below) of a Class A Multiple Voting Share by a holder of Class A Multiple Voting Shares, other than to a Permitted Holder (as defined below) or from any such Permitted Holder back to such holder of Class A Multiple Voting Shares and/or any other Permitted Holder of such holder of Class A Multiple Voting Shares, the holder thereof, without any further action, will automatically be deemed to have exercised his, her or its rights to convert such Class A Multiple Voting Share into a fully paid and non-assessable Class B Subordinate Voting Share, on a share for share basis, effective immediately upon such Transfer.

In addition, all Class A Multiple Voting Shares, regardless of the holder, will convert automatically into Class B Subordinate Voting Shares at the close of business on the date on which the outstanding Class A Multiple Voting Shares represent less than 5% of the aggregate number of outstanding Class A Multiple Voting Shares and Class B Subordinate Voting Shares as a group. Upon such occurrence and without any further action, the authorized and unissued Class A Multiple Voting Shares as a class will be deleted entirely from the authorized capital set out in our articles.

We may from time to time establish policies and procedures relating to the conversion of the Class A Multiple Voting Shares to Class B Subordinate Voting Shares and the general administration of this dual class share structure as it may deem necessary or advisable.

For the purposes of the foregoing:

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person;

“Members of the Immediate Family” means with respect to any individual, each parent (whether by birth or adoption), spouse, child or other descendants (whether by birth or adoption) of such individual, each spouse of any of the aforementioned Persons, each trust created solely for the benefit of such individual and/or one or more of the aforementioned Persons, and each legal representative of such individual or of any aforementioned Persons (including without limitation a tutor, curator, mandatary due to incapacity, custodian, guardian or testamentary executor), acting in such capacity under the authority of the law, an order from a competent tribunal, a will or a mandate in case of incapacity or similar instrument. For the purposes of this definition, a Person shall be considered the spouse of an individual if such Person is legally married to such individual, lives in a civil union with such individual or is the common law partner (as defined in the Income Tax Act (Canada) as amended from time to time) of such individual. A Person who was the spouse of an individual within the meaning of this paragraph immediately before the death of such individual shall continue to be considered a spouse of such individual after the death of such individual;

“Permitted Holders” means, in respect of a holder of Class A Multiple Voting Shares that is an individual, the Members of the Immediate Family of such individual and any Person controlled, directly or indirectly, by any such holder, and in respect of a holder of Class A Multiple Voting Shares that is not an individual, an Affiliate of that holder;

“Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company;

“Transfer” of a Class A Multiple Voting Share shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (1) a transfer of a Class A Multiple Voting Share to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (2) the transfer of, or entering into a binding agreement with respect to, Voting Control over a Class A Multiple Voting Share by proxy or otherwise, provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to the Xanadu officers or directors at the request of the Board in connection with actions to be taken at an annual or special meeting of shareholders; or (b) the pledge of a Class A Multiple Voting Share that creates a mere security interest in such share pursuant to a bona fide loan or indebtedness transaction so long as the holder of the Class A Multiple Voting Share continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such Class A Multiple Voting Share or other similar action by the pledgee shall constitute a “Transfer”;

“Voting Control” with respect to a Class A Multiple Voting Share means the exclusive power (whether directly or indirectly) to vote or direct the voting of such Class A Multiple Voting Share by proxy, voting agreement or otherwise.

A Person is “controlled” by another Person or other Persons if: (1) in the case of a company or other body corporate wherever or however incorporated: (A) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly, by or solely for the benefit of the other Person or Persons; and (B) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; or (2) in the case of a Person that is not a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.

Subdivision or Consolidation

No subdivision or consolidation of the Class B Subordinate Voting Shares or the Class A Multiple Voting Shares may be carried out unless, at the same time, the Class A Multiple Voting Shares or the Class B Subordinate Voting Shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis.

Certain Class Votes

Except as required by the OBCA, applicable securities laws or our articles, holders of Class A Multiple Voting Shares and Class B Subordinate Voting Shares will vote together on all matters subject to a vote of holders of both those classes of shares as if they were one class of shares. Under the OBCA, certain types of amendments to our articles are subject to approval by special resolution of the holders of Xanadu classes of shares voting separately as a class, including amendments to:

●	change the rights, privileges, restrictions or conditions attached to the shares of that class;

●	increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of that class; and

●	make any class of shares having rights or privileges inferior to the shares of such class equal or superior to the shares of that class.

Without limiting other rights at law of any holders of Class A Multiple Voting Shares or Class B Subordinate Voting Shares or to vote separately as a class, neither the holders of the Class A Multiple Voting Shares nor the holders of Class B Subordinate Voting Shares will be entitled to vote separately as a class upon a proposal to amend our articles in the case of an amendment to: (i) increase or decrease any maximum number of authorized shares of such class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of such class; or (ii) create a new class of shares equal or superior to the shares of such class, which rights are otherwise provided for in paragraphs (a) and (e) of subsection 170(1) of the OBCA. In addition, pursuant to our articles, neither holders of Class A Multiple Voting Shares nor the holders of Class B Subordinate Voting Shares will be entitled to vote separately as a class upon a proposal to amend our articles to effect an exchange, reclassification or cancellation of all or part of the shares of such class pursuant to Section 170(1)(b) of the OBCA unless such exchange, reclassification or cancellation: (i) affects only the holders of that class; or (ii) affects the holders of Class A Multiple Voting Shares and Class B Subordinate Voting Shares differently, on a per share basis, and such holders are not already otherwise entitled to vote separately as a class under any applicable law or the articles in respect of such exchange, reclassification or cancellation.

Pursuant to our articles, holders of Class A Multiple Voting Shares and Class B Subordinate Voting Shares will be treated equally and identically, on a per share basis, in certain change of control transactions that require approval of Shareholders under the OBCA, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of Class B Subordinate Voting Shares who voted in respect of that resolution and by a majority of the votes cast by the holders of outstanding Class A Multiple Voting Shares, who voted in respect of that resolution, each voting separately as a class at a meeting of the holders of that class called and held for such purpose.

Take-Over Bid Protection

Under applicable Canadian law, an offer to purchase Class A Multiple Voting Shares would not necessarily require that an offer be made to purchase Class B Subordinate Voting Shares. In accordance with the rules of the TSX designed to ensure that, in the event of a take-over bid, the holders of Class B Subordinate Voting Shares will be entitled to participate on an equal footing with holders of Class A Multiple Voting Shares, the holders of not less than 80% of the outstanding Class A Multiple Voting Shares on completion of the Business Combination entered into the Coattail Agreement. The Coattail Agreement contains provisions customary for dual class, TSX-listed corporations designed to prevent transactions that otherwise would deprive the holders of Class B Subordinate Voting Shares of rights under the take-over bid provisions of applicable Canadian securities legislation to which they would have been entitled had the Class A Multiple Voting Shares been Class B Subordinate Voting Shares.

The undertakings in the Coattail Agreement will not apply to prevent a sale of Class A Multiple Voting Shares by a holder of Class A Multiple Voting Shares party to the Coattail Agreement if concurrently an offer is made to purchase Class B Subordinate Voting Shares that:

●	offers a price per Class B Subordinate Voting Share at least as high as the highest price per share paid or required to be paid pursuant to the take-over bid for the Class A Multiple Voting Shares;

●	provides that the percentage of outstanding Class B Subordinate Voting Shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of outstanding Class A Multiple Voting Shares to be sold (exclusive of Class A Multiple Voting Shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);

●	has no condition attached other than the right not to take up and pay for Class B Subordinate Voting Shares tendered if no shares are purchased pursuant to the offer for Class A Multiple Voting Shares; and

●	is in all other material respects identical to the offer for Class A Multiple Voting Shares.

In addition, the Coattail Agreement will not prevent the sale of Class A Multiple Voting Shares by a holder thereof to a Permitted Holder, provided such sale does not or would not constitute a take-over bid or, if so, is exempt or would be exempt from the formal bid requirements (as defined in applicable securities legislation). The conversion of Class A Multiple Voting Shares into Class B Subordinate Voting Shares, shall not, in and of itself constitute a sale of Class A Multiple Voting Shares for the purposes of the Coattail Agreement.

Under the Coattail Agreement, any sale of Class A Multiple Voting Shares (including a transfer to a pledgee as security) by a holder of Class A Multiple Voting Shares party to the Coattail Agreement will be conditional upon the transferee or pledgee becoming a party to the Coattail Agreement, to the extent such transferred Class A Multiple Voting Shares are not automatically converted into Class B Subordinate Voting Shares in accordance with our articles.

The Coattail Agreement will contain provisions for authorizing action by the trustee to enforce the rights under the Coattail Agreement on behalf of the holders of the Class B Subordinate Voting Shares. The obligation of the trustee to take such action will be conditional on Xanadu or holders of the Class B Subordinate Voting Shares providing such funds and indemnity as the trustee may require. No holder of Class B Subordinate Voting Shares will have the right, other than through the trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Coattail Agreement unless the trustee fails to act on a request authorized by holders of not less than 10% of the outstanding Class B Subordinate Voting Shares and reasonable funds and indemnity have been provided to the trustee.

The Coattail Agreement will provide that it may not be amended, and no provision thereof may be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained: (i) the consent of the TSX and any other applicable securities regulatory authority in Canada and (ii) the approval of not less than 66 2/3% of the votes cast by holders of Class B Subordinate Voting Shares represented at a meeting duly called for the purpose of considering such amendment or waiver, excluding votes attached to Class B Subordinate Voting Shares held directly or indirectly by holders of Class A Multiple Voting Shares, their affiliates and related parties and any persons who have an agreement to purchase Class A Multiple Voting Shares on terms which would constitute a sale for purposes of the Coattail Agreement other than as permitted thereby.

No provision of the Coattail Agreement will limit the rights of any holders of Class B Subordinate Voting Shares under applicable law.

Preferred Shares

We are authorized to issue an unlimited number of Preferred Shares issuable in series. Each series of Preferred Shares shall consist of such number of shares and having such rights, privileges, restrictions and conditions as may be determined by the Board prior to the issuance thereof. Holders of Preferred Shares, except as otherwise provided in the terms specific to a series of Preferred Shares or as required by law, will not be entitled to vote at meetings of holders of shares, and will not be entitled to vote separately as a class upon a proposal to amend our articles in the case of an amendment of the kind referred to in paragraph (a), (b) or (e) of subsection 170(1) of the OBCA. With respect to the payment of dividends and distribution of assets in the event of liquidation, dissolution or winding-up of the company, whether voluntary or involuntary, the Preferred Shares are entitled to preference over the Class A Multiple Voting Shares, Class B Subordinate Voting Shares and any other shares ranking junior to the Preferred Shares from time to time and may also be given such other preferences over Class A Multiple Voting Shares, Class B Subordinate Voting Shares, and any other shares ranking junior to the Preferred Shares as may be determined at the time of creation of such series.

The issuance of Preferred Shares and the terms selected by the Board could decrease the amount of earnings and assets available for distribution to holders of Class A Multiple Voting Shares and Class B Subordinate Voting Shares or adversely affect the rights and powers, including the voting rights, of the holders of Class A Multiple Voting Shares and Class B Subordinate Voting Shares without any further vote or action by the holders of Class A Multiple Voting Shares and Class B Subordinate Voting Shares. The issuance of Preferred Shares, or the issuance of rights to purchase Preferred Shares, could make it more difficult for a third-party to acquire a majority of outstanding voting shares and thereby have the effect of delaying, deferring or preventing a change of control of Xanadu or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issuance of Preferred Shares may have the effect of decreasing the market price of Class B Subordinate Voting Shares.

We have no current intention to issue any Preferred Shares. We have filed an undertaking with the OSC pursuant to which we have agreed to provide reasonable prior notice to the OSC in the event that we intend to issue a series of preference shares that: (a) carry a greater number of votes on a per share basis, irrespective of the number or percentage of preference shares owned, than the Class A Multiple Voting Shares or the Class B Subordinate Voting Shares; or (b) would cause any of the factors set out in section 4.1 of OSC Rule 56-501 Restricted Shares to be present in relation to the Class A Multiple Voting Shares or the Class B Subordinate Voting Shares, regardless of any existing restrictions on the Class A Multiple Voting Shares or the Class B Subordinate Voting Shares.

Warrants

Upon the Closing, there were three warrants issued exercisable for Class A Multiple Voting Shares and one warrant issued exercisable for Class B Subordinate Voting Shares. On March 30, 2026, the warrants exercisable for Class A Multiple Voting Shares were exercised. Upon exercise, Xanadu issued 382,977 Class A Multiple Voting Shares at a price of $0.02 per share and 134,550 Class A Multiple Voting Shares at a price of $0.15 per share.

C. Material Contracts

Following and as a result of the Business Combination, all of our business is conducted through our subsidiaries. Information pertaining to our material contracts is set forth in this annual report under the headings “Item 4. Information on the Company,” “Item 5. Operating and Financial Review and Prospects,” “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions” or elsewhere in this Annual Report.

D. Exchange Controls and Other Limitations Affecting Security Holders

There is no law, governmental decree or regulation in Canada that restricts the export or import of capital, or which would affect the remittance of dividends or other payments by us to non-resident holders of Shares, other than withholding tax requirements.

E. Taxation

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of Shares by a U.S. Holder (as defined below). This summary addresses only the U.S. federal income tax considerations for U.S. Holders that hold such Shares as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This summary does not address all U.S. federal income tax matters that may be relevant to a particular U.S. Holder. This summary does not address tax considerations applicable to a holder of Shares that may be subject to special tax rules including, without limitation, the following:

●	banks, financial institutions or insurance companies;

●	brokers, dealers or traders in securities, currencies, commodities, or notional principal contracts;

●	tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

●	real estate investment trusts, regulated investment companies or grantor trusts;

●	persons that hold the Shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

●	S corporations, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities, or persons that will hold the Shares through such an entity;

●	certain former U.S. citizens or long-term residents of the United States;

●	corporations that accumulate income to avoid U.S. federal income tax;

●	persons that received Shares as compensation for the performance of services;

●	holders that own directly, indirectly, or through attribution 10% or more of our Shares by vote or value; and

●	holders that have a “functional currency” other than the U.S. dollar.

Further, this summary does not address the U.S. federal non-income tax considerations, including estate or gift tax considerations, the Medicare contribution tax on net investment income, the alternative minimum tax considerations, the special tax accounting rules under Section 451(b) of the Code, or any U.S. state, local, or non-U.S. tax considerations of the ownership or disposition of the Shares.

This description is based on the Code, existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case as in effect and available on the date hereof. All the foregoing is subject to change, which change could apply retroactively, and to differing interpretations, all of which could affect the tax considerations described below. There can be no assurances that the U.S. Internal Revenue Service, or the IRS, will not take a position concerning the tax consequences of the ownership or disposition of the Shares or that such a position would not be sustained. Holders should consult their own tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of the Shares in their particular circumstances.

General

For the purposes of this summary, a “U.S. Holder” is a beneficial owner of Shares that is (or is treated as), for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or other entity that is treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax consequences relating to an investment in the Shares will depend in part upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor regarding the U.S. federal income tax considerations of owning and disposing of the Shares in its particular circumstances.

Persons considering an investment in the Shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the ownership and disposition of the Shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Considerations

For U.S. federal income tax purposes, a non-U.S. corporation will be a passive foreign investment company (“PFIC”) for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the value of its assets (determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income (including cash). For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as holding and receiving directly its proportionate share of assets and income of such corporation.

Based on an analysis of our income and assets, including the value of our goodwill, we do not believe that we were a PFIC for the taxable year ended December 31, 2025. There can be no assurances that we will not be treated as a PFIC for any taxable year. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. In particular, the characterization of our assets as active or passive may depend in part on our current and intended future business plans, which are subject to change. In addition, for our current and future taxable years, the total value of our assets for PFIC testing purposes may be determined in part by reference to the market price of our Shares from time to time, which may fluctuate considerably. Under the income test, our status as a PFIC depends on the composition of our income which will depend on a variety of factors that are subject to uncertainty, including the characterization of transactions we enter into in the future and our corporate structure. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status for any prior, current or future taxable year.

If we are a PFIC for any year during which a U.S. Holder holds Shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds the Shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to the Shares. If the election is made, the U.S. Holder will be deemed to sell the Shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s Shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you (generally, your ratable portion of distributions in any year which is greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for the Shares) and (b) any gain realized on the sale or other disposition of the Shares. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years.

Certain elections may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment of the Shares. A U.S. Holder can make an election, if we provide the necessary information, to treat us as a “qualified electing fund” or QEF in the first taxable year in which we are treated as a PFIC with respect to the U.S. Holder. Generally, a U.S. Holder must make the QEF election by attaching a separate properly completed IRS Form 8621 to the U.S. Holder’s timely filed U.S. federal income tax return for the first taxable year in which the U.S. Holder held our Shares that includes the close of our taxable year for which we met the PFIC gross income test or gross asset test. We may provide the information necessary for U.S. Holders to make the QEF election if we were treated as a PFIC for any taxable year. There is no assurance that we will have timely knowledge of our status as a PFIC in the future. Accordingly, U.S. Holders may be unable to make a timely QEF election with respect to our Shares.

If a U.S. Holder makes a QEF election with respect to a PFIC, the U.S. Holder will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC. If a U.S. Holder makes a QEF election with respect to us, any distributions paid by us out of our earnings and profits that were previously included in the U.S. Holder’s income under the QEF election would not be taxable to the holder. A U.S. Holder will increase its tax basis in its Shares by an amount equal to any income included under the QEF election and will decrease its tax basis by any amount distributed on the Shares that is not included in the holder’s income. If a U.S. Holder has made a QEF election with respect to its Shares, any gain or loss recognized by the U.S. Holder on a sale or other disposition of such Shares will constitute capital gain or loss. U.S. Holders should consult their tax advisors regarding making QEF elections in their particular circumstances. If a U.S. Holder does not make and maintain a QEF election for the U.S. Holder’s entire holding period for our Shares by making the election for the first year in which the U.S. Holder owns our Shares, the U.S. Holder will be subject to the adverse PFIC rules discussed above unless the U.S. Holder can properly make a “purging election” with respect to our Shares in connection with the U.S. Holder’s QEF election. A purging election may require the U.S. Holder to recognize taxable gain on the U.S. Holder’s Shares.

Alternatively, if a U.S. Holder makes a mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the Shares at the end of each taxable year over its adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Shares over its fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the Shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election) and thereafter as capital loss. The mark-to-market election is available only if we are a PFIC and the Shares are “regularly traded” on a “qualified exchange.” The Shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the Shares are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principal purposes the meeting of the trading requirement as disregarded). The Nasdaq Global Market is a qualified exchange for this purpose and, consequently, if the Shares remain listed on the Nasdaq Global Market and are regularly traded, the mark-to-market election will be available to a U.S. Holder. Once made, the election cannot be revoked without the consent of the IRS, unless the Shares cease to be marketable.

If we are determined to be a PFIC, the general tax treatment for U.S. Holders described in this section would apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any of our future subsidiaries that also may be determined to be PFICs. Moreover, a mark-to-market election generally would not be available with respect to any such subsidiaries.

If we were a PFIC (or with respect to a particular U.S. Holder were treated as a PFIC) for a taxable year in which we paid a dividend or for the prior taxable year, the favorable tax rate described in “-Distributions” below with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

If a U.S. Holder owns Shares during any taxable year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to us, generally with the U.S. Holder’s federal income tax return for that year. If we were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

The U.S. federal income tax rules relating to PFICs are complex. Prospective U.S. investors are urged to consult their own tax advisers with respect to the acquisition, ownership and disposition of the Shares, the consequences to them of an investment in a PFIC, any elections available with respect to the Shares and the IRS information reporting obligations with respect to the acquisition, ownership and disposition of the Shares.

Distributions

Subject to the discussion under “Passive Foreign Investment Company Considerations,” above, the gross amount of any distribution (before reduction for any amounts withheld in respect of Canadian withholding tax) actually or constructively received by a U.S. Holder with respect to Shares will be taxable to the U.S. Holder as a dividend to the extent of the U.S. Holder’s pro rata share of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will be non-taxable to the U.S. Holder to the extent of, and will be applied against and reduce (but not below zero), the U.S. Holder’s adjusted tax basis in the Shares. Distributions in excess of earnings and profits and such adjusted tax basis will generally be taxable to the U.S. Holder as described below under “Sale, exchange or other taxable disposition of the Shares.” However, since we do not calculate our earnings and profits under U.S. federal income tax principles, it is expected that any distribution will be reported as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. Non-corporate U.S. Holders may qualify for the preferential rates of taxation applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) with respect to dividends on Shares if we are a “qualified foreign corporation” and certain other requirements are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of these rules and which includes an exchange of information provision, or (b) with respect to any dividend it pays on Shares which are readily tradable on an established securities market in the United States. The Shares are currently listed on the Nasdaq Global Market, which is an established securities market in the United States, and we expect the Shares to be readily tradable on the Nasdaq Global Market. However, there can be no assurance that the Shares will be considered readily tradable on an established securities market in the United States. Moreover, we, incorporated under the OBCA, believe that we qualify as a resident of Canada for purposes of, and are eligible for the benefits of, the Convention between the Government of the United States of America and the Government of Canada for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, signed on September 26, 1980, as amended and currently in force, or the Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange-of-information program. Therefore, subject to the discussion under “Passive Foreign Investment Company Considerations,” above, if the Treaty is applicable, or if the Shares are readily tradable on an established securities market in the United States, such dividends will generally be “qualified dividend income” in the hands of individual U.S. Holders eligible for the preferential tax rates, provided that certain conditions are met, including conditions relating to holding period and the absence of certain risk reduction transactions. The dividends will not be eligible for the dividends-received deduction generally allowed to corporate U.S. Holders.

A U.S. Holder generally may claim the amount of any Canadian withholding tax as either a deduction from gross income or a credit against its U.S. federal income tax liability. However, the foreign tax credit is subject to numerous complex limitations that must be determined and applied on an individual basis. Each U.S. Holder should consult its own tax advisors regarding the foreign tax credit rules.

In general, the amount of a distribution paid to a U.S. Holder in a foreign currency will be the dollar value of the foreign currency calculated by reference to the spot exchange rate on the day the U.S. Holder receives the distribution, (actually or constructively), regardless of whether the foreign currency is converted into U.S. dollars at that time. Any foreign currency gain or loss a U.S. Holder realizes on a subsequent conversion of foreign currency into U.S. dollars will be U.S. source ordinary income or loss. If dividends received in a foreign currency are converted into U.S. dollars on the day they are received, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend.

Sale, Exchange or Other Taxable Disposition of the Shares

A U.S. Holder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of Shares in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and the U.S. Holder’s adjusted tax basis in those Shares, determined in U.S. dollars. Subject to the discussion under “Passive Foreign Investment Company Considerations” above, this gain or loss will generally be a capital gain or loss. A U.S. Holder’s adjusted tax basis in the Shares generally will be equal to the cost of such Shares. Under current law, capital gain from the sale, exchange or other taxable disposition of Shares of a non-corporate U.S. Holder is generally eligible for a preferential rate of taxation applicable to capital gains, if the non-corporate U.S. Holder’s holding period determined at the time of such sale, exchange or other taxable disposition for such Shares exceeds one year (i.e., such gain is long-term taxable gain). The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any such gain or loss that a U.S. Holder recognizes generally will be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting

U.S. Holders generally will be subject to information reporting requirements with respect to dividends on Shares and on the proceeds from the sale, exchange or disposition of Shares that are paid within the United States or through U.S.-related financial intermediaries, unless the U.S. Holder is an “exempt recipient.” In addition, U.S. Holders may be subject to backup withholding on such payments, unless the U.S. Holder provides a taxpayer identification number and a duly executed IRS Form W-9 or otherwise establishes an exemption. Backup withholding is not an additional tax, and the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting

Certain U.S. Holders who are individuals may be required to report information relating to their ownership of an interest in certain foreign financial assets, including stock of a non-U.S. person, generally on Form 8938, subject to exceptions (including an exception for stock held through a U.S. financial institution). In addition, certain U.S. Holders may be required to file a FinCEN Form 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Treasury Department each year to report their interest in the Shares. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to the Shares.

Material Canadian Federal Income Tax Considerations

Canadian Federal Income Tax Considerations for U.S. Holders

The following discussion is a summary of the principal Canadian federal income tax considerations generally applicable to a beneficial owner of the Class B Subordinate Voting Shares of Xanadu who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Canadian Tax Act”) (i) deals at arm’s-length with, and is not affiliated with, the Company, (ii) beneficially owns its Class B Subordinate Voting Shares as capital property, (iii) does not use or hold and is not deemed to use or hold such Class B Subordinate Voting Shares in carrying on a business in Canada, (iv) does not with respect to the Class B Subordinate Voting Shares enter into a “derivative forward agreement” or “synthetic disposition arrangement” as defined in the Canadian Tax Act, (v) is not a “foreign affiliate” (as defined in the Canadian Tax Act) of a taxpayer resident in Canada, and (vi) at all relevant times, for purposes of the application of the Treaty, is resident in the United States, is not, and is not deemed to be, resident in Canada and is eligible for benefits under the Treaty (defined for purposes of this section entitled “Material Canadian Federal Income Tax Considerations” only a “U.S. Holder”). Special rules, which are not discussed in the summary, may apply to a beneficial owner of the Class B Subordinate Voting Shares that is an insurer that carries on an insurance business in Canada and elsewhere or that is an “authorized foreign bank” as defined in the Canadian Tax Act.

The Treaty includes limitation on benefits rules that restrict the ability of certain persons who are resident in the United States to claim any or all benefits under the Treaty. Furthermore, limited liability companies (“LLCs”) that are not taxed as corporations pursuant to the provisions of the U.S. Internal Revenue Code of 1986, as amended, do not generally qualify as resident in the United States for purposes of the Canada-U.S. Treaty. Under the Canada-U.S. Treaty, a resident of the United States who is a member of such an LLC and is otherwise eligible for benefits under the Treaty may generally be entitled to claim benefits under the Treaty in respect of income, profits or gains derived through the LLC. Residents of the United States should consult their own tax advisors with respect to their eligibility for benefits under the Treaty.

This summary is based upon the current provisions of the Canadian Tax Act, all specific proposals to amend the Canadian Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), the Canada-U.S. Treaty and our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. No assurances can be given that the Tax Proposals will be enacted as proposed, if at all. This summary is not exhaustive of all possible Canadian federal income tax considerations with respect to the ownership and disposition of the Class B Subordinate Voting Shares, and except for the Tax Proposals, does not take into account or anticipate any changes in the law or administrative policies and assessing practices, whether by judicial, regulatory, administrative or legislative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice generally or to any particular U.S. Holder. U.S. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Class B Subordinate Voting Shares, having regard to their own particular circumstances.

Currency Conversion

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the Class B Subordinate Voting Shares must be converted into Canadian dollars based on the rate of exchange quoted by the Bank of Canada on the date such amount arose, or such other rate of exchange as may be acceptable to the CRA. The amount of dividends, if any, required to be included in the income of, and capital gains or capital losses realized by, a U.S. Holder may be affected by fluctuations in the Canadian/U.S. dollar exchange rate.

Dividends on Class B Subordinate Voting Shares

Dividends paid or credited on the Class B Subordinate Voting Shares or deemed to be paid or credited on the Class B Subordinate Voting Shares to a U.S. Holder that is the beneficial owner of such dividends will generally be subject to non-resident withholding tax under the Canadian Tax Act and the Treaty at the rate of: (a) 5% of the gross amount paid or credited if the U.S. Holder is a company that owns (or is deemed to own) at least 10% of the Company’s voting stock or (b) 15% of the gross amount paid or credited in all other cases. The rate of withholding under the Canadian Tax Act in respect of dividends paid to non-residents of Canada is 25% of the gross amount paid or credited where no tax treaty applies.

Gains on Disposition of Class B Subordinate Voting Shares

In general, a U.S. Holder will not be subject to tax under the Canadian Tax Act on capital gains, or be entitled to deduct capital losses, arising on the disposition of such U.S. Holder’s Class B Subordinate Voting Shares unless the Class B Subordinate Voting Shares are “taxable Canadian property” to the U.S. Holder at the time of disposition and are not “treaty-protected property”.

As long as the Class B Subordinate Voting Shares are then listed on a “designated stock exchange”, which currently includes the Nasdaq and the TSX, the Class B Subordinate Voting Shares generally will not constitute taxable Canadian property of a U.S. Holder, unless at any time during the 60-month period preceding the disposition: (a) one or any combination of  (i) the U.S. Holder, (ii) persons not dealing at arm’s length with such U.S. Holder, and (iii) partnerships in which the U.S. Holder or a person described in (ii) holds a membership interest (either directly or indirectly through one or more partnerships), owned 25% or more of the issued shares of any class or series of the capital stock of the Company and (b) more than 50% of the fair market value of the Class B Subordinate Voting Shares was derived, directly or indirectly, from any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource property” (as such term is defined in the Canadian Tax Act), (iii) “timber resource property” (as such term is defined in the Canadian Tax Act) or (iv) options in respect of, or interests in, or for civil law rights in, any such properties whether or not the property exists, or the Class B Subordinate Voting Shares are otherwise deemed to be taxable Canadian property.

The Class B Subordinate Voting Shares will be treaty-protected property where the U.S. Holder is exempt from income tax under the Canadian Tax Act on the disposition of the Class B Subordinate Voting Shares because of the Canada-U.S. Treaty. Class B Subordinate Voting Shares owned by a U.S. Holder will generally be treaty-protected property where the value of the Class B Subordinate Voting Shares is not derived principally from real property situated in Canada, as defined in the Canada-U.S. Treaty, at the time of disposition.

F. Dividends and Paying Agents

Not applicable.

G. Statement by Experts

Not applicable.

H. Documents on Display

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including Annual Reports on Form 20-F and Reports on Form 6-K. The SEC maintains a website at https://www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC. As a foreign private issuer incorporated in a qualifying jurisdiction, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We also make available on our website, free of charge, our Annual Report and the text of our Reports on Form 6-K, including any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website is https://xanadu.ai. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this Annual Report.

Information is also filed with the Canadian Securities Administrators (https://www.sedarplus.com).

I. Subsidiary Information

Not applicable.

ITEM 11. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in foreign currency exchange rates.

Foreign Currency Exchange Risk

Our functional currency is the U.S. dollar. We undertake transactions denominated in various foreign currencies. As we expand our presence in international markets, our results of operations and cash flows may increasingly be subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any derivative arrangements to minimize the impact of these fluctuations in the exchange rates. We will periodically reassess our approach to managing our risk relating to fluctuations in currency rates.

We do not believe that foreign currency risk had a material effect on our business, financial condition, or results of operations during the periods presented.

As of December 31, 2025, we had U.S. dollar denominated cash of approximately $15 million and U.S. dollar denominated net liabilities and loans payable of approximately $2 million. The remaining amounts were denominated in Canadian dollars. Gains and losses arising upon translation of these amounts into Canadian dollars for inclusion in the consolidated financial statements are recognized in other income (expense), net in the statements of operations and comprehensive loss in the period in which they arise. A 5% weakening of the U.S. dollar versus the Canadian dollar, at December 31, 2025, would have increased the foreign exchange loss for the year by approximately $650 thousand while a 5% strengthening of the U.S. dollar would have had approximately an equal but opposite effect. This analysis assumes that all other variables remain constant.

Interest Rate Risk

Interest rate risk is the risk arising from the effect of changes in prevailing interest rates on our financial instruments.  Such exposure primarily involves our money market funds and time deposit accounts. The outstanding SIF Loan principal and interest amounts to be repaid are determined using a revenue-based formula and are capped at 150% of the principal amount. The FedDev loan is interest free and we are therefore not subject to interest rate risk with respect to these loans. It is management’s opinion that we are not exposed to significant interest rate risk, as we have no variable interest rate debt.

Credit Risk

Financial instruments that may expose us to concentration of credit risk include cash and accounts receivable. We maintain our cash and investments with high quality financial institutions, which, at times, may exceed federally insured limits. We perform periodic evaluations of relative credit standing of the financial institutions. With respect to accounts receivable, we monitor the credit quality of our customers and we have not yet experienced credit loss from accounts receivables . Management believes that we are not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash is held.

Liquidity Risk

Please see Item 5 and risk factors, including “We rely on funding and financial contributions from contracts with the public sector, including the Canadian government and U.S. government." of this Annual Report.

Inflation Risk

We believe that inflation will have a general impact on our business in line with overall price increases, increases in the cost of borrowing, and operating in an inflationary economy. We cannot predict the timing, strength, or duration of any inflationary period or economic slowdown or its ultimate impact on the Company. If the conditions in the general economy significantly deviate from present levels and continue to deteriorate it could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Concentration Risk

For the year ended December 31, 2025, 78% of our revenues were attributable to three customers, each contributing 44%, 20% and 14%, respectively. For the year ended December 31, 2024, 63% of our revenues were attributable to two customers, contributing 53% and 10%, respectively.

ITEM 12. DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Not applicable.

PART II

ITEM 13. DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

None.

ITEM 14. MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

A. - D. Material Modifications to the Rights of Security Holders

None.

E. Use of Proceeds

None.

ITEM 15. CONTROLS AND PROCEDURE

A. - D.

Management’s Conclusions Regarding Effectiveness of Disclosure Controls and Procedures

We conducted an evaluation of the effectiveness of our “disclosure controls and procedures” (“Disclosure Controls”), as defined by Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings, as of December 31, 2025. The Disclosure Controls evaluation was done under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that such disclosure controls and procedures were not effective as at December 31, 2025 to provide reasonable assurance that the information required to be disclosed by the Company in reports it files is recorded, processed, summarized and reported, within the appropriate time periods and is accumulated and communicated to management, as appropriate to allow timely decisions regarding required disclosure. This conclusion was due to the following material weaknesses in internal control over financial reporting:

●	Lack of formalized policies, procedures, and controls: We lacked adequate documentation across key processes (including, but not limited to, financial close and reporting, revenue, procure to pay, order to cash, share-based compensation, and Information Technology General Controls). In certain instances, incompatible duties were performed by the same individuals without sufficient mitigating controls; and

●	Insufficient qualified finance personnel: We lacked sufficient qualified personnel within the finance and reporting function possessing the appropriate level of knowledge, experience, and training in SEC reporting requirements and the ability to meet required reporting requirements under SEC rules and regulations. This limitation adversely affected our ability to maintain effective internal controls.

 We are implementing measures designed to improve our internal control over financial reporting to remediate these material weaknesses, including the following:

●	Implement a comprehensive internal control program by performing a top-down risk assessment, defining and documenting key controls across processes and systems, formalizing core policies and procedures and establishing governance including issue tracking and remediation

●	Strengthening our finance team by recruiting and onboarding additional qualified accounting and financial reporting personnel with SEC reporting experience and providing training around key concepts to enhance organizational awareness

While we are currently implementing these remediation measures, they have not been fully implemented and assessed, and therefore the material weaknesses remain.

Management’s Report on Internal Control over Financial Reporting

This Annual Report does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of the Company’s registered independent public accounting firm due to a transition period established by rules of the SEC for newly public companies and the CSA for new reporting issuers. Furthermore, we are an emerging growth company, and therefore is exempt from the requirement of an attestation report of its registered public accounting firm while it is an emerging growth company.

Changes in Internal Control over Financial Reporting

Except as described in “Item 3. Key Information—D. Risk Factors— Additional Risks Related to Ownership of our Shares and Our Operating as a Public Company — We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if we identify additional material weaknesses in the future or otherwise fail to develop and maintain effective internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.” there were no changes in our internal control over financial reporting that occurred during the period covered by this Annual Report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 16. [Reserved]

ITEM 16A. AUDIT COMMITTEE FINANCIAL EXPERT

Our audit committee is comprised of Messrs. Fradin and Pence and Ms. Reynolds, with Ms. Reynolds serving as chair of the committee. Each of the members of our audit committee meet the independence requirements under the Nasdaq corporate governance rules, NI 52-110 and the Exchange Act. We have determined that Ms. Reynolds is our “audit committee financial expert” within the meaning of Item 407 of Regulation S-K. For information relating to qualifications and experience of each audit committee member, see Item 6 – “Directors, Senior Management and Employees.”

ITEM 16B. CODE OF ETHICS

Our Board has adopted a code of ethics applicable our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. This code is intended to qualify as a “code of ethics” within the meaning of the applicable rules of the SEC. Our code of ethics is available on our website at https://investors.xanadu.ai/corporate-governance/documents-charters. Information contained on, or that can be accessed through, our website is not incorporated by reference into this Annual Report.

ITEM 16C. PRINCIPAL ACCOUNTANT FEES AND SERVICES

Principal Accountant Fees and Services

The following table summarizes the fees incurred by Xanadu and its subsidiaries (including Old Xanadu) for external audit and other services by KPMG LLP for the periods indicated (in Canadian dollars):

	For the year ended
C$ millions	December 31, 2025		December 31, 2024
Audit fees(1)	C	$1,039,500	C	$231,000
Audit-related fees(2)		—		—
Tax fees(3)	C	$352,095	C	$316,720
All other fees(4)		—		—
Total	C	$1,391,595	C	$547,720

(1)	Represents fees incurred for audit services under PCAOB auditing standards, quarterly reviews and auditor involvement in securities offerings and regulatory filings.
(2)	Represents fees billed for assurance and related services reasonably related to the performance of the audit or review of Old Xanadu’s financial statements (and not reported under the heading “Audit Fees”).
(3)	Fees billed for tax compliance, tax advice, Scientific Research and Experimental Development filings, and tax planning.
(4)	All other fees not included above.

Our audit committee approves all audit, audit-related services, tax services and other services provided by our principal accountants. Any services provided by our principal accountants that are not specifically included within the scope of the audit must be pre-approved by the audit committee in advance of any engagement.

Audit Committee Pre-Approval Policies and Procedures

No policies and procedures relating to the pre-approval by our audit committee of the services of our independent auditors were applicable for the year ended December 31, 2025 because our audit committee was not established until March 26, 2026.

ITEM 16D. EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES

Not applicable.

ITEM 16E. PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS

Not applicable.

ITEM 16F. CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Not applicable.

ITEM 16G. CORPORATE GOVERNANCE

As a company incorporated under the Business Corporations Act (Ontario) and listed on Nasdaq, we are not required to comply with most of the Nasdaq corporate governance requirements, so long as we comply with applicable Ontario corporate governance practices. In order to claim such an exemption, we must disclose the significant differences between our corporate governance practices and those required to be followed by U.S. domestic issuers under Nasdaq’s corporate governance requirements. We are in compliance with the Nasdaq corporate governance requirements except as described below:

Quorum Requirements

Rule 5620(c) of the Nasdaq corporate governance listing standards requires that the minimum quorum requirement for a meeting of shareholders is 33.33% of the outstanding shares. In addition, Rule 5620(c) requires that an issuer listed on Nasdaq state its quorum requirement in its by-laws. Our by-laws provide that a quorum at any meeting of our shareholders will be at least two persons present in person or by proxy and holding or representing not less than 25% of the shares entitled to be voted at the meeting. Our Class B Subordinate Voting Shares are also listed on the Toronto Stock Exchange, which does not prescribe a minimum quorum requirement. Our minimum quorum requirement is permitted by applicable laws of the Province of Ontario and the federal laws of Canada applicable therein.

ITEM 16H. MINE SAFETY DISCLOSURE

Not applicable.

ITEM 16I. DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS.

Not applicable.

ITEM 16J. INSIDER TRADING POLICIES

Our board of directors has established an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. Pursuant to our Insider Trading Policy, it is our policy to comply with applicable laws and regulations relating to insider trading when engaging in transactions in the Company’s securities. A copy of our insider trading policy is filed as an exhibit to this Annual Report. In addition, it is our intent to comply with applicable laws and regulations relating to insider trading.

ITEM 16K. CYBERSECURITY

Risk management and strategy

We have implemented and maintain various information security processes designed to identify, assess and manage material risks from cybersecurity threats to our critical computer networks, third party hosted services, communications systems, hardware and software, and our critical data, including intellectual property, confidential information that is proprietary, strategic or competitive in nature, controlled unclassified information, transactional information, and financial information (collectively, “Information Systems and Data”).

Our information security function, Chief Operating Officer (“COO”), engineering operations team, legal team, and third-party service providers are responsible for helping to identify, assess and manage the Company’s cybersecurity threats and risks. In an effort to identify and assess risks from cybersecurity threats, we monitor and evaluate our threat environment and the Company’s risk profile using various methods, including, for example: manual tools, automated tools, subscribing to reports and services that identify cybersecurity threats, evaluating our and our industry’s risk profile, evaluating threats reported to us, coordinating with law enforcement concerning threats, conducting audits, conducting threat assessments for internal and external threats, and conducting vulnerability assessments designed to identify vulnerabilities.

Depending on the environment, we implement and maintain various technical, physical, and organizational measures, processes, standards and policies designed to manage and mitigate material risks from cybersecurity threats to our Information Systems and Data, including, for example: incident detection and response measures, disaster recovery/business continuity measures, encryption of certain data, network security controls, data segregation, access controls, physical security measures, systems monitoring, employee training, cybersecurity insurance, and asset management, tracking and disposal.

Our assessment and management of material risks from cybersecurity threats are integrated into the Company’s overall risk management processes. For example, the Company’s information security function works with management in an effort to prioritize our risk management processes and mitigate cybersecurity threats that are more likely to lead to a material impact to our business. Our senior management also evaluates material risks from cybersecurity threats against our overall business objectives and reports to the audit committee of our board of directors, which evaluates our overall enterprise risk.

From time to time, we use third-party service providers to assist us in identifying, assessing, and managing material risks from cybersecurity threats, including, for example: cybersecurity software providers, managed cybersecurity service providers, penetration testing firms, and professional services firms (including legal counsel).

We use third-party service providers to perform a variety of functions throughout our business, such as application providers, hosting companies, contract manufacturing organizations, and supply chain resources. Depending on the nature of the services provided, the sensitivity of the Information Systems and Data at issue, and the identity of the provider, our vendor management process may involve different levels of assessment designed to help identify cybersecurity risks associated with a provider and impose contractual obligations related to cybersecurity on the provider.

For a description of the risks from cybersecurity threats that may materially affect us and how they may do so, see our risk factors under “Item 3. Key Information—D. Risk Factors”, including the risk factor entitled “If our information technology systems, those of third parties with whom we work, or our data are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions, litigation, fines and penalties, disruptions of our business operations, reputational harm, loss of revenue or profits, loss of customers or sales and other adverse consequences.”

Governance

Our board of directors addresses the Company’s cybersecurity risk management as part of its general oversight function. The board of directors’ audit committee is responsible for overseeing the Company’s cybersecurity risk management processes, including oversight and mitigation of risks from cybersecurity threats.

Our cybersecurity risk assessment and management processes are implemented and maintained by certain Company management, including our COO and DevOps Engineer. Our COO’s experience includes overseeing the Company’s information security function for seven years and other professional activities related to cybersecurity, including presentations at cybersecurity conferences. Our DevOps engineer has approximately five years of experience in cybersecurity-related roles at the Company and prior to joining the Company spent several years in similar roles.

Our COO is responsible for hiring appropriate personnel, helping to integrate cybersecurity risk considerations into the Company’s overall risk management strategy, and communicating key priorities to relevant personnel. Our COO is also responsible for approving budgets, helping prepare for cybersecurity incidents, approving cybersecurity processes, and reviewing security assessments and other security-related reports.

Our cybersecurity incident response processes are designed to escalate certain cybersecurity incidents to members of management depending on the circumstances, including, as relevant, our COO, Chief Executive Officer (“CEO”), and Chief Legal Officer (“CLO”). As relevant to the incident, our COO, CEO, and CLO work with the Company’s incident response team in an effort to help the Company mitigate and remediate cybersecurity incidents of which they are notified. In addition, the Company’s incident response processes include reporting to the audit committee of the board of directors for certain cybersecurity incidents.

The audit committee receives periodic reports from management concerning the Company’s significant cybersecurity threats and risk and the processes the Company has implemented in an effort to address them. The audit committee also receives various reports, summaries or presentations related to cybersecurity threats, risk and mitigation.

PART III

ITEM 17. FINANCIAL STATEMENTS

See Item 18.

ITEM 18. FINANCIAL STATEMENTS

Our Annual Financial Statements are included at the end of this Annual Report.

ITEM 19. EXHIBITS

Exhibit Number	Description
1.1	Articles of Incorporation of Xanadu Quantum Technologies Limited, as amended, March 12, 2026 (incorporated by reference to Exhibit 1.1 to Xanadu Quantum Technologies Limited’s Shell Company Report on Form 20-F, filed with the SEC on April 1, 2026).
1.2	General By-laws of Xanadu Quantum Technologies Limited, dated March 11, 2026 (incorporated by reference to Exhibit 1.2 to Xanadu Quantum Technologies Limited’s Shell Company Report on Form 20-F, filed with the SEC on April 1, 2026).
2.1*†	Warrant to Purchase Class B Subordinate Voting Shares, dated March 26, 2026 (incorporated by reference to Exhibit 2.2 to Xanadu Quantum Technologies Limited’s Shell Company Report on Form 20-F, filed with the SEC on April 1, 2026).
2.2†	Investor and Registration Rights Agreement, dated March 26, 2026, by and among Xanadu Quantum Technologies Limited, Crane Harbor Sponsor, LLC and the other parties listed in Schedule A thereto (incorporated by reference to Exhibit 2.3 to Xanadu Quantum Technologies Limited’s Shell Company Report on Form 20-F, filed with the SEC on April 1, 2026).
2.3	Form of Subscription Agreement (Institutional) (incorporated by reference to Exhibit 10.7 of Xanadu Quantum Technologies Limited’s Registration Statement on Form F-4 (File No. 333-292991) filed with the SEC on February 27, 2026).
2.4	Form of Subscription Agreement (Individual) (incorporated by reference to Exhibit 10.8 of Xanadu Quantum Technologies Limited’s Registration Statement on Form F-4 (File No. 333-292991) filed with the SEC on February 27, 2026).
2.5*	Description of Securities.
4.1†	Business Combination Agreement, dated November 3, 2025, by and among Crane Harbor Acquisition Corp., Xanadu Quantum Technologies Limited and Xanadu Quantum Technologies Inc. (incorporated by reference to Exhibit 2.1 to Xanadu Quantum Technologies Limited’s Registration Statement on Form F-4 (File No. 333-292991) filed with the SEC on February 27, 2026).
4.2††	Agreement, dated January 20, 2023, between His Majesty the King in Right of Canada, as represented by the Minister of Industry, and Xanadu Quantum Technologies Inc. (incorporated by reference to Exhibit 10.16 to Xanadu Quantum Technologies Limited’s Registration Statement on Form F-4 (File No. 333-292991) filed with the SEC on February 27, 2026).
4.3††	Amendment Agreement No. 1 to Agreement, dated September 10, 2025, between His Majesty the King in Right of Canada, as represented by the Minister of Industry, and Xanadu Quantum Technologies Inc. (incorporated by reference to Exhibit 10.17 to Xanadu Quantum Technologies Limited’s Registration Statement on Form F-4 (File No. 333-292991) filed with the SEC on February 27, 2026).
4.4	Sponsor Letter Agreement, dated as of November 3, 2025, by and among Crane Harbor Acquisition Corp., Xanadu Quantum Technologies Limited, Xanadu Quantum Technologies Inc. and Crane Harbor Sponsor, LLC (incorporated by reference to Exhibit 10.3 of Crane Harbor Acquisition Corp.’s Current Report on Form 8-K, filed with the SEC on November 3, 2025).
4.5†	Coattail Agreement, dated March 26, 2026, by and among Xanadu Quantum Technologies Limited, Computershare Trust Company of Canada, and the parties thereto (incorporated by reference to Exhibit 4.8 to Xanadu Quantum Technologies Limited’s Shell Company Report on Form 20-F, filed with the SEC on April 1, 2026).
4.6†	Form of Indemnification Agreement between Xanadu Quantum Technologies Limited and each of its directors and executive officers (incorporated by reference to Exhibit 10.18 to Xanadu Quantum Technologies Limited’s Registration Statement on Form F-4 (File No. 333-292991) filed with the SEC on February 27, 2026).
4.7#	Xanadu Quantum Technologies Limited Omnibus Plan and related form agreements (incorporated by reference to Exhibit 4.10 to Xanadu Quantum Technologies Limited’s Shell Company Report on Form 20-F, filed with the SEC on April 1, 2026).
4.8#	Offer Letter of Christian Weedbrook, dated April 12, 2017 (incorporated by reference to Exhibit 10.19 to Xanadu Quantum Technologies Limited’s Registration Statement on Form F-4 (File No. 333-292991) filed with the SEC on February 27, 2026).

4.9#	Offer Letter of Rafal Janik, dated March 25, 2019 (incorporated by reference to Exhibit 10.20 to Xanadu Quantum Technologies Limited’s Registration Statement on Form F-4 (File No. 333-292991) filed with the SEC on February 27, 2026).
4.10#	Offer Letter of Rebecca Laramée, dated January 17, 2020 (incorporated by reference to Exhibit 10.21 to Xanadu Quantum Technologies Limited’s Registration Statement on Form F-4 (File No. 333-292991) filed with the SEC on February 27, 2026).
4.11#	Employment Agreement of Natalie Wilmore, dated November 6, 2025 (incorporated by reference to Exhibit 10.22 to Xanadu Quantum Technologies Limited’s Registration Statement on Form F-4 (File No. 333-292991) filed with the SEC on February 27, 2026).
4.12#	Employment Agreement of Michael Trzupek, dated December 28, 2025 (incorporated by reference to Exhibit 10.23 to Xanadu Quantum Technologies Limited’s Registration Statement on Form F-4 (File No. 333-292991) filed with the SEC on February 27, 2026).
8.1	List of subsidiaries of Xanadu Quantum Technologies Limited (incorporated by reference to Exhibit 8.1 to Xanadu Quantum Technologies Limited’s Shell Company Report on Form 20-F, filed with the SEC on April 1, 2026).
11.1*	Code of Business Conduct and Ethics of Xanadu Quantum Technologies Limited, as adopted on March 26, 2026.
11.2*	Insider Trading Policy of Xanadu Quantum Technologies Limited, as adopted March 26, 2026.
12.1*	Certification pursuant to section 302 of the Sarbanes-Oxley Act of 2002 of the Chief Executive Officer.
12.2*	Certification pursuant to section 302 of the Sarbanes-Oxley Act of 2002 of the Chief Financial Officer.
13.1*	Certification pursuant to 18 U.S.C. section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002, of the Chief Executive Officer.
13.2*	Certification pursuant to 18 U.S.C. section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002, of the Chief Financial Officer.
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith.

#	Indicates management contract or compensatory plan or arrangement.

†	As permitted by Regulation S-K, Item 601(b)(2)(ii) of the Securities Act of 1934, as amended, certain confidential portions of this exhibit and the schedules to this exhibit have been omitted from the publicly filed document. The Registrant agrees to furnish a supplemental copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon its request.

††	As permitted by Regulation S-K, Item 601(b)(10)(iv) of the Securities Act of 1934, as amended, certain confidential portions of this exhibit have been redacted from the publicly filed document. The Registrant agrees to furnish a supplemental copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon its request.

SIGNATURES

The registrant hereby certifies that it meets all of the requirements for filing this Annual Report on Form 20-F and that it has duly caused and authorized the undersigned to sign this Annual Report on its behalf.

Xanadu Quantum Technologies Limited

April 9, 2026	By:	/s/ Christian Weedbrook
		Name:	Christian Weedbrook
		Title:	Director and Chief Executive Officer

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of Xanadu Quantum Technologies Limited as of December 31, 2025 and for the period from October 2, 2025 (Inception) through December 31, 2025
Report of Independent Registered Public Accounting Firm (KPMG LLP, Toronto, ON, Canada, Auditor Firm ID: 85)	F-2
Balance Sheet	F-3
Statement of Operations and Comprehensive Loss	F-4
Statement of Changes in Equity	F-5
Statement of Cash Flows	F-6
Notes to Financial Statements	F-7
Audited Financial Statements of Xanadu Quantum Technologies Inc. as of December 31, 2025 and 2025, and for each of the years in the three-years ended December 31, 2025
Report of Independent Registered Public Accounting Firm (KPMG LLP, Toronto, ON, Canada, Auditor Firm ID: 85)	F-13
Consolidated Balance Sheets	F-14
Consolidated Statements of Operations and Comprehensive Loss	F-15
Consolidated Statements of Shareholders’ Equity	F-16
Consolidated Statements of Cash Flows	F-17
Notes to the Consolidated Financial Statements	F-18

XANADU QUANTUM TECHNOLOGIES LIMITED

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors
Xanadu Quantum Technologies Limited:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Xanadu Quantum Technologies Limited (the “Company”) as of December 31, 2025, the related statement of operations and comprehensive loss, shareholders’ equity, and cash flows for the period from October 2, 2025 (Inception) through December 31, 2025, and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from October 2, 2025 (Inception) through December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

We have served as the Company’s auditor since 2025.

Toronto, Canada

April 9, 2026

Xanadu Quantum Technologies Limited
Balance Sheet
(In thousands, except for share and per share amounts)

December 31, 2025
Assets
Current assets:
Prepaid expenses and other current assets	$1,806
Total current assets	1,806
Total assets	$1,806

Liabilities and Shareholders’ Equity
Current liabilities:
Due to related party	$1,818
Total current liabilities	1,818
Total liabilities	$1,818

Shareholders’ equity:
Common shares, no par value, unlimited shares authorized, 1 share issued and outstanding at December 31, 2025	-
Accumulated deficit	(12)
Total shareholders’ equity	(12)
Total liabilities and shareholders’ equity	$1,806

Commitments and contingencies (Note 8)

Subsequent events (Note 10)

On behalf of the Board of Directors

/s/ Christian Weedbrook	/s/ Michelle Reynolds
Christian Weedbrook, CEO and Director	Michelle Reynolds, Director

See accompanying notes to financial statements.

Xanadu Quantum Technologies Limited
Statement of Operations and Comprehensive Loss
(In thousands, except for share and per share amounts)

For the period October 2, 2025 (Inception) through December 31, 2025
Revenue	$-

Operating expenses:
General and administrative	12
Total operating expenses	12
Loss from operations	(12)

Net and comprehensive loss	$(12)
Net loss per share, basic and diluted	$(12,035)
Weighted average shares used in computing net loss per share, basic and diluted	1

See accompanying notes to financial statements.

Xanadu Quantum Technologies Limited
 Statement of Shareholders’ Equity
(In thousands, except for share and per share amounts)

	Common shares		Total share
	Number	Amount	Capital	Deficit	Total
Balance, October 2, 2025 (Inception)	1	$-	$-	$-	$-
Loss for the period	-	-	-	(12)	(12)
Balance, December 31, 2025	1	$-	$-	$(12)	$(12)

See accompanying notes to financial statements.

Xanadu Quantum Technologies Limited
 Statement of Cash Flows
(In thousands, except for share and per share amounts)

For the period October 2, 2025 (Inception) through December 31, 2025
Cash flows from operating activities:
Net loss	$(12)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(1,806)
Due to related party	1,818
Net cash provided by (used in) operating activities	-

Increase in cash and cash equivalents	-
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$-

See accompanying notes to financial statements.

Xanadu Quantum Technologies Limited

Notes to the Financial Statements

(In thousands, except for share and per share amounts)

1. Description of business:

Xanadu Quantum Technologies Limited (“Xanadu”, or the “Company”) was incorporated under the Business Corporations Act (Ontario) on October 2, 2025. The corporate office address is located at 777 Bay Street, Suite 2400, Toronto, Ontario.

The Company was formed to facilitate the business combination (the “Business Combination”) between Xanadu Quantum Technologies Inc. (“Old Xanadu”) and Crane Harbor Acquisition Corp. (“SPAC”), a publicly traded special purpose acquisition company pursuant to the Business Combination Agreement (the “Business Combination Agreement”) dated November 3, 2025 between Xanadu, Old Xanadu and SPAC. The Company had not commenced operations until the closing of the Business Combination described in Note 10 below. The Company issued one common share for $1.00 upon incorporation.

Business Combination with Xanadu and SPAC

On November 3, 2025, the Company entered into the Business Combination Agreement with Old Xanadu and SPAC. Upon the closing of the Business Combination, the Company became the holding company of Old Xanadu and SPAC and as of March 27, 2026 its subordinate voting shares (the “Class B Subordinate Voting Shares”) are listed on the Nasdaq Stock Market (“Nasdaq”) and the Toronto Stock Exchange (the “TSX”).

On November 3, 2025, the Company and certain investors (the “PIPE Investors”) entered into subscription agreements (which have subsequently been completed) whereby the PIPE Investors agreed to subscribe for and purchase 27,500,000 Class B Subordinate Voting Shares of the Company for a purchase price of $10.00 per share for aggregate gross proceeds of $275,000 (the “PIPE Financing”).

Liquidity and Capital Management

The accompanying financial statements have been prepared on a basis that assumes the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company was reliant on Old Xanadu to fund its working capital needs through the closing of the Business Combination described in Note 10 below. Old Xanadu and the Company incurred additional operating losses subsequent to the period end and through completion of the Business Combination. Upon the closing of the Business Combination and the concurrent PIPE Financing, the Company received gross proceeds of $302,000, which the Company believes are sufficient to fund operations for the foreseeable future from the date of issuance of these financial statements.

Closing of the Business Combination and the PIPE Financing occurred on March 26, 2026 (the “Closing Date”) (Note 10).

2. Basis of presentation and summary of significant accounting policies:

(a)	Basis of presentation:

The accompanying financial statements of the Company are presented in U.S. dollars (“USD”) and prepared on a going concern basis in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

Xanadu Quantum Technologies Limited

Notes to the Financial Statements

(In thousands, except for share and per share amounts)

2. Basis of presentation and summary of significant accounting policies: (cont.)

(b)	Emerging Growth Company:

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected to not opt out of such extended transition period.

(c)	Period of operations:

The Company was incorporated on October 2, 2025. Accordingly, the financial statements presented herein, specifically the statement of operations and comprehensive loss, statement of changes in shareholders’ equity, and statement of cash flows, reflect the results of operations and cash flows for the initial period from October 2, 2025 (Inception) through December 31, 2025.

The balance sheet reflects the financial position of the Company as of December 31, 2025. Because this is the Company’s initial period of operations, there are no comparative prior-period financial statements presented.

(d)	Cash:

Cash is comprised of cash on hand.

(e)	Income taxes:

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the estimated future tax consequences of events that have been included in the financial statements or in the Company’s tax returns. Under this method, deferred tax assets and liabilities are recognized for temporary differences between the carrying amounts in the financial statements and the tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which they are expected to be realized or settled. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the amount that is more likely than not to be realized. Factors considered when assessing the likelihood of future realization of deferred tax assets include the Company’s recent net loss experience and expectations of future earnings, capital gains and investments in the applicable jurisdiction, carryforward periods available for tax reporting purposes, among others.

The Company evaluates tax positions taken or expected to be taken in the course of preparing tax returns and applies a two-step approach in recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the available evidence indicates that it is more likely than not that the position will be sustained upon examination by the applicable tax authority. The second step, for those tax positions that meet the recognition criteria, is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

Xanadu Quantum Technologies Limited

Notes to the Financial Statements

(In thousands, except for share and per share amounts)

2. Basis of presentation and summary of significant accounting policies: (cont.)

(f)	Net loss per share:

Basic net loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding during each period.

(g)	Foreign currency translation and transactions:

The Company’s functional and reporting currency is the U.S. dollar. Monetary assets and liabilities that are denominated in a currency other than the Company’s functional currency are translated into the functional currency using the exchange rates in effect as of the balance sheet dates, and revenues and expenses are translated at the exchange rates prevailing when the transactions occurred. Gains and losses resulting from translation are recognized in other income (expense), net in the statements of operations and comprehensive loss in the period in which they arise. Non-monetary assets and liabilities are translated at historical exchange rates.

(h)	Fair value measurement:

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. In determining fair value, the use of various valuation methodologies, including market, income and cost approaches is permissible. The inputs to these methodologies consider market comparable information, taking into account the data when available.

There are three levels of inputs that may be used to measure fair value based on the reliability of inputs, and a financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement:

●	Level 1: Quoted market prices in active markets that the reporting entity has the ability to access at the date of the fair value measurement.

●	Level 2: Inputs other than quoted market prices described in Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value measurement of the assets or liabilities.

3. Prepaid expenses and other current assets:

Prepaid expenses and other current assets are comprised of the following as of December 31, 2025:

2025
Deferred transaction costs	$1,806
Total	$1,806

Deferred transaction costs are costs incurred directly related to the reverse capitalization of the Business Combination and concurrent PIPE Financing and have been deferred to be applied against the proceeds upon closing. The costs were incurred by Old Xanadu, a related party, on behalf of the Company (see Note 9), and are expected to be deductible for tax purposes.

Xanadu Quantum Technologies Limited

Notes to the Financial Statements

(In thousands, except for share and per share amounts)

4. Income taxes:

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax bases of the assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has recorded a valuation allowance against its deferred tax assets, primarily representing the current year loss, as of December 31, 2025 because the Company’s management believes that it is more likely than not that these assets will not be fully realized.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties. As of December 31, 2025 no accrued interest or penalties have been recorded.

5. Shareholders’ equity:

(a)	Common shares:

The following table summarizes the number and amount of common shares authorized and issued and outstanding as of December 31, 2025:

	December 31, 2025
	Authorized	Issued and Outstanding	Amount
Common shares	Unlimited	1	-
Total	Unlimited	1	-

The common shares have one vote per share. Dividends may be declared and paid on common shares, subject in all cases to authorization by the Board of Directors.

The following table summarizes the changes in issued and outstanding common shares for the period ended December 31, 2025:

	Common Shares
	Number	Amount
Balance as of October 2, 2025	1	$-
Balance as of December 31, 2025	1	$-

Xanadu Quantum Technologies Limited

Notes to the Financial Statements

(In thousands, except for share and per share amounts)

6. Fair value measurement:

The carrying amounts of the Company’s prepaid expenses and other current assets and due to related party approximate their fair values due to the short-term maturity of these instruments.

7. Net loss per share:

The following table sets forth the computation of basic net loss per share attributable to common shareholders for the period ended December 31:

2025
Numerator:
Net loss attributable to common shareholders, basic and diluted	$(12)
Denominator:
Weighted average common shares outstanding	1
Net loss per share attributable to common shareholders, basic and diluted	$(12,035)

The Company has one common share.

8. Commitments and contingencies:

(a) Litigation:

From time to time, the Company may become a party to various legal proceedings in the ordinary course of business. Management believes that there are currently no claims or actions pending against the Company, the ultimate disposition of which could have a material adverse effect on the Company’s results of operations, financial condition, or cash flows, including third party infringement claims, labor and employment claims and threatened claims, tax and other matters.

As of December 31, 2025, the Company was not subject to any material litigation or material pending litigation claims.

9. Related Party Transactions:

The Company’s sole shareholder (prior to closing of the Business Combination), Director and Chief Executive Officer also serves as Director and Chief Executive Officer of Old Xanadu, a related party. Old Xanadu has provided, and continues to provide, working capital advances for the Company to meet its financial obligations. These advances are non-interest bearing and are due on demand. As of December 31, 2025, the Company owed Old Xanadu $1,818, which is included in Due to related party in the accompanying balance sheet. There were no formal repayment terms in place as of the reporting date.

10. Subsequent events:

The Company has evaluated all events occurring through April 9, 2026, the date on which the Annual Financial Statements were issued, and during which time, nothing has occurred outside the normal course of business operations that would require disclosure except the following:

a.	On November 3, 2025, Old Xanadu entered into the Business Combination Agreement with SPAC and Xanadu.

On the Closing Date, Xanadu, Old Xanadu and SPAC consummated the Business Combination. Upon closing, Xanadu became the parent entity of both Old Xanadu and SPAC. Pre-closing, Xanadu's authorized share capital was amended to consist of three classes of shares: multiple voting shares (the “Class A Multiple Voting Shares”), the Class B Subordinate Voting Shares, and preferred shares issuable in series. At closing of the Business Combination and PIPE Financing, only Class A Multiple Voting Shares and Class B Subordinate Voting Shares were issued and outstanding; no preferred shares have been issued. Each Class A Multiple Voting Share entitles the holder to ten votes per share and each Class B Subordinate Voting Share entitles the holder to one vote per share. Xanadu has authorized an unlimited amount of Class A Multiple Voting Shares, Class B Subordinate Voting Shares, and preferred shares, with no par value.

Xanadu Quantum Technologies Limited

Notes to the Financial Statements

(In thousands, except for share and per share amounts)

10. Subsequent events: (cont.)

On the Closing Date: (i) each outstanding Old Xanadu preferred share was converted into and exchanged for one Old Xanadu voting common share; and (ii) one minute thereafter, (A) each outstanding Old Xanadu voting common share (including those issued upon conversion of Old Xanadu preferred shares) was transferred to Xanadu in exchange for  Class A Multiple Voting Shares, and (B) each outstanding Old Xanadu non-voting common share was transferred to Xanadu in exchange for Class B Subordinate Voting Shares, in each case, in a number equal to the Exchange Ratio (as defined in the plan of arrangement with respect to the Business Combination (the “Plan of Arrangement”)), with no fractional Xanadu shares issued.

One minute after the foregoing, (i) each option to acquire an Old Xanadu voting common share outstanding immediately prior to the Arrangement Effective Time (as defined in the Plan of Arrangement) (whether vested or unvested and notwithstanding the terms of any Old Xanadu equity incentive plan) was exchanged for  options to acquire Class A Multiple Voting Shares and, (ii) each option to acquire an Old Xanadu non-voting common share outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested and notwithstanding the terms of any Old Xanadu equity incentive plan) was exchanged for options to acquire Xanadu Class B Subordinate Voting Shares.

One minute after the foregoing, (i) the SFTrust Warrants (as defined in the Plan of Arrangement) outstanding immediately prior to the Arrangement Effective Time were exchanged for  warrants to purchase Class A Multiple Voting Shares and, (ii) the RBC Warrants (as defined in the Plan of Arrangement) outstanding immediately prior to the Arrangement Effective Time were exchanged for warrants to purchase Class B Subordinate Voting Shares.

Holders of 19,428,395 SPAC Class A common shares exercised their right to redeem such shares for a pro rata portion of SPAC's trust account, resulting in aggregate redemption payments of approximately $201,154 ($10.35 per share) out of approximately $227,800 in the SPAC trust account at the time. After redemptions, 3,211,605 SPAC Class A shares remained outstanding and were exchanged for Class B Subordinate Voting Shares.

Concurrently with the closing of the Business Combination, Xanadu issued 27,500,000 Class B Subordinate Voting Shares to PIPE Investors at $10.00 per share for aggregate gross proceeds of $275,000 pursuant to subscription agreements entered into in connection with the Business Combination Agreement.  As of December 31, 2025, contingent on the issuance of the Class B Subordinate Voting Shares, Xanadu has commitments of up to $28,950 associated with, and contingent on, the closing of the equity raise.

On March 27, 2026, in connection with the closing of the Business Combination, Xanadu was listed on Nasdaq and the TSX under the symbol “XNDU”.

For accounting purposes, the Business Combination was accounted for as a reverse recapitalization whereby Old Xanadu was treated as the accounting acquirer and SPAC was treated as the acquired company. Xanadu is the legal parent and is not considered to be the accounting acquirer or acquiree in the Business Combination in accordance with U.S. GAAP.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Xanadu Quantum Technologies Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Xanadu Quantum Technologies Inc. and subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020.

Toronto, Canada
April 9, 2026

Xanadu Quantum Technologies Inc.
Consolidated Balance Sheets
(In thousands, except for share and per share amounts)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$16,164	$77,619
Accounts receivable, net	9,477	1,259
Materials and supplies	8,344	3,198
Prepaid expenses and other current assets	6,229	8,291
Total current assets	40,214	90,367
Property and equipment, net	18,313	15,376
Operating right-of-use assets, net	6,949	7,490
Intangible assets, net	5,128	3,532
Total assets	$70,604	$116,765

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,802	$1,652
Accrued expenses and other current liabilities	2,191	2,169
Deferred revenue	544	309
Deferred grant income	492	-
Short-term operating lease liabilities	1,074	996
Warrant liabilities	1,874	258
Total current liabilities	8,977	5,384
Long-term operating lease liabilities	7,185	7,877
Long-term debt	29,998	16,009
Total liabilities	$46,160	$29,270

Commitments and contingencies (note 19)

Shareholders’ equity:
Common shares, no par value, 29,788,450 shares authorized, 4,959,800 and 4,924,563 shares issued and outstanding at December 31, 2025 and 2024, respectively	7,585	7,399
Convertible preferred shares, no par value, 18,104,551 shares authorized, 17,718,491 issued and outstanding at both December 31, 2025 and 2024	213,002	213,002
Additional paid-in capital	10,151	5,937
Accumulated deficit	(206,303)	(135,636)
Accumulated other comprehensive income (loss)	9	(3,207)
Total shareholders’ equity	24,444	87,495
Total liabilities and shareholders’ equity	$70,604	$116,765

Subsequent events (note 22)

On behalf of the Board of Directors

/s/ Christian Weedbrook	/s/ Michael Trzupek
Christian Weedbrook, CEO and Director	Michael Trzupek, CFO and Director

See accompanying notes to consolidated financial statements.

Xanadu Quantum Technologies Inc.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except for share and per share amounts)

	Year Ended December 31,
	2025	2024	2023
Revenue	$4,617	$1,589	$2,479

Operating expenses:
Cost of revenue (exclusive of depreciation and amortization below)	361	466	605
Research and development	55,237	39,223	35,718
General and administrative	15,415	6,863	6,034
Sales and marketing	1,190	1,051	607
Depreciation and amortization	5,849	4,869	3,730
Other operating income, net	(4,113)	(287)	(2,518)
Total operating expenses	73,939	52,185	44,176
Loss from operations	(69,322)	(50,596)	(41,697)

Other income (expense), net:
Interest income (expense), net	1,209	4,670	6,507
Other income (expense), net	(2,554)	(42)	(402)
Total other income (expense), net	(1,345)	4,628	6,105
Net loss	$(70,667)	$(45,968)	$(35,592)
Net loss per share, basic and diluted	$(14.29)	$(9.35)	$(7.27)
Weighted average shares used in computing net loss per share, basic and diluted	4,944,814	4,917,324	4,892,803

Comprehensive loss:
Net loss	$(70,667)	$(45,968)	$(35,592)
Cumulative translation adjustment	3,216	(1,425)	457
Net comprehensive loss	$(67,451)	$(47,393)	$(35,135)

See accompanying notes to consolidated financial statements.

Xanadu Quantum Technologies Inc.
Consolidated Statements of Shareholder’s Equity
(In thousands, except for share and per share amounts)

	Common shares		Preferred shares		Total Share	Additional paid-in		Accumulated other comprehensive
	Number	Amount	Number	Amount	Capital	capital	Deficit	income (loss)	Total
Balance, January 1, 2023	4,872,083	$7,128	17,718,491	$213,002	$220,130	$911	$(54,076)	$(2,239)	$164,726
Loss for the year	-	-	-	-	-	-	(35,592)	-	(35,592)
Stock-based compensation	-	-	-	-	-	2,206	-	-	2,206
Exercise of stock options	40,377	159	-	-	159	(44)	-	-	115
Cumulative translation adjustment, net of tax	-	-	-	-	-	(13)	-	457	444
Balance, December 31, 2023	4,912,460	$7,287	17,718,491	$213,002	$220,289	$3,060	$(89,668)	$(1,782)	$131,899
Loss for the year	-	-	-	-	-	-	(45,968)	-	(45,968)
Stock-based compensation	-	-	-	-	-	2,893	-	-	2,893
Exercise of stock options	12,103	112	-	-	112	(30)	-	-	82
Cumulative translation adjustment, net of tax	-	-	-	-	-	14	-	(1,425)	(1,411)
Balance, December 31, 2024	4,924,563	$7,399	17,718,491	$213,002	$220,401	$5,937	$(135,636)	$(3,207)	$87,495
Loss for the year	-	-	-	-	-	-	(70,667)	-	(70,667)
Stock-based compensation	-	-	-	-	-	4,268	-	-	4,268
Exercise of stock options	35,237	186	-	-	186	(62)	-	-	124
Cumulative translation adjustment, net of tax	-	-	-	-	-	8	-	3,216	3,224
Balance, December 31, 2025	4,959,800	$7,585	17,718,491	$213,002	$220,587	$10,151	$(206,303)	$9	$24,444

See accompanying notes to consolidated financial statements.

Xanadu Quantum Technologies Inc.
Consolidated Statements of Cash Flows
(In thousands, except for share and per share amounts)

	Year Ended December 31,
	2025	2024	2023
Cash flows from operating activities:
Net loss	$(70,667)	$(45,968)	$(35,592)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,849	4,869	3,730
Amortization of operating right of use assets	887	815	788
Stock-based compensation	4,017	2,893	2,206
Amortization of debt issuance costs	9	135	159
Interest accretion on long-term debt	851	552	102
Change in fair value of warrant liabilities	1,616	9	195
Other non-cash adjustments, net	-	377	281
Change in operating assets and liabilities:
Accounts receivable	(7,998)	47	91
Materials and supplies	(4,885)	(3,188)	(11)
Prepaid expenses and other current assets	1,680	(4,192)	(1,100)
Accounts payable	1,042	1,267	165
Accrued expenses and other current liabilities	(89)	1,285	(20)
Deferred revenue	225	308	(713)
Deferred grant income	472	-	-
Operating lease liabilities	(1,054)	(946)	(661)
Receipt of lease allowances	-	-	831
Net cash provided by (used in) operating activities	(68,045)	(41,737)	(29,549)

Cash flows from financing activities:
Proceeds from exercise of stock options	124	82	115
Repayments of long-term debt	-	-	(2,509)
Proceeds from long-term debt	12,112	9,213	6,706
Net cash provided by (used in) financing activities	12,236	9,295	4,312

Cash flows from investing activities:
Purchase of property and equipment	(6,179)	(4,767)	(8,899)
Proceeds from sale of property and equipment	-	-	449
Purchase of intangible assets	(2,684)	(1,908)	(1,519)
Net cash provided by (used in) investing activities	(8,863)	(6,675)	(9,969)
Effects of foreign exchange rates on cash and cash equivalents	3,217	(723)	668
Increase (decrease) in cash and cash equivalents	(61,455)	(39,840)	(34,538)
Cash and cash equivalents, beginning of year	77,619	117,459	151,997
Cash and cash equivalents, end of year	$16,164	$77,619	$117,459

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-	216

Supplemental disclosure of non-cash investing and financing activities:
Capitalized stock-based compensation	$251	$-	$-
Purchases of property and equipment included in accounts payable	$16	$110	$20
Operating lease right-of-use assets subject to lease liability	$-	$427	$-

See accompanying notes to consolidated financial statements.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

1.	Description of business:

Xanadu Quantum Technologies Inc., together with its wholly owned subsidiaries (“Old Xanadu”) specializes in designing photonic devices and the platforms around them, including the experimentation and development of quantum computers available on the cloud with supporting software, along with quantum simulators and other related products and offerings.

Xanadu Quantum Technologies Inc. was incorporated under the Canada Business Corporations Act on December 7, 2016, and subsequently continued under the Business Corporations Act (Ontario) on October 29, 2025. The corporate office address is located at 777 Bay Street, Suite 2400, Toronto, Ontario.

2.	Basis of presentation and summary of significant accounting policies:

(a)	Basis of presentation:

The accompanying consolidated financial statements of the Old Xanadu are presented in U.S. dollars (“USD”) and prepared on a going concern basis in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

(b)	Principles of consolidation:

The consolidated financial statements of the Old Xanadu include the accounts of the Old Xanadu and all of its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

(c)	Liquidity and capital management:

The accompanying consolidated financial statements have been prepared on a basis that assumes Old Xanadu will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. Old Xanadu has incurred recurring net losses and negative cash flows from operations since inception. As of December 31, 2025, and 2024, Old Xanadu had an accumulated deficit of $(206,303) and $(135,636), respectively. For the years ended December 31, 2025, 2024, and 2023 Old Xanadu incurred net losses of $(70,667), $(45,968), and $(35,592) respectively, and Old Xanadu had net cash outflows from operating activities of $(68,045), $(41,737), and $(29,549) respectively. As of December 31, 2025 and 2024, Old Xanadu had cash and cash equivalents of $16,164 and $77,619 and net working capital of $31,237 and $84,983, respectively.

On March 26, 2026, Old Xanadu successfully consummated its business combination with Crane Harbor Acquisition Corp. (“SPAC”) and Xanadu Quantum Technologies Limited (“Xanadu”) (the “Business Combination”) and a concurrent PIPE investment (the “PIPE Financing”). These transactions resulted in gross proceeds of approximately $302 million (note 22).

Based on Old Xanadu’s current operating plan, management believes that the existing cash and cash equivalents, combined with the proceeds from the Business Combination and PIPE Financing, will be sufficient to fund operations, research and development activities, and capital expenditure requirements for at least twelve months from the date these consolidated financial statements are issued.

(d)	Use of estimates:

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The most significant estimates and assumptions are used in determining: (i) the fair value of underlying shares used in the valuation of equity-settled stock-based payments; (ii) long term revenue forecasts used in accounting for the SIF Loan (note 9), and (iii) the estimated percentage completion in fixed fee professional services revenue arrangements. These estimates, judgments, and assumptions are evaluated on an ongoing basis. Estimates are based on historical experience and other various assumptions management believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and outcomes could differ materially from management’s estimates, judgments, and assumptions.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

2.	Basis of presentation and summary of significant accounting policies: (cont.)

Old Xanadu’s accounting estimates and assumptions may change over time in response to risks and uncertainties. As of the date of issuance of these consolidated financial statements, Old Xanadu is not aware of any specific event or circumstance that would require Old Xanadu to update estimates, judgments or revise the carrying value of any assets or liabilities.

(e)	Cash and cash equivalents:

Old Xanadu considers all short term highly liquid investments purchased with original maturities at their acquisition date of three months or less to be cash equivalents. Old Xanadu maintains its cash and investments with high quality financial institutions, which, at times, may exceed federally insured limits. Old Xanadu did not hold any cash equivalents as of December 31, 2025 and 2024.

(f)	Accounts receivable, net:

Accounts receivable are non-interest bearing and represent amounts billed and currently due from customers at the gross invoiced amount as well as unbilled amounts related to unconditional rights for consideration to be received for services performed but not yet invoiced. A receivable is recorded when Old Xanadu has an unconditional right to receive payment. Old Xanadu’s accounts receivable includes trade, interest and other types of receivables.

On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance for credit losses. This assessment is based on management’s evaluation of the aging of accounts, historical collection experience and current economic expectations. As of December 31, 2025 and 2024, Old Xanadu has not recorded any allowance for doubtful accounts.

(g)	Materials and supplies, net:

Materials and supplies are carried at average cost and recorded in material and supplies in the consolidated balance sheets. Materials and supplies used in research and development efforts are expensed when consumed if an alternative use exists, otherwise are expensed when incurred. Old Xanadu expensed $8,277, $1,935, and $nil of materials and supplies consumed for the years ended December 31, 2025, 2024, and 2023 respectively.

Materials and supplies are evaluated for excess quantities and obsolescence. This evaluation includes an analysis of Old Xanadu’s current and future strategic plans, risk of technological obsolescence, and general market conditions. During the years ended December 31, 2025, 2024, and 2023 excess and obsolescence charges were $1,950, $nil, and $nil respectively.

(h)	Property and equipment, net:

Property and equipment are stated at acquisition cost, less accumulated depreciation and impairment. Depreciation on property and equipment is computed on a straight-line basis over the estimated useful lives of the assets at the time of acquisition. Leasehold improvements are amortized over the lesser of the term of the lease or the useful life of the asset.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

2.	Basis of presentation and summary of significant accounting policies: (cont.)

The estimated useful lives of Old Xanadu’s property and equipment are as follows:

Computer systems and servers	3 years
Lab equipment	7 years
Test and computer equipment	7 years
Furniture and fixtures	3 years
Leasehold improvements	Shorter of lease term or estimated useful life

Repairs and maintenance costs are expensed as incurred. Upon disposition of property and equipment, the cost and related accumulated depreciation are derecognized and any resulting gain or loss is reflected in other income (expense), net within the consolidated statements of operations and comprehensive loss.

(i)	Intangible assets, net:

Old Xanadu’s intangible assets include patents and external software licenses, which are carried at cost less accumulated amortization and impairment. Intangible assets with finite useful lives are amortized over their estimated useful lives on a straight-line basis.

Old Xanadu capitalizes costs associated with internal use software incurred during the application development stage. Capitalized costs include external direct costs of materials and services utilized in developing or obtaining internal-use software and payroll and payroll-related expenses for employees who are directly associated with and allocate time to the internal-use software project. Capitalization of such costs begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. Costs incurred during the preliminary project and post-implementation stages are charged to expense.

Patents	3 years
Internally developed software	5 years
Third-party perpetual software licenses	3 years

(j)	Impairment of long-lived assets:

Long-lived assets, including property and equipment and finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The determination of whether any impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of the asset or asset group to its net carrying value. If the estimated undiscounted future cash flows associated with the asset or asset group are less than the carrying value, an impairment loss is recognized to the extent the carrying amount of the asset or asset group exceeds its fair value. Old Xanadu did not recognize any impairment losses on long-lived assets during the years ended December 31, 2025, 2024, and 2023.

(k)	Foreign currency translation and transactions:

Old Xanadu’s reporting currency is the U.S. dollar and its functional currency is the Canadian dollar. The functional currency of Old Xanadu’s international subsidiaries is the currency of their primary economic environment. The results and financial position of the parent entity and foreign subsidiaries whose functional currency is not the U.S. dollar are translated at exchange rates in effect as of the consolidated balance sheet dates for assets and liabilities and at average exchange rates for revenues and expenses for the respective periods. Translation adjustments are included as a cumulative translation adjustment in accumulated other comprehensive income (loss).

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

2.	Basis of presentation and summary of significant accounting policies: (cont.)

Monetary assets and liabilities that are denominated in a currency other than Old Xanadu’s functional currency are translated into the functional currency using the exchange rates in effect as of the consolidated balance sheet dates, and revenues and expenses are translated at the exchange rates prevailing when the transactions occurred. Gains and losses resulting from translation are recognized in other income (expense), net in the consolidated statements of operations and comprehensive loss in the period in which they arise. Non-monetary assets and liabilities are translated at historical exchange rates.

(l)	Revenue recognition:

Old Xanadu derives revenue primarily from: (i) professional services related to research projects, proof of concept development, and quantum education and (ii) compute and other services which includes provision of compute services, such as co-development and execution of quantum algorithms on Old Xanadu’s quantum computing systems, and provision, on a non-exclusive basis via access to its photonic based-hardware, of quantum-computing-as-a-service (“QCaaS”).

Revenue is recognized based on the following five step model in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers:

●	Identify the contract,

●	Identify the performance obligations,

●	Determine the transaction price,

●	Allocate the transaction price to the performance obligations, and

●	Recognize revenue when (or as) the entity satisfies a performance obligation.

Old Xanadu enters into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. Payment terms on invoiced amounts are typically net 30 days or less. Contract durations generally range from six months to several years. A contract’s transaction price is allocated to each distinct performance obligation based on their estimated standalone selling price. Old Xanadu determines standalone selling price based on the observable price of a product or service when it sells the products or services separately in similar circumstances and to similar customers. Certain products and services have limited or no history of being sold on a standalone basis. In these instances, Old Xanadu determines standalone selling price by considering its overall pricing objectives and market conditions, including cost plus a reasonable margin. Significant pricing practices considered include Old Xanadu’s discounting practices, the value of the contracts, historical standalone sales, customer demographics, geographic locations, and the number and types of users within the contracts.

Revenue is recognized net of taxes collected from customers, which are subsequently remitted to governmental authorities.

Professional services arrangements often include a series of activities with progress billing milestones. Old Xanadu’s professional services constitute an activity that provides benefits that the customer receives and consumes as the services are performed. The transaction price is generally fixed and stated in the contract with the customer. Professional services revenue is recognized based on hours and, or costs incurred as appropriate. Revenue for partially completed professional service performance obligations deemed probable of being met is recognized using an input measure based on actual labor hours incurred to date relative to total estimated labor hours required to complete the project. For fixed price contracts, revenue is recognized based on the input measure noted above as control is expected to transfer over the period that the project is completed.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

2.	Basis of presentation and summary of significant accounting policies: (cont.)

Old Xanadu has determined that its QCaaS, including non-exclusive access to photonic hardware, is a stand-ready performance obligation to provide ongoing access to its cloud-based quantum technology platform service. The transaction price generally consists of a fixed fee for a stated volume of usage to be made available over a defined period of access. Fixed fee arrangements may also include a variable component whereby customers pay additional fees for usage exceeding contractual volume as defined by the contractual agreements. The performance obligation related to the fixed fee is satisfied over time and revenue is recognized on a straight-line basis over the access period. Any additional fees relating to extra usage are recognized in the period they occur.

Old Xanadu’s compute services represent a performance obligation that is satisfied over-time. Revenue is recognized on a straight-line basis over the contract term.

The timing of revenue recognition, billings and cash collection may result in accounts receivable, contract assets, and deferred revenue on Old Xanadu’s consolidated balance sheets. A receivable is recorded in the period in which Old Xanadu provides services when it has an unconditional right to payment. Contract assets represent rights to consideration for services completed and revenue recognized for contracts that have not yet been invoiced to customers, which have been included within accounts receivable on the consolidated balance sheets.

Old Xanadu records deferred revenue when amounts are invoiced under contract terms or payments are received in advance of revenue recognition from products or services described above. Deferred revenue is recognized as and when the related performance obligations are satisfied.

Old Xanadu defers commission payments to employees or third parties that are direct and incremental to the acquisition of customer contracts in the period the contract is executed and are recognized into sales and marketing expense over a period consistent with the transfer of goods or services to the customer if that period is greater than one year. No such costs were incurred in the years presented.

(m)	Cost of revenue

Cost of revenue consists of direct expenses related to building specialized quantum hardware and delivering Old Xanadu’s services. Cost of revenue includes direct manufacturing costs, personnel-related expenses, including stock-based compensation, and overhead costs, including operating lease expenses, allocated to customer-facing functions. Depreciation and amortization of quantum systems and related software are excluded from cost of revenue.

(n)	Research and development:

Research and development expenses are charged to the consolidated statement of operations and comprehensive loss as incurred. Research and development expenses are comprised of costs in performing research and development activities and include personnel-related costs, process development costs, chip fabrication costs, consulting fees, lab materials, software costs, cloud computing costs, and other related costs.

Where tangible assets or software to be used in research and development activities is constructed by Old Xanadu or acquired, the costs are expensed as incurred unless those assets have an alternative future use. When assets with alternative future use are consumed in research and development activities they are recorded as research and development expenses.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

2.	Basis of presentation and summary of significant accounting policies: (cont.)

(o)	Stock-based compensation:

Old Xanadu accounts for stock-based compensation in accordance with ASC 718, Compensation — Stock Compensation. Equity-settled stock-based payments to employees and others providing similar services are recognized as stock-based compensation expense based on the fair value of the equity instruments at the grant date. Stock-based compensation expense is recognized over the requisite service period on a straight-line basis, with a corresponding increase in additional paid-in capital within shareholders’ equity. Old Xanadu recognizes forfeitures as they occur.

(p)	Advertising expenses:

Advertising costs are expensed as incurred and are included in sales and marketing expenses in the consolidated statements of operations and comprehensive loss. These costs totaled $490, $264, and $77 for the years ended December 31, 2025, 2024, and 2023, respectively.

(q)	Leases:

Old Xanadu enters into operating leases for its office space tenancies. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities on the consolidated balance sheets. As of December 31, 2025, and 2024, Old Xanadu had no finance lease contracts.

Old Xanadu determines the initial classification and measurement of its ROU assets and lease liabilities at the lease commencement date. Operating lease ROU assets and operating lease liabilities are recognized on the consolidated balance sheets based on the present value of minimum lease payments over the lease term. Old Xanadu’s leases do not provide an implicit rate, and therefore, the incremental borrowing rate based on the information available on the commencement date is used to determine the present value of lease payments. The lease term includes options to extend or terminate the lease when it is reasonably certain that Old Xanadu will exercise that option. Lease expense is recognized on a straight-line basis over the lease term.

Old Xanadu’s lease agreements include lease and non-lease components, which are accounted for separately in the determination of lease costs. Variable lease and non-lease components are excluded from the lease payments used to measure the ROU assets and lease liabilities and are recognized in the consolidated statements of operations and comprehensive loss in the year in which the obligation for those payments is incurred.

Old Xanadu accounts for a lease modification as a separate contract when the modification grants the lessee an additional right of use not included in the original lease and when lease payments increase commensurate with the standalone price for the additional right of use. When a lease modification results in a separate contract, it is accounted for in the same manner as a new lease.

(r)	Investment tax credits and government assistance:

Refundable investment tax credits (“ITCs”) pursuant to the Scientific Research and Experimental Development (“SR&ED”) program and other government assistance including grants and wage subsidies related to current expenditures are recorded as other operating income (expense), net within the consolidated statements of operations and comprehensive loss. Non-refundable investment tax credits are recorded as a reduction in income tax expense. Old Xanadu accounts for investment tax credits and government grants and subsidies by analogy to International Accounting Standard 20, Accounting for Government Grants and Disclosures of Government Assistance. The investment tax credits, and government grants and subsidies are recognized in income in the period when the related expenditure is recognized as an expense provided there is reasonable assurance that Old Xanadu has complied with, and will continue to comply with, all conditions necessary to obtain the government assistance or credit. Government grants and assistance related to capitalized expenditures are recognized as a reduction to the carrying amount of the related asset.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

2.	Basis of presentation and summary of significant accounting policies: (cont.)

(s)	Convertible preferred shares:

Old Xanadu applies the provisions of ASC 480, Distinguishing Liabilities from Equity in determining the classification of convertible preferred shares as permanent equity, temporary equity, or liabilities. Factors considered include conversion features, embedded features, redemption features, and the nature of the host instrument. Convertible preferred shares classified as equity are recognized at the issuance price net of issuance costs.

(t)	Income taxes:

Old Xanadu accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the estimated future tax consequences of events that have been included in the consolidated financial statements or in Old Xanadu’s tax returns. Under this method, deferred tax assets and liabilities are recognized for temporary differences between the carrying amounts in the consolidated financial statements and the tax basis of assets and liabilities. In addition, deferred tax assets and liabilities are recorded for non-capital loss carryforwards and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which they are expected to be realized or settled. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the amount that is more likely than not to be realized. Factors considered when assessing the likelihood of future realization of deferred tax assets include Old Xanadu’s recent cumulative loss experience and expectations of future earnings, capital gains and investments in the applicable jurisdiction, carryforward periods available for tax reporting purposes, among others.

Old Xanadu evaluates tax positions taken or expected to be taken in the course of preparing tax returns and applies a two-step approach in recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the available evidence indicates that it is more likely than not that the position will be sustained upon examination by the applicable tax authority. The second step, for those tax positions that meet the recognition criteria, is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

(u)	Net loss per share:

Basic net loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of shares of common shares outstanding during each period. Old Xanadu’s potentially dilutive securities include outstanding stock options and convertible preferred shares. Diluted net loss per share gives effect to all potentially dilutive securities, assuming that such shares were outstanding and dilutive during each period, except when the inclusion of the potentially dilutive securities would have an anti-dilutive effect.

Old Xanadu applies the two-class method when computing net loss per share, as Old Xanadu has issued shares that meet the definition of participating securities. The two-class method allocates earnings between common shareholders and holders of participating securities. Old Xanadu’s convertible preferred shares are deemed to be participating securities due to their rights to participate in dividends with common shares. In periods where there is a net loss, no allocation of undistributed net loss to the convertible preferred shares is performed as the holders of the convertible preferred shares are not contractually obligated to absorb Old Xanadu’s losses. Old Xanadu recognizes interest and penalties related to uncertain tax provisions as a component of income tax expense.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

2.	Basis of presentation and summary of significant accounting policies: (cont.)

(v)	Fair value measurement:

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. In determining fair value, the use of various valuation methodologies, including market, income and cost approaches is permissible. The inputs to these methodologies consider market comparable information, taking into account the principal or most advantageous market in which Old Xanadu would transact. The fair value hierarchy prioritizes which inputs should be used in measuring fair value and requires the use of observable market data when available. There are three levels of inputs that may be used to measure fair value based on the reliability of inputs, and a financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement:

●	Level 1: Quoted market prices in active markets that the reporting entity has the ability to access at the date of the fair value measurement.

●	Level 2: Inputs other than quoted market prices described in Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value measurement of the assets or liabilities.

(w)	Concentration of credit risk:

Financial instruments that potentially subject Old Xanadu to concentration of credit risk principally consist of cash and cash equivalents and accounts receivable. Old Xanadu’s policy is to place its cash and cash equivalents with high quality financial institutions to limit the amount of credit exposure. For Old Xanadu’s accounts receivable and grants receivable, credit risk is dependent upon the financial stability of individual customers or government entity. Old Xanadu performs ongoing evaluations of its customers’ and grantor’s financial condition and does not have a history of material credit losses. Refer to note 18 for additional information around Old Xanadu’s significant customers. Other receivables represent an insignificant part of Old Xanadu’s financial position.

(x)	Adoption of accounting pronouncements

During the year ended December 31, 2025, Old Xanadu elected to voluntarily discontinue the use of certain private company accounting alternatives previously permitted by the Private Company Council (“PCC”) and transitioned to the reporting and disclosure requirements applicable to Public Business Entities (“PBEs”) as defined in the FASB ASC Master Glossary. Old Xanadu believes this transition provides greater transparency and enhances the comparability of its financial position and results of operations for its stakeholders.

This change in accounting principle has been applied retrospectively to all periods presented. The transition to PBE standards primarily impacted Old Xanadu’s disclosures related to fair value measurements and income taxes (note 8). This change did not result in a material adjustment to Old Xanadu’s consolidated balance sheets, statements of operations and comprehensive loss, or cash flows for any period presented.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

2.	Basis of presentation and summary of significant accounting policies: (cont.)

Effective January 1, 2025, Old Xanadu adopted ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This standard requires enhanced disaggregation within the effective tax rate reconciliation and additional information regarding income taxes paid. Old Xanadu adopted this guidance on a retrospective basis; accordingly, prior period disclosures have been recast to conform to the new requirements.

(y)	Recently issued but not yet adopted accounting pronouncements:

In November 2024, the FASB issued Accounting Standard Update No. 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures” (“ASU 2024-03”). The standard requires additional expense disclosures by public business entities in the notes to the financial statements. The guidance is effective for annual periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. Old Xanadu will adopt this guidance in the year-ended December 31, 2027 and is in the process of evaluating the impact of this standard on its consolidated financial statements.

In December 2025, the FASB issued ASU 2025-10, Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities, which provides an authoritative framework for the recognition, measurement, and presentation of government grants. This guidance is effective for Old Xanadu for fiscal years beginning after December 15, 2028, and interim periods within those years, with early adoption permitted. Old Xanadu is currently evaluating the impact of this guidance on its consolidated financial statements but does not expect the adoption to have a material impact on its financial position, results of operations, or cash flows.

3.	Accounts receivable, net:

Old Xanadu’s accounts receivable include trade, interest and other receivables as of December 31, 2025 and 2024:

	2025	2024
Accounts receivable	$100	$607
Other receivables	86	437
Grant receivable	5,011	-
Contract assets	1,499	207
Sales tax receivable	963	8
Related party receivable (note 21)	1,818	-
Total	$9,477	$1,259

As of both December 31, 2025 and 2024, Old Xanadu’s allowance for doubtful accounts was $nil.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Statements

(In thousands, except for share and per share amounts)

4.	Prepaid expenses and other current assets:

Prepaid expenses and other current assets are comprised of the following as of December 31, 2025 and 2024:

	2025	2024
Prepaid materials and supplies	$3,675	$5,839
Prepaid professional services	154	881
Other prepaid expenses and current assets	2,400	1,571
Total	$6,229	$8,291

5.	Accrued expenses and other current liabilities:

Accrued expenses and other current liabilities are comprised of the following as of December 31, 2025 and 2024:

	2025	2024
Accrued salaries and other payroll liabilities	$36	$90
Accrued professional services	1,962	774
Other accrued expenses and current liabilities	193	1,305
Total	$2,191	$2,169

6.	Property and equipment, net:

Property and equipment, net consisted of the following:

	2025	2024
Computer systems and servers	$1,083	$823
Test and computer equipment	16,988	11,558
Lab equipment	9,604	8,605
Furniture and fixtures	286	273
Leasehold improvements	3,637	2,870
Total	$31,598	$24,129
Less: Accumulated depreciation	(13,285)	(8,753)
Property and equipment, net	$18,313	$15,376

During the years ended December 31, 2025, 2024, and 2023 Old Xanadu recognized depreciation expense of $4,310, $3,695, and $2,813 respectively, related to property and equipment.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

7.	Intangible assets, net:

Intangible assets, net consisted of the following:

	As of December 31, 2025
	Cost	Accumulated Amortization	Net Book Value
Patents	$2,226	$(1,383)	$843
Internally developed software	7,586	(3,352)	4,234
External software licenses	180	(129)	51
Total	$9,992	$(4,864)	$5,128

	As of December 31, 2024
	Cost	Accumulated Amortization	Net Book Value
Patents	$1,531	$(933)	$598
Internally developed software	4,980	(2,129)	2,851
External software licenses	163	(80)	83
Total	$6,674	$(3,142)	$3,532

During the years ended December 31, 2025, 2024, and 2023, Old Xanadu recognized amortization expense of $1,539, $1,174, and $917 related to intangible assets, respectively.

As of December 31, 2025, estimated amortization expense related to intangible assets is as follows:

Fiscal years ending December 31,
2026	$1,782
2027	1,466
2028	986
2029	632
2030	262
Thereafter	-
Total	$5,128

8.	Income taxes:

The following table presents the components of net loss before income taxes generated by domestic and foreign operations:

	Years ended December 31,
	2025	2024	2023
Domestic	$(70,629)	$(45,965)	$(35,592)
Foreign	(38)	(3)	-
Net loss before income taxes	$(70,667)	$(45,968)	$(35,592)

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

8.	Income taxes: (cont.)

The provision for income taxes as of December 31, 2025, 2024, and 2023 is reconciled to net loss before income taxes as follows:

	Years ended December 31,
	2025		2024		2023
Net Loss before income taxes	$(70,667)		$(45,968)		$(35,592)
Canadian federal statutory tax rate(1)	15%		15%		15%
Expected provision for income taxes at federal statutory rate	$(10,600)	15.0%	$(6,895)	15.0%	$(5,339)	15.0%
Foreign tax effects:
Other	6	(0.0)%	-	-	-	-
Non-taxable or non-deductible items :
Stock-based compensation	544	(0.8)%	453	(1.0)%	327	(0.9)%
Other	428	(0.6)%	60	(0.1)%	46	(0.1)%
Tax credits	(6,205)	8.8%	-	-	(1,770)	5.0%
Change in valuation allowance	13,179	(18.6)%	6,391	(13.9)%	6,768	(19.0)%
Return to provision true-up	323	(0.5)%	-	-	44	(0.1)%
Foreign exchange	2,325	(3.3)%	(9)	0.0%	(76)	0.1%
Provision for income taxes	-	-	-	-	-	-
Effective tax rate	-	-	-	-	-	-

(1)	We apply the federal tax rate of 15% which is the federal statutory rate of Canada, net of the general tax reduction and tax abatement.

The components of Old Xanadu’s deferred tax assets and liabilities as of December 31, 2025, 2024, and 2023 are as follows:

	Years ended December 31,
	2025	2024	2023
Non-capital losses available for carryforward	$16,170	$14,002	$15,844
Investment tax credits	13,245	3,814	4,139
SR&ED Pool	12,336	2,074	2,250
Intangible assets	15,268	14,388	3,560
Lease liability	2,189	2,124	2,699
Donations	3	3	2
Deferred grant income	130	-	-
Total deferred tax assets	$59,341	$36,405	28,494
Property and equipment	(267)	(926)	(1,283)
Tax on investment credits	(2,778)	(767)	(832)
Financing costs	(93)	(62)	(71)
Right-of-use assets	(1,842)	(1,758)	(2,264)
Total deferred tax liabilities	$(4,980)	$(3,513)	$(4,450)

Net deferred tax assets before valuation allowance	$54,361	$32,892	$24,044
Valuation allowance	(54,361)	(32,892)	(24,044)
Net deferred tax assets (liabilities)	$-	$-	$-

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

8.	Income taxes: (cont.)

Old Xanadu has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and determined that it is more likely than not that it will not realize most of the benefits of its deferred tax assets due to the cumulative operating loss in recent years. Accordingly, Old Xanadu has provided a full valuation allowance as at December 31, 2025, 2024, and 2023. The net increase in the valuation allowance of $21,469 in the year ended December 31, 2025 is primarily due to the impact of capitalized research and development expenses and current year operating losses. Old Xanadu will continue to reassess the valuation allowance quarterly and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.

As at December 31, 2025, Old Xanadu has unused Canadian non-capital loss carry forwards of approximately $60,990 (2024: $52,839, 2023: $59,788), which are available to offset future taxable income. The loss carry forwards expire between 2042 and 2045. In addition, Old Xanadu has non-refundable Canadian ITCs of approximately $13,245 (2024: $3,814, 2023: $4,139) expiring between 2039 and 2044, which are available to be applied against future Canadian income taxes payable.

Old Xanadu had no material uncertain income tax positions for the years ended December 31, 2025, 2024, and 2023. During the years ended December 31, 2025, 2024, and 2023, there were no material interest or penalties related to uncertain tax positions. Old Xanadu remains subject to audit by the relevant tax authorities for the years ended 2022 through 2025.

9.	Long-term debt:

As of December 31, 2025 and 2024, Old Xanadu’s long-term debt is comprised of the Government of Canada Strategic Innovation Fund (“SIF”) Loan, and the Government of Canada Federal Economic Development Agency (“FedDev”) Loan as follows:

	As of December 31,
	2025	2024
SIF Loan	$27,536	$13,978
FedDev Loan	2,462	2,031
Total long-term debt	$29,998	$16,009

(a)	SIF Loan

Under the SIF Loan, SIF is committed to provide Old Xanadu contributions up to C$40,000 contingent on Old Xanadu incurring defined eligible expenditures. Contributions from SIF shall be used for the development of photonic-based, fault-tolerant quantum computers, including projects involving the adaptation of research findings for commercial applications, development of current products through the implementation of new or incremental technology, and development of process improvements which reduce the environmental footprint of current production. As of December 31, 2025 and 2024, Old Xanadu has received C$35,682 and C$19,214 in total funding from SIF, respectively.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

9.	Long-term debt: (cont.)

Principal and interest amounts to be repaid under the SIF Loan are determined using a revenue-based formula and are capped at 150% of the principal amount. Repayments are due in up to 20 annual installments, commencing on April 30, 2028. If the total of the 20 revenue-based annual installments is less than the principal amount, any remaining repayment obligation will be forgiven. While revenue projections are inherently uncertain given the early stage of the quantum industry, Old Xanadu’s interest calculation anticipates repayments commencing as early as 2028 and repayment of the full principal amount, at the 150% level, by the end of the 20 year repayment installment period.

The SIF Loan includes certain covenants requiring Old Xanadu to support high-skilled jobs in Canada, collaborate with Canadian institutions and small and medium-sized Canadian-based enterprises, and invest in R&D within Canada. Repayments of the SIF Loan can also be triggered upon default on loan covenants in the agreement, termination of the agreement, or upon a change of control that has not been approved by the Government of Canada. Old Xanadu determined the Business Combination did not constitute a change in control as defined in the SIF Loan and no approvals were required by the Government of Canada. As of December 31, 2025 and 2024, Old Xanadu was in compliance with all events that would trigger default or termination of the agreement.

Old Xanadu accounts for the SIF Loan as a liability on Old Xanadu’s consolidated balance sheets in accordance with ASC 470-10-25, Sales of Future Revenues. The SIF Loan is initially measured at face value and is subsequently amortized using the effective interest method, which includes accrued interest expense over the estimated term of the SIF Loan. The amortization schedule is based on projected cash flows derived from Old Xanadu’s long-term revenue forecast. Subsequent changes in forecasted cash flows will be accounted for under the retrospective method, which entails a new effective interest rate being computed each period based on the original proceeds received, actual cash flows to date, and the revised estimate of remaining cash flows. The new discount rate is then used to adjust the carrying value of the debt to the present value of the revised cash flows, discounted at the new effective interest rate. The offset is recognized in interest income (expense), net. As the SIF Loan is originated through a government program, a market rate of interest is not imputed in accordance with the scope limitations of ASC 835.

As of December 31, 2025 and 2024, Old Xanadu determined a weighted average effective interest rate of 4.69% and 5.52%, respectively, based on the most recent revenue projections at each reporting date. During the years ended December 31, 2025 and 2024, Old Xanadu recognized $897 and $511 of interest expense, respectively, related to the SIF Loan, inclusive of foreign exchange, respectively, within interest income (expense), net in the consolidated statements of operations and comprehensive loss. This included $182 of gains and $24 of losses related to retrospective method adjustments to the accrued interest portion of the SIF Loan during the years ended December 31, 2025 and 2024, respectively.

The following table summarizes the changes in the carrying value of the SIF Loan:

Balance as of December 31, 2023	$6,413
Contributions received, net of changes in foreign exchange rates	7,054
Interest expense, net of changes in foreign exchange rates	511
Balance as of December 31, 2024	$13,978
Contributions received, net of changes in foreign exchange rates	12,661
Interest expense, net of changes in foreign exchange rates	897
Balance as of December 31, 2025	$27,536

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

9.	Long-term debt: (cont.)

As of December 31, 2025, Old Xanadu has classified the SIF Loan as non-current as repayments will not commence within the 12 months following the balance sheet date.

(b)	FedDev Loan

Under the FedDev Loan, an aggregate principal amount of C$3,750 is made available to Old Xanadu based on Old Xanadu’s incurrence of eligible expenditures. Proceeds from the FedDev Loan shall be used to advance and commercialize Old Xanadu’s quantum products. As of December 31, 2025 and 2024, Old Xanadu had received C$3,375 and C$2,920, respectively, in gross proceeds from the FedDev Loan.

The FedDev Loan is repayable in 60 monthly installments commencing on April 1, 2027. As the FedDev Loan originated through a government program with regulated interest, a market rate of interest is not imputed in accordance with the scope exclusions of ASC 835.

The FedDev Loan includes certain event of defaults, including when Old Xanadu fails to meet the objectives or milestones outlined in the agreement. Repayment of the FedDev Loan can also be triggered upon the occurrence of an event of default stated in the agreement. As of December 31, 2025, Old Xanadu is not aware of any events that would trigger default of the agreement.

The following table summarizes the changes in the carrying value of the FedDev Loan:

Balance as of December 31, 2023	$395
Contributions received, net of changes in foreign exchange rates	1,636
Balance as of December 31, 2024	$2,031
Contributions received, net of changes in foreign exchange rates	431
Balance as of December 31, 2025	$2,462

As of December 31, 2025, Old Xanadu has classified the FedDev Loan as non-current as repayments will not commence within the 12 months following the balance sheet date.

The following table summarizes the expected repayment schedule of the FedDev Loan.

2026	$-
2027	364
2028	547
2029	547
2030	547
2031 and thereafter	732
Total repayments	$2,737

10.	Warrant liabilities:

As of December 31, 2025 and 2024, Old Xanadu’s warrant liabilities are comprised of the SFTrust Warrants and RBC Warrants (each, as defined below) as follows:

	2025	2024
SFTrust Warrants	$915	$141
RBC Warrants	959	117
Total warrant liabilities	$1,874	$258

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

10.	Warrant liabilities: (cont.)

The fair value of Old Xanadu’s warrant liabilities is estimated using a Black-Scholes option pricing model. Inherent in a Black-Scholes option pricing model are assumptions related to the fair value of the underlying common shares, expected stock-price volatility, expected term, risk-free interest rate and dividend yield.

(a)	Silicon Valley Bank warrants:

In 2018, Silicon Valley Bank was issued 34,000 warrants. All 34,000 warrants issued have an exercise price of C$0.29 per share and a 10-year term from their original issuance. The fair value of the SFTrust warrants on their respective grant dates were recognized within additional paid-in capital with an offset to debt issuance costs.

In connection with a 2021 amendment, Silicon Valley Bank was issued warrants to purchase 24,164 voting common shares representing 0.1% of the fully diluted shares, post series B financing, on the same terms and conditions as established for other common shareholders. Half of the warrants vested immediately upon entering into the amendment with the other half were contingent upon the draw of the Silicon Valley Bank term loan (“SVB Term Loan”) exceeding $5,000. All 12,082 vested warrants have an exercise price of $1.69 per share and a 12-year term from their original issuance. The warrants (collectively, the “SFTrust Warrants”) are recognized as a current liability on the consolidated balance sheets and are measured at fair value of $915 and $141 as of December 31, 2025 and 2024, respectively. The remaining 12,082 warrants have expired because Old Xanadu did not draw more than $5,000 of the SVB Term Loan prior to its full repayment and extinguishment on April 30, 2023.

As of both December 31, 2025 and 2024, no warrants were exercised, and 46,082 warrants were issued and outstanding.

(b)	RBC Warrants:

The RBC Warrants issued have an exercise price of $12.94 per share and a 12-year term from their original issuance. The RBC Warrants are recognized as a current liability on the consolidated balance sheets and are measured at fair value of $959 and $117 as of December 31, 2025 and 2024, respectively.

As of both December 31, 2025 and 2024, no RBC Warrants were exercised, and 13,999 RBC Warrants were issued and outstanding.

11.	Shareholders’ equity:

(a)	Convertible preferred shares:

The following table summarizes the number and amount of convertible preferred shares authorized and issued and outstanding as of December 31, 2025, 2024, and 2023 by series:

	Authorized	Issued and Outstanding	Amount
Series A Preferred Shares	3,975,516	3,975,516	19,765
Series B Preferred Shares	6,034,735	6,034,735	99,774
Series C Preferred Shares	2,862,494	2,476,434	87,158
Series 1 Seed Preferred Shares	2,847,306	2,847,306	1,883
Series 2 Seed Preferred Shares	970,344	970,344	1,562
Series 3 Seed Preferred Shares	1,414,156	1,414,156	2,860
Total	18,104,551	17,718,491	213,002

Each preferred share is convertible, at the option of the holder, into one common share at the holder’s option, subject to certain adjustments including weighted average anti-dilution protection and down-round anti-dilution adjustments. As of December 31, 2025 and 2024, the maximum number of common shares that could be required to be issued if converted is 17,718,491 shares. The preferred shares automatically convert into common shares in the event of: (i) the closing of a public offering that results in proceeds of at least $50,000 or (ii) the voluntary conversion of at least a preferred majority.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

11.	Shareholders’ equity: (cont.)

Holders of the preferred shares are entitled to vote together as one series with holders of the voting common shares on an as-converted basis.

The preferred shares are not redeemable at the option of the holders thereof or Old Xanadu.

The preferred shares of each class and series rank senior to the common shares and pari passu with each other class and series of preferred shares with respect to dividends and return of capital in the event of a liquidation event. Dividends are non-cumulative. The holders of the preferred shares shall be entitled to receive any dividends if and when declared by the Board of Directors.

In the event of a deemed liquidation triggered by the sale of substantially all assets or a change of control resulting in Old Xanadu holding less than 50% voting rights, dissolution or winding up of Old Xanadu, the holders of each preferred share shall receive their original issue price, plus any declared but unpaid dividends on such share. Thereafter, any assets remaining following distribution to the holders of the preferred shares would be distributed to the holders of the common shares and any other series of shares ranking junior to the preferred shares.

Old Xanadu has determined that the preferred shares are more akin to equity instruments and are classified as permanent equity under ASC 480, Distinguishing Liabilities from Equity. In addition, the economic characteristics and risks of the embedded conversion options are clearly and closely related to the preferred shares. As such, the conversion options are not required to be bifurcated from the host instruments under ASC 815, Derivatives and Hedging.

(b)	Common shares:

The following table summarizes the number and amount of non-voting and voting common shares authorized and issued and outstanding as of December 31, 2025, 2024, and 2023:

	December 31, 2025
	Authorized	Issued and Outstanding	Amount
Voting common shares	24,468,242	4,854,733	7,096
Non-voting common shares	5,320,208	105,067	489
Total	29,788,450	4,959,800	7,585

	December 31, 2024
	Authorized	Issued and Outstanding	Amount
Voting common shares	24,468,242	4,854,733	7,096
Non-voting common shares	5,320,208	69,830	303
Total	29,788,450	4,924,563	7,399

	December 31, 2023
	Authorized	Issued and Outstanding	Amount
Voting common shares	24,468,242	4,854,733	7,096
Non-voting common shares	5,320,208	57,727	191
Total	29,788,450	4,912,460	7,287

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

11.	Shareholders’ equity: (cont.)

The voting common shares have one vote per share. Dividends may be declared and paid on both the voting and non-voting common shares, subject in all cases to the rights and preferences of the holders of the preferred shares and authorization by the Board of Directors. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Old Xanadu, after payment of all preferential amounts required to be paid to the holders of preferred shares, the holders of the common shares and non-voting common shares are entitled to share equally, share-for-share, in any distribution of the remaining assets of Old Xanadu.

The following table summarizes the changes in issued and outstanding voting and non-voting common shares for the years ended December 31, 2025, 2024, and 2023:

	Voting Common Shares		Non-Voting Common Shares
	Number	Amount	Number	Amount
Balance as of January 1, 2023	4,854,733	$7,096	17,350	$32
Issuance upon exercise of stock options	-	-	40,377	159
Balance as of December 31, 2023	4,854,733	$7,096	57,727	$191
Issuance upon exercise of stock options	-	-	12,103	112
Balance as of December 31, 2024	4,854,733	$7,096	69,830	$303
Issuance upon exercise of stock options	-	-	35,237	186
Balance as of December 31, 2025	4,854,733	$7,096	105,067	$489

12.	Stock-based compensation:

Under Old Xanadu’s 2017 Equity Incentive Plan (the “2017 Plan”), the Board of Directors is authorized to grant restricted shares and stock options for up to 1,393,773 non-voting common shares.

In April 2018, the Board of Directors approved the 2018 Equity Incentive Plan (the “2018 Plan”). The total option pool available for grant was 5,749,323 non-voting common shares under the 2018 Plan. As of December 31, 2025, 873,830 and nil options are still available for grant under the 2018 Plan and the 2017 Plan, respectively.

The options granted to date under the 2017 Plan and 2018 Plan have a service condition with the following vesting terms: (a) 25% of the options granted vest on a date that is one year after the date of grant and (b) the remaining unvested options vest in equal monthly installments for an additional 36 months.

The options terms initially dictated that the options would expire 10 years from the original grant date and 90 days from an employee’s termination date. On September 5, 2025, a resolution was passed to extend the exercise period of options granted to certain terminated employees to June 30, 2026 and in the case of one employee to November 27, 2026. During the year ended December 31, 2025, Old Xanadu recorded $97 in stock option expense related to these modifications. There are no further amounts to recognize as all awards impacted had vested at the time of modification.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

12.	Stock-based compensation: (cont.)

The following is a summary of Old Xanadu’s stock options activity during the years ended December 31, 2025, 2024, and 2023:

	Number of Options	Weighted average exercise price (CAD)	Weighted average remaining contractual term (years)	Aggregate intrinsic value (CAD)
Balance as of January 1, 2023	1,857,041	$4.64	7.70	$23,307
Granted	1,830,772	17.63
Exercised	40,377	3.86
Expired and forfeited	214,454	14.20
Balance as of December 31, 2023	3,432,982	$10.98	7.96	$26,440
Granted	685,875	18.79
Exercised	12,103	9.19
Expired and forfeited	235,326	13.28
Balance as of December 31, 2024	3,871,428	$12.23	7.42	$25,987
Granted	804,768	47.48
Exercised	35,237	5.02
Expired and forfeited	255,269	18.16
Balance as of December 31, 2025	4,385,690	$18.34	6.65	$397,700
Exercisable as of December 31, 2025	2,758,736	$10.07	5.33	$272,990
Unvested as of December 31, 2025	1,626,954	$32.37	8.89	$124,710

The fair value of the options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2025	2024	2023
Dividend yield	—	—	—
Risk free rate	3.87%	4.28%	3.94%
Expected volatility(1)	37.76%	37.98%	37.75%
Expected option term (in years)(2)	6.00	6.00	5.98
Weighted average fair value of underlying common shares at grant date (CAD)(3)	$47.48	$18.94	$18.68
Fair value of options granted (CAD)	$20.53	$8.36	$7.72

(1)	The expected volatility is based on that of comparable publicly traded companies.
(2)	The expected term of stock options granted was calculated using the simplified method, which represents the average of the contractual term and the weighted-average vesting period of the option. Old Xanadu uses the simplified method because it does not have sufficient historical exercise data for its options to provide a reasonable basis upon which to estimate the expected term.
(3)	The fair value of underlying common shares was determined by the Board of Directors at each award grant date based on a variety of factors, including the results obtained from an independent third-party valuation, the illiquid nature of Old

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

12.	Stock-based compensation: (cont.)

Xanadu’s common shares, arm’s-length sales of Old Xanadu’s share capital, the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others.

For the years ended December 31, 2025, 2024, and 2023, the total intrinsic value of stock options exercised was $1,402, C$116, and C$565 respectively.

The following table summarizes the stock-based compensation expense classified in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2025, 2024, and 2023:

	2025	2024	2023
Cost of revenue	$110	$16	$33
Research and development	3,048	2,357	1,827
General and administrative	783	460	334
Sales and marketing	76	60	12
Total stock-based compensation expense	$4,017	$2,893	$2,206

For the years ended December 31, 2025, 2024, and 2023, total stock-based compensation capitalized to intangible assets was $251, $nil, and $nil respectively.

As of December 31, 2025, total unrecognized stock-based compensation cost related to unvested stock options was $15,764. This amount will be recognized over a weighted-average period of approximately 1.66 years.

13.	Fair value measurement:

The carrying amounts of Old Xanadu’s cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities approximate their fair values due to the short-term maturity of these instruments. Apart from these instruments, the carrying amounts and fair values of Old Xanadu’s financial assets and liabilities were as follows as of December 31, 2025, 2024, and 2023:

	2025		2024
	Fair value	Carrying amount	Fair value	Carrying amount
Warrant liabilities – Level 3	$1,874	$1,874	$258	$258
SIF Loan – Level 3	23,609	27,536	10,688	13,978
FedDev Loan – Level 2	2,463	2,463	2,031	2,031

See note 10 for Old Xanadu’s use of the Black-Scholes option pricing model in estimating the fair value of its warrant liabilities. The significant unobservable input used in the fair value measurement of Old Xanadu’s warrant liabilities is the fair value of the underlying common shares, which was determined to be $77.82, $13.73, and $13.45 as of December 31, 2025, 2024, and 2023, respectively. A significant increase (decrease) to this input in isolation would have resulted in a significantly higher (lower) fair value measurement. Old Xanadu estimates the volatility of the underlying common stock for its warrants based on historical and implied volatility of select peer companies. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the valuation date for a maturity commensurate with the expected remaining term of the warrants. The expected term of the warrants is assumed to be equal to their remaining contractual term. The dividend rate is based on the historical rate, which Old Xanadu anticipates remaining at zero. During the years ended December 31, 2025, 2024, and 2023, Old Xanadu recognized an increase of $1,616, a decrease of $12, and an increase of $196 related to the change in fair value of its warrant liabilities, respectively, within other income (expense), net in the statements of operations and comprehensive loss.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

13.	Fair value measurement: (cont.)

The following summarizes the change in fair value of Old Xanadu’s warrant liabilities for the years ended December 31, 2025 and 2024. Changes in fair value have been recognized within other income (expense), net in the consolidated statements of operations and comprehensive loss.

Fair value as of December 31, 2023	$270
Change in fair value, net of changes in foreign exchange rates	(12)
Fair value as of December 31, 2024	$258
Change in fair value, net of changes in foreign exchange rates	1,616
Fair value as of December 31, 2025	$1,874

The fair values of Old Xanadu’s long-term debt, including the SVB Term Loan, SIF Loan and FedDev Loan, are estimated based on discounting future cash flows at currently available interest rates with comparable terms.

The fair value measurement of the SIF Loan is considered a Level 3 valuation as it is based on a significant unobservable input related to the projected timing and amount of future revenues which determine expected future repayments.

14.	Leases:

Old Xanadu enters into operating leases for its office space tenancies. As of December 31, 2025 and 2024, Old Xanadu’s leases had a remaining lease term of eight years and nine years respectively. Old Xanadu has a one-time termination option to cancel one of its office space leases as of 2030 but has not included this termination option in the lease term as Old Xanadu does not expect to exercise this option. Old Xanadu’s operating leases do not contain non-lease components.

Old Xanadu’s office space leases are subject to annual operating costs that may change from time to time during the lease term. These costs are accounted for as variable lease payments and are recognized in the consolidated statements of operations and comprehensive loss in the year in which the obligation for these payments is incurred. These annual operating costs are a non-lease component, which are accounted for separately in the determination of lease costs.

The following table presents the components of lease cost for the years ended December 31, 2025, 2024, and 2023:

	2025	2024	2023
Operating lease cost
Fixed lease cost	$1,149	$1,138	$988
Lease cost relating to variable lease payments not included in the measurement of lease liabilities	971	1,014	1,069
Total operating lease cost	$2,120	$2,152	$2,057
Total additions (reductions) to operating ROU assets	$(905)	$(1,029)	$(1,619)

The weighted average discount rate used to measure Old Xanadu’s operating lease liabilities was 3.61% as of December 31, 2025, 2024, and 2023.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

14.	Leases: (cont.)

Old Xanadu’s future minimum operating lease payments as of December 31, 2025 are as follows:

2026	$1,291
2027	1,388
2028	1,459
2029	1,459
Thereafter	3,484
Total future minimum lease payments	$9,081
Less: Imputed interest	822
Total operating lease liabilities	$8,259
Less: Current portion of operating lease liabilities	1,074
Long-term portion of operating lease liabilities	$7,185

15.	Investment tax credits and government assistance:

Old Xanadu is a participant in Phase 1 of the Canadian Quantum Champions Program (“CQCP”), a strategic initiative by the Government of Canada to support the development of scalable and fault-tolerant quantum computing platforms. Under the terms of the Contribution Agreement dated December 10, 2025, with His Majesty the King in Right of Canada, as represented by the Minister of Industry, Old Xanadu is eligible to receive a non-repayable financial contribution of up to CAD $23,000. This funding is designated to reimburse 100% of eligible costs—primarily consisting of direct labour and research and development activities—incurred through March 31, 2027.

Funding is disbursed upon the successful completion of specific project Milestones, which include the submission and technical validation of an Initial Framework Proposal, an Interim Report, and a Final Report regarding quantum fault tolerance and scalability. The Agreement requires Old Xanadu to maintain its head office and facilities in Toronto, Ontario, for the duration of the four-year term and subjects all claims to final adjustments and potential holdbacks by the Minister. Additionally, Old Xanadu must comply with strict reporting requirements, including providing audited annual financial statements and maintaining records for periodic government audits.

As of December 31, 2025, Old Xanadu recorded $5,011 of grant receivable. Old Xanadu was permitted to claim eligible expenditures incurred on or after May 26, 2025, and as such recorded $5,011 of grant income within other operating income for the 2025 fiscal year.

During the year-ended December 31, 2025, Old Xanadu received an additional $1,706 through other government grants and tax credits for which Old Xanadu recognized $1,215 within other operating income (expense), net (2024 - $336, 2023 - $343) in the consolidated statement of operations and comprehensive loss and $491 was recognized on the consolidated balance sheet as of December 31, 2025 as deferred grant income (December 31, 2024-$nil).

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

16.	Interest income (expense), net:

Old Xanadu’s interest income (expense), net during the years ended December 31, 2025, 2024, and 2023 is comprised of the following:

	2025	2024	2023
Interest income	$2,060	$5,222	$6,789
Interest expense	(851)	(552)	(282)
Total	$1,209	$4,670	$6,507

Interest expense includes $(851), $(552), and $(79) related to non-cash interest for the SIF loan and $nil, $nil, and $(198) related to non-cash interest for the SVB Term Loan for the years ended December 31, 2025, 2024, and 2023 respectively. The balance of the interest expense in 2023 was related to the SVB loan.

17.	Net loss per share:

The following table sets forth the computation of basic and diluted net loss per share attributable to common shareholders for the years ended December 31, 2025, 2024, and 2023:

	Year ended December 31,
	2025	2024	2023
Numerator:
Net loss attributable to common shareholders, basic and diluted	$(70,667)	$(45,968)	$(35,592)
Denominator:
Weighted average common shares outstanding	4,944,814	4,917,324	4,892,803
Net loss per share attributable to common shareholders, basic and diluted	$(14.29)	$(9.35)	$(7.27)

Old Xanadu has two classes of common shares, voting common shares and non-voting common shares, each with identical participation rights to dividends and liquidation preferences, and therefore, the calculation of net loss per share as described above is identical to the calculation under the two-class method.

Since Old Xanadu was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive.

Potentially dilutive securities (upon conversion) that were not included in the diluted net loss per share calculations because they would be anti-dilutive were as follows:

	Year ended December 31,
	2025	2024	2023
Preferred shares as convertible to common shares (note 11)	17,718,491	17,718,491	17,718,491
Warrants as exercisable to common shares (note 10)	60,081	60,081	60,081
Stock options issued and outstanding (note 12)	4,385,690	3,871,428	3,432,982
Total	22,164,262	21,650,000	21,211,554

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

18.	Revenue and related balances:

(a)	Disaggregation of revenue

Old Xanadu’s revenue disaggregated by revenue source is as follows for the years ended December 31, 2025, 2024, and 2023, respectively:

	Year ended December 31,
	2025	2024	2023
Professional services	$4,218	$1,307	$1,746
Compute and other services	399	282	733
Total revenue	$4,617	$1,589	$2,479

The following summarizes Old Xanadu’s revenue by geography for the years ended December 31, 2025, 2024, and 2023, based on customer location:

	Year ended December 31,
	2025	2024	2023
Canada	$814	$934	$1,865
United States	3,545	400	488
Rest of world	258	255	126
Total revenue	$4,617	$1,589	$2,479

Rest of world includes countries where revenue from a single country is not greater than 10% of Old Xanadu’s total consolidated revenue for the year ended December 31, 2025 and 2024.

(b)	Contract balances

Old Xanadu had contract assets totaling $1,499 and $207 as of December 31, 2025 and 2024, respectively, which are included within accounts receivable in the consolidated balance sheets.

Old Xanadu had deferred revenue (or contract liabilities) totaling $544 and $309 as of December 31, 2025 and 2024, respectively, all of which was current. During the years ended December 31, 2025, 2024, and 2023, $309, $39, and $74 of revenue was recognized that was included in the deferred revenue balance as of December 31, 2024, 2023, and 2022, respectively. The increase in deferred revenue of $235 during the year-ended December 31, 2025 is primarily driven by cash payments received or receivable in advance of satisfying Old Xanadu’s performance obligations.

(c)	Transaction price allocated to remaining performance obligations

Old Xanadu’s revenue contracts are primarily short-term in nature with a contract term of six months to several years. For these contracts, Old Xanadu has applied the practical expedient for performance obligations that have an original expected duration of one year or less and does not disclose the remaining performance obligation as of the end of the reporting period or when Old Xanadu expects to recognize the revenue.

As of December 31, 2025, approximately $5,154 of revenue is expected to be recognized from remaining performance obligations on existing contracts, of which 100% is expected to be recognized in the next 12 months.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

18.	Revenue and related balances: (cont.)

(d)	Significant customers

The following summarizes the percentage of revenue from significant customers which accounted for ten percent or more of total revenue for the years ended December 31, 2025, 2024, and 2023:

	Year ended December 31,
	2025	2024	2023
Customer 1	44%	-	-
Customer 2	20%	10%	-
Customer 3	14%	53%	70%
Customer 4	-	-	15%

As of December 31, 2025, 2024, and 2023, none of the outstanding customers have a receivables balance which exceeds 10% of the total trade and other receivables balance.

19.	Commitment and contingencies:

(a)	Lease obligations

Refer to note 14 for information on Old Xanadu’s lease obligations as of December 31, 2025.

(b)	Litigation

From time to time, Old Xanadu may become a party to various legal proceedings in the ordinary course of business. Management believes that there are currently no claims or actions pending against Old Xanadu, the ultimate disposition of which could have a material adverse effect on Old Xanadu’s results of operations, financial condition, or cash flows, including third party infringement claims, labor and employment claims and threatened claims, tax and other matters.

In the normal course of business, Old Xanadu may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with Old Xanadu, with respect to certain matters. Pursuant to these arrangements, Old Xanadu indemnifies, holds harmless and agrees to reimburse the indemnified parties for certain losses suffered or incurred by the indemnified party. It is not possible to reasonably estimate the overall maximum amount of these indemnification obligations. Historically, Old Xanadu has not been required to make payments under these obligations and, therefore, no liabilities have been recorded for these obligations in Old Xanadu’s consolidated balance sheets.

As of December 31, 2025 and 2024, Old Xanadu was not subject to any material litigation or material pending litigation claims.

20.	Segment information:

Operating segments are defined as components of an enterprise for which separate discrete information is available for evaluation by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance.

Old Xanadu’s CODM is its Chief Executive Officer. The CODM has determined that Old Xanadu operates in a single operating and reportable segment and manages segment performance and resource allocation based upon consolidated net loss. The measure of segment assets is reported on the consolidated balance sheets as total consolidated assets. Significant expenses reviewed by the CODM include those that are presented in the consolidated statements of operations and comprehensive loss. The CODM evaluates actual results compared to forecasted results for consolidated net loss, including significant expenses, when making decisions about allocating resources.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

20.	Segment information: (cont.)

Substantially all of Old Xanadu’s long-lived assets are located in Canada. Refer to note 18 for additional information about Old Xanadu’s revenue by geography.

The following table sets forth Old Xanadu’s segment information of revenue, significant expenses and net loss:

	Year ended December 31,
	2025	2024	2023
Revenue	$4,617	$1,589	$2,479
Less:
Operating expenses excluding salaries and payroll expense
Cost of revenue (exclusive of depreciation and amortization below)	(89)	(368)	-
Research and development	(25,839)	(14,793)	(15,198)
General and administrative	(11,308)	(3,743)	(3,913)
Sales and marketing	(490)	(264)	(77)
Salaries and share-based compensation expense	(34,477)	(28,435)	(23,776)
Depreciation and amortization	(5,849)	(4,869)	(3,730)
Interest income (expense), net	1,209	4,670	6,507
Other segment items(1)	1,559	245	2,116
Net loss	$(70,667)	$(45,968)	$(35,592)

(1)	Other segment items include other operating income, net and other income (expense), net which are reflected in the consolidated statements of operations and comprehensive loss.

21.	Related party transactions and balances:

On October 2, 2025, Xanadu was incorporated for the purpose of facilitating the Business Combination. Xanadu is 100% owned by Old Xanadu’s Chief Executive Officer.

As of December 31, 2025, Old Xanadu has paid $1,806 of deferred transaction costs related to the Business Combination and $12 of audit fees on behalf of Xanadu. The total of these charges are due and payable from Xanadu and recorded as a related party receivable within accounts receivable on the Consolidated Balance Sheet as at December 31, 2025. The amounts are due on demand and are non-interest bearing.

Upon the successful completion of the Business Combination, these deferred costs will be recognized as a reduction of equity with the combined companies. In the event the Business Combination is not consummated, these costs will be charged to expense in the period that such determination is made.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

22.	Subsequent events:

Old Xanadu has evaluated all events occurring through April 9, 2026, the date on which the Annual Financial Statements were issued, and during which time, no significant events occurred outside the normal course of business operations that would require disclosure except the following:

(a)	On November 3, 2025, Old Xanadu entered into the Business Combination with SPAC, and Xanadu.

On the Closing Date, Xanadu, Old Xanadu and SPAC consummated the Business Combination. Upon closing, Xanadu became the parent entity of both Old Xanadu and SPAC. Pre-closing, Xanadu’s authorized share capital was amended to consist of three classes of shares: multiple voting shares (the “Class A Multiple Voting Shares”), subordinate voting shares (the Class B Subordinate Voting Shares”), and preferred shares issuable in series. At closing of the Business Combination and PIPE Financing, only Class A Multiple Voting Shares and Class B Subordinate Voting Shares were issued and outstanding; no preferred shares have been issued. Each Class A Multiple Voting Share entitles the holder to ten votes per share and each Class B Subordinate Voting Share entitles the holder to one vote per share. Xanadu has authorized an unlimited amount of Class A Multiple Voting Shares, Class B Subordinate Voting Shares, and preferred shares, with no par value.

On the Closing Date: (i) each outstanding Old Xanadu preferred share was converted into and exchanged for one Old Xanadu voting common share; and (ii) one minute thereafter, (A) each outstanding Old Xanadu voting common share (including those issued upon conversion of Old Xanadu preferred shares) was transferred to Xanadu in exchange for Class A Multiple Voting Shares, and (B) each outstanding Old Xanadu non-voting common share was transferred to Xanadu in exchange for Class B Subordinate Voting Shares, in each case, in a number equal to the Exchange Ratio (as defined in the plan of arrangement with respect to the Business Combination (the “Plan of Arrangement”)), with no fractional Xanadu shares issued.

One minute after the foregoing, (i) each option to acquire an Old Xanadu voting common share outstanding immediately prior to the Arrangement Effective Time (as defined in the Plan of Arrangement) (whether vested or unvested and notwithstanding the terms of any Old Xanadu equity incentive plan) was exchanged for  options to acquire Class A Multiple Voting Shares and, (ii) each option to acquire an Old Xanadu non-voting common share outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested and notwithstanding the terms of any Old Xanadu equity incentive plan) was exchanged for options to acquire Xanadu Class B Subordinate Voting Shares.

One minute after the foregoing, (i) the SFTrust Warrants (as defined in the Plan of Arrangement) outstanding immediately prior to the Arrangement Effective Time were exchanged for warrants to purchase Class A Multiple Voting Shares and, (ii) the RBC Warrant (as defined in the Plan of Arrangement) outstanding immediately prior to the Arrangement Effective Time were exchanged for warrants to purchase Class B Subordinate Voting Shares.

Holders of 19,428,395 SPAC Class A common shares exercised their right to redeem such shares for a pro rata portion of SPAC’s trust account, resulting in aggregate redemption payments of approximately $201,154 ($10.35 per share) out of approximately $227,800 in the SPAC trust account at the time. After redemptions, 3,211,605 SPAC Class A shares remained outstanding and were exchanged for Class B Subordinate Voting Shares.

Concurrently with the closing of the Business Combination, Xanadu issued 27,500,000 Class B Subordinate Voting Shares to certain institutional and accredited investors at $10.00 per share for aggregate gross proceeds of $275,000 pursuant to subscription agreements entered into in connection with the Business Combination Agreement.

Xanadu Quantum Technologies Inc.
Notes to the Consolidated Statements
(In thousands, except for share and per share amounts)

22.	Subsequent events: (cont.)

As of December 31, 2025, contingent on the issuance of the Class B Subordinate Voting Shares, Old Xanadu has commitments of up to $28,950 of fees associated with the closing of the equity raise.

On March 27, 2026, in connection with the closing of the Business Combination, Xanadu was listed on Nasdaq and the TSX under the symbol “XNDU”.

For accounting purposes, the Business Combination will be accounted for as a reverse recapitalization whereby Old Xanadu will be treated as the accounting acquirer and SPAC will be treated as the acquired company. Xanadu is the legal parent and is not considered to be the accounting acquirer or acquiree in the Business Combination in accordance with U.S. GAAP.

(b)	Prior to the Closing, Old Xanadu undertook a pre-closing reorganization. Pursuant to the pre-closing reorganization, Old Xanadu (among other things) transferred certain intangible assets of Old Xanadu to a wholly-owned subsidiary of Old Xanadu, resulting in an increase in the capital dividend account of Old Xanadu. The benefits of the capital dividend account were determined and allocated to certain Old Xanadu shareholders, as determined by the Old Xanadu Board.

(c)	On March 30, 2026, the holder of the outstanding SFTrust Warrants elected to settle the instruments through a cashless net exercise feature. Per the terms of the warrant agreement, the holder surrendered 2,447 warrants to cover the aggregate exercise price, resulting in the issuance of 517,527 Class A Multiple Voting Shares.

Exhibit 2.5

DESCRIPTION OF THE COMPANY’S SECURITIES

The following description of the securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, of Xanadu Quantum Technologies Limited (“we,” “us,” “our” or the “Company”) is a summary of the material terms of our securities and certain provisions of our articles and by-laws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles and by-laws previously filed with the U.S. Securities and Exchange Commission and incorporated by reference as an exhibit to the annual report on Form 20-F of which this Exhibit 2.5 is a part, as well as to the applicable provisions of Canadian law.

General

Our authorized share capital consists of an unlimited number of Class A multiple voting shares, without par value (the “Class A Multiple Voting Shares”), an unlimited number of Class B subordinate voting shares, without par value (the “Class B Subordinate Voting Shares”), and an unlimited number of preferred shares, without par value (the “Preferred Shares”), issuable in series.

As of March 26, 2026, there were 254,709,401 Class A Multiple Voting Shares issued and outstanding, 43,284,436 Class B Subordinate Voting Shares issued and outstanding and no Preferred Shares issued and outstanding.

Shares

The Class B Subordinate Voting Shares and Class A Multiple Voting Shares have the same rights and privileges except that Class B Subordinate Voting Shares have one vote per share and the Class A Multiple Voting Shares have ten votes per share. Class A Multiple Voting Shares are subject to typical transfer restrictions and sunset provisions.

Rank

The Class A Multiple Voting Shares and the Class B Subordinate Voting Shares rank pari passu with respect to the payment of dividends, return of capital and distribution of assets in the event of the liquidation, dissolution or winding up of the Company. In the event of the liquidation, dissolution or winding-up of the Company or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, the holders of Class A Multiple Voting Shares and the Class B Subordinate Voting Shares are entitled to participate equally in the remaining property and assets of the Company available for distribution to the holders of Shares, without preference or distinction among or between the Class A Multiple Voting Shares and the Class B Subordinate Voting Shares, subject to the rights of the holders of any Preferred Shares.

Dividends

The holders of outstanding Shares are entitled to receive dividends on a share for share basis at such times and in such amounts and form as the board of directors (the “Board”) may from time to time determine, but subject to the rights of the holders of Preferred Shares and the shares of any other class ranking senior to the Shares, without preference or distinction among or between the Class B Subordinate Voting Shares and the Class A Multiple Voting Shares. Under the Ontario Business Corporations Act (the “OBCA”), the Company is permitted to pay dividends unless there are reasonable grounds for believing that: (i) the Company is, or would after such payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the Company’s assets would, as a result of such payment, be less than the aggregate of the Company’s liabilities and stated capital of all classes of shares. In the event of a payment of a dividend in the form of shares, Class B Subordinate Voting Shares would be distributed with respect to outstanding Class B Subordinate Voting Shares and Class A Multiple Voting Shares would be distributed with respect to outstanding Class A Multiple Voting Shares, unless otherwise determined by the Board.

Voting Rights and Notices

Under our articles, the holders of Shares are entitled to receive notice of and to attend any meeting of the Company’s holders of Class A Multiple Voting Shares and Class B Subordinate Voting Shares (collectively, the “Shareholders”), except meetings at which only holders of a different class or series of shares of the Company are entitled to vote.

At each such meeting, each Class A Multiple Voting Share is entitled to ten votes per share and each Class B Subordinate Voting Share is entitled to one vote per share, voting together as a single class, except as otherwise expressly provided in our articles or as provided by law.

Conversion and Transfer

The Class B Subordinate Voting Shares are not convertible into any other class of shares. Each outstanding Class A Multiple Voting Share may at any time, at the option of the holder, be converted into one fully paid and non-assessable Class B Subordinate Voting Share. Upon the first date upon which there is a Transfer (as defined below) of a Class A Multiple Voting Share by a holder of Class A Multiple Voting Shares, other than to a Permitted Holder (as defined below) or from any such Permitted Holder back to such holder of Class A Multiple Voting Shares and/or any other Permitted Holder of such holder of Class A Multiple Voting Shares, the holder thereof, without any further action, shall automatically be deemed to have exercised his, her or its rights to convert such Class A Multiple Voting Share into a fully paid and non-assessable Class B Subordinate Voting Share, on a share for share basis, effective immediately upon such Transfer.

In addition, all Class A Multiple Voting Shares, regardless of the holder, will convert automatically into Class B Subordinate Voting Shares at the close of business on the date on which the outstanding Class A Multiple Voting Shares represent less than 5% of the aggregate number of outstanding Class B Subordinate Voting Shares and Class A Multiple Voting Shares as a group. Upon such occurrence and without any further action, the authorized and unissued Class A Multiple Voting Shares as a class will be deleted entirely from the authorized capital of the Company.

The Company may from time to time establish policies and procedures relating to the conversion of the Class A Multiple Voting Shares to Class B Subordinate Voting Shares and the general administration of this dual class share structure as it may deem necessary or advisable.

For the purposes of the foregoing:

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person;

“Members of the Immediate Family” means with respect to any individual, each parent (whether by birth or adoption), spouse, child or other descendants (whether by birth or adoption) of such individual, each spouse of any of the aforementioned Persons, each trust created solely for the benefit of such individual and/or one or more of the aforementioned Persons, and each legal representative of such individual or of any aforementioned Persons (including without limitation a tutor, curator, mandatary due to incapacity, custodian, guardian or testamentary executor), acting in such capacity under the authority of the law, an order from a competent tribunal, a will or a mandate in case of incapacity or similar instrument. For the purposes of this definition, a Person shall be considered the spouse of an individual if such Person is legally married to such individual, lives in a civil union with such individual or is the common law partner (as defined in the Income Tax Act (Canada) as amended from time to time) of such individual. A Person who was the spouse of an individual within the meaning of this paragraph immediately before the death of such individual shall continue to be considered a spouse of such individual after the death of such individual;

“Permitted Holders” means, in respect of a holder of Class A Multiple Voting Shares that is an individual, the Members of the Immediate Family of such individual and any Person controlled, directly or indirectly, by any such holder, and in respect of a holder of Class A Multiple Voting Shares that is not an individual, an Affiliate of that holder;

“Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company;

“Shares” means, collectively, the Class A Multiple Voting Shares and the Class B Subordinate Voting Shares.

“Transfer” of a Class A Multiple Voting Share shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (1) a transfer of a Class A Multiple Voting Share to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (2) the transfer of, or entering into a binding agreement with respect to, Voting Control over a Class A Multiple Voting Share by proxy or otherwise, provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to the Company officers or directors at the request of the Board in connection with actions to be taken at an annual or special meeting of shareholders; or (b) the pledge of a Class A Multiple Voting Share that creates a mere security interest in such share pursuant to a bona fide loan or indebtedness transaction so long as the holder of the Class A Multiple Voting Share continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such Class A Multiple Voting Share or other similar action by the pledgee shall constitute a “Transfer”;

2

“Voting Control” with respect to a Class A Multiple Voting Share means the exclusive power (whether directly or indirectly) to vote or direct the voting of such Class A Multiple Voting Share by proxy, voting agreement or otherwise; and

A Person is “controlled” by another Person or other Persons if: (1) in the case of a company or other body corporate wherever or however incorporated: (A) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly, by or solely for the benefit of the other Person or Persons; and (B) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; or (2) in the case of a Person that is not a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.

Subdivision or Consolidation

No subdivision or consolidation of the Class B Subordinate Voting Shares or the Class A Multiple Voting Shares may be carried out unless, at the same time, the Class A Multiple Voting Shares or the Class B Subordinate Voting Shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis.

Certain Class Votes

Except as required by the OBCA, applicable securities laws or our articles, holders of Class B Subordinate Voting Shares and Class A Multiple Voting Shares vote together on all matters subject to a vote of holders of both those classes of shares as if they were one class of shares. Under the OBCA, certain types of amendments to our articles are subject to approval by special resolution of the holders of classes of shares voting separately as a class, including amendments to:

●	change the rights, privileges, restrictions or conditions attached to the shares of that class;

●	increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of that class; and

●	make any class of shares having rights or privileges inferior to the shares of such class equal or superior to the shares of that class.

Without limiting other rights at law of any holders of Class B Subordinate Voting Shares or Class A Multiple Voting Shares to vote separately as a class, neither the holders of the Class B Subordinate Voting Shares nor the holders of the Class A Multiple Voting Shares shall be entitled to vote separately as a class upon a proposal to amend our articles in the case of an amendment to: (i) increase or decrease any maximum number of authorized shares of such class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of such class; or (ii) create a new class of shares equal or superior to the shares of such class, which rights are otherwise provided for in paragraphs (a) and (e) of subsection 170(1) of the OBCA. In addition, pursuant to our articles, neither holders of Class B Subordinate Voting Shares nor holders of Class A Multiple Voting Shares will be entitled to vote separately as a class upon a proposal to amend our articles to effect an exchange, reclassification or cancellation of all or part of the shares of such class pursuant to Section 170(1)(b) of the OBCA unless such exchange, reclassification or cancellation: (i) affects only the holders of that class; or (ii) affects the holders of Class B Subordinate Voting Shares and Class A Multiple Voting Shares differently, on a per share basis, and such holders are not already otherwise entitled to vote separately as a class under any applicable law or our articles in respect of such exchange, reclassification or cancellation.

Pursuant to our articles, holders of Class B Subordinate Voting Shares and Class A Multiple Voting Shares will be treated equally and identically, on a per share basis, in certain change of control transactions that require approval of Shareholders under the OBCA, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of Class B Subordinate Voting Shares who voted in respect of that resolution and by a majority of the votes cast by the holders of outstanding Class A Multiple Voting Shares, who voted in respect of that resolution, each voting separately as a class at a meeting of the holders of that class called and held for such purpose.

3

Take-Over Bid Protection

Under applicable Canadian law, an offer to purchase Class A Multiple Voting Shares would not necessarily require that an offer be made to purchase Class B Subordinate Voting Shares. In accordance with the rules of the Toronto Stock Exchange (the “TSX”) designed to ensure that, in the event of a take-over bid, the holders of Class B Subordinate Voting Shares will be entitled to participate on an equal footing with holders of Class A Multiple Voting Shares, the holders of not less than 80% of the then outstanding Class A Multiple Voting Shares entered into a customary coattail agreement with a trustee (the “Coattail Agreement”). The Coattail Agreement contains provisions customary for dual class, TSX-listed corporations designed to prevent transactions that otherwise would deprive the holders of Class B Subordinate Voting Shares of rights under the take-over bid provisions of applicable Canadian securities legislation to which they would have been entitled had the Class A Multiple Voting Shares been Class B Subordinate Voting Shares.

The undertakings in the Coattail Agreement will not apply to prevent a sale of Class A Multiple Voting Shares by a holder of Class A Multiple Voting Shares party to the Coattail Agreement if concurrently an offer is made to purchase Class B Subordinate Voting Shares that:

●	offers a price per Class B Subordinate Voting Share at least as high as the highest price per share paid or required to be paid pursuant to the take-over bid for the Class A Multiple Voting Shares;

●	provides that the percentage of outstanding Class B Subordinate Voting Shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of outstanding Class A Multiple Voting Shares to be sold (exclusive of Class A Multiple Voting Shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);

●	has no condition attached other than the right not to take up and pay for Class B Subordinate Voting Shares tendered if no shares are purchased pursuant to the offer for Class A Multiple Voting Shares; and

●	is in all other material respects identical to the offer for Class A Multiple Voting Shares.

In addition, the Coattail Agreement will not prevent the sale of Class A Multiple Voting Shares by a holder thereof to a Permitted Holder, provided such sale does not or would not constitute a take-over bid or, if so, is exempt or would be exempt from the formal bid requirements (as defined in applicable securities legislation). The conversion of Class A Multiple Voting Shares into Class B Subordinate Voting Shares shall not, in and of itself, constitute a sale of Class A Multiple Voting Shares for the purposes of the Coattail Agreement.

Under the Coattail Agreement, any sale of Class A Multiple Voting Shares (including a transfer to a pledgee as security) by a holder of Class A Multiple Voting Shares party to the Coattail Agreement will be conditional upon the transferee or pledgee becoming a party to the Coattail Agreement, to the extent such transferred Class A Multiple Voting Shares are not automatically converted into Class B Subordinate Voting Shares in accordance with our articles.

The Coattail Agreement contains provisions for authorizing action by the trustee to enforce the rights under the Coattail Agreement on behalf of the holders of the Class B Subordinate Voting Shares. The obligation of the trustee to take such action will be conditional on the Company or holders of the Class B Subordinate Voting Shares providing such funds and indemnity as the trustee may require. No holder of Class B Subordinate Voting Shares will have the right, other than through the trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Coattail Agreement unless the trustee fails to act on a request authorized by holders of not less than 10% of the outstanding Class B Subordinate Voting Shares and reasonable funds and indemnity have been provided to the trustee.

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The Coattail Agreement provides that it may not be amended, and no provision thereof may be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained: (i) the consent of the TSX and any other applicable securities regulatory authority in Canada and (ii) the approval of not less than 66 2/3% of the votes cast by holders of Class B Subordinate Voting Shares represented at a meeting duly called for the purpose of considering such amendment or waiver, excluding votes attached to Class B Subordinate Voting Shares held directly or indirectly by holders of Class A Multiple Voting Shares, their affiliates and related parties and any persons who have an agreement to purchase Class A Multiple Voting Shares on terms which would constitute a sale for purposes of the Coattail Agreement other than as permitted thereby.

No provision of the Coattail Agreement limits the rights of any holders of Class B Subordinate Voting Shares under applicable law.

Preferred Shares

The Company is authorized to issue an unlimited number of Preferred Shares issuable in series. Each series of Preferred Shares shall consist of such number of shares and having such rights, privileges, restrictions and conditions as may be determined by the Board prior to the issuance thereof. Holders of Preferred Shares, except as otherwise provided in the terms specific to a series of Preferred Shares or as required by law, are not entitled to vote at meetings of holders of shares, and are not entitled to vote separately as a class upon a proposal to amend our articles in the case of an amendment of the kind referred to in paragraph (a), (b) or (e) of subsection 170(1) of the OBCA. With respect to the payment of dividends and distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the Preferred Shares are entitled to preference over the Class B Subordinate Voting Shares, Class A Multiple Voting Shares and any other shares ranking junior to the Preferred Shares from time to time and may also be given such other preferences over Class B Subordinate Voting Shares, Class A Multiple Voting Shares and any other shares ranking junior to the Preferred Shares as may be determined at the time of creation of such series.

The issuance of Preferred Shares and the terms selected by the Board could decrease the amount of earnings and assets available for distribution to holders of Class B Subordinate Voting Shares and Class A Multiple Voting Shares or adversely affect the rights and powers, including the voting rights, of the holders of Class B Subordinate Voting Shares and Class A Multiple Voting Shares without any further vote or action by the holders of Class B Subordinate Voting Shares and Class A Multiple Voting Shares. The issuance of Preferred Shares, or the issuance of rights to purchase Preferred Shares, could make it more difficult for a third-party to acquire a majority of outstanding voting shares and thereby have the effect of delaying, deferring or preventing a change of control of the Company or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issuance of Preferred Shares may have the effect of decreasing the market price of Class B Subordinate Voting Shares.

The Company has no current intention to issue any Preferred Shares. The Company has filed an undertaking with the Ontario Securities Commission (the “OSC”) pursuant to which the Company has agreed to provide reasonable prior notice to the OSC in the event that the Company intends to issue a series of preference shares that: (a) carry a greater number of votes on a per share basis, irrespective of the number or percentage of preference shares owned, than the Class A Multiple Voting Shares or the Class B Subordinate Voting Shares; or (b) would cause any of the factors set out in section 4.1 of OSC Rule 56-501 Restricted Shares to be present in relation to the Class A Multiple Voting Shares or the Class B Subordinate Voting Shares, regardless of any existing restrictions on the Class A Multiple Voting Shares or the Class B Subordinate Voting Shares.

Listing of Securities

The Company’s Class B Subordinate Voting Shares are listed on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “XNDU” and on the TSX under the ticker symbol “XNDU”.

Warrants

Upon the Closing, there were three warrants issued exercisable for Class A Multiple Voting Shares and one warrant issued exercisable for Class B Subordinate Voting Shares. On March 30, 2026, the warrants exercisable for Class A Multiple Voting Shares were exercised. Upon exercise, Xanadu issued 382,977 Class A Multiple Voting Shares at a price of $0.02 per share and 134,550 Class A Multiple Shares at a price of $0.15 per share.

Transfer Agent

The Transfer Agent for Company Shares in the United States is Computershare Trust Company, N.A. The Transfer Agent for Company Shares in Canada is Computershare Investor Services Inc. Each person investing in Class B Subordinate Voting Shares held through The Depository Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a Company Shareholder.

The Class B Subordinate Voting Shares are listed on the Nasdaq and the TSX in registered form and are not certificated. The Company has appointed Computershare Trust Company, N.A. as its agent in New York and Computershare Investor Services Inc. as its agent in Toronto, Ontario to maintain the shareholders’ register of the Company on behalf of the Board and to act as Transfer Agent and registrar for the Class B Subordinate Voting Shares. The Class B Subordinate Voting Shares are traded on the Nasdaq and TSX in book-entry form.

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Exhibit 11.1

Xanadu Quantum Technologies Limited

CODE OF BUSINESS CONDUCT AND ETHICS

1.0 Introduction

The Board of Directors (“Board”) of Xanadu Quantum Technologies Limited (the “Company”, and together with its subsidiaries, “Xanadu”) has determined that the Company should formalize its commitment to conducting its business and affairs in accordance with high ethical and legal standards by enacting this code of business conduct and ethics (the “Code”).

2.0 General Principles

Xanadu is committed to conducting its business and affairs with honesty, integrity and in accordance with high ethical and legal standards.

The Code provides information and guidance for each director, officer, employee, consultant, contractor and agent of Xanadu (each a “Xanadu Representative” or “you”). For each Xanadu Representative, compliance with this Code constitutes a condition of employment, office or other service to Xanadu, as the case may be.

While not exhaustive, this Code provides an overview of the Company’s expectations for Xanadu Representatives and is supplemented by other current policies adopted by Xanadu, including those listed at the end of this Code, and those other policies that may be adopted by Xanadu from time to time. The Code touches on many types of activities and behavior which, if engaged in by you, could expose Xanadu and you to liability.

3.0 Application of and your Responsibilities under this Code

This Code applies to all Xanadu Representatives and receipt of the latest version of this Code will be deemed to constitute your acceptance and agreement to be bound by its terms.

You must ensure that you read, understand and comply with the Code. You must also understand and comply with any specific laws and regulations that apply to your specific role and complete any mandatory associated training that is offered to you. It is the responsibility of every Xanadu Representative to adhere to the Code and to report suspected violations of the Code as described herein.

The Code serves as a guide for you when faced with legal or ethical questions. The Code is not all-inclusive, and we do not expect the Code to answer every possible question that may come up in the course of conducting business. The Company expects you to use your own reasonable judgment at all times to follow the high ethical standards to which the Company is committed. If you are concerned about an ethical situation or are not sure whether specific conduct meets the Company’s standards of conduct, you are responsible for asking your supervisors or managers and, where appropriate, the office of the Chief Legal Officer, any question that you feel is necessary to understand the Company’s expectations of you. There is no conflict or inconsistency between good business and good ethics.

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4.0 Communication of this Code

Copies of the Code are made available to all persons bound by it, either directly or by being posted on Notion.

Management at all levels are responsible for ensuring that those reporting to them comply with and understand the principles of this Code and are given adequate and regular training on it and the issues covered by it.

5.0 Compliance with Laws, this Code and Policies

All Xanadu Representatives, in discharging their duties, are required to comply with and respect:

(a)	the laws, rules and regulations of the jurisdictions where they carry out their duties to Xanadu and all jurisdictions where Xanadu conducts its business activities. The fact that, in some countries, certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance;

(b)	this Code; and

(c)	all Xanadu policies that apply to them.

Although not all Xanadu Representatives are expected to know the details of these laws, it is important to know enough about the applicable local, provincial, state and national laws to determine when to seek advice from the office of the Chief Legal Officer or other appropriate personnel. If a law conflicts with any Xanadu policy or this Code, you must comply with the law. If any Xanadu policy or this Code imposes a higher standard than what is legally required, you must comply with the higher standard. There are serious consequences for failing to follow any applicable laws, rules and regulations, including termination of service and potential criminal and civil penalties.

6.0 Annual Certification Regarding Compliance

All Xanadu Representatives specified by the Board, may be required to provide annual certification of compliance with this Code, confirming compliance with all laws, rules and regulations of the jurisdictions where they carry out their duties and where Xanadu is conducting its business activities, as well as compliance with all Xanadu policies.

7.0 Standards of Good Professional Ethics

Xanadu intends that its good reputation be maintained and accordingly, all of Xanadu’s activities shall be carried out ethically and with honesty and integrity, in the expectation that these activities will become a matter of public knowledge. Anything less is unacceptable and will be treated as a serious breach of duty.

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8.0 Protection and Proper Use of Assets

All Xanadu Representatives must deal with Xanadu’s assets with the strictest integrity and with due regard to the interests of shareholders and all other stakeholders. Xanadu’s assets may not be used for personal gain or benefit. Xanadu assets include tangible property, intellectual property such as patents, trademarks, business and proprietary information such as new products, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of this Code. This policy also applies to any property designed, created, obtained, purchased, leased, or copied by Xanadu for its own use including without limitation, files, reference manuals, user guides, reports, forms, policies, computer programs and software, data processing systems and databases.

In addition, all Xanadu Representatives must act in a manner to protect such assets from loss, damage, misuse, theft and waste and ensure that such assets are used only for legitimate business purposes. The misuse or removal without proper authorization from Xanadu’s offices of any of its property is prohibited.

9.0 Software and Content

All software you use in your work for Xanadu must be appropriately licensed and approved. You should not sign up to use any third-party software other than as approved by Xanadu’s IT team. It is against Xanadu’s policy to make, use or share illegal or unauthorized copies of software or other copyrighted material.

10.0 Protecting Information and Intellectual Property

The innovations you create every day are vital to Xanadu’s success. You are expected to understand the value of these innovations and to take appropriate steps to protect them. This means promptly disclosing to Xanadu all inventions and other intellectual property (“IP”) created or improved as part of any work for Xanadu, not disclosing such inventions or other IP publicly or to any other person without appropriate authorization, assisting with the preparation and prosecution of patent applications or any other applications to register IP, assisting with any enforcement of IP rights that Xanadu decides to pursue, protecting confidential information and avoiding the improper use of third-party confidential information or IP.

11.0 Access to Our Offices

Each Xanadu office has policies to ensure the security and confidentiality of Xanadu communications, protect Xanadu’s assets from theft, misuse or destruction and keep you and any guests safe. You are responsible for complying with these policies and with all related systems.

12.0 Retaining Records

Keeping clear, honest records is a big part of doing business ethically and legally. Whether it’s a sales report, a test result, or a financial statement, our records help tell the story of who we are and how we work. These records also help us meet our responsibilities to customers, investors, employees, and government regulators. Xanadu’s records and information are important assets that comprise its corporate memory and contain information critical to the continuity of its business. These documents or records include not only transaction records, but other electronic records, such as e-mail, voicemail, messaging apps and computer drives. You must manage business records and dispose of them only in the manner and timeframe established by Xanadu’s document retention policies. Please be especially cautious with records and information that are subject to a “legal hold”, which may be imposed under certain circumstances such as litigation or government investigations. When there is a “legal hold” in place, you may not alter, destroy or discard documents relevant to the lawsuit, legal proceeding or investigation.

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13.0 Confidentiality

Information is a key asset of Xanadu. It is Xanadu’s policy to ensure that its proprietary and confidential information, including proprietary and confidential information that has been entrusted to Xanadu by others, is adequately safeguarded. All confidential information, including information about Xanadu’s business, assets, opportunities, suppliers and competitors should be properly protected from advertent or inadvertent disclosure. Confidentiality must be maintained in accordance with Xanadu’s Policy on Corporate Disclosure and Confidentiality of Information.

If you need to disclose confidential information belonging to Xanadu, you first must ask the office of the Chief Legal Officer to work with the other party to sign an approved non-disclosure agreement. In addition, sensitive matters or confidential information should not be discussed in public places.

If a third party has disclosed confidential information to you, you should treat such information as confidential, limit your use of the confidential information to the specific purpose for which it was intended, and ensure to comply with any applicable contractual restrictions on the use or disclosure of the information.

Never attempt to obtain a competitor’s confidential information improperly. This includes asking another employee to disclose confidential information they received while working at another company.

If you obtain another company’s confidential information accidentally or from an unknown source, it may be unethical or even illegal to use the information. Immediately contact the office of the Chief Legal Officer to determine how to proceed.

14.0 Data Privacy

Trust is the foundation of Xanadu’s relationship with its customers. Xanadu values the confidence its customers have in it and takes the responsibility of protecting their information seriously. To be worthy of their trust, Xanadu was built and will continue to grow with an emphasis on security, compliance and privacy. For more information, please refer to the Information Governance and Data Management Framework.

15.0 Requests by Regulatory Authorities

Stewardship of the data Xanadu receives from other parties, including customers, suppliers and vendors, is a responsibility Xanadu embraces. All government requests for Xanadu’s information, documents or interviews of its employees should be referred to the office of the Chief Legal Officer immediately. Nothing contained in this Code limits or otherwise prohibits an employee from communicating with, filing a charge or complaint with, or otherwise participating in any investigation or proceeding with any Canadian or United States federal, state or local governmental agency or commission (e.g., the SEC), including providing documents or other information, without notice to Xanadu.

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16.0 Fair Dealing

All business dealings undertaken on behalf of Xanadu, including with its security holders, customers, suppliers, competitors and employees, should be conducted in a manner that preserves Xanadu’s integrity and reputation. It is Xanadu’s policy to seek to avoid misrepresentations of material facts, manipulation, concealment, abuse of confidential information or any other illegal or unfair practices in all dealings with Xanadu’s security holders, customers, suppliers, competitors and employees.

17.0 Good Ambassadorship

All Xanadu Representatives are ambassadors of Xanadu in both their business and personal lives. While Xanadu supports the freedom of the individual to pursue life in his or her own way outside of business hours, Xanadu Representatives are encouraged to act in a manner which upholds their good reputation and that of Xanadu.

All Xanadu Representatives are expected to represent Xanadu in a professional manner at all times. Neither the reputation nor the image of Xanadu shall be jeopardized at any time. The behavior of all Xanadu Representatives is seen to reflect that of Xanadu, so all actions must reflect the policies of Xanadu.

18.0 Conflict of Interest

Xanadu Representatives, in discharging their duties, must act honestly and in good faith with a view to the best interests of Xanadu. You are expected to avoid situations involving a conflict, or potential conflict, or the appearance of a conflict between your personal, family or business interests, and the interests of Xanadu, and shall promptly disclose any such conflict, potential conflict, or perceived conflict to Xanadu. This applies in particular to the exploitation of any property, information or opportunity, regardless of whether Xanadu could take advantage of the same.

You must perform your duties and arrange your personal business affairs in a manner that does not interfere with your independent exercise of judgment. No one working for Xanadu may accept financial compensation of any kind, nor any special discount, loan or favor, from persons, corporations or organizations having dealings or potential dealings with Xanadu.

Determining whether a conflict of interest exists is not always easy to do. A conflict can be direct or indirect, and even the appearance of a conflict of interest could create a problem. Before engaging in any activity, transaction or relationship that might give rise to a conflict of interest, you must first notify your manager or a member of the office of the Chief Legal Officer or, if you are a Board member, the Chair of the Board, and then seek written approval to engage in the activity, transaction and/or relationship. When in doubt about any potential or perceived conflict of interest, you should contact a member of the office of the Chief Legal Officer.

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The following are examples of types of situations that could present potential or perceived conflicts of interest and should be disclosed:

●	Conflicting Employment: You or a family member are working or consulting for a competitor or potential competitor.

●	Hiring Related Parties: Hiring or supervising family members or others with whom you have a close, personal relationship.

●	Business Transactions with Related Parties: Awarding Xanadu business to a company owned or controlled by an employee of Xanadu or a member of his or her family.

●	Board or Advisory Service: Serving as a board member or advisor for an outside company or organization.

●	Investments: Owning or having a substantial interest in a competitor, supplier or contractor.

●	Gifts: Accepting gifts, discounts, favors or services from a customer/potential customer, vendor or supplier, unless equally available to all Xanadu employees.

●	Interested Party Transactions: Taking personal advantage of Xanadu Xanadu’s business opportunities.

●	Company Loans: Receiving a loan or guarantee from Xanadu benefitting you or your family member.

19.0 Corporate Opportunities

You are prohibited from taking for yourself personally opportunities that arise through the use of corporate property, information or position and from using corporate property, information or position for personal gain. This includes opportunities for the personal gain of a roommate, close friend, relative or significant other, unless the opportunity is disclosed to and pre-approved by the office of the Chief Legal Officer. These opportunities include, among others, Xanadu’s sales and other business development opportunities, inventing products or services and writing books.

You are also prohibited from competing with Xanadu directly or indirectly and owe a duty to Xanadu to advance the legitimate interests of Xanadu when the opportunity to do so arises.

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20.0 Outside Employment

You may not engage in any outside employment that would interfere with your job performance or responsibilities. You must inform your manager or the office of the Chief legal Officer, before you take on any outside employment that might cause a potential conflict or perceived conflict.

21.0 Personal Relationships

Being in a personal relationship (e.g., dating, living together, etc.) with another employee (regular or temporary/contingent), applicant or contractor can possibly create a conflict of interest if that relationship might affect your judgment or appear to impact your judgment. If you have questions, the office of the Chief Legal Officer can help. A personal relationship between a supervisor and an employee who is a direct report to the supervisor, or over whom the supervisor has the ability to influence the terms and conditions of employment, must in all circumstances be disclosed immediately to the office of the Chief Legal Officer.

22.0 Business with Certain Related Parties

You should avoid conducting any Xanadu business with a relative or significant other, or with a business with which you, a relative or significant other is significantly associated (“related parties”). A potential or perceived conflict of interest can arise if you direct business from Xanadu to these types of related parties. To prevent a conflict of interest, employees directing business to or from Xanadu must discuss the situation with their manager and remove themselves from the decision-making process.

Even if a related-party transaction appears to be in Xanadu’s best interests, you must first fully disclose the transaction to the office of the Chief Legal Officer and receive approval from the Board, before engaging in that transaction. If you discover after the fact that Xanadu has done business with a related party, you must promptly report it to the office of the Chief Legal Officer, who will refer the matter for approval from the Board.

23.0 Outside Advisory or Board Service

Employees and officers must obtain approval from the office of the Chief Legal Officer for certain outside activities that could present an actual, potential or perceived conflict of interest with your professional responsibilities at Xanadu. For example, serving on advisory boards or boards of directors, or being appointed to industry groups may present actual, potential or perceived conflicts. Employees and officers must notify the office of the Chief Legal Officer in advance of accepting a board directorship, employment, or partnership in a supplier, customer or competitor. Employees must disclose to their manager, in advance, outside activities that may or will impact the employee’s ability to perform the essential functions of their position at the expected level.

24.0 Investments and Business Interests

If you, or your relative or a member of your household (including a roommate )is considering investing in one of Xanadu’s suppliers, vendors, customers or competitors, you should take great care to make sure that the investment does not compromise your obligations as a Xanadu Representative.

Things to consider in determining whether there is a real or seeming conflict:

●	The size and nature of the investment;

●	Your ability to influence Xanadu’s decision;

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●	Your access to Xanadu’s confidential information; and

●	The nature of the relationship between Xanadu and the other company.

25.0 Gifts, Meals, Hospitality and Entertainment

Building strong relationships and socializing with customers, vendors, distributors, resellers and suppliers is an integral part of building important business relationships where it is reasonable and proportionate. However, good judgment should be exercised in providing business meals and entertainment or gifts, so that all such conduct is consistent with Xanadu’s legal and ethical obligations in relation to anti-bribery and corruption. You must act in accordance with Xanadu’s Anti-Corruption and Anti-Bribery Policy, which you must review in full. Nothing in this Code alters your obligations in accordance with that policy. You should not solicit, request or give or accept any gift that would affect or influence, or give the appearance of affecting or influencing, the business relationship at hand or your judgment in carrying out your duties and responsibilities for Xanadu. You may never use personal funds or resources to do something that cannot be done with Xanadu resources, and you are not allowed to lower the value of a gift by absorbing a portion of the cost yourself.

In addition, you should avoid any actions that create a perception that Xanadu sought or received favorable treatment from other entities or people in exchange for business courtesies such as gifts, gratuities, meals, refreshments, entertainment or other benefits. On occasion, you may be offered a gift, travel, or other compensation by someone in connection with the work you do as a Xanadu Representative or Agent. A good rule of thumb to use in considering whether to accept the gift is whether you would be comfortable telling your manager about the gift or having your acceptance of it known by the public.

26.0 Insider Trading

Because Xanadu believes firmly in transparency and trust across the organization, you may find yourself in possession of material information in relation to Xanadu’s business. Material information can be positive or negative and includes both material facts and material changes (as defined under Canadian securities laws). Information is “material” if it would influence a reasonable investor in deciding whether to buy or sell the Company’s shares or, if disclosed to the public, would reasonably be expected to have a significant effect on the market price or value of the shares.

Xanadu Representatives are prohibited from buying or selling shares of the Company if they are aware of material non-public information about Xanadu. Xanadu Representatives are also prohibited from informing another person of material non-public information about Xanadu before such information has been generally disclosed, and from recommending another person purchase or sell securities of Xanadu before the material non-public information has been generally disclosed. For more information, please see the Insider Trading Policy.

27.0 No Bribery or Corruption

Xanadu Representatives are prohibited from bribery and corruption in all their forms. Xanadu will not tolerate bribery or corruption in any form or for any purpose. There is no potential benefit that can justify damaging Xanadu’s integrity and reputation, or the trust others place in Xanadu.

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You must comply fully with Xanadu’s Anti-Corruption and Anti-Bribery Policy, and all applicable laws that prohibit bribery and corruption. Many of these laws are very broad and apply to both government and private or commercial bribery and corruption.

You are responsible for ensuring that you understand the applicable laws and Xanadu’s Anti-Corruption and Anti-Bribery Policy. If you have a question regarding any gift, entertainment or other expense, consult with the office of the Chief Legal Officer before incurring or authorizing the expense.

28.0 Unlawfully Obtaining Business Intelligence

Gathering information about Xanadu’s competitors through publicly available sources, customers (only if the information is not subject to a confidentiality agreement and is not gathered for an otherwise impermissible purpose) and independent third parties, often called competitive intelligence, is a legitimate business practice. It helps Xanadu stay competitive. However, business intelligence must always be obtained appropriately from legitimate sources and should never be sought from competitors. Competitive intelligence may be sought from independent third parties or industry groups but any data shared by them should: be anonymized prior to being shared, involve only historical information, and involve enough participants where benchmarking or surveys are involved such that specific data points cannot be connected to the original source.

You must not steal or unlawfully use the information, material, products, intellectual property or proprietary or confidential information of others, including that of business partners and customers. These rules also apply to consultants, vendors and other partners Xanadu retains.

29.0 Fair Sales and Marketing Practices

We strive to outperform our competition fairly and honestly through superior performance and not through unethical or illegal business practices. Xanadu does not participate in any activities that unfairly harm competition. Xanadu wants to win, but win fairly.

Xanadu strives to accurately represent itself and its products in its marketing, advertising and sales materials. Xanadu can promote its products and make comparisons between it and its competitors.

Promoting Xanadu’s products or business through claims that are false or misleading in a material respect or making unsubstantiated performance claims relating to Xanadu’s products is prohibited under competition laws and is inconsistent with Xanadu’s policies.

Xanadu unilaterally conducts its business affairs based on its own independent business judgment and best interests. Agreements among competitors to fix prices, restrict output, allocate customers or markets or rig bids are illegal and the consequences of violation are severe. Xanadu Representatives must always set prices, inventory and other terms of sale independently of competitors. To make such commercial decisions in collaboration with competitors violates competition laws and this Code. Xanadu Representatives must not share competitively sensitive information with competitors nor may such information be obtained such from competitors. Some examples of competitively sensitive information are information concerning prices, discounts or other terms or conditions of sale; profits or profit margins; costs; volumes of production or supply; allocation of products, services, customers, markets or territories; boycotts of customers or suppliers; customer-specific information; business and strategic plans; or bids or the intent to bid or even discuss or exchange information on these subjects.

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30.0 Competing Fairly for Labour

Hiring and retaining the best employees is critical to the success of Xanadu. Xanadu works hard to compete with other employers to hire and retain the best talent.

It is illegal for Xanadu to enter into an agreement with another employer(regardless of whether they compete with Xanadu) to: fix, maintain, decrease or control wages or terms and conditions of employment; or not solicit or hire each other’s employees. Xanadu Representatives and Agents must not enter into an agreement or understanding of any kind with another employer to fix, maintain, decrease or control wages or terms and conditions of employment; or not solicit or hire each other’s employees. To avoid the appearance of any such agreement, Xanadu Representatives must not share information with other employers relating to Xanadu’s wages and terms and conditions of employment.

31.0 Financial Matters

It is Xanadu’s policy to make full, fair, accurate, timely and understandable disclosures in compliance with applicable laws and regulations in all reports and documents that Xanadu files with, or submits to, the SEC, Canadian securities regulators, state and provincial agencies, and in all other public communications made by Xanadu. You are expected to act responsibly and exercise sound judgment with respect to Xanadu’s finances and financial reporting. Investors rely on accurate and fair financial and business information to understand Xanadu’s financial results and make informed decisions. You may execute financial transactions only with authorization and in compliance with Xanadu’s policies and are expected to record and report all financial transactions and business information honestly and accurately, to comply with applicable laws, regulations and accounting practices and maintain Xanadu’s internal controls over financial reporting and disclosure controls and procedures.

Depending upon your position with Xanadu, you may be called upon to provide information to help ensure that Xanadu’s financial disclosures are complete, fair, accurate and understandable. You are expected to use all reasonable efforts to provide complete, accurate, objective, relevant, timely and understandable answers to inquiries related to Xanadu’s financial disclosures. If you are involved in preparing financial disclosures, you must use all reasonable efforts to comply with Xanadu’s disclosure controls and procedures.

If you believe that any disclosure is materially misleading or if you become aware of any material information that you believe should be disclosed in Xanadu’s disclosures, it is your responsibility to bring this information to the attention of the office of the Chief Legal Officer. If you believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should follow the procedures set forth in the Whistleblower Policy.

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Financial Statement Preparation

If you contribute in any way to the preparation or verification of Xanadu’s financial statements and other financial information, you must ensure that Xanadu’s books, records and accounts are accurately maintained. You must also cooperate fully with Xanadu’s finance department, as well as its independent public accountants and counsel. If you are involved in the preparation of Xanadu’s financial statements, you must:

●	Be familiar with and comply with Xanadu’s disclosure controls and procedures and its internal control over financial reporting; and

●	Take all necessary steps to ensure that all public communications about Xanadu’s financial and business condition provide full, fair, accurate, timely and understandable disclosure.

Business Expenses

You are expected to incur business expenses wisely. When you submit an expense for reimbursement or spend money on Xanadu’s behalf, you must make sure that the cost is reasonable, directly related to Xanadu’s business, supported by appropriate documentation and in compliance with Xanadu’s policies. Always submit expense reports in a timely manner, record the business purpose and relevant details and comply with all submission requirements. If you are uncertain about whether you should spend money or submit an expense for reimbursement, you should check with your manager. Managers are responsible for all money spent and expenses incurred by their direct reports and should carefully review such expenses and supporting receipts before approving.

32.0 Money Laundering and Third-party Payments

Xanadu is committed to ensuring that Xanadu, Xanadu Representatives, and all those with whom Xanadu does business conduct business in compliance with all applicable laws, rules and regulations, with honesty and integrity, and with high ethical standards. This includes applicable laws relating to money laundering.

Money laundering occurs when individuals or organizations attempt to conceal illicit funds or make such funds look legitimate. Money laundering takes a number of forms and covers everything from small scale tax-evasion through to corruption and international organized crime. If you are requesting payments to vendors or potential vendors, or are monitoring payments we receive, you must flag suspicious activity.

33.0 Human Rights and Environmental Compliance

All Xanadu Representatives are expected to adhere to Xanadu’s commitment to promoting respect for internationally recognized human rights as set forth in the United Nations Universal Declaration of Human Rights and any human rights codes or legislation in force in jurisdictions in which Xanadu conducts business. Xanadu strictly prohibits forced labour and child labour within our business, operations and supply chains. Xanadu upholds high standards for how we operate. As a company, Xanadu considers the environmental and social impacts of our decisions and considers the importance of sustainable business practices.

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34.0 Equal Employment Opportunity

Xanadu is an equal opportunity employer. Xanadu makes all employment decisions based solely on merit and provides equal employment opportunity to all applicants and employees without discrimination on the bases of age, race, color, religion, creed, national origin/place of origin/ethnic origin (including ancestry), disability, predisposing genetic characteristic, gender, sexual orientation, gender identity or expression, marital status, familial status, pregnancy, military status, citizenship, receipt of public assistance (in housing), record of offences (in employment) or any other classification protected by applicable state, provincial, federal, local or foreign laws (each a “Protected Characteristic”).

Xanadu is committed to promoting equal employment opportunity for all qualified individuals with a disability in accordance with applicable law, including by reasonably accommodating the known disabilities or medical conditions of qualified applicants and employees.

Any Xanadu Representative acting contrary to or interfering with this commitment will be deemed to be acting contrary to this Code.

35.0 Discrimination, Harassment, and Retaliation

Xanadu is committed to providing a work environment free of discrimination, harassment and retaliation. It is against the law and a violation of the Code for any Xanadu Representative to engage in discrimination or harassment on the basis of any Protected Characteristic, or to retaliate against an individual for the reasons discussed below. Both Xanadu and the law prohibit unlawful employment discrimination. Unlawful discrimination occurs in employment when an employer makes employment decisions based on the Protected Characteristic of an applicant, consultant, contractor or employee.

Both Xanadu and applicable law also prohibit unlawful workplace harassment. Unlawful harassment is unwelcome conduct, based on a Protected Characteristic, that is sufficiently severe or pervasive to alter the terms and conditions of employment or creates an intimidating, offensive, or abusive working environment. Sexual harassment is a specific type of harassment involving either unwelcome sexual advances, or visual, verbal or physical conduct based on sex, gender, pregnancy or related stereotypes. Sexually harassing conduct can be between persons of the same or different genders.

Xanadu does not tolerate, nor does the law allow, retaliation against an individual for opposing, reporting, or participating and/or cooperating in any investigation, proceeding or hearing regarding discrimination, harassment or retaliation prohibited under the Code.

Any Xanadu Representative acting contrary to or interfering with the policies set forth above will be deemed to be acting contrary to this Code.

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36.0 Safety and Security

Xanadu expects you to treat others fairly and with respect and to be professional at all times. Xanadu promotes and provides a work environment free of violence and it is committed to the safety and security of its employees and property. Xanadu will not tolerate threats of violence, acts of aggression, intimidation or hostility. You may not possess firearms, other weapons, explosive devices or dangerous substances or materials in the workplace. Any potentially dangerous situation must be reported immediately in accordance with Xanadu’s Whistleblower Policy.

37.0 Alcohol And Drugs

Any misuse of alcohol or legal drugs (prescribed or un-prescribed), or the use of any illegal drugs, may jeopardize job safety and/or performance, and is prohibited in the Xanadu workplace. No Xanadu Representative or other third-party acting on Xanadu’s behalf may enter the workplace under the influence of alcohol or such drugs that may impair safety and/or performance.

38.0 Queries; Reporting Violations of The Code

If you have any questions about how this Code should be followed in a particular case, please contact a member of the office of the Chief Legal Officer. All Xanadu Representatives are expected to talk to appropriate personnel within Xanadu when in doubt about the best course of action in a particular situation and to report any breach or suspected breach of law, this Code or any of Xanadu’s other policies as soon as possible. Start with your supervisor, but if that’s not appropriate, go directly to the office of the Chief Legal Officer or use any of these:

●	Email: legal@xanadu.ai

●	Visit: www.reportit.com

●	Call: Ethics Hotline, anonymous option available 24 hours a day: 877-700-7020

Rest assured, Xanadu will not tolerate retaliation against anyone who raises a concern in good faith. Nothing contained in this Code limits or otherwise prohibits an employee from communicating with, filing a charge or complaint with, or otherwise participating in any investigation or proceeding with any Canadian or United States federal, state, provincial, or local governmental agency or commission (e.g., the SEC), including providing documents or other information, without notice to Xanadu.

39.0 Consequences of Violation of The Code

Failure to comply with the Code may result in severe consequences, which could include internal disciplinary action or termination of employment or service provision arrangements without notice. The violation of the Code may also violate certain Canadian, United States and/or other laws in jurisdictions where Xanadu operates and if it appears that a Xanadu Representative may have violated such laws, then Xanadu may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.

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40.0 Review of and Changes to the Code

The Board shall review and evaluate this Code from time to time to determine whether this Code is effective in ensuring that Xanadu’s business and affairs are conducted with honesty, integrity and in accordance with the highest ethical and legal standards. The Board reserves the right in its sole discretion to modify this Code. Any amendments will be promptly disclosed if and as required by applicable securities law and/or stock exchange rules.

41.0 Waivers Of the Code

Any waiver of this Code with respect to a member of the Board or executive officer of the Company may be made only by the Board or a committee of the Board and will be promptly disclosed if and as required by applicable securities law and/or stock exchange rules.

Effective as of: March 26, 2026

Approved by:  Xanadu Board of Directors

See also:

●	Anti-Corruption and Anti-Bribery Policy

●	Anti-Money Laundering and Sanctions Policy

●	Insider Trading Policy

●	Whistleblower Policy

●	Policy on Corporate Disclosure and Confidentiality of Information

This list of related policies is subject to change.

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Exhibit 11.2

XANADU QUANTUM TECHNOLOGIES LIMITED

INSIDER TRADING POLICY

March 26, 2026

Introduction

Xanadu Quantum Technologies Limited and its subsidiaries (“Xanadu” or the “Company”) has adopted these internal guidelines to help control transactions involving its securities or the securities of another publicly traded company by all Xanadu team members and to help ensure Xanadu team members are aware of and comply with their legal obligations and Xanadu’s policy with respect to “insider trading,” “tipping” and “recommending”.

We expect every Xanadu team member to fully comply with all applicable legal requirements and this Insider Trading Policy (the “Policy”). The objectives of this Policy are to:

●	educate Xanadu team members about their legal obligations with respect to insider trading, tipping and recommending; and

●	foster and facilitate compliance with applicable laws to prevent transactions by Xanadu team members that would not be in full compliance with the legal requirements.

Scope of this Policy

This Policy applies to all Xanadu team members.

Legal Background

1. Insider Trading, Tipping and Recommending

As a Xanadu team member, you are considered to be in a “special relationship” with Xanadu (see Section 2(l)) below under U.S. federal and Canadian securities laws. Consequently,

(a) U.S. federal and Canadian securities laws prohibit you from trading in Xanadu securities with knowledge of Material Information (as such terms are defined below) related to Xanadu that has not been generally disclosed. Except in very limited circumstances when determined to be in the “necessary course of business”, you are also prohibited from recommending or encouraging another person (such as a relative or friend) to trade in Xanadu securities when you have knowledge of Material Information that has not been generally disclosed. These prohibited activities are commonly known as “insider trading” and “recommending”, respectively. See the Xanadu Policy on Corporate Disclosure and Confidentiality of Information for further information about the “necessary course of business” exception.

(i)	The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such Material Information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any Material Information relating to the Company at the time of the transaction.

(ii)	U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the Material Information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

(b) With respect to other public companies, U.S. federal and Canadian securities laws also prohibit you from trading in (or recommending or encouraging another person to trade in) the securities of any such public company when you have knowledge of Material Information with respect to that other public company that has not been generally disclosed, and that knowledge was gained:

(i) during the course of your work at Xanadu;

(ii) because you are in a “special relationship” with that other public company; or

(iii) because you were “tipped” by another person who was in a “special relationship” with that other public company.

(c) Except in very limited circumstances when determined to be in the “necessary course of business”, this Policy and, in certain cases, applicable securities laws prohibit you from informing any other person of Material Information about Xanadu or about any public company referred to in Section 1(b) above, before the Material Information has been generally disclosed. This prohibited activity is commonly known as “tipping.”

There are no exceptions to this Policy, except as specifically noted above or below.

2. Definitions

(a) “Blacked-out Employee” means a Xanadu team member who is described in Section 4(a)(i), (ii) or (iii) of this Policy.

(b) “Chief Legal Officer” means the person that is in charge of the law function at Xanadu or that person’s designee.

(c) “discretionary blackout periods” are imposed from time to time on Xanadu team members, in addition to the regularly scheduled blackout periods, following consultation with the Chief Legal Officer and the Chief Financial Officer.

(d) “generally disclosed” means information that has been released via a news release distributed through a widely circulated news or wire service.

Once information is generally disclosed, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered generally disclosed for purposes of this Policy only after one full trading day on both the Toronto Stock Exchange and Nasdaq Stock Market has elapsed since the information was publicly disclosed. For example, if we announce Material Information before trading begins on Wednesday, then you may execute a transaction in our securities on Thursday; if we announce Material Information after trading ends on Wednesday, then you may execute a transaction in our securities on Friday. Depending on the particular circumstances, the Company may determine that a longer waiting period should apply to the release of specific Material Information.

(e) “Insider” means a Xanadu team member who is described in Section 4(a)(i) of this Policy.

(f) “material change” in relation to the affairs of any Reporting Issuer, means a change in the business, operations, assets or ownership of that Reporting Issuer that would reasonably be expected to have a significant effect on the market price or value of any of the securities of that Reporting Issuer, or a decision to implement such a change made by: (i) senior management of that Reporting Issuer who believe that confirmation of the decision by the board of directors of that Reporting Issuer is probable; or (ii) the board of directors of that Reporting Issuer.

(g) “material fact” in relation to securities issued or proposed to be issued by any Reporting Issuer, means a fact that would reasonably be expected to have a significant effect on the market price or value of such securities.

(h) “Material Information” has particular meaning under the securities laws of both Canada and the United States and both definitions are relevant for those subject to this Policy. Under Canadian securities laws, information is considered material where the information is relating to the business and affairs of a publicly traded company that results in, or would reasonably be expected to result in, a significant change in the market price or value of any of the listed securities of that company if generally disclosed. Material Information includes both “material changes” and “material facts.” Under U.S. securities laws information is considered material where there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or would consider it as having significantly altered the total mix of information already publicly available. See attached Schedule A for examples of potential Material Information.

(i) “regularly scheduled blackout periods” begin after the market closes on the last day of each quarter or year-end and end one full trading day on both the Toronto Stock Exchange and Nasdaq Stock Market following the time at which Xanadu generally discloses its annual or quarterly financial results (i.e., one full trading day following disclosure).

(j) “Reporting Issuer” means an issuer of securities that is a reporting issuer in a jurisdiction of Canada.

(k) “Related Persons” means members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control and any entities whose transactions in securities you control (including, e.g., a venture or other investment fund, if you control transactions by the fund).

(l) “special relationship” - for the purpose of this Policy, a person is in a special relationship with Xanadu if the person:

(i) is a Xanadu team member; or

(ii) is engaging in or is proposing to engage in any business or professional activity with or on behalf of any one of Xanadu’s subsidiaries, and includes, without limitation, a consultant.

(m) “Subsidiary” means an affiliated body corporate as defined pursuant to the Business Corporations Act (Ontario), as amended from time to time, and any partnership or other unincorporated association in which Xanadu or any of its affiliated bodies corporate (as so defined) has a controlling interest.

(n) “trade,” “trading” and “transactions” include not only purchases and sales of the Company’s securities in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

(o) “Xanadu securities” means any of Xanadu’s multiple voting shares, subordinate voting shares, preferred shares, debt securities, convertible debt securities, hybrid securities, puts, calls, options, warrants, equity compensation and any other securities issued by Xanadu, including derivative securities related to securities issued by Xanadu. For purposes of Section 3, Xanadu securities also include securities, the market price of which varies materially with the market price of Xanadu securities.

(p) “Xanadu team member” refers to each director, officer, designated consultants or employee of Xanadu or any of its Subsidiaries.

Obligations

3. Obligations on all Xanadu team members and their Related Persons

As a Xanadu team member or a Related Person:

(a)	You cannot trade in Xanadu securities while in possession of Material Information with respect to Xanadu that has not yet been generally disclosed. However, this prohibition does not apply to the automatic acquisition of securities pursuant to a plan established by Xanadu for dividend reinvestment or automatic share purchases or the crediting of dividend equivalents under an equity incentive plan established by Xanadu (if any).

(b)	You cannot trade in the securities of another public company while you have knowledge of Material Information regarding that public company, the knowledge of which was gained (i) during the course of your work at Xanadu, (ii) because you are in a “special relationship” with that other public company; or (iii) because you were “tipped” by another person who was in a “special relationship” with that other public company, if the Material Information has not been generally disclosed.

(c)	You cannot recommend or encourage another person to trade in Xanadu securities or securities of another public company while in possession of Material Information regarding Xanadu or the other public that has not yet been generally disclosed, except in the “necessary course of business”.

(d)	You cannot disclose Material Information regarding Xanadu, another public company or Reporting Issuer before that Material Information has been generally disclosed, except in the “necessary course of business”.

(e)	It is not always easy to figure out whether you are aware of Material Information that has not been generally disclosed. But there is one important factor to determine whether information not generally disclosed that you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Please contact the Chief Legal Officer if you have any questions about your obligations above, including questions regarding whether information is material or whether information has been generally disclosed for purposes of this Policy or the U.S. federal and Canadian securities laws. See also the Xanadu Policy on Corporate Disclosure and Confidentiality of Information for more information.

4. Additional Obligations on Insiders and Blacked-out Employees

Additional obligations are imposed on Xanadu team members who are Insiders or Blacked-out Employees, and their Related Persons, as described in this Section 4.

(a) Definitions

(i) Are you an Insider of Xanadu?

As of the date hereof, the following Xanadu team members are Insiders of Xanadu:

(A)	the directors of Xanadu and any Subsidiary of Xanadu;

(B)	the Chief Executive Officer or Chief Financial Officer of Xanadu and any Subsidiary of Xanadu;

(C)	a person or company responsible for a principal business unit, division or function of Xanadu;

(D)	an individual performing functions similar to the functions performed by any of the insiders described in paragraphs (A) to (C) above; and

(E)	any other director or officer of Xanadu that (i) in the ordinary course receives or has access to information as to material facts or material changes concerning Xanadu before the material facts or material changes are generally disclosed; and (ii) directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of Xanadu.

(ii) Are you a Blacked-out Employee for the purposes of regularly scheduled blackout periods?

All Xanadu team members are Blacked-out Employees of Xanadu during regularly scheduled blackout periods.

(iii) Who is a Blacked-out Employee for the purposes of discretionary blackout periods?

All Xanadu team members who receive notice that they are designated Blacked-out Employees during such periods.

(b) Obligations on Blacked-out Employees

(i) During regularly scheduled blackout periods of Xanadu and discretionary blackout periods, the affected Blacked-out Employees cannot:

(A)	trade in any Xanadu securities;

(B)	exercise share options of Xanadu and trade the shares received upon exercise;[1]

(C)	trade in deferred share units, performance share units or restricted share units of Xanadu;

(D)	change the percentage contribution to an employee share purchase plan of Xanadu, if one is adopted; or

(E)	join or withdraw from an employee share purchase plan of Xanadu.

Blacked-out Employees may, however, continue to make purchases pursuant to standing instructions under an employee share purchase plan of Xanadu, if one is adopted.

5. Exceptions to trading during regularly scheduled black-out periods

Notwithstanding the prohibitions in Section 4(b)(i) imposed during a regularly scheduled blackout period, affected Blacked-out Employees who wish to do a cashless exercise of options at the end of a calendar year with the sale of the shares acquired on exercise of such options taking place after the calendar year end during the regularly scheduled blackout period commencing on January 1, may do so but only if all of the following conditions are met:

(a) the Blacked-out Employee must provide instructions on or before the last trading day of the calendar year, to the administrator of an option plan of Xanadu to exercise the options and sell the shares acquired on such exercise,

(b) the instructions must be irrevocable;

(c) the sale of shares acquired on exercise of the options must occur on the first trading day after January 1; and

(d) at the time that the irrevocable instructions are given, the Blacked-out Employee must not: be in possession of any undisclosed Material Information, be otherwise subject to another trading ban, or be otherwise prohibited by law from trading in such securities.

1	Blacked-out Employees are permitted to exercise options during a black-out period, so long as they hold the security received on exercise of the option until after the black-out period has ended.

Any shares not sold on the first trading day after January 1 may not be sold until the regularly scheduled black-out period commencing after year end has expired and the Blacked-out Employee is not otherwise prohibited by law or this Policy from selling such shares. Therefore, if the Blacked-out Employee is unable to sell all of the shares acquired on the option exercise on the first trading day, he or she will, as a result of the condition in Section 5(c) above, be required to self-fund the option price of the unsold shares until such time that a sale is permitted.

6. Plans

Under applicable Canadian and U.S. federal securities laws, subject to the prior written approval of the Company, employees, directors and consultants may establish an automatic trading plan under which a broker is instructed to buy and sell Xanadu securities based on pre-determined criteria. So long as a trading plan is properly established in accordance with applicable law and any Company policies, purchases and sales of Xanadu securities pursuant to that trading plan are not subject to this Policy.

7. Obligation on Insiders to file Insider Reports

(a) Insider Reports

Under Canadian securities laws and Xanadu policy, Insiders are required to file a report (the “Insider Report”) with securities regulators any time they trade in shares, debt securities, options (including the grant and exercise of options), deferred share units, restricted share units or performance share units of Xanadu. The requirement also applies to related financial instruments, including derivatives, which includes any instrument, agreement, security or exchange contract that derives or bases its value, market price or payment obligations on the value, market price or payment obligations of a security of Xanadu or affects an Insider’s economic interest in a security of Xanadu or that affects the extent to which the Insider’s economic or financial interests are aligned with those of Xanadu or its securities. Insiders generally must file an Insider Report electronically through the “System for Electronic Disclosure by Insiders” (“SEDI”) within 5 calendar days after each trade. However, some flexibility exists to report the automatic acquisition of securities pursuant to a plan established by a Reporting Issuer for dividend reinvestment or the crediting of dividend equivalents under an equity incentive plan established by a Reporting Issuer on an annual basis instead.

While the Office of the Chief Legal Officer will assist Insiders in making Insider Reports, each Insider is responsible for the contents of their Insider Reports and for any late filing fees which may occur in connection with their Insider Reports.

Canadian securities laws provide some exemptions from filing Insider Reports. Please contact the Chief Legal Officer for further information on exemptions.

(b) Notice to Chief Legal Officer

All Insiders must obtain the prior consent of the Chief Legal Officer any time they wish to trade in any Xanadu securities.

8. Prohibitions against short selling, hedging and certain trading

Xanadu team members at senior levels are either required or encouraged to meet specified equity ownership targets, to further align their interests with that of other shareholders. Transactions that hedge, limit or otherwise change a Xanadu team member’s economic interest in and exposure to the full rewards and risks of ownership in Xanadu securities would be contrary to this objective. For that reason, all Xanadu team members are prohibited from engaging in the following transactions with respect to Xanadu securities:

(a) short sales,

(b) monetization of equity awards (e.g. share options, restricted share units, performance share units, deferred share units) before vesting,

(c) transactions in derivatives on Xanadu securities such as put and call options, or

(d) any other hedging or equity monetization transactions where the Xanadu team member’s economic interest and risk exposure in the Xanadu securities are changed, such as collars or forward sale contracts.

The prohibitions in this section do not apply to trades associated with the exercise of Xanadu share options in accordance with Xanadu approved procedures.

9. Margin accounts and pledged securities

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Information which has not been generally disclosed or otherwise is not permitted to trade in Xanadu securities, Xanadu team members and Related Persons are prohibited from holding Xanadu securities in a margin account or otherwise pledging Xanadu securities as collateral for a loan.

10. Continued application post-departure

The Policy continues to apply to your transactions in Xanadu securities and the securities of other applicable public companies as more specifically set forth in the Policy, even after your relationship with Xanadu has ended. If you are aware of Material Information which has not been generally disclosed when your relationship with Xanadu ends, you may not trade Xanadu securities or the securities of other applicable publicly traded companies until the Material Information has become generally disclosed or is no longer material. Further, if you leave Xanadu during a trading blackout period, then you may not trade Xanadu securities or the securities of other applicable companies until the trading blackout period has ended.

11. Waiver

Notwithstanding any of the prohibitions contained in Section 4 and Section 8, the Chief Legal Officer may, at his or her discretion, waive the prohibitions contained in Section 4 and 8, in exceptional circumstances, provided that the Xanadu team member seeking the waiver does not have any undisclosed Material Information and that making such an exception would not violate any applicable

U.S. federal and Canadian securities laws. The Chief Legal Officer will report any such waivers to the Governance, Compensation and Nominating Committee at the next regularly scheduled meeting of the Governance, Compensation and Nominating Committee.

12. Potential Civil and Criminal Penalties

The consequences of carrying on any prohibited insider trading activity or failing to file an insider report where required on a timely basis can be severe and may give rise to disciplinary measures up to and including dismissal for cause, as well as legal sanctions such as fines and criminal sanctions.

13. Amendments

This Policy will be reviewed from time to time by the Chief Legal Officer, who will recommend any material amendments to the Governance, Compensation and Nominating Committee for further recommendation to the Board for approval. Amendments of a non-material nature may be approved by the Chief Legal Officer.

Schedule A – Material Information

The following are examples of the types of events or information which may be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered Material Information until publicly disclosed within the meaning of this Policy. There may be other types of information that would qualify as Material Information as well; use this list merely as a non-exhaustive guide:

Changes in Corporate Structure

●	changes in share ownership that may affect control of the company;

●	major reorganizations, amalgamations, or mergers; or

●	take-over bids, issuer bids, or insider bids.

Changes in Capital Structure

●	the public or private sale of additional securities;

●	planned repurchases or redemptions of securities;

●	planned splits of common shares or offerings of warrants or rights to buy shares;

●	any share consolidation, share exchange, or share dividend;

●	changes in a company’s dividend payments or policies;

●	the possible initiation of a proxy fight; or

●	material modifications to rights of security holders.

Changes in Financial Results

●	a significant increase or decrease in near-term earnings prospects;

●	unexpected changes in the financial results for any periods;

●	shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs;

●	changes in the value or composition of the company’s assets; or

●	any material change in the company’s accounting policy or an accounting restatement.

Changes in Business and Operations

●	any development that affects the company’s resources, technology, products or markets;

●	gain or loss of a license agreement or other contracts with customers or suppliers;

●	a significant change in capital investment plans or corporate objectives;

●	major labor disputes or disputes with major contractors or suppliers;

●	significant new contracts, products, patents, or services or significant losses of contracts or business;

●	significant discoveries by resource companies;

●	changes to the board of directors or executive management, including the departure of the company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or President (or persons in equivalent positions);

●	the commencement of, or developments in, material legal proceedings or regulatory matters;

●	waivers of corporate ethics and conduct rules for officers, directors, and other key employees; or

●	any notice that reliance on a prior audit is no longer permissible; or

●	de-listing of the company’s securities or their movement from one quotation system or exchange to another.

Acquisitions and Dispositions

●	significant acquisitions or dispositions of assets, property or joint venture interests; or

●	acquisitions of other companies, including a take-over bid for, or merger with, another company.

Changes in Credit Arrangements

●	the borrowing or lending of a significant amount of money;

●	any mortgaging or encumbering of the company’s assets;

●	defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors;

●	changes in rating agency decisions; or

●	significant new credit arrangements.

Exhibit 12.1

CERTIFICATION BY THE PRINCIPAL EXECUTIVE OFFICER PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Christian Weedbrook, certify that:

1.	I have reviewed this annual report on Form 20-F of Xanadu Quantum Technologies Limited.

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the company as of, and for, the periods presented in this report;

4.	The company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the company and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the company’s internal control over financial reporting that occurred during the period covered by the annual report that has materially affected, or is reasonably likely to materially affect, the company’s internal control over financial reporting; and

5.	The company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the company’s auditors and the audit committee of the company’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal control over financial reporting.

Date: April 9, 2026

By:	/s/ Christian Weedbrook
Name:	Christian Weedbrook
Title:	Chief Executive Officer

Exhibit 12.2

CERTIFICATION BY THE PRINCIPAL FINANCIAL OFFICER PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Michael Trzupek, certify that:

1.	I have reviewed this annual report on Form 20-F of Xanadu Quantum Technologies Limited;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the company as of, and for, the periods presented in this report;

4.	The company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the company and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the company’s internal control over financial reporting that occurred during the period covered by the annual report that has materially affected, or is reasonably likely to materially affect, the company’s internal control over financial reporting; and

5.	The company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the company’s auditors and the audit committee of the company’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal control over financial reporting.

Date: April 9, 2026

By:	/s/ Michael Trzupek
Name:	Michael Trzupek
Title:	Chief Financial Officer

Exhibit 13.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with this annual report on Form 20-F of Xanadu Quantum Technologies Limited (the “Company”) for the fiscal year ended December 31, 2025 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Christian Weedbrook, Chief Executive Officer of the Company, hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

(i)	The Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934; and

(ii)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: April 9, 2026

By:	/s/ Christian Weedbrook
Name:	Christian Weedbrook
Title:	Chief Executive Officer (Principal Executive Officer)

This certification accompanies the Form 20-F to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 20-F), irrespective of any general incorporation language contained in such filing.

Exhibit 13.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with this annual report on Form 20-F of Xanadu Quantum Technologies Limited (the “Company”) for the fiscal year ended December 31, 2025 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Michael Trzupek, Chief Financial Officer of the Company, hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

(i)	The Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934; and

(ii)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: April 9, 2026

By:	/s/ Michael Trzupek
Name:	Michael Trzupek
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

This certification accompanies the Form 20-F to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 20-F), irrespective of any general incorporation language contained in such filing.